As filed with the Securities and Exchange Commission on June 13, 2012

Registration No. 333-181254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oclaro, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	20-1303994
( State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2560 Junction Avenue

San Jose, California 95134

(408) 383-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alain Couder

Chief Executive Officer and Chairman of the Board

Oclaro, Inc.

2560 Junction Avenue

San Jose, California 95134

(408) 383-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Keith A. Flaum, Esq. James R. Griffin, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3000	Kate Rundle, Esq. Oclaro, Inc. 2560 Junction Avenue San Jose, California 95134 (408) 383-1400	Justin J. O’Neill Opnext, Inc. 46429 Landing Parkway Fremont, California 94538 (510) 580-8828	David S. Allinson Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Oclaro may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 13, 2012

SPECIAL MEETINGS OF STOCKHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Oclaro, Inc. and Opnext, Inc. have each unanimously approved a merger combining Oclaro and Opnext.

If the merger is consummated, holders of Opnext common stock will be entitled to receive 0.42 shares of Oclaro common stock for each share of Opnext common stock they own. The exchange ratio will not be adjusted for changes in the stock price of either company before the merger is consummated. Oclaro common stock is listed on the NASDAQ Global Select Market under the symbol “OCLR.” On June     , 2012, the last trading day before the date of this joint proxy statement/prospectus, the closing price of Oclaro common stock was $                  per share. Opnext common stock is listed on the NASDAQ Global Market under the symbol “OPXT.”

Oclaro is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to approve the issuance of Oclaro common stock to the stockholders of Opnext pursuant to the merger agreement, (ii) a proposal to approve an amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro to 176,000,000 shares, and (iii) an adjournment of the Oclaro special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of these proposals.

Opnext is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to adopt the merger agreement with Oclaro, (ii) an adjournment of the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal described in (i), and (iii) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Opnext’s named executive officers in connection with the consummation of the merger (the “merger-related compensation”).

The dates, times and places of the special meetings are as follows:

For Oclaro stockholders: July 17, 2012 10:00 a.m., local time Oclaro, Inc. 2560 Junction Avenue San Jose, California 95134	For Opnext stockholders: July 17, 2012 10:00 a.m., local time at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210

This joint proxy statement/prospectus refers to important business and financial information about Oclaro and Opnext that is not included in or delivered with this joint proxy statement/prospectus. Such information is available without charge to stockholders of Oclaro and Opnext upon written or oral request at the following addresses: For information concerning Oclaro, Oclaro, Inc., Attn: Investor Relations, 2560 Junction Avenue, San Jose, CA 95134 or by telephone at (408) 383-1400 and for information concerning Opnext, Opnext, Inc., Attn: Investor Relations, 46429 Landing Parkway, Fremont, CA 94538 or by telephone at (510) 580-8828. To obtain timely delivery, Oclaro stockholders must request the information no later than five business days before the date of the Oclaro special meeting, or no later than July 10, 2012, and Opnext stockholders must request the information no later than five business days before the date of the Opnext special meeting, or no later than July 10, 2012.

Alain Couder	Harry L. Bosco
Chief Executive Officer and Chairman of the Board Oclaro, Inc.	Chief Executive Officer, President and Chairman of the Board of Directors Opnext, Inc.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 25.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE OCLARO COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated June     , 2012, and is first being mailed to stockholders of Oclaro and Opnext on or about June     , 2012.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

OCLARO, INC.

2560 Junction Avenue

San Jose, California 95134

(408) 383-1400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 17, 2012

To the Stockholders of Oclaro, Inc.:

On behalf of the board of directors of Oclaro, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining Oclaro and Opnext, Inc., a Delaware corporation. A special meeting of stockholders of Oclaro will be held on July 17, 2012 at 10:00 a.m., local time, at the principal executive offices of Oclaro located at 2560 Junction Avenue, San Jose, California 95134, for the following purposes:

1.	To consider and vote upon the issuance of shares of Oclaro common stock in the merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of March 26, 2012, by and among Oclaro, Inc., Tahoe Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Oclaro, and Opnext, Inc., a Delaware corporation.

2.	To approve an amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro to 176,000,000.

3.	To consider and vote upon an adjournment of the Oclaro special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Oclaro Proposal Nos. 1 or 2.

Oclaro will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Oclaro special meeting.

The board of directors of Oclaro has fixed May 23, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Oclaro special meeting and any adjournment or postponement thereof. Only holders of record of shares of Oclaro common stock at the close of business on the record date are entitled to notice of, and to vote at, the Oclaro special meeting. At the close of business on the record date, Oclaro had outstanding and entitled to vote 51,481,012 shares of common stock.

Your vote is important. The affirmative vote of a majority of the shares voting in person or by proxy at the Oclaro special meeting is required for approval of each of Oclaro Proposal Nos. 1 and 3, and the affirmative vote of a majority of Oclaro common stock outstanding on the record date for the Oclaro special meeting is required for approval of Oclaro Proposal No. 2. Even if you plan to attend the Oclaro special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of each of Oclaro Proposal Nos. 1, 2 and 3. If you fail to vote in person at the meeting, return your proxy card or vote by telephone or by using the Internet, the effect will be a vote against the approval of the amendment to the certificate of incorporation and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the Oclaro special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Alain Couder

Chief Executive Officer and Chairman of the Board

San Jose, California

June     , 2012

OCLARO’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT EACH OF THE OCLARO PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, OCLARO AND ITS STOCKHOLDERS, AND HAS APPROVED EACH SUCH PROPOSAL. THE OCLARO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCLARO STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

OPNEXT, INC.

46429 Landing Parkway

Fremont, California 94538

(510) 580-8828

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 17, 2012

To the Stockholders of Opnext, Inc.:

On behalf of the board of directors of Opnext, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining Oclaro, Inc., a Delaware corporation, and Opnext. A special meeting of stockholders of Opnext will be held on July 17, 2012 at 10:00 a.m., local time, at the principal executive offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210, for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger and Reorganization, dated as of March 26, 2012, by and among Oclaro, Inc., a Delaware corporation, Tahoe Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Oclaro, and Opnext, Inc.

2.	To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1.

3.	To consider and hold an advisory vote on certain compensation that may be paid or become payable to Opnext’s named executive officers in connection with the consummation of the merger (the “merger-related compensation”).

Opnext will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Opnext special meeting.

The board of directors of Opnext has fixed May 23, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Opnext common stock at the close of business on the record date are entitled to notice of, and to vote at, the Opnext special meeting. At the close of business on the record date, Opnext had outstanding and entitled to vote 90,638,173 shares of common stock.

Your vote is important. The affirmative vote of a majority of the shares of Opnext common stock outstanding on the record date for the Opnext special meeting is required for approval of Opnext Proposal No. 1 regarding the adoption of the merger agreement. The affirmative vote of a majority of the votes cast in person or by proxy at the Opnext special meeting is required to approve Opnext Proposal Nos. 2 and 3 regarding an adjournment of the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1 and to approve on a non-binding basis the merger-related compensation that may become payable to our named executive officers in connection with the merger. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and in favor of an adjournment of the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1. If you fail to vote in person at the meeting, return your proxy card or vote by telephone or by using the Internet, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the Opnext special meeting. If you do attend the Opnext special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send any certificates representing your Opnext common stock at this time.

By Order of the Board of Directors,

Harry L. Bosco

Chief Executive Officer, President and Chairman of the Board of Directors

Fremont, California

June     , 2012

OPNEXT’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, OPNEXT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT OPNEXT STOCKHOLDERS VOTE “FOR” OPNEXT PROPOSAL NO. 1, “FOR” OPNEXT PROPOSAL NO. 2, THE ADJOURNMENT PROPOSAL, AND “FOR” PROPOSAL NO. 3, THE APPROVAL ON A NON-BINDING BASIS OF THE MERGER-RELATED COMPENSATION FOR OPNEXT’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Oclaro (File No. 333-181254), constitutes a prospectus of Oclaro under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Oclaro common stock to be issued in the merger contemplated by the merger agreement.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (i) with respect to the Oclaro’s special meeting, at which Oclaro stockholders will be asked to consider and vote upon certain proposals, including a proposal to approve the issuance of shares of Oclaro common stock in the merger contemplated by the merger agreement, and (ii) with respect to the Opnext special meeting, at which Opnext stockholders will be asked to consider and vote upon certain proposals, including a proposal to adopt the merger agreement.

As used in this joint proxy statement/prospectus, references to “Oclaro” refer collectively to Oclaro, Inc. and all of its subsidiaries unless the context requires otherwise, references to “Opnext” refer to Opnext, Inc. and all of its subsidiaries unless the context requires otherwise, and references to the “combined company” refer to Oclaro following the consummation of the proposed merger described in this joint proxy statement/prospectus.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE STOCKHOLDER MEETINGS

The following section provides answers to frequently asked questions about the merger and the effect of the merger on holders of Oclaro common stock and security holders of Opnext, the Oclaro special meeting and the Opnext special meeting. This section, however, only provides summary information. Oclaro and Opnext urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes to this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you regarding the merger and the other matters being considered at the Oclaro special meeting and the Opnext special meeting.

Q:	What is the merger?

A:	Oclaro and Opnext have entered into an Agreement and Plan of Merger and Reorganization, dated March 26, 2012, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of Oclaro and Opnext. Under the merger agreement, Tahoe Acquisition Sub, Inc., a wholly owned subsidiary of Oclaro, will merge with and into Opnext, with Opnext surviving as a wholly owned subsidiary of Oclaro, which transaction is referred to as the merger. The shares of Oclaro common stock issued to Opnext stockholders in connection with the merger are expected to represent approximately 43% of the outstanding shares of Oclaro common stock immediately following the consummation of the merger, based on the number of shares of Oclaro common stock and Opnext common stock that were outstanding on the record date (May 23, 2012) and assuming that no Opnext or Oclaro equity awards are exercised or settled after the record date (May 23, 2012) and prior to the effective time of the merger. For a more complete description of the merger, please see the section entitled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger” on page 40 of this joint proxy statement/prospectus.

Q	Why are the two companies proposing to merge?

A:	Both Oclaro and Opnext believe that the combination will create significant cost saving and other synergies and the combined company will be a leader in both the telecom and datacom optical markets that will be better positioned to compete in the market. For a discussion of the reasons for the merger, we urge you to read the information in the section entitled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Reasons for the Merger” on page 46 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either Oclaro or Opnext, and thus you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of Oclaro and Opnext, used to solicit proxies for each of the company’s special meetings, and as a prospectus of Oclaro, used to offer shares of Oclaro common stock in exchange for shares of Opnext common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Oclaro and Opnext, and you should read it carefully.

Q:	When and where will the Opnext special meeting take place?

A:	The Opnext special meeting will be held on July 17, 2012 at 10:00 a.m., Pacific Time, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210.

Q:	When and where will the Oclaro special meeting take place?

A:	The Oclaro special meeting will be held on July 17, 2012 at 10:00 a.m., Pacific Time, at 2560 Junction Avenue, San Jose, CA 95134.

Q:	Who can attend and vote at the stockholders meetings?

A:	Opnext: All Opnext stockholders of record as of the close of business on May 23, 2012, the record date for the Opnext special meeting, are entitled to receive notice of and to vote at the Opnext special meeting.

Oclaro: All Oclaro stockholders of record as of the close of business on May 23, 2012, the record date for the Oclaro special meeting, are entitled to receive notice of and to vote at the Oclaro special meeting.

Q:	What should I do if I receive more than one set of voting materials for the Opnext special meeting or the Oclaro special meeting?

A:	You may receive more than one set of voting materials for the Opnext special meeting or the Oclaro special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Opnext common stock or Oclaro common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your Opnext common stock or Oclaro common stock are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:	What is required to consummate the merger?

A:	To consummate the merger, Oclaro stockholders must approve: (a) the issuance of shares of Oclaro common stock pursuant to the merger agreement, which approval requires the affirmative vote of a majority of the shares of Oclaro common stock voting in person or by proxy on such matter; and (b) an amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock, which approval requires the affirmative vote of a majority of the shares of Oclaro common stock outstanding on the record date for the Oclaro special meeting.

In addition, Opnext stockholders must adopt the merger agreement, which adoption requires the affirmative vote of a majority of the shares of Opnext common stock outstanding on the record date for the Opnext special meeting. In addition to the receipt of stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Merger” on page 105 of this joint proxy statement/prospectus and the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Q:	Why is Oclaro asking to amend its restated certificate of incorporation to increase the number of authorized shares of its common stock?

A:	Approval of an amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock (which is the subject of Oclaro Proposal No. 2) is one of the conditions to the consummation of the merger. Without an increase in the number of authorized shares of Oclaro common stock, Oclaro would not have a sufficient number of authorized shares to effect the merger and to issue the Oclaro common stock to the Opnext stockholders in the merger pursuant to the merger agreement.

Q:	What will Opnext stockholders receive in the merger?

A:

As a result of the merger, Opnext stockholders will receive 0.42 shares of Oclaro common stock for each share of Opnext common stock they own, which we refer to as the exchange ratio. For example, if you own 1,000 shares of Opnext common stock, you will receive 420 shares of Oclaro common stock in exchange for your Opnext shares. The number of shares of Oclaro common stock to be issued for each share of Opnext common stock is fixed and will not be adjusted based upon changes in the value of Opnext common stock or Oclaro common stock before the merger is consummated (however, the exchange ratio is subject to adjustments for changes in the number of outstanding shares of Oclaro or Opnext by reason of future stock splits, reverse stock splits, division of shares, stock dividends or other similar transactions). As a result, the value of the Oclaro shares Opnext stockholders will receive in the merger will not be known before the merger, and will go up or down as the market price of Oclaro common stock goes up or down. We encourage you to obtain current market quotations of Opnext common stock and Oclaro common stock. No fractional shares of Oclaro common stock will be issued in the merger. Instead, each Opnext stockholder otherwise entitled to a fraction of a share of Oclaro common stock will be entitled to receive in cash the dollar amount, without interest, determined by multiplying such fraction by the average closing price of Oclaro common stock over a ten-day period ending on the trading day one day prior to the effective time, as specified in the merger agreement. For a more complete description of what Opnext stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” on page 90 of this joint proxy statement/prospectus.

Q:	Will the Oclaro common stock received at the time of the closing of the merger by Opnext stockholders be traded on an exchange?

A:	Yes. It is a condition to closing that the Oclaro common stock issuable pursuant to the merger be approved for listing on NASDAQ Global Select Market. Oclaro intends to file a subsequent listing application with NASDAQ Global Select Market prior to the consummation of the merger to list the Oclaro common stock that Opnext stockholders will receive at closing.

Q:	What will Opnext option holders receive in the merger?

A:	At the effective time of the merger, each Opnext stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into an option to purchase Oclaro common stock (adjusted to give effect to the exchange ratio) and Oclaro will assume such stock option. Each such option will otherwise remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Opnext stock option as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Stock Options” on page 92.

Q:	What will the holders of Opnext restricted stock and restricted stock units receive in the merger?

A:	At the effective time of the merger, each Opnext restricted stock unit and each share of Opnext restricted stock that is outstanding and unvested immediately prior to the effective time will be converted into a restricted stock unit or a share of restricted stock, as applicable, reflecting Oclaro common stock (adjusted to give effect to the exchange ratio), and will remain subject to the same terms and conditions of the Opnext equity plan and the applicable restricted stock or restricted stock unit agreement, employment agreement or other agreement evidencing such restricted stock unit or restricted stock in effect immediately prior to the effective time (including the vesting conditions and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Restricted Stock and Restricted Stock Units” on page 92.

Q:	What will the holders of Opnext stock appreciation rights receive in the merger?

A:	At the effective time of the merger, each Opnext stock appreciation right that is outstanding and that remains unsettled immediately prior to the effective time will be converted into a stock appreciation right with respect to Oclaro common stock (adjusted to give effect to the exchange ratio) and will remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock appreciation right agreement, employment agreement or other agreement evidencing such stock appreciation right as in effect immediately prior to the effective time (including the vesting conditions, form of payment and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Stock Appreciation Rights” on page 93.

Q:	Will there be any changes to the Oclaro board of directors if the merger becomes effective?

A:	The merger agreement provides that the Oclaro board of directors following the effective time of the merger will be comprised of four members designated by Opnext (currently expected to be Harry Bosco, David Lee, Kendall W. Cowan and William L. Smith) and the six existing members of the Oclaro board. For more information, please see the sections entitled “The Merger Agreement — The Board of Directors of Oclaro Following the Merger” on page 112.

Q:	Are there any Opnext and Oclaro stockholders already committed to vote in favor of the merger-related proposals?

A:	Yes. Oclaro has entered into voting agreements with certain officers, directors and significant stockholders of Opnext pursuant to which each such officer, director and significant stockholder has agreed to vote all shares of Opnext common stock beneficially owned by them as of the record date in favor of the adoption of the merger agreement and against any alternative transaction with respect to Opnext. As long as the voting agreement remain in effect, approximately 38.8% of the Opnext common stock outstanding as of the record date for the Opnext special meeting are committed to be voted in favor of the merger-related proposals. For more information, please see the section titled “—Voting Agreements Related to Opnext Shares” on page 113.

Opnext has entered into voting agreements with certain officers and directors of Oclaro pursuant to which each such officer, director and significant stockholder has agreed to vote all shares of Oclaro common stock beneficially owned by them as of the record date in favor of the adoption of the merger agreement and against any alternative transaction with respect to Oclaro. As long as the voting agreements remain in effect, approximately 0.8% of the Oclaro common stock outstanding as of the record date for the Oclaro special meeting are committed to be voted in favor of the merger-related proposals and the issuance of the Oclaro common stock pursuant to the merger agreement. For more information, please see the section titled “—Voting Agreements Related to Oclaro Shares” on page 113.

Q:	Who will be the executive officers of Oclaro immediately following the merger?

A:	It is currently expected that the executive officers of Oclaro following the merger will be the same as the current executive officers of Oclaro, except that, in addition, following the effective time of the merger, Oclaro contemplates that certain employees of Opnext will join Oclaro as executive officers. As of the date of this joint proxy statement/prospectus it is not known which Opnext employees, if any, will become executive officers of Oclaro and no determinations by Oclaro have been made in this regard.

Q:	How will Oclaro stockholders be affected by the merger and issuance of shares of Oclaro common stock?

A:	After the merger each Oclaro stockholder will have the same number of shares of Oclaro common stock that the stockholder held immediately prior to the effective time of the merger. However, because Oclaro will be issuing new shares of Oclaro common stock to Opnext stockholders in the merger, each share of Oclaro common stock outstanding immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Oclaro common stock outstanding after the merger. As a result of the merger, each Oclaro stockholder will own a smaller percentage of the shares of common stock of a larger company with more outstanding shares and more assets. Based on the number of shares of Oclaro and Opnext that were outstanding on the record date (May 23, 2012), stockholders of Oclaro immediately prior to the effective time are expected to own in the aggregate approximately 57% of the outstanding shares of the combined company following the merger, assuming that no Opnext or Oclaro equity awards are exercised or settled between the record date (May 23, 2012) and the effective time of the merger.

Q:	What are the material federal income tax consequences of the merger to me?

A:

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the completion of the merger is conditioned on the receipt by each of Oclaro and Opnext of an opinion from its outside counsel to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, Opnext stockholders generally will not recognize gain or loss upon the receipt of Oclaro common stock in exchange for Opnext common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of Oclaro common stock.

Opnext stockholders are urged to read the discussion in the section entitled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84 of this joint proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q:	Why are Opnext stockholders being asked to cast an advisory (non-binding) vote to approve “merger-related compensation” payable to Opnext’s named executive officers under existing agreements with Opnext in connection with the merger?

A:	In accordance with the rules promulgated under Section 14A of the Exchange Act, Opnext is providing its stockholders with the opportunity to cast a non-binding, advisory vote on certain compensation that will or may be payable to Opnext’s named executive officers in connection with the merger.

Q:	What is the “merger-related compensation”?

A:	The “merger-related compensation” is certain compensation that is tied to or based on the consummation of the merger and payable to Opnext’s named executive officers under existing agreements with Opnext. See the section entitled “Opnext Proposal No. 3 — Advisory Vote Regarding Merger-Related Compensation” on page 118.

Q:	What will happen if Opnext’s stockholders do not approve the “merger-related compensation”?

A:	Approval of the “merger-related compensation” is not a condition to the completion of the merger. The vote with respect to the “merger-related compensation” is an advisory vote and will not be binding on Opnext or Oclaro. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger agreement is adopted by the Opnext stockholders and completed, Opnext’s named executive officers will be eligible to receive the “merger-related compensation” in the event of a consummation of the merger and a qualifying termination of employment.

Q:	How does Oclaro’s board of directors recommend that Oclaro stockholders vote?

A:	After careful consideration, Oclaro’s board of directors unanimously recommends that Oclaro stockholders vote “FOR” Oclaro Proposal No. 1 to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement; “FOR” Oclaro Proposal No. 2 to approve an amendment to Oclaro’s restated certificate of incorporation to increase its authorized shares of common stock; “FOR” Oclaro Proposal No. 3 to approve to adjourn the Oclaro special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Oclaro Proposal Nos. 1 or 2. For a description of the reasons underlying the recommendations of Oclaro’s board, see the sections entitled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Reasons for the Merger” on page 46; “Oclaro Proposal No. 2 — Amendment to Oclaro’s Restated Certificate of Incorporation to Increase the Authorized Shares of Common Stock” on page 114; “Oclaro Proposal No. 3 — Possible Adjournment of the Oclaro Special Meeting” on page 116.

Q:	How does the Opnext board of directors recommend that Opnext stockholders vote?

A:

After careful consideration, Opnext’s board of directors unanimously recommends that the Opnext stockholders vote “FOR” Opnext Proposal No. 1 to adopt the merger agreement and “FOR” Opnext Proposal No. 2 to adjourn the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1 and “FOR” Opnext Proposal No. 3 to approve on a non-binding basis the merger-related compensation that may become payable to Opnext’s named executive officers in connection with the merger. For a description of the reasons underlying the recommendations of Opnext’s board, see the section entitled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Reasons for the Merger” on page 46, the section entitled “Opnext Proposal No. 2 — Possible Adjournment of the Opnext Special Meeting” on page 117 and the section entitled “Opnext Proposal No. 3 — Advisory Vote Regarding Merger-Related Compensation” on page 118.

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance or the adoption of the merger agreement?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25, which presents risks and uncertainties related to the merger and risks and uncertainties related to the operation of each of Oclaro and Opnext.

Q:	When do you expect the merger to be consummated?

A:	Oclaro and Opnext are working to complete the merger as quickly as practicable and currently anticipate that the consummation of the merger will occur by September 29th, 2012, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Merger” on page 105.

Q:	What do I need to do now?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

If you are an Oclaro stockholder, you may provide your proxy instructions in three different ways. First, you may vote by completing and signing the Oclaro proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy to vote your shares by telephone by following the instructions set forth on the enclosed Oclaro proxy card. Finally, you may submit your proxy to vote your shares over the Internet from any location in the world by following the instructions set forth on the enclosed Oclaro proxy card. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Oclaro stockholders.

If you are an Opnext stockholder, you may provide your proxy instructions in three different ways. First, you can mail your signed Opnext proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via the toll-free call center set up for this purpose indicated on the enclosed Opnext proxy card and following the instructions provided. Please have your Opnext proxy card available when you call. Finally, you can provide your proxy instructions via the Internet from any location in the world by accessing the website indicated on the enclosed proxy card and following the instructions provided. Please have your Opnext proxy card available when you access the web page. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of Opnext stockholders.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:

If you are an Oclaro stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting of Oclaro stockholders, which is required to transact business at the meeting. If you are an Oclaro stockholder and you do not submit a proxy card or vote at the Oclaro special meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and will have no effect on the approval of Oclaro Proposal Nos. 1 and 3, but would have the same effect as voting against Oclaro Proposal No. 2. Broker non-votes will similarly have no effect on the approval of Oclaro Proposal Nos. 1 and 3, but would have the same effect as voting against Oclaro Proposal No. 2. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting of Oclaro stockholders, but will not be voted at the meeting. As a result, your abstention will have no effect on the approval of Oclaro Proposal Nos. 1 and 3, but would have the same effect as voting against Oclaro Proposal No. 2.

If you are an Opnext stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the adoption of the merger agreement and could be a factor in establishing a quorum for the special meeting of Opnext stockholders, which is required to transact business at the meeting. The failure to submit a proxy card or vote at the Opnext special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of Opnext Proposal No. 2.

Q:	May I vote in person?

A:	If your shares of Oclaro common stock or Opnext common stock are registered directly in your name with Oclaro’s or Opnext’s transfer agent, as applicable, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Oclaro or Opnext, as applicable. If you are an Oclaro stockholder of record, you may attend the special meeting of Oclaro stockholders to be held on July 17, 2012 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are an Opnext stockholder of record, you may attend the special meeting of Opnext stockholders to be held on July 17, 2012 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of Oclaro common stock or Opnext common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of Oclaro stockholders or the special meeting of Opnext stockholders, as applicable. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have provided proxy instructions?

A:	Yes. You may change your vote at any time before your proxy is voted at the Oclaro special meeting or Opnext special meeting, as applicable. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the Oclaro special meeting or Opnext special meeting, as applicable, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should Opnext stockholders send in their stock certificates now?

A:	No. If you are an Opnext stockholder, after the merger is consummated, you will receive written instructions from an exchange agent explaining how to exchange your stock certificates representing shares of Opnext common stock for certificates representing shares of Oclaro common stock. You will also receive a cash payment in lieu of any fractional share of Oclaro common stock. Oclaro stockholders will not exchange their stock certificates in connection with the merger.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	No. Under Delaware law, holders of Opnext common stock are not entitled to appraisal rights in connection with the merger because the Oclaro common stock and the Opnext common stock are listed on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively. Under Delaware law, Oclaro stockholders are not entitled to appraisal rights in connection with the merger.

Q:	Who is paying for this proxy solicitation?

A:	Oclaro and Opnext are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Oclaro has engaged the services of Proxy Advisory Group, LLC to assist in the solicitation of proxies from Oclaro stockholders and to provide related advice and informational support for a service fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in total. Opnext has engaged the services of Morrow & Co., LLC to assist in the solicitation of proxies from Opnext stockholders and to provide related advice and informational support for a service fee of $7,500 and the reimbursement of customary disbursements. Oclaro and Opnext may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	Who can help answer my questions?

A:	If you are an Oclaro stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Oclaro, Inc.

Attn: Investor Relations

2560 Junction Avenue

San Jose, California 95134

Telephone: (408) 404-5400

Email: ir@oclaro.com

OR

Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017

Telephone: (212) 616-2181

Toll Free: (888) 337-7699

Toll Free: (888) 33PROXY

If you are an Opnext stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Opnext, Inc.

Attn: Investor Relations

46429 Landing Parkway

Fremont, California 94538

Telephone: (510) 743-6833

OR

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Telephone: (203) 658-9400

Toll Free: (800) 607-0088

SUMMARY

This summary highlights selected information from this document. To understand the merger fully, you should read carefully this entire document and the documents to which we refer, including the annexes attached hereto. See “Where You Can Find More Information” on page 146. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

Comparative Per Share Market Price Information

Oclaro common stock and Opnext common stock are listed on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, under the symbols “OCLR” and “OPXT,” respectively. On March 23, 2012, the last full trading day prior to the public announcement of the proposed merger, Oclaro common stock closed at $4.53 and Opnext common stock closed at $1.09. On June 6, 2012, Oclaro common stock closed at $2.54 and Opnext common stock closed at $1.08.

The Companies (Page 31)

Oclaro, Inc.

Oclaro, Inc.

2560 Junction Avenue

San Jose, California 95134

(408) 383-1400

Oclaro is a leading provider of high-performance core optical network components, modules and subsystems to global telecommunications (“telecom”) equipment manufacturers. Oclaro leverages its proprietary core technologies and vertically integrated product development to provide its customers with cost-effective and innovative optical solutions in metro and long-haul network applications. Increasingly, Oclaro has new opportunities with customers who are managing and building out wide area networks with certain characteristics common to telecom networks. In addition, Oclaro utilizes its optical expertise to address new and emerging optical product opportunities in selective non-telecom markets, such as materials processing, consumer, medical, industrial, printing and biotechnology. In all markets, Oclaro’s approach is to offer a differentiated solution that is designed to make it easier for its customers to do business by combining optical technology innovation, photonic integration, and a vertical integrated approach to manufacturing and product development.

Tahoe Acquisition Sub, Inc.

Tahoe Acquisition Sub, Inc. is a wholly owned subsidiary of Oclaro that was incorporated in Delaware in March 2012. Tahoe Acquisition Sub, Inc. does not engage in any operations and exists solely to facilitate the merger.

Opnext, Inc.

Opnext, Inc.

46429 Landing Parkway

Fremont, California 94538

(510) 580-8828

Opnext is a designer and manufacturer of optical components, modules and subsystems for communications uses. The majority of its revenue is derived from the sale of high speed optical communications products related to the transmission and reception of high speed optical signals over optical fiber. Opnext sells its products, which enable high speed network connectivity to address the increasing data usage by the global population, to other businesses. Additionally, Opnext sells infrared and visible light optical devices for industrial and commercial use.

The Special Meetings

The Oclaro Special Meeting (Page 32)

Time, Date and Place. A special meeting of the stockholders of Oclaro will be held on July 17, 2012, at the principal executive offices of Oclaro located at 2560 Junction Avenue, San Jose, California 95134 at 10:00 a.m., local time, to vote on: Oclaro Proposal No. 1 to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement; Oclaro Proposal No. 2 to approve an amendment to Oclaro’s restated certificate of incorporation to increase the authorized shares of its common stock; and Oclaro Proposal No. 3 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Oclaro Proposal Nos. 1 or 2.

Record Date and Voting Power for Oclaro. You are entitled to vote at the Oclaro special meeting if you owned shares of Oclaro common stock at the close of business on May 23, 2012, the record date for the Oclaro special meeting. You will have one vote at the Oclaro special meeting for each share of Oclaro common stock you owned at the close of business on the record date. There are 51,481,012 shares of Oclaro common stock entitled to be voted at the Oclaro special meeting.

Oclaro Required Vote. The affirmative vote of a majority of the shares voting in person or by proxy at the Oclaro special meeting is required for approval of each of Oclaro Proposal No. 1 to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement and Oclaro Proposal No. 3 to adjourn the Oclaro special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Oclaro Proposal Nos. 1 or 2. The affirmative vote of a majority of Oclaro common stock outstanding on the record date for the Oclaro special meeting is required for approval of Oclaro Proposal No. 2 to approve an amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock.

Share Ownership of Management. As of the record date, the directors and executive officers of Oclaro beneficially owned approximately 0.8% of the shares entitled to vote at the Oclaro special meeting. The directors and certain officers of Oclaro (who in the aggregate, as of the record date, beneficially owned approximately 0.8% of the shares entitled to vote at the Oclaro special meeting) have agreed to vote their shares of Oclaro common stock in favor of the issuance of shares of Oclaro common stock pursuant to the merger agreement.

The Opnext Special Meeting (Page 36)

Time, Date and Place. A special meeting of the stockholders of Opnext will be held on July 17, 2012, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210, at 10:00 a.m., local time, to vote on Opnext Proposal No. 1 to adopt the merger agreement, Opnext Proposal No. 2 to adjourn the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1 and Opnext Proposal No. 3 to approve on a non-binding basis the merger-related compensation that may become payable to Opnext’s named executive officers in connection with the merger.

Record Date and Voting Power for Opnext. You are entitled to vote at the Opnext special meeting if you owned shares of Opnext common stock at the close of business on May 23, 2012, the record date for the Opnext special meeting. You will have one vote at the Opnext special meeting for each share of Opnext common stock you owned at the close of business on the record date. There are 90,638,173 shares of Opnext common stock entitled to be voted at the Opnext special meeting.

Opnext Required Vote. The affirmative vote of a majority of the shares of Opnext common stock outstanding on the record date for the Opnext special meeting is required to approve Opnext Proposal No. 1 to adopt the merger agreement. The affirmative vote of a majority of the votes cast in person or by proxy at the Opnext special meeting is required to approve Opnext Proposal No. 2 to adjourn the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1 and Proposal No. 3 to approve on a non-binding basis the merger-related compensation that may become payable to Opnext’s named executive officers in connection with the merger.

Share Ownership of Management. As of the record date, the current directors and executive officers of Opnext (and certain related entities) beneficially owned approximately 38.8% of the shares entitled to vote at the Opnext special meeting. Certain directors and certain executive officers of Opnext and certain related entities (who in the aggregate, as of the record date, beneficially owned approximately 38.8% of the share entitled to vote at the Opnext special meeting) have agreed to vote their shares of Opnext common stock in favor of the adoption of the merger agreement.

Recommendations to Stockholders

To Oclaro Stockholders (Page 88). The Oclaro board of directors has unanimously determined and believes that each of: (a) the issuance of shares of Oclaro common stock pursuant to the merger agreement; and (b) the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock is advisable to, and in the best interests of, Oclaro and its stockholders. The Oclaro board of directors unanimously recommends that the holders of Oclaro common stock vote “FOR” Oclaro Proposal No. 1 to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement, “FOR” Oclaro Proposal No. 2 to approve an amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock, and “FOR” Oclaro Proposal No. 3 to adjourn the Oclaro special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of the Oclaro Proposals Nos. 1 or 2.

To Opnext Stockholders (Page 88). The Opnext board of directors has unanimously determined and believes that the merger is advisable and fair to, and in the best interests of, Opnext and its stockholders. The Opnext board of directors unanimously recommends that the holders of Opnext common stock vote “FOR” Opnext Proposal No. 1 to adopt the merger agreement, “FOR” Proposal No. 2 to adjourn the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1 and “FOR” Proposal No. 3 to approve on a non-binding basis the merger-related compensation that may be become payable to Opnext’s named executive officers in connection with the merger.

The Merger (Page 40)

In the merger, Tahoe Acquisition Sub, Inc., a wholly owned subsidiary of Oclaro, will merge with and into Opnext, and Opnext will become a wholly owned subsidiary of Oclaro. Holders of Opnext common stock, options, restricted stock, restricted stock units and stock appreciation rights will become holders of Oclaro common stock, stock options, restricted stock, restricted stock units and stock appreciation rights, respectively, following the merger. The shares of Oclaro common stock issued to Opnext stockholders in connection with the merger are expected to represent approximately 43% of the outstanding shares of Oclaro common stock immediately following the consummation of the merger, based on the number of shares of Oclaro common stock and Opnext common stock that were outstanding on the record date (May 23, 2012) and assuming that no Opnext or Oclaro equity awards are exercised after the record date (May 23, 2012) and prior to the effective time of the merger.

Manner and Basis of Converting Shares (Page 90)

If you are an Opnext stockholder, you will receive 0.42 shares of Oclaro common stock in exchange for each share of Opnext common stock you own. The exchange ratio is fixed meaning that regardless of fluctuations in the market price of Oclaro common stock or Opnext common stock, the exchange ratio will not change between now and the date the merger is consummated. The exchange ratio is, however, subject to adjustments for changes in the number of outstanding shares of Oclaro or Opnext by reason of future stock splits, reverse stock splits, division of shares, stock dividends or other similar transactions.

Fractional Shares (Page 90)

No fractional shares of Oclaro common stock will be issued in the merger. Instead, each Opnext stockholder otherwise entitled to a fraction of a share of Oclaro common stock will be entitled to receive in cash the dollar amount, without interest, determined by multiplying such fraction by the average closing price of Oclaro common stock over a ten-day period ending on the trading day one day prior to the effective time, as specified in the merger agreement. For a more complete description of what Opnext stockholders will receive in the merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” on page 90 of this joint proxy statement/prospectus.

Treatment of Opnext Stock Options (Page 92)

The merger agreement provides that at the effective time of the merger each Opnext stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into an option to purchase Oclaro common stock (adjusted to give effect to the exchange ratio) and Oclaro will assume such stock option. Each such option will otherwise remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Opnext stock option as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Stock Options” on page 92.

Treatment of Opnext Restricted Stock and Restricted Stock Units (Page 92)

The merger agreement provides that at the effective time of the merger, each share of Opnext restricted stock and each Opnext restricted stock unit that is outstanding immediately prior to the effective time will be converted into a share of restricted stock or a restricted stock unit, as applicable, reflecting Oclaro common stock (adjusted to give effect to the exchange ratio) and will remain subject to the same terms and conditions of the Opnext equity plan and the applicable restricted stock or restricted stock unit agreement, employment agreement or other agreement evidencing such restricted stock unit or restricted stock as in effect immediately prior to the effective time (including the vesting conditions and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Restricted Stock and Restricted Stock Units” on page 92.

Treatment of Opnext Stock Appreciation Rights (Page 93)

The merger agreement provides that at the effective time of the merger, each Opnext stock appreciation right that is outstanding and remains unsettled immediately prior to the effective time will be converted into a stock appreciation right with respect to Oclaro common stock (adjusted to give effect to the exchange ratio) and will remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock appreciation right agreement, employment agreement or other agreement evidencing such stock appreciation right as in effect immediately prior to the effective time (including the vesting conditions, form of payment and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Stock Appreciation Rights” on page 93.

Risks Relating to the Merger (Page 25)

In evaluating the merger agreement or the issuance of shares of Oclaro common stock pursuant to the merger agreement, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors — Risks Relating to the Merger” on page 25.

Reasons for the Merger

Mutual Reasons (Page 46). Oclaro and Opnext believe that the combination of the companies’ product lines, supply chains, sales teams, administrative functions and technologies will create significant cost savings and other synergies and form a leader in both the telecom and datacom optical markets. It is expected that the two companies together will be able to meet more of their customers’ needs by integrating their product lines and technologies. Both companies believe that the industry is in a period of consolidation and that the combined company will have the scale to better compete in this environment. In addition, the companies’ products and offerings complement each other. Both companies also believe that combining the creative and operational capacities of the two companies will allow them to focus their research and development efforts and to accelerate innovations. From a manufacturing standpoint, both companies believe that the combination of their different manufacturing methods will create an efficient mix of manufacturing operations. The combination is expected to enhance the strength of the geographic footprint of the combined company.

Oclaro’s Reasons (Page 47). In addition to the reasons above, the Oclaro board of directors considered in evaluating the merger a number of other factors. See the section entitled “The Merger Agreement — Reasons for the Merger — Oclaro’s Reasons for the Merger” on page 47.

Opnext’s Reasons (Page 49). In addition to the reasons above, the Opnext board of directors considered in evaluating the merger a number of other factors. See the section entitled “The Merger Agreement — Reasons for the Merger — Opnext’s Reasons for the Merger” on page 49.

Opinions of Financial Advisors

Opinion of Oclaro’s Financial Advisor (Page 52). Foros Securities LLC, also referred to as Foros, delivered to the Oclaro board of directors an opinion, dated March 26, 2012, to the effect that as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio of 0.42 shares of Oclaro common stock to be issued in exchange for each share of Opnext common stock pursuant to the merger agreement was fair to Oclaro from a financial point of view.

The full text of the written opinion of Foros Securities LLC, dated March 26, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Foros Securities LLC provided its opinion to the Oclaro board of directors for the information of Oclaro’s board of directors in connection with its evaluation of the exchange ratio from a financial point of view. The Foros Securities LLC opinion does not address any other aspect of the merger and is not intended to be and does not constitute a recommendation as to how any holder of Oclaro common stock should vote with respect to the issuance of shares of Oclaro common stock pursuant to the merger agreement. Oclaro encourages you to read the entire opinion carefully.

Opinion of Opnext’s Financial Advisor (Page 62). In connection with the merger, Opnext’s financial advisor, Blackstone Advisory Partners L.P., referred to as Blackstone, delivered to Opnext’s board of directors a written opinion, dated March 26, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Opnext common stock of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock. The full text of the written opinion, dated March 26, 2012, of Blackstone Advisory Partners L.P., which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety. Blackstone Advisory Partners L.P. delivered its opinion to Opnext’s board of directors for the benefit and use of Opnext’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. Blackstone’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger. Opnext encourages holders of Opnext common stock to read the opinion carefully in its entirety.

Interests of Oclaro’s Directors in the Merger (Page 78)

When considering the recommendations by the Oclaro board of directors, you should be aware that a number of Oclaro’s directors have interests in the merger that are different from those of other Oclaro stockholders.

Interests of Opnext’s Executive Officers and Directors in the Merger (Page 78)

When considering the recommendations by the Opnext board of directors, you should be aware that a number of Opnext’s executive officers and directors have interests in the merger that are different from those of other Opnext stockholders.

Restrictions on Resales (Page 87)

All shares of Oclaro common stock received by Opnext stockholders in the merger will be freely tradable, except that shares of Oclaro common stock received by persons who become affiliates of Oclaro for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals (Page 102)

Each of Opnext and Oclaro has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Opnext and Oclaro, and to certain related matters.

Change of Board Recommendation (Page 101)

Subject to certain conditions, the board of directors of Opnext or Oclaro may withdraw or modify its recommendation in the case of Opnext in support of the adoption of the merger agreement and in the case of Oclaro in support of the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock. In the event that the board of directors of either company withdraws or modifies its recommendation in a manner adverse to the other company, the company whose board of directors withdrew or modified its recommendation may be required to pay a termination fee of $6 million to the other company.

Conditions to the Merger (Page 105)

The respective obligations of Oclaro and Opnext to consummate the merger are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 108)

Either Oclaro or Opnext can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Expenses and Termination Fees (Page 110)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses; provided, however, that Oclaro and Opnext will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (a) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus; and (b) the filing by the parties of any notice or other document under any applicable antitrust or competition legal requirement.

A termination fee of $6 million may be payable by either Oclaro or Opnext to the other party upon the termination of the merger agreement under certain circumstances.

Material U.S. Federal Income Tax Consequences of the Merger (Page 84)

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the completion of the merger is conditioned on the receipt by each of Oclaro and Opnext of an opinion from its outside counsel to the effect that the merger will qualify as such a reorganization. If the merger qualifies as a reorganization, Opnext stockholders generally will not recognize gain or loss upon the receipt of Oclaro common stock in exchange for Opnext common stock in connection with the merger, except with respect to cash received in lieu of fractional shares of Oclaro common stock.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts and circumstances of your own situation. Opnext stockholders are urged to read the discussion in the section entitled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84 of this joint proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Regulatory Approvals (Page 87)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Oclaro and Opnext must file notifications with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”), and observe a mandatory pre-merger waiting period before completing the merger. On April 16, 2012, Oclaro and Opnext filed their respective notifications under the HSR Act. On April 23, 2012, Oclaro and Opnext were notified that the FTC and DOJ granted the parties’ request for early termination of the HSR waiting period, effective as of that date. Accordingly, the condition to the merger relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

While Oclaro and Opnext already have obtained HSR clearance, Oclaro and Opnext cannot assure you that other government agencies, including state attorneys general, or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in a governmental agency or court imposing restrictions or conditions that could have a material adverse effect on the combined company if the merger were completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, although the absence of any such restriction or condition is a condition to the completion of the merger. Neither Oclaro nor Opnext can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Neither Oclaro nor Opnext is aware of any foreign approvals that are required to complete the merger.

Anticipated Accounting Treatment (Page 87)

The merger is expected to be accounted for using the acquisition method of accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Oclaro has been treated as the acquirer in the merger for accounting purposes. Under the acquisition method of accounting, as of the date of the completion of the merger, the purchase price is equivalent to the fair value of the consideration transferred and Oclaro will recognize all assets acquired and liabilities assumed at their fair values.

Appraisal Rights (Page 87)

Under Delaware law, holders of Opnext common stock are not entitled to appraisal rights in connection with the merger because the Oclaro common stock and the Opnext common stock are listed on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively. Under Delaware law, holders of Oclaro common stock are not entitled to appraisal rights in connection with the merger.

Recent Developments (Page 88)

On June 4, 2012, Opnext announced that on May 31, 2012 its board of directors determined that an unsolicited non-binding offer to acquire all of the issued and outstanding capital stock of Opnext for $1.40 per share in cash was not superior to the merger.

The Board of Directors and Executive Officers of the Combined Company (Page 79)

The merger agreement provides that the Oclaro board of directors following the effective time of the merger will be comprised of four members designated by Opnext (currently expected to be Harry Bosco, David Lee, Kendall W. Cowan and William L. Smith) and the existing six members of the Oclaro board of directors (Alain Couder, Edward Collins, Lori Holland, Marissa Peterson, Greg Dougherty, Joel A. Smith II). It is currently expected that the executive officers of Oclaro following the merger will be the same as the current executive officers of Oclaro, except that, in addition, following the effective time of the merger, Oclaro contemplates that certain employees of Opnext will join Oclaro as executive officers. As of the date of this joint proxy statement/prospectus it is not known which Opnext employees, if any, will become executive officers of Oclaro and no determinations by Oclaro have been made in this regard. It is expected that any Opnext employees who do become executive officers of Oclaro would be offered compensation and benefits generally consistent with the compensation and benefits provided to Oclaro’s existing executive officers.

Listing of Oclaro Common Stock and Delisting and Deregistration of Opnext Common Stock

Prior to the effective time of the merger, Oclaro will make an application to have the shares of Oclaro common stock issued in the merger approved for listing on the NASDAQ Global Select Market. If the merger is completed, Opnext common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act, and Opnext will no longer file periodic reports with the SEC.

Comparison of Rights of Oclaro Stockholders and Opnext Stockholders (Page 135)

Opnext stockholders, whose rights are currently governed by the Opnext amended and restated certificate of incorporation, the Opnext bylaws, as amended, and Delaware law, will, upon completion of the merger, become stockholders of Oclaro and their rights will be governed by the Oclaro restated certificate of incorporation, as amended, the Oclaro bylaws, as amended, and Delaware law.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Oclaro, Inc.

The following statement of operations data for the fiscal years ended July 2, 2011, July 3, 2010 and June 27, 2009 and the balance sheet data as of July 2, 2011 and July 3, 2010 have been derived from the audited consolidated financial statements of Oclaro, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended July 2, 2011, which statements are incorporated into this document by reference as described under “Where You Can Find More Information.” The statement of operations data for the fiscal years ended June 27, June 28, 2008 and June 30, 2007 and the balance sheet data as of June 27, 2009, June 28, 2008 and June 30, 2007 have been derived from Oclaro, Inc.’s audited consolidated financial statements for such periods, which statements have not been incorporated into this document by reference.

The statement of operations data for the nine months ended March 31, 2012 and April 2, 2011, and the balance sheet data as of March 31, 2012 have been derived from Oclaro, Inc.’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which statements are incorporated into this document by reference as described under “Where You Can Find More Information.” The balance sheet data as of April 2, 2011 has been derived from Oclaro, Inc.’s unaudited consolidated financial statements for such period, which statements have not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Oclaro, Inc.’s management, contain all adjustments necessary to present fairly Oclaro, Inc.’s financial position, results of operations and cash flows for the periods indicated.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Oclaro, Inc. sections contained in such reports, which sections are incorporated herein by reference.

Consolidated Statement of Operations Data:

	Nine Months Ended		Year Ended
	March 31, 2012	April 2, 2011	July 2, 2011	July 3, 2010	June 27, 2009	June 28, 2008	June 30, 2007
	(In thousands, except per share data)
Revenues	$281,018	$357,327	$466,505	$392,545	$210,923	$202,663	$131,310
Cost of revenues	$232,422	$258,346	$342,869	$283,751	$164,425	$161,902	$154,700
Gross profit	$48,596	$98,981	$123,636	$108,794	$46,498	$40,761	$16,483
Total operating expenses	$108,356	$98,961	$157,246	$103,960	$81,309	$70,655	$96,354
Operating income (loss)	$(59,760)	$20	$(33,610)	$4,834	$(34,811)	$(29,894)	$(79,871)
Net income (loss)	$(62,572)	$(9,684)	$(46,425)	$12,381	$(32,156)	$(23,440)	$(82,175)
Net income (loss) per share (basic)	$(1.25)	$(0.20)	$(0.96)	$0.31	$(1.40)	$(0.25)	$(1.17)
Net income (loss) per share (diluted)	$(1.25)	$(0.20)	$(0.96)	$0.29	$(1.40)	$(0.25)	$(1.17)
Weighted average shares of common stock used in computing net income (loss) per share (basic)	50,251	48,321	48,444	40,322	22,969	93,099	70,336
Weighted average shares of common stock used in computing net income (loss) per share (diluted)	50,251	48,321	48,444	42,262	22,969	93,099	70,336

Consolidated Balance Sheet Data:

	As of
	March 31, 2012	July 2, 2011	July 3, 2010	June 27, 2009	June 28, 2008	June 30, 2007
	(In thousands)
Cash and cash equivalents	$50,543	$62,783	$107,176	$44,561	$32,863	$36,631
Total assets	$317,943	$375,174	$360,795	$233,388	$212,090	$204,526
Total liabilities	$141,305	$146,079	$108,261	$92,998	$63,028	$83,559
Total stockholder’s equity	$176,638	$229,095	$252,534	$140,390	$149,062	$120,967

Opnext, Inc.

The following statement of operations data for the fiscal years ended March 31, 2012, March 31, 2011 and March 31, 2010 and the balance sheet data as of March 31, 2012 and March 31, 2011 have been derived from the audited consolidated financial statements of Opnext, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2012, which statements are incorporated into this document by reference as described under “Where You Can Find More Information.” The statement of operations data for the fiscal years ended March 31, 2009 and March 31, 2008 and the balance sheet data as of March 31, 2010, March 31, 2009 and March 31, 2008 have been derived from Opnext, Inc.’s audited consolidated financial statements for such periods, which statements have not been incorporated into this document by reference.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Opnext, Inc. sections contained in such reports, which sections are incorporated herein by reference.

Consolidated Statement of Operations Data:

	Year Ended
	March 31, 2012	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008
	(In thousands, except per share data)
Revenues	$299,827	$357,641	$319,132	$318,555	$283,498
Cost of sales	$249,405	$281,418	$252,490	$242,782	$187,123
Gross margin	$44,642	$70,443	$60,862	$74,452	$96,375
Operating income (loss)	$(85,638)	$(51,800)	$(77,511)	$(132,117)	$9,258
Net income (loss)	$(84,353)	$(31,832)	$(78,513)	$(129,572)	$17,048
Net income (loss) per share (basic and diluted)	$(0.93)	$(0.35)	$(0.88)	$(1.86)	$0.26
Weighted average shares of common stock used in computing net income (loss) per share (basic)	90,267	89,904	88,952	69,775	64,598
Weighted average shares of common stock used in computing net income (loss) per share (diluted)	90,267	89,904	88,952	69,775	64,633

Consolidated Balance Sheet Data:

	As of
	March 31, 2012	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008
	(In thousands)
Cash and cash equivalents	$76,232	$100,284	$132,643	$168,909	$221,686
Total assets	$295,575	$374,357	$370,298	$449,764	$432,459
Total liabilities	$136,347	$138,131	$116,758	$129,227	$109,381
Total shareholder’s equity	$159,228	$236,226	$253,540	$320,537	$323,078

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(in thousands, except per share data)

The following table presents information about the unaudited pro forma condensed combined financial data after giving effect to the merger. The selected financial data set forth below at March 31, 2012, for the nine months ended March 31, 2012 and for the year ended July 2, 2011 should be read together with the historical consolidated financial statements of Oclaro and Opnext, including the related notes, incorporated by reference in this joint proxy statement/prospectus as described under “Where You Can Find More Information,” and the other consolidated historical financial data of Oclaro and Opnext and unaudited pro forma combined financial statements, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See also “Risk Factors” beginning on page 25 and “Cautionary Statement Regarding Forward-Looking Information” on page 24 of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared by Oclaro’s management for illustrative purposes only and are not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized had Oclaro and Opnext been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this joint proxy statement/prospectus.

Consolidated Statement of Operations Data:

(Thousands)	Nine Months Ended March 31, 2012	Year Ended July 2, 2011
Revenues	$486,640	$833,412
Cost of revenues	$408,627	$626,729
Gross profit	$78,013	$206,683
Total operating expenses	$210,451	$281,159
Operating loss	$(132,438)	$(74,476)
Net loss	$(135,562)	$(65,664)
Net loss per share (basic and diluted)	$(1.53)	$(0.76)
Weighted average shares of common stock used in computing net loss per share (basic and diluted)	88,493	86,686

Consolidated Balance Sheet:

March 31, 2012
Cash and cash equivalents	$126,775
Total assets	$676,588
Total liabilities	$306,938
Total stockholders’ equity	$369,650

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following information reflects the historical net loss and book value per share of Oclaro common stock and the historical net loss and book value per share of Opnext common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Oclaro with Opnext on a pro forma combined basis. The unaudited pro forma combined per common share data are provided for informational purposes only and are not necessarily indications of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. We have derived the unaudited pro forma combined per common share data from the unaudited pro forma condensed combined financial statements presented elsewhere in this joint proxy statement/prospectus.

Because of different fiscal period ends, the unaudited pro forma condensed combined statements of operations data for the nine months ended March 31, 2012 combines Oclaro’s historical consolidated statement of operations for the nine months then ended with Opnext’s historical results for the equivalent nine month period ended March 31, 2012 derived from Opnext’s consolidated statement of operations for the three months ended September 30, 2011, the three months ended December 31, 2011 and the three months ended March 31, 2012. The unaudited pro forma condensed combined statements of operations data for the fiscal year ended July 2, 2011 combines Oclaro’s historical consolidated statement of operations for the fiscal year then ended with Opnext’s historical results of operations for the four fiscal quarters ended June 30, 2011.

You should read the tables below in conjunction with the respective audited consolidated and unaudited condensed consolidated financial statements and related notes of Oclaro and Opnext incorporated by reference in this joint proxy statement/prospectus, and the unaudited pro forma condensed combined financial statements and notes related to such unaudited pro forma condensed combined financial statements appearing elsewhere within this joint proxy statement/prospectus.

Oclaro
	Nine Months Ended March 31, 2012	Fiscal Year Ended July 2, 2011
Historical Per Common Share Data:
Basic and diluted net loss per share	$(1.25)	$(0.96)
Book value per share as of the period end(1)	$3.43	$4.54

Opnext
	Nine Months Ended December 31, 2011	Fiscal Year Ended March 31, 2011
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.69)	$(0.35)
Book value per share as of the period end(1)	$1.98	$2.62

Pro Forma Combined Company
	Nine Months Ended March 31, 2012	Fiscal Year Ended July 2, 2011
Unaudited Pro Forma Combined Per Common Share Data:
Basic and diluted net loss per share	$(1.56)	$(0.76)
Book value per share as of the period end(1)	$4.12	N/A

(1)	The historical book value per Oclaro share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at March 31, 2012 and July 2, 2011. The historical book value per Opnext share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at December 31, 2011 and March 31, 2011. The unaudited pro forma combined book value per share as of March 31, 2012 is computed by dividing the unaudited pro forma combined stockholders’ equity by the unaudited pro forma combined number of shares of Oclaro common stock outstanding at March 31, 2012 assuming the merger had occurred as of that date.

MARKET PRICE AND DIVIDEND INFORMATION

Oclaro common stock and Opnext common stock are listed on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, under the symbols “OCLR” and “OPXT,” respectively. The following tables present, for the periods indicated, the range of high and low per share closing sales prices for Oclaro common stock and Opnext common stock as reported on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively. Neither Oclaro nor Opnext has ever declared or paid any cash dividend on shares of its common stock.

Oclaro’s fiscal years end on the Saturday closest to June 30th, and Opnext’s fiscal years end on March 31.

Oclaro Common Stock
	High	Low
Fiscal Year 2010
First quarter	$6.20	$2.70
Second quarter	7.65	5.10
Third quarter	14.50	7.25
Fourth quarter	15.99	10.15
Fiscal Year 2011
First quarter	$16.79	$9.62
Second quarter	17.45	8.25
Third quarter	18.95	10.16
Fourth quarter	12.02	6.00
Fiscal Year 2012
First quarter	$7.33	$3.23
Second quarter	4.46	2.68
Third quarter	5.10	2.88
Fourth quarter (through June 6, 2012)	4.12	2.11

Opnext Common Stock
	High	Low
Fiscal Year 2011
First quarter	$2.46	$1.65
Second quarter	1.85	1.36
Third quarter	1.90	1.35
Fourth quarter	4.19	1.84
Fiscal Year 2012
First quarter	$3.05	$1.75
Second quarter	2.48	1.24
Third quarter	1.37	0.78
Fourth quarter	1.74	0.81
Fiscal Year 2013
First quarter (through June 6, 2012)	$1.64	$0.87

The following table presents the closing per share price of Oclaro common stock and Opnext common stock, as reported on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, and the estimated equivalent per share price (as explained below) of Opnext common stock on March 23, 2012, the last full trading day before the public announcement of the proposed merger, and on June 6, 2012:

	Oclaro Common Stock	Opnext Common Stock	Estimated Equivalent Opnext Per Share Price
March 23, 2012	$4.53	$1.09	$1.90
June 6, 2012	$2.54	$1.08	$1.07

The estimated equivalent per share price of a share of Opnext common stock equals the exchange ratio of 0.42 multiplied by the price of a share of Oclaro common stock. You may use this calculation to estimate what your shares of Opnext common stock will be worth if the merger is consummated. If the merger had occurred on June 6, 2012, you would have received a number of shares of Oclaro common stock worth approximately $1.07 for each share of Opnext common stock you owned. The actual equivalent per share price of a share of Opnext common stock that you will receive if the merger is consummated may be different from this price because the per share price of Oclaro common stock on the NASDAQ Global Select Market fluctuates continuously.

Following the consummation of the merger, Oclaro common stock will continue to be listed on the NASDAQ Global Select Market, and there will be no further market for Opnext common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger involving Oclaro and Opnext, including potential synergies and cost savings and the timing thereof; (ii) future financial and operating results following the merger; (iii) the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; (iv) the competitive position and opportunities for the combined company; (v) the impact on the merger on the market for the combined company’s products; (vi) the non-GAAP operating income and integration costs of the combined company; and (vii) the timing of the completion of the merger. Such forward-looking statements are based upon the current beliefs and expectations of Oclaro’s and Opnext’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Oclaro and Opnext. Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the failure of the merger to close for any reason, including not receiving the requested stockholder approval by Opnext stockholders or Oclaro stockholders or both; (ii) the competitive position and opportunities for the combined company; (iii)general business and economic conditions; (iv) the performance of financial markets; (v) risks relating to the consummation of the contemplated merger, including the risk that required stockholder approval and regulatory agencies might not be obtained in a timely manner or at all or that other closing conditions are not satisfied; (vi) the impact on the merger on the markets for the combined companies optical, industrial and consumer products; (vii) the failure of the combined company to realize synergies and cost-savings from the transaction or delay in realization thereof; (viii) the businesses or employees of Oclaro and Opnext not being combined and integrated successfully, or such combination taking longer or being more difficult, time-consuming or costly to accomplish than expected; (ix) operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties; (x) the future performance of the combined company following the closing of the merger; (xi) the combined company’s ability to maintain gross margins; (xii) effects of fluctuating product mix on results; (xiii) the combined company’s ability to timely develop and commercialize new products; (xiv) the combined company’s ability to respond to evolving technologies and customer requirements; (xv) the combined company’s dependence on a limited number of customers for a significant percentage of its projected revenues; (xvi) the combined company’s ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources; (xvii) increased costs related to downsizing and compliance with regulatory requirements in connection with such downsizing, competition and pricing pressure; (xviii) the combined company’s potential lack of availability of credit or opportunity for equity based financing; (xix) the combined company’s risks associated with international operations; (xx) the combined company’s outcome of tax audits or similar proceedings; and (xxi) the outcome of pending litigation against Oclaro or Opnext. Additional factors that can cause the results to materially differ than those described in the forward-looking statements are described in the section “Risk Factors” on page 25.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement. We assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for the proposals relating to the merger. In addition, you should read and consider the risks associated with each of the businesses of Oclaro, Inc. and Opnext, Inc. because these risks will also affect the combined company. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended July 2, 2011, for Oclaro, Inc. and March 31, 2012 for Opnext, Inc., and any amendments thereto, as such risks may be updated or supplemented in each company’s subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which will be incorporated by reference into this joint proxy statement/prospectus as they are filed. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 146.

Risks Relating to the Merger

The combined company may not achieve strategic objectives, anticipated synergies and other potential benefits of the merger.

Both companies expect to realize strategic, financial and operating benefits as a result of the merger, including, among others, significant cost savings synergies. However, neither company can predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following factors, among others, may prevent the combined company from realizing these benefits:

•

the inability of the combined company to consolidate and rationalize product lines, supply chains, administrative functions, sales and marketing teams and/or research and development efforts to the degree, or within the time period, expected;

•	the inability of the combined company to increase product sales;

•	unfavorable customer reaction to the combined company’s products;

•

competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would enhance their ability to compete against the combined company;

•	the failure of key markets for the combined company’s products to develop to the extent or as rapidly as currently expected;

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the impact of the recent economic and financial downturn and the extent to which the current adverse economic conditions and disruptions in the credit and financial markets improve or ameliorate, if at all;

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changes in technology that increase the number of competitors that the combined company faces after the merger or require the combined company to make significant capital expenditures to develop competitive products;

•	unfavorable reaction to the merger by the combined company’s third party manufacturers;

•	employment law or regulations or other limitations in foreign jurisdictions that could have an impact on timing, amounts or costs of achieving synergies; and

•	the failure to retain key employees.

Failure to achieve the strategic objectives of the merger could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger. In addition, Oclaro and Opnext cannot assure you that the growth rate of the combined company will equal the historical growth rate experienced by either Oclaro or Opnext.

Oclaro and Opnext may not successfully integrate their businesses and may not realize the anticipated benefits of the merger.

Achieving the potential benefits of the merger will depend in substantial part on the successful integration of the two companies’ technologies, operations and personnel. Oclaro and Opnext will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

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demonstrating to the customers of Oclaro and Opnext that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

•	consolidating and rationalizing corporate information technology, engineering and administrative infrastructures;

•	integrating product offerings;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	coordinating and integrating the supply chains;

•	coordinating and integrating the manufacturing activities of the two companies, including with respect to third party manufacturers;

•	coordinating the international activities of the two companies;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

•	preserving important relationships of both Oclaro and Opnext and resolving potential conflicts that may arise.

The integration of Oclaro and Opnext will be a complex, time consuming and expensive process. It is not certain that Oclaro and Opnext can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger.

Integrating the companies may divert management’s attention away from our operations.

Successful integration of Oclaro’s and Opnext’s operations, products and personnel may place a significant burden on Oclaro’s management and its internal resources, following the completion of the merger. The diversion of management attention and any difficulties encountered in the transition and integration process could harm Oclaro’s business, financial condition, operating results and evaluating strategic actions.

Oclaro expects to incur significant costs integrating the companies into a single business, and if such integration is not successful Oclaro may not realize the expected benefits of the merger.

Oclaro expects to incur significant costs integrating Opnext’s operations, products and personnel. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining research and development teams and processes;

•	reorganization or closures of redundant or excess facilities; and

•	relocation or disposition of excess equipment.

In addition, Oclaro expects to incur significant costs in connection with the merger. Oclaro does not know whether it will be successful in these integration efforts or in consummating the merger and cannot assure you that it will realize the expected benefits of the merger. In addition, Oclaro may incur restructuring costs in connection with the merger that exceed the current expectations. Finally, the board of directors and employees of the combined entity will consist of individuals from both Oclaro and Opnext, and the new members of the board of directors and employees of the combined entity, which have had limited exposure to each other, may not be able to work together effectively, which also could have an adverse effect on the business of the combined entity.

If Oclaro fails to retain key employees, the benefits of the merger could be diminished.

The successful combination of Oclaro and Opnext will depend in part on the retention of key personnel. There can be no assurance that Oclaro will be able to retain its or Opnext’s key management, technical, sales and customer support personnel. If Oclaro fails to retain such key employees, it may not realize the anticipated benefits of the merger.

The sales of Oclaro and/or Opnext could decline if customer relationships are disrupted by the merger.

Oclaro’s and Opnext’s customers may not continue their current buying patterns during the pendency of, and following, the merger. Any loss of design wins or significant delay or reduction in orders for Oclaro’s or Opnext’s products could harm the combined company’s business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Oclaro’s and Opnext’s products and the combined company’s future product strategy, or consider purchasing products of our competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing our products. In addition, by increasing the breadth of Oclaro’s and Opnext’s business, the merger may make it more difficult for the combined company to enter into relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than either Oclaro or Opnext as an independent company.

Because Opnext stockholders will receive a fixed number of shares of Oclaro common stock in the merger, rather than a fixed value, if the market price of Oclaro common stock declines, Opnext stockholders will receive consideration in the merger of lesser value.

Upon the consummation of the merger, each Opnext share will be converted into the right to receive 0.42 shares of Oclaro common stock. Since the exchange ratio is fixed, the number of shares that Opnext stockholders will receive in the merger will not change, even if the market price of Oclaro or Opnext common stock changes. In recent years, the stock market, in general, and the securities of technology companies, in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Oclaro common stock. The market price of Oclaro common stock upon and after the consummation of the merger could be lower than the market price on the date of the merger agreement or the current market price. Conversely, the price of Opnext common stock may be higher. Opnext stockholders should obtain recent market quotations of Oclaro common stock before they vote on the merger.

The ownership and voting interests of Oclaro stockholders will be diluted as a result of the issuance of shares of Oclaro common stock to the security holders of Opnext in the merger.

After the merger, stockholders of Opnext who receive Oclaro common stock in the merger are expected to represent approximately 43% of the outstanding Oclaro common stock as of the date of the merger, based on the number of shares of Oclaro common stock and Opnext common stock that were outstanding on the record date (May 23, 2012), assuming that no Opnext or Oclaro equity awards are exercised or settled between the record date (May 23, 2012) and the effective time of the merger. After the merger, stockholders of Oclaro immediately prior to the effective time are expected to own approximately 57% of the aggregate number of outstanding shares of the common stock of the combined company, assuming that no Opnext or Oclaro equity awards are exercised or settled between the record date (May 23, 2012) and the effective time of the merger.

As a result of the merger, the combined company will be a larger and more geographically diverse organization, and if the combined company’s management is unable to manage the combined organization efficiently, its operating results will suffer.

Following the merger, the combined company will have approximately 3,200 employees in a total of 26 facilities around the world. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse (including from a cultural perspective) and substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the merger and, as a result, on the market price of Oclaro common stock.

The combined company may not be able to maintain access to Hitachi’s research laboratories following the merger. Certain intellectual property owned by Hitachi and licensed to Opnext and its subsidiaries might not be available to the entire combined company after the merger.

Opnext has relied on access to Hitachi Ltd.’s (“Hitachi”) research laboratories pursuant to agreements with Hitachi, which included access to Hitachi’s research facilities and engineers, to conduct research and development activities that are important to the establishment of new technologies and products vital to Opnext’s current and future business. In addition, Hitachi has licensed certain intellectual property to Opnext pursuant to various arrangements. Although Oclaro is seeking to have Hitachi approve certain licenses in agreements to cover the entire combined company, such arrangements might not extend to Oclaro and its subsidiaries (other than Opnext and its subsidiaries) after the merger. Should access to Hitachi’s research laboratories be unavailable or available at less attractive terms in the future or should the intellectual property licensed to Opnext not be available to Oclaro and its subsidiaries (other than Opnext and its subsidiaries), the business, financial condition and results of operations of the combined company could be materially adversely affected.

Certain governmental authorities may seek to set material restrictions or conditions in order to consummate the merger, as they deem necessary or desirable in the public interest.

On April 23, 2012, Oclaro and Opnext were notified that the FTC and DOJ granted the parties’ request for early termination of the HSR waiting period, effective as of that date. While HSR clearance has been obtained, any state of the U.S. could take such actions under the antitrust laws as it deems necessary and desirable. Such actions can include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Oclaro or Opnext.

The proposed merger may not be consummated.

Neither Oclaro nor Opnext can provide any assurances that the proposed merger will be consummated. If the companies are unable to complete the proposed merger, each will have incurred substantial expenses and diverted significant management time and resources from their ongoing business without the intended benefit.

Oclaro’s and Opnext’s directors and executive officers have interests that differ from, or are in addition to, those of other Oclaro and Opnext stockholders and that may have influenced them to support and approve the merger.

Opnext’s directors and executive officers have certain interests in the merger that differ from, or are in addition to, the interests of other Opnext stockholders. As a result, Oclaro and Opnext directors and officers could be more likely to vote for the proposal to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement and to adopt the merger agreement than if they did not have these interests. The Oclaro board of directors and Opnext board of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. Oclaro and Opnext stockholders should review the sections titled “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Interests of Oclaro’s Executive Officers and Directors in the Merger” and “— Interests of Opnext’s Executive Officers and Directors in the Merger” beginning on page 78 for a more complete description of these arrangements.

The merger agreement contains provisions that limit Opnext’s and Oclaro’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of either company from making an alternative transaction proposal and, in certain circumstances, could require Opnext or Oclaro to pay the other a termination fee of $6,000,000.

Under the merger agreement, Opnext and Oclaro are restricted, subject to limited exceptions, from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in the section titled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals” beginning on page 102), Opnext and Oclaro are restricted from initiating, seeking, soliciting or knowingly encouraging or facilitating any inquiry, proposal or offer for a competing acquisition proposal with any person. Furthermore, Opnext and Oclaro are restricted from participating or engaging in discussions or negotiations, or disclosing any non-public information to any person that has made a proposal with respect to either company, subject to certain exceptions, which are discussed in more detail in the section titled “Exception to the Limitation on the Negotiation and Discussion by Opnext or Oclaro of Other Acquisition Proposals”). Additionally, under the merger agreement, in the event of a potential change of recommendation by the Oclaro board of directors or the Opnext board of directors with respect to the merger-related proposals, the company changing its recommendation must provide the other with five business days prior notice and, if requested, negotiate in good faith an adjustment to the terms and conditions of the merger agreement prior to changing its recommendation. Opnext and Oclaro may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including material compliance with the non-solicitation provisions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Opnext or Oclaro from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, neither Opnext nor Oclaro may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other. In addition, if an “intervening event” takes place between signing and closing of the merger, the Opnext board of directors or Oclaro board of directors, as applicable, may change their recommendation to their stockholders, however, they will not be permitted to terminate the merger agreement until a duly held stockholders meeting is held at which Opnext’s stockholders or Oclaro’s stockholders, as applicable, reject the merger-related proposals.

Under the merger agreement, Opnext or Oclaro may be required to pay to the other a termination fee of $6,000,000 if the merger agreement is terminated under certain circumstances. Should the merger agreement be terminated in circumstances in which such termination fee or expense reimbursement is payable, the payment of this fee by Oclaro or Opnext could have adverse consequences to the financial results of the company making such payment.

The unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not represent the actual financial positions or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and may not represent the actual financial position or results of operations of Opnext or Oclaro prior to the merger or that of the combined company following the merger for several reasons. See the sections titled “Selected Unaudited Pro Forma Condensed Combined Financial Data”

on page 20 and “Comparative Historical and Unaudited Pro Forma Per Share Data” on page 21. The actual financial positions and results of operations of Opnext or Oclaro prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the share price of Oclaro may cause a significant change in the purchase price and the pro forma financial information.

Several lawsuits have been filed against Opnext and Oclaro challenging the merger and an adverse ruling may prevent the merger from being completed.

Oclaro, Opnext, and Tahoe Acquisition Sub, as well as members of Opnext’s board of directors, have been named as defendants in several lawsuits brought by Opnext shareholders. Additional lawsuits may be filed against Oclaro, Opnext, Merger Sub, and/or the directors of one of the foregoing companies in connection with the merger. See the section entitled “The Merger—Legal Proceedings Related to the Merger” for more information about the lawsuits that have been filed related to the merger.

One of the conditions to the closing of the merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

Other Risks of Oclaro and Opnext

Oclaro’s and Opnext’s businesses are and will be subject to the risks described above. In addition, Oclaro and Opnext are, and will continue to be, subject to the risks described in Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011, and Opnext’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, each as updated by subsequent Quarterly Reports on Form 10-Q and related amendments to such filings, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Oclaro

Oclaro is a leading provider of high-performance core optical network components, modules and subsystems to global telecommunications (“telecom”) equipment manufacturers. Oclaro leverages its proprietary core technologies and vertically integrated product development to provide its customers with cost-effective and innovative optical solutions in metro and long-haul network applications. Increasingly, Oclaro has new opportunities with customers who are managing and building out wide area networks with certain characteristics common to telecom networks. In addition, Oclaro utilizes its optical expertise to address new and emerging optical product opportunities in selective non-telecom markets, such as materials processing, consumer, medical, industrial, printing and biotechnology. In all markets, Oclaro’s approach is to offer a differentiated solution that is designed to make it easier for its customers to do business by combining optical technology innovation, photonic integration, and a vertical integrated approach to manufacturing and product development.

Oclaro was incorporated in Delaware in June 2004. On September 10, 2004, pursuant to a scheme of arrangement under the laws of the United Kingdom, it became the publicly traded parent company of the Oclaro Technology Ltd (formerly Bookham Technology plc) group of companies, including Oclaro Technology Ltd, a limited company incorporated under the laws of England and Wales whose stock was previously traded on the London Stock Exchange and the NASDAQ National Market under the Bookham name. Oclaro is the result of the April 27, 2009 merger of Bookham, Inc. (“Bookham”) and Avanex Corporation (“Avanex”), with Bookham becoming the parent company and changing its name to Oclaro, Inc. upon the close of the merger. Subsequent to the merger, Avanex changed its name to Oclaro (North America), Inc. and Oclaro changed its NASDAQ Global Market symbol to “OCLR.” Effective January 3, 2011, Oclaro’s common stock began trading on the NASDAQ Global Select Market under the symbol “OCLR.”

Merger Sub

Tahoe Acquisition Sub, Inc. is a wholly owned subsidiary of Oclaro that was incorporated in Delaware in March 2012. Tahoe Acquisition Sub, Inc. does not engage in any operations and exists solely to facilitate the merger.

Opnext

Opnext is a designer and manufacturer of optical components, modules and subsystems for communications uses. The majority of its revenue is derived from the sale of high speed optical communications products related to the transmission and reception of high speed optical signals over optical fiber. Opnext sells its products, which enable high speed network connectivity to address the increasing data usage by the global population, to other businesses. Additionally, Opnext sells infrared and visible light optical devices for industrial and commercial use. Opnext was incorporated in September 2000. Opnext common stock is traded on the NASDAQ Global Market under the symbol “OPXT.”

THE OCLARO SPECIAL MEETING

Date, Time and Place

The special meeting of Oclaro stockholders will be held on July 17, 2012, at the principal executive offices of Oclaro located at 2560 Junction Avenue, San Jose, California 95134 commencing at 10:00 a.m. local time. We are sending this joint proxy statement/prospectus to Oclaro stockholders in connection with the solicitation of proxies by the Oclaro board of directors for use at the Oclaro special meeting and any adjournments or postponements of the special meeting.

Purposes of the Oclaro Special Meeting

The purposes of the Oclaro special meeting are:

•	to consider and vote on Oclaro Proposal No. 1 to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement;

•	to consider and vote on Oclaro Proposal No. 2 to approve an amendment to Oclaro’s restated certificate of incorporation to increase the authorized shares of Oclaro to 176,000,000;

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to consider and vote on Oclaro Proposal No. 3 to adjourn the Oclaro special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of any of Oclaro Proposal Nos. 1 or 2; and

•	to transact such other business as may properly come before the Oclaro special meeting or any adjournments or postponements of the special meeting.

Recommendation of Oclaro’s Board of Directors

OCLARO’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF OCLARO COMMON STOCK PURSUANT TO THE MERGER AGREEMENT IS ADVISABLE TO, AND IN THE BEST INTERESTS OF OCLARO AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH ISSUANCE. OCLARO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCLARO STOCKHOLDERS VOTE “FOR” OCLARO PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF OCLARO COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

OCLARO’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE ITS AUTHORIZED SHARES TO 176,000,000 SHARES IS ADVISABLE TO, AND IN THE BEST INTERESTS OF OCLARO AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH AMENDMENT. OCLARO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCLARO STOCKHOLDERS VOTE “FOR” OCLARO PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION FOR THIS PURPOSE.

OCLARO’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE OCLARO SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF OCLARO PROPOSAL NOS. 1 OR 2 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, OCLARO AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, OCLARO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL OCLARO STOCKHOLDERS VOTE

“FOR” PROPOSAL NO. 3 TO ADJOURN THE OCLARO SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF OCLARO PROPOSAL NOS. 1 OR 2.

Record Date and Voting Power

Only holders of record of Oclaro common stock at the close of business on the record date, May 23, 2012, are entitled to notice of, and to vote at, the Oclaro special meeting. There were approximately 9,758 holders of record of Oclaro common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Oclaro is unable to estimate the total number of stockholders represented by these record holders. There were 51,481,012 shares of Oclaro common stock issued and outstanding at the close of business on the record date. Each share of Oclaro common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Oclaro for use at the Oclaro special meeting.

If you are a stockholder of record of Oclaro as of the record date referred to above, you may vote in person at the Oclaro special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the Oclaro special meeting, Oclaro urges you to vote by proxy to ensure your vote is counted. You may still attend the Oclaro special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the Oclaro special meeting.

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You may submit your proxy to vote by mail. You may vote by completing and signing the proxy card that accompanies this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you submit.

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You may submit your proxy to vote over the Internet. If you have Internet access, you may submit your proxy to vote your shares over the Internet from any location in the world by following the instructions set forth on the enclosed proxy card.

•	You may submit your proxy to vote by telephone. You may submit your proxy to vote your shares by telephone by following the instructions set forth on the enclosed proxy card.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

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In Person at the Meeting. Contact the bank, broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this joint proxy statement/prospectus. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the Oclaro special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Oclaro common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of Oclaro Proposal Nos. 1, 2 and 3 in accordance with the recommendation of the Oclaro board of directors.

An Oclaro stockholder who has submitted a proxy may revoke it at any time before it is voted at the Oclaro special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Corporate Secretary of Oclaro stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the Oclaro special meeting of a majority of the shares of Oclaro common stock outstanding and entitled to vote at the Oclaro special meeting is necessary to constitute a quorum at the meeting. If Oclaro stockholders do not vote by proxy or in person at the Oclaro special meeting, the shares of common stock of such stockholders will not be counted as present for the purpose of determining a quorum. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of a majority of the shares voting in person or by proxy at the Oclaro special meeting is required for approval of each of Oclaro Proposal Nos. 1 and 3, and the affirmative vote of a majority of Oclaro common stock outstanding on the record date for the Oclaro special meeting is required for approval of Oclaro Proposal No. 2.

For Oclaro Proposal Nos. 1 and 3, a failure to submit a proxy card or vote at the Oclaro special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of such proposals. For Oclaro Proposal No. 2, a failure to submit a proxy card or vote at the Oclaro special meeting, or an abstention, vote withheld or “broker non-vote” for such proposal, will have the same effect as a vote against the approval of Oclaro Proposal No. 2.

As of the record date for the Oclaro special meeting, the directors and executive officers of Oclaro owned approximately 0.8% of the outstanding shares of Oclaro common stock entitled to vote at the Oclaro special meeting. Alain Couder, Jerry Turn, Kate Rundle, Jim Haynes, Edward Collins, Lori Holland, Marissa Peterson, Greg Dougherty and Joel Smith, each either an officer and/or a director of Oclaro have each entered into a voting agreement with Opnext, dated March 26, 2012. They have agreed in the voting agreements to vote all shares of Oclaro common stock owned by them as of the record date in favor of the issuance of shares of Oclaro common stock pursuant to the merger agreement. Approximately 417,817 shares of Oclaro common stock, which represent approximately 0.8% of the outstanding shares of Oclaro common stock as of the record date, are subject to the voting agreements. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 113 of this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Oclaro may solicit proxies from Oclaro’s stockholders by personal interview, telephone, telegram or otherwise. Oclaro will bear the cost of the solicitation of proxies, except that Oclaro and Opnext will each pay one-half of the costs of filing, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Oclaro common stock for the forwarding of solicitation materials to the beneficial owners of Oclaro common stock. Oclaro will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Oclaro has engaged the services of Proxy Advisory Group, LLC to assist in the solicitation of proxies from Oclaro stockholders and to provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in total.

Other Matters

As of the date of this joint proxy statement/prospectus, the Oclaro board of directors does not know of any business to be presented at the Oclaro special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals for Oclaro’s 2012 Annual Meeting

If a stockholder intended to submit a proposal for inclusion in the proxy statement and proxy card for our 2012 annual meeting, the stockholder would have had to follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. We would have had to receive any proposals intended for inclusion in the proxy statement at our principal executive offices, Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, no later than May 18, 2012. No such proposals were received.

If a stockholder wishes to present a proposal at the 2012 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, the stockholder must also give written notice to us at the address noted above. Our bylaws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. Oclaro must receive this notice at least 90 days, but not more than 120 days, prior to October 24, 2012. However, if the 2012 annual meeting is scheduled to be held prior to September 24, 2012 or after November 24, 2012, the notice must be received no earlier than the 120th day prior to the 2012 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2012 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If the stockholder fails to provide timely notice of a proposal to be presented at the 2012 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by our board of directors will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

THE OPNEXT SPECIAL MEETING

Date, Time and Place

The special meeting of Opnext stockholders will be held on July 17, 2012, at the offices of Clarity Partners, LP, 100 North Crescent Drive, Beverly Hills, California 90210, commencing at 10:00 a.m. local time. We are sending this joint proxy statement/prospectus to Opnext stockholders in connection with the solicitation of proxies by the Opnext board of directors for use at the Opnext special meeting and any adjournments or postponements of the Opnext special meeting.

Purposes of the Opnext Special Meeting

The purposes of the Opnext special meeting are:

•	to consider and vote upon Opnext Proposal No. 1 to adopt the merger agreement;

•

to consider and vote on Opnext Proposal No. 2 to adjourn the Opnext special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Opnext Proposal No. 1;

•

to consider and vote to approve Opnext Proposal No. 3, on an advisory basis, the merger-related compensation that may become payable to Opnext’s named executive officers in connection with the merger, which is further described in the sections entitled “Interests of Opnext Directors and Officers in the Merger” and “Opnext Proposal No. 3 — Advisory Vote Regarding Merger-Related Compensation”; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the Opnext special meeting.

Recommendations of Opnext’s Board of Directors

OPNEXT’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, OPNEXT AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. OPNEXT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPNEXT STOCKHOLDERS VOTE “FOR” OPNEXT PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

OPNEXT’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE OPNEXT SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, OPNEXT AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, OPNEXT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPNEXT STOCKHOLDERS VOTE “FOR” OPNEXT PROPOSAL NO. 2 TO ADJOURN THE OPNEXT SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF OPNEXT PROPOSAL NO. 1.

OPNEXT’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO APPROVE ON A NON-BINDING BASIS THE MERGER-RELATED COMPENSATION THAT MAY BECOME PAYABLE TO OPNEXT’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, OPNEXT AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED

AND ADOPTED THE PROPOSAL. ACCORDINGLY, OPNEXT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPNEXT STOCKHOLDERS VOTE “FOR” OPNEXT PROPOSAL NO. 3 TO APPROVE ON A NON-BINDING BASIS THE MERGER-RELATED COMPENSATION THAT MAY BECOME PAYABLE TO OPNEXT’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

Record Date and Voting Power

Only holders of record of Opnext common stock at the close of business on the record date, May 23, 2012, are entitled to notice of, and to vote at, the Opnext special meeting. There were approximately 170 holders of record of Opnext common stock at the close of business on the record date. There were 90,638,173 shares of Opnext common stock issued and outstanding at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Opnext is unable to estimate the total number of stockholders represented by these record holders. Each share of Opnext common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership of Certain Beneficial Owners and Management — Beneficial Ownership of Opnext Shares” for information regarding persons known to the management of Opnext to be the beneficial owners of more than 5% of the outstanding shares of Opnext common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Opnext for use at the Opnext special meeting.

If you are a stockholder of record of Opnext as of the record date referred to above, you may vote in person at the Opnext special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the Opnext special meeting, Opnext urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the Opnext special meeting, and not revoked, will be voted at the Opnext special meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors. If any other matters are properly presented for consideration at the Opnext special meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.

Voting by Telephone or the Internet. If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares electronically over the Internet or by telephone; if so, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. Opnext encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder may vote his or her shares in person at the Opnext special meeting. A stockholder planning to attend the Opnext special meeting should bring proof of identification for entrance to the Opnext special meeting. If a stockholder attends the Opnext special meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Opnext special meeting.

Changing Vote; Revocability of Proxies. If a stockholder has voted by telephone, over the Internet or by returning a proxy card, such stockholder may change his or her vote before the Opnext special meeting.

A stockholder who has voted by telephone or over the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be, or by following the procedures in the following paragraph.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by: (1) filing with the Secretary of Opnext, at or before the taking of the vote at the Opnext special meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Opnext special meeting and voting in person (although attendance at the Opnext special meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of Opnext prior to the taking of the vote at the Opnext special meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of Opnext or should be sent to Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538, Attention: Corporate Secretary.

Required Vote

The presence, in person or by proxy, at the Opnext special meeting of a majority of the shares of Opnext common stock outstanding and entitled to vote at the Opnext special meeting is necessary to constitute a quorum at the Opnext special meeting. Approval of Opnext Proposal No. 1 requires the affirmative vote of a majority of the shares of Opnext common stock outstanding on the record date for the Opnext special meeting. Approval of Opnext Proposal No. 2 and Opnext Proposal No. 3 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Opnext special meeting. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Opnext Proposal No. 1, but will not be counted for any purpose in determining whether Opnext Proposal No. 2 or Opnext Proposal No. 3 is approved. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

Certain of the current executive officers and directors of Opnext (and related entities) have entered into a voting agreement with Oclaro dated March 26, 2012. They have agreed in the voting agreements to vote all shares of Opnext common stock owned by them as of the record date in favor of the adoption of the merger agreement. Approximately 35,203,108 shares of Opnext common stock, which represent approximately 38.8% of the outstanding shares of Opnext common stock as of the record date, are subject to the voting agreements. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 113 of this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Opnext may solicit proxies from Opnext stockholders by personal interview, telephone, telegram or otherwise. Opnext will bear the costs of the solicitation of proxies from its stockholders, except that Oclaro and Opnext will each pay one-half of the cost of filing, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Opnext common stock for the forwarding of solicitation materials to the beneficial owners of Opnext common stock. Opnext will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Opnext has engaged the services of Morrow & Co., LLC to assist in the solicitation of proxies from Opnext stockholders and to provide related advice and informational support for a service fee of $7,500 and the reimbursement of customary disbursements.

Other Matters

As of the date of this joint proxy statement/prospectus, the Opnext board of directors does not know of any business to be presented at the Opnext special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Procedure for Submitting Stockholder Proposals

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of Opnext stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we will hold a 2012 annual meeting of our stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Opnext’s Proxy Materials. Stockholders may present proper proposals for inclusion in Opnext’s proxy statement and for consideration at the annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Opnext in a timely manner as described below.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.

Proposals Pursuant to Rule 14a-8 of the Exchange Act. To be eligible for inclusion in Opnext’s 2012 proxy statement, stockholder proposals must be received by Opnext no later than September 28, 2012, and must otherwise comply with Rule 14a-8 of the Exchange Act. However, if the date of the 2012 Opnext annual meeting changes by more than 30 days from the one-year anniversary of the date of the 2011 Opnext annual meeting, then such proposals must be received a reasonable time before Opnext begins to print and send its proxy materials for the 2012 Opnext annual meeting.

Proposals and Nominations Pursuant to our Bylaws. Under the Opnext bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 Opnext annual meeting that will not be included in Opnext’s proxy statement, stockholders must notify Opnext in writing and such notice must be delivered to the Opnext Corporate Secretary at Opnext’s principal executive office, 46429 Landing Parkway, Fremont, California 94538, (i) not later than November 23, 2012 nor earlier than October 24, 2012 or (ii) if the date of the 2012 Opnext annual meeting is more than 30 days before or more than 70 days after the anniversary of the 2011 Opnext annual meeting, not earlier than the 120th day and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made.

OCLARO PROPOSAL NO. 1 AND OPNEXT PROPOSAL NO. 1 — THE MERGER

General Description of the Merger

At the effective time of the merger, Tahoe Acquisition Sub, Inc., or merger sub, will be merged with and into Opnext. Opnext will be the surviving corporation and will continue as a wholly owned subsidiary of Oclaro. In the merger, each share of Opnext common stock outstanding at the effective time will automatically be converted into the right to receive 0.42 shares of Oclaro common stock. Each Opnext stockholder who would otherwise be entitled to receive a fraction of a share of Oclaro common stock will instead of such fraction be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Oclaro common stock on the NASDAQ Global Select Market for the ten most recent days that Oclaro common stock has traded ending on the trading day one day prior to the date the merger becomes effective.

Based on the number of shares of Oclaro common stock and Opnext common stock that were outstanding as of the record date (May 23, 2012), approximately 38,068,000 shares of Oclaro common stock would be issuable pursuant to the merger agreement, representing approximately 43% of the total Oclaro common stock to be outstanding after such issuance. This assumes that no Opnext or Oclaro equity awards are exercised or settled after the record date and prior to the effective time of the merger.

Background

During 2009, 2010 and 2011, Oclaro had discussions with various third parties in the optical components industry regarding acquisitions by Oclaro of, mergers of Oclaro with, or acquisitions of Oclaro by, such companies. Discussions between Opnext management and Oclaro management relating to a potential merger occurred in late 2009 and early 2010 but were ended without serious negotiations until the parties re-engaged in March 2011 as described below. None of the other discussions during 2009, 2010 and 2011 resulted in serious negotiations. In connection with such discussions and in general as part of a series of presentations to the board of directors of Oclaro, a representative of Dewey &LeBoeuf LLP, outside M&A counsel to Oclaro, which is referred to as Dewey, and a representative of Jones Day, outside corporate counsel to Oclaro, which is referred to as Jones Day, discussed with the board the fiduciary duties of the board, and other legal rights, privileges and obligations, in connection with the consideration by the board of various strategic alternatives, including merger transactions similar to the transaction with Opnext. In February 2010, Oclaro formally engaged Foros Securities LLC, which is referred to as Foros, as its financial adviser.

During the summer and fall of 2009, Opnext considered an acquisition of a competing optical communications business, which we refer to as Company A. As part of this process, members of Opnext management, together with Latham & Watkins LLP, outside counsel to Opnext, which is referred to as Latham, and Blackstone Advisory Partners L.P., financial advisor to Opnext, which is referred to as Blackstone, conducted extensive due diligence on, and negotiations with, Company A. Ultimately, the parties mutually agreed not to pursue an acquisition at that time. In addition, beginning in the fall of 2009 and continuing through the spring of 2010, Opnext had discussions with various other companies in the optical components industry regarding acquisitions by Opnext of, mergers of Opnext with, or acquisitions of Opnext by, such companies, including Oclaro as described above. None of such discussions resulted in serious negotiations. Blackstone was engaged by Opnext as its financial adviser with respect to a potential transaction with Company A.

In March 2011, Alain Couder, the Chief Executive Officer and Chairman of the Board of Oclaro, had a discussion with Harry Bosco, the Chief Executive Officer, President and Chairman of the Board of Directors of Opnext, about a potential merger of Oclaro and Opnext. The discussion was preliminary and high-level and potential financial terms were not discussed.

On May 17, 2011, the board of directors of Opnext held a regularly scheduled meeting, at which time the board of directors formed a strategic advisory committee and instructed the management of Opnext to conduct a valuation of Opnext based upon its current stand-alone business plan as well as a comprehensive review of Opnext’s potential strategic options. This review was to be conducted by members of Opnext management. Opnext management subsequently engaged Blackstone to assist with this review pursuant to a new engagement letter dated June 15, 2011. The results of such review were to be reported initially to Opnext’s strategic advisory committee and then to the Opnext board of directors.

Opnext’s strategic advisory committee held five separate meetings beginning in June and continuing until July 2011 to discuss the status of the comprehensive review being undertaken at the direction of the board of directors. In addition to the members of the strategic advisory committee, various members of Opnext management and representatives of each of Blackstone and Latham participated in the meetings. During these meetings, the valuation of Opnext as well as a comprehensive survey of potential strategic partnerships for Opnext were discussed. Blackstone, in consultation with Opnext’s management, provided analyses regarding Opnext’s option to remain a stand-alone company as well as options for potential strategic partners, in each case based on Opnext management forecasts of future operating performance, an evaluation of Opnext’s operating performance in relation to its potential strategic partners and an evaluation of the potential combined financial and operating performance of Opnext and its potential strategic partners. The potential risks and benefits of all of these options were discussed at length.

On June 9, 2011, the board of directors of Oclaro held a regularly scheduled meeting, which was also attended by members of Oclaro’s senior management. At that meeting, Mr. Couder provided several business-related updates to the board and Jerry Turin, the Chief Financial Officer of Oclaro, provided a finance-related update. Following such updates, Edward Collins, the Chair of the M&A Committee of the Oclaro board, reviewed for the board his recent discussions with a member of the board of directors of Opnext regarding a potential merger between Oclaro and Opnext. The board then reviewed a draft letter from Oclaro to Opnext. In the letter, Mr. Couder referred to prior discussions about a potential merger transaction involving Oclaro and Opnext, expressed his strong belief in the merits of such a transaction and suggested that the companies spend time analyzing in greater detail such a transaction, including the synergies and other benefits that could be derived from such a transaction. No exchange ratio or other valuation information was contained in the letter. Following discussion, the board authorized management of Oclaro to provide the letter to Mr. Bosco, which management did on June 9, 2011. Upon receipt of the letter, Mr. Bosco spoke with Mr. Couder, acknowledging receipt of the letter and indicating that he would discuss the content of the letter with the strategic advisory committee (which Mr. Bosco did at a subsequent June meeting of the strategic advisory committee) and the full board of directors of Opnext.

On July 24, 2011, the Opnext strategic advisory committee held a meeting at which the results of the valuation of Opnext and the review of strategic options were presented by members of Opnext management, with the assistance of Blackstone, and with a representative of Latham participating as well. The results of such review included a valuation of Opnext as well as an analysis of the various potential strategic partners for Opnext and noted that Oclaro and another third party’s optical communications business, which we refer to as Company B, presented the best potential strategic partners for Opnext, with a third optical communications business, which we refer to as Company C, representing a potential but less preferred strategic partner. This analysis was subsequently communicated by a Blackstone representative to the full board of directors of Opnext at a regularly scheduled meeting which occurred on July 28, 2011. At such full meeting of the board of directors, Mr. Bosco reviewed with the members of the board of Opnext the content of the June 9, 2011 letter from Oclaro. The board of directors of Opnext authorized Opnext management and Blackstone to have discussions related to a strategic transaction with Oclaro, Company B and Company C.

In early August 2011, Messrs. Couder and Bosco met to exchange high level views of the respective companies and identify potential areas of synergy should Opnext and Oclaro combine. Messrs. Couder and Bosco agreed that a small team from each company should engage in a more in-depth study with regard to the potential synergies to be realized in a transaction. Following such meeting, Mr. Bosco briefed the board of directors of Opnext on the meeting. Between the middle of August 2011 and the beginning of October 2011, members of management of Opnext and Oclaro met four times to discuss the potential synergies to be realized in a transaction between the parties.

On August 10, 2011, Mr. Bosco met with the Chief Executive Officer and Chairman of the board of directors of Company B to discuss the respective companies and identify potential areas of synergy should Opnext and Company B combine. At the meeting, Mr. Bosco and the Chief Executive Officer and Chairman of Company B agreed to continue the discussions, after which Mr. Bosco reported to the board of directors regarding the nature of the discussions, providing a high level view of Company B and Mr. Bosco’s preliminary assessment of the potential benefits and synergies to be realized in a transaction between Opnext and Company B. During August and September 2011, members of management of Opnext met multiple times with members of management of Company B to discuss the potential synergies to be realized in a transaction between the parties.

On September 15, 2011, at the request of Opnext’s board of directors, representatives of Blackstone met with representatives of Company C to exchange high level views of the respective companies, but this conversation did not result in serious negotiations.

On September 26, 2011, a telephonic meeting of the board of directors of Opnext was held. This meeting was attended by Opnext’s senior management as well as Blackstone. A representative of Blackstone discussed Oclaro, Company B and Company C and the post-closing risks associated with these potential partners. Opnext’s senior management described the product portfolios, manufacturing capabilities and research and development activities of Oclaro and Company B and updated the board of directors on the status of discussions with Oclaro and with Company B, with Mr. Bosco informing the board that, by note dated September 22, 2011, the Chairman and CEO of Company B had informed him that it was likely no longer interested in pursuing a potential transaction. The board of directors of Opnext authorized Opnext management and Blackstone to continue discussions related to a strategic transaction with Oclaro and requested that Mr. Bosco confirm with the Chairman and Chief Executive Officer of Company B that Company B was no longer interested in continuing discussions, which Mr. Bosco did during the week of September 26, 2011, reporting the same to the board of directors of Opnext.

On September 27 and 29, 2011, regularly scheduled meetings of the board of directors of Oclaro were held. A portion of the September 27th meeting was attended by members of Oclaro’s senior management. A portion of the September 29th meeting was attended by a representative of Foros and, by telephone, a representative of Jones Day. At that meeting, the board discussed various M&A opportunities, including the potential transaction with Opnext, and Foros provided the board with its preliminary views on illustrative financial terms of a potential merger between Oclaro and Opnext. Following discussion, the board authorized Mr. Couder to engage in negotiations with Opnext regarding a potential merger.

On October 21, 2011, the Opnext board of directors held a regularly scheduled meeting at which representatives of Latham and Blackstone were present. A member of the Opnext strategic advisory committee updated the board of directors on the status of discussions with Oclaro and noted that Company B had confirmed that it was no longer interested in pursuing a strategic transaction. A representative of Blackstone also provided an update on Oclaro. During an adjournment, Mr. Couder from Oclaro met with the Opnext board of directors and discussed the merits and potential synergies of a merger transaction between Opnext and Oclaro. Mr. Couder also proposed to the Opnext board members an exchange ratio of 0.38 of a share of Oclaro common stock for each share of Opnext common stock, which would result in the Opnext stockholders owning approximately 40.5% of the combined company. Following Mr. Couder’s exit, the meeting of the board of directors reconvened and a representative of Latham discussed with the board its fiduciary duties in the context of a potential transaction with Oclaro. At the conclusion of this meeting, the Opnext board of directors determined not to move forward at that time with a transaction with Oclaro on the terms proposed by Mr. Couder.

Over the weekend of October 22-23, 2011, Fabrinet, the primary contract manufacturer to both Oclaro and Opnext, informed both companies that flooding had infiltrated the manufacturing floor space at its manufacturing facilities in Thailand.

On October 24, 2011, a telephonic meeting of the M&A Committee of the Oclaro board was held. Members of Oclaro’s senior management attended the meeting. At the meeting, Mr. Couder provided an update on various M&A opportunities, including the potential transaction with Opnext.

In late October 2011, Mr. Bosco notified Mr. Couder of Opnext’s rejection of the proposal made by Mr. Couder at the October 21, 2011 meeting and proposed to Mr. Couder an exchange ratio which would result in the Opnext stockholders owning approximately 48% of the combined company. Shortly thereafter, at the direction and on behalf of Oclaro, Foros communicated Oclaro’s rejection of such offer and Opnext made a further proposal which would have resulted in the Opnext stockholders owning approximately 45% of the combined company. Oclaro rejected this offer and Mr. Couder indicated that Oclaro was not interested in pursuing a transaction until there was less uncertainty regarding the impact of the flooding in Thailand on each of Opnext and Oclaro. The parties re-engaged approximately two weeks later and, in mid-November 2011, Messrs. Couder and Bosco agreed to present to their respective boards of directors for consideration an exchange ratio of 0.42 of a share of Oclaro common stock for each share of Opnext common stock, which would result in Opnext stockholders owning approximately 43% of the combined company.

On November 29, 2011, a special telephonic meeting of the board of directors of Oclaro was held. The meeting was also attended by members of Oclaro’s senior management, representatives of Foros and a representative of Jones Day. At that meeting, the board discussed various business updates and various M&A opportunities, including the potential transaction with Opnext, and Foros provided the board with additional views on the financial terms of a potential merger between Oclaro and Opnext. Following discussion, the board authorized management of Oclaro to proceed with due diligence regarding a potential merger with Opnext if the board of directors of Opnext authorized Opnext to do the same.

On December 1, 2011, the Opnext board of directors held a telephonic meeting at which the board agreed to proceed to the next phase of discussions on the basis of a 0.42 exchange ratio and approximately 43% ownership of the combined company for the Opnext stockholders, with the parties working to develop an operational plan and financial model for the combined company in an effort to obtain the support of Hitachi and Clarity Partners, L.P. (with their affiliate Clarity Opnext Holdings II, LLC, “Clarity Partners”), Opnext’s two largest stockholders, for a potential transaction. On or about December 2, 2011, Mr. Couder called Mr. Bosco to clarify that the offer was 0.42 of a share of Oclaro common stock for each share of Opnext common stock.

Starting in early December 2011 and continuing through March 2012, senior executives of Oclaro and senior executives of Opnext (including the CEOs, CFOs, business unit heads, the heads of strategic and business development and the heads of sales of both companies, and Oclaro’s Executive Vice President) participated in numerous telephone conferences and face-to-face meetings in an effort to further identify the potential synergies of a transaction as well as to develop a post-flood financial and operating models for the combined company. In mid-January 2012, on the basis of the work that had been done to date, Opnext advised Oclaro that, in principle and subject to due diligence and the negotiation of satisfactory definitive documents, Hitachi and Clarity Partners would support a merger based on an exchange ratio of 0.42.

During late January 2012 and early February 2012, Blackstone and Opnext management held a series of discussions with Company A after being approached by Company A relating to a potential acquisition of Opnext by Company A. Various analyses were prepared by Blackstone and shared with members of Opnext management relating to a potential transaction. Opnext’s strategic advisory committee was advised of the discussions with Company A and determined not to pursue the transaction at that time.

On January 24, 2012, the board of directors of Opnext held a regularly scheduled board meeting, which was also attended by members of Opnext’s senior management and a representative of Blackstone. At that meeting, a member of the Opnext strategic advisory committee discussed with the board of directors the status of discussions with Oclaro. The board of directors asked Opnext’s senior management and Blackstone a series of questions related to the potential transaction with Oclaro, including relating to the status of due diligence and the potential structure of the transaction, and a discussion of these topics ensued.

On January 25 and 26, 2012, the board of directors of Oclaro held a regularly scheduled board meeting, which was also attended by members of Oclaro’s senior management and a representative of Jones Day. At that meeting, Mr. Couder discussed with the board the status of discussions with various parties (including Opnext) about a strategic transaction involving Oclaro. Messrs. Couder and Jerry Turin also updated the board on the financial and operational analysis of a potential merger with Opnext.

On or about February 15, 2012, at the direction of Oclaro, Foros called Blackstone to review the proposed combination and, in light of the increase in the implied premium since December 1, 2011, to discuss potentially lowering the exchange ratio. This led to discussions, during February 2012, between Messrs. Couder and Bosco (and each of the boards of directors of Oclaro and Opnext separately) regarding whether a change in the exchange ratio would be appropriate in light of stock price movements. At the conclusion of these discussions, Mr. Bosco stated that the Opnext board would be unwilling to move forward with the transaction if the exchange ratio was lowered. The parties ultimately determined to keep the exchange ratio at 0.42.

On February 16, 2012, a meeting of the M&A Committee of the board of directors of Oclaro was held. The meeting was also attended by members of Oclaro’s senior management, representatives of Foros, a representative of Dewey and a representative of Jones Day. At that meeting, Mr. Couder provided several business-related updates and also informed the M&A Committee that two parties who had previously expressed interest in a potential strategic transaction with Oclaro were not interested in proceeding with such a transaction at that time. Mr. Couder also updated the M&A Committee on another transaction involving a possible acquisition by Oclaro. The M&A Committee also discussed the status of the transaction between Oclaro and Opnext, including the possible synergies that might result from such a transaction, the possible business plan of the combined company and the premium that was implied by the exchange ratio of 0.42. Foros provided the M&A Committee with an update of its views on the financial terms of a potential merger between Oclaro and Opnext, and a representative of Dewey advised the M&A Committee on the fiduciary duties of the board in the context of the contemplated transaction with Opnext. The Oclaro M&A Committee authorized management to continue its discussions with Opnext.

On February 17, 2012, representatives of Dewey sent to representatives of Latham a summary of key terms of the potential transaction. On or around February 22, 2012, Oclaro and Opnext permitted the other to review due diligence materials in online data rooms. On February 27, 2012, representatives of Dewey sent to representatives of Latham a draft of the merger agreement. The draft merger agreement contemplated, among other things, a requirement that each company submit the proposed merger to a vote of its stockholders even if a superior competing offer were made for either company and reciprocal break-up fees of 4% of the equity value of the transaction after giving effect to any premium paid in the transaction. Representatives of Dewey also sent to representatives of Latham a draft of a voting agreement to be signed by Hitachi and Clarity Partners, key stockholders of Opnext.

On February 20, 2012, the board of directors of Opnext held a regularly scheduled board meeting, which was also attended by members of Opnext’s senior management and representatives of Blackstone and Latham. At that meeting, a member of the Opnext strategic advisory committee discussed with the board, in consultation with Opnext’s senior management and Blackstone, the status of discussions with Oclaro, including potential transaction terms, pro forma operating strategies for the combined company and a review of the synergy assumptions for the potential transaction. A representative of Latham also advised the board of directors on the fiduciary duties of the board in the context of the contemplated transaction with Oclaro in addition to discussing the proposed terms of the merger based on the summary of key terms provided by Dewey on February 17, 2012. Following deliberation, the board authorized management to continue its discussions with Oclaro.

Beginning on February 27, 2012 and continuing until March 26, 2012, representatives of Dewey and representatives of Latham exchanged drafts of the proposed merger agreement and voting agreement (and a voting agreement to be signed by the executive officers and directors of Oclaro) and negotiated the terms and conditions thereof. Among the key terms that were negotiated were whether the parties would be entitled to terminate the merger agreement to accept a superior offer, the size and triggers of the reciprocal break-up fees and certain provisions relating to the treatment of employees of each company and of the combined company. On

March 21, 2012, Mr. Couder and Mr. Bosco and representatives of Dewey and Latham conducted a negotiation conference call on which it was determined that (i) the parties would be entitled to terminate the merger agreement to accept a superior competing offer, (ii) the break-up fees would be reciprocal in size and (iii) Oclaro would be permitted to issue certain shares as part of an earn-out payment obligation arising from a previous acquisition such that the exchange ratio of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock would result in approximately 42% ownership of the combined company for the Opnext stockholders (as opposed to 43% ownership).

In addition, from February 27, 2012 through March 26, 2012, the management teams of Oclaro and Opnext, along with their respective representatives, communicated frequently with each other regarding due diligence, and the management teams of Oclaro and Opnext prepared and exchanged the disclosure schedules contemplated by the merger agreement.

On March 5, 2012, the board of directors of Oclaro held a regularly scheduled telephonic board meeting, which was also attended by members of Oclaro’s senior management, representatives of Foros, a representative of Dewey and a representative of Jones Day. At that meeting, Mr. Couder provided several business-related updates and also discussed with the board the status of the transaction between Oclaro and Opnext. Other members of management of Oclaro discussed with the board the status of due diligence. Foros provided the board with its preliminary views on the financial terms of a potential merger between Oclaro and Opnext and a representative of Dewey advised the board on the open issues in the proposed merger agreement. The board authorized management to continue its discussions with Opnext.

On March 22, 2012, the board of directors of Oclaro held a special telephonic board meeting, which was also attended by members of Oclaro’s senior management, representatives of Foros, a representative of Dewey and a representative of Jones Day. The board discussed a number of topics relating to the potential transaction with Opnext, including the status and results of due diligence and the material outstanding issues under the draft merger agreement. In addition, representatives of Foros provided the board with its additional preliminary views regarding the financial terms of a potential merger between Oclaro and Opnext. The board authorized management to continue its negotiations with Opnext.

On March 23, 2012, the Opnext strategic advisory committee held a special meeting, which was also attended by members of Opnext’s senior management and representatives of Blackstone, Latham and Opnext’s accounting advisor. Representatives of each of Blackstone, Latham and Opnext’s accounting advisor presented their respective results of due diligence in addition to a presentation by Opnext’s management regarding the results of its due diligence. A member of the Opnext strategic advisory committee then discussed a number of topics relating to the potential transaction with Oclaro, including the due diligence results that had been presented and the status of the material outstanding issues in the proposed merger agreement. In addition, representatives of Blackstone provided the strategic advisory committee with additional analyses regarding the potential merger between Oclaro and Opnext.

On March 26, 2012, the board of directors of Oclaro held a special telephonic meeting, which was also attended by members of Oclaro senior management, representatives of Foros, a representative of Dewey and a representative of Jones Day. Management reported to the board on its further due diligence findings. A representative of Dewey discussed with the board the status and terms of the merger agreement and voting agreements. Representatives of Foros reviewed with the Oclaro board of directors its financial analysis of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock and delivered to the board of directors an oral opinion, confirmed by delivery of a written opinion dated March 26, 2012, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Foros’ opinion, the exchange ratio was fair, from a financial point of view, to Oclaro. The Oclaro board, after considering the due diligence findings, and the merits, risks and benefits of the proposed transaction with Opnext, concluded that the transaction was fair to and in the best interests of Oclaro’s stockholders, and voted to approve the merger agreement and the merger.

In addition to formal meetings of the board of directors of Oclaro, Mr. Couder frequently provided members of the Oclaro board with updates on the status of his interactions with Opnext and of various other strategic alternatives, and obtained guidance from members of the Oclaro board with respect to such interactions and alternatives.

On March 26, 2012, the board of directors of Opnext held a special telephonic meeting, which was also attended by members of Opnext senior management, representatives of Blackstone, representatives of Latham and representatives of Opnext’s accounting advisor. A member of Opnext’s strategic advisory committee reported to the board on the due diligence findings of Opnext’s management and of Opnext’s legal, financial and accounting advisors. A representative of Latham discussed with the board the board’s fiduciary duties with respect to the proposed transaction and the status and terms of the merger agreement and voting agreements. A representative of Blackstone reviewed with the board Blackstone’s financial analysis of the exchange ratio and Blackstone then delivered to the board of directors its oral opinion, confirmed by delivery of a written opinion dated March 26, 2012, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Blackstone’s opinion, the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock was fair, from a financial point of view, to the holders of Opnext common stock . The Opnext board, after considering the due diligence findings, and the merits, risks and benefits of the proposed transaction with Oclaro, concluded that the transaction was fair to and in the best interests of Opnext’s stockholders, and voted to approve the merger agreement and the merger.

In addition to formal meetings of the Opnext board of directors and strategic advisory committee, Mr. Bosco frequently provided members of the Opnext board with updates on the status of his interactions with Oclaro and of various other strategic alternatives, and obtained guidance from members of the Opnext board with respect to such interactions and alternatives.

Shortly after the board meetings on March 26, 2012, Opnext, Oclaro and their representatives finalized the merger agreement and the disclosure schedules to the merger agreement, and the parties executed the merger agreement on March 26, 2012. Also, certain directors and executive officers of Oclaro and certain directors, executive officers and stockholders (including Hitachi and Clarity Partners) of Opnext entered into voting agreements, each dated as of March 26, 2012.

After the stock market closed on March 26, 2012, Opnext and Oclaro issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

Mutual Reasons for the Merger

The boards of directors of Oclaro and Opnext identified and considered many factors in evaluating the merger, including the following:

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Creating Synergies and Cost Saving Opportunities. The integration of the product lines, supply chains, administrative functions, sales and marketing teams and research and development efforts of the combined companies is expected to result in cost savings synergies and continuing increases in gross margins, both of which are expected to improve Oclaro’s operating results. Both companies believe that the combination of the two companies will create synergies that are expected to improve financial performance faster than either of the two companies could accomplish on a stand-alone basis. It is expected that the combination will result in positive non-GAAP operating income in the first full quarter after the close of the transaction and will generate approximately $35 million to $45 million in annualized cost savings by the end of 18 months after the consummation of the merger.

•	Integration of Product Lines Resulting in Scale to Better Compete. Both companies believe that the combination of the two companies with their technologies and capabilities will result in a stronger company with a more complete and broader product offering than either company would have on a stand-alone basis. A broader product line is expected to allow the combined company to better serve the customer base.

•

Leader in the markets. Both companies believe that the combination of the two companies will create a leader in the telecom market of the optical industry and a stronger competitor in the datacom market of the optical industry. As a result of the merger, the combined company will have a comprehensive portfolio of terminal and line product technologies that are critical for the metro and long-haul markets and a broader product portfolio in the industrial and consumer markets. The combined company is expected to become a new leader in the growing optical components and modules market, a leading supplier to the core optical network with a strong leadership position in the fast growing 40G and 100G segment, will be well-positioned to grow its leadership in data communications and will become the largest supplier of laser diodes for industrial and consumer applications.

•

Utilizing and Integrating Complementary Businesses. Both companies believe that each company’s product portfolios are complementary to the other company’s products and that there is little overlap between the product portfolios. The companies have complementary chip level and technology portfolios, which are expected to allow the combined company to deliver more vertical integration capabilities from components to subsystems. The combined company will be well positioned through its strategic partnerships to become a highly strategic provider to major customers.

•

Integration of Technologies and IP. Both companies possess strong intellectual property portfolios and together the combined portfolio is even stronger with an aggregate of over 2,000 patents. The companies expect that the combined company’s technological capabilities will support more rapid development of next generation products, which could improve the combined company’s competitive position in its target markets. The combined company is expected to have technology leadership in chip level, design and manufacture photonic integration and advanced packaging.

•

Expansion of Sales Opportunities. Since the companies have complementary customer bases and relationships, both companies believe that the combination will allow them to quickly expand and improve sales opportunities and service to their customers.

•	Combined Board Representation. The board of directors of the combined company will also enjoy the experience and skills of certain members of the board of each of Oclaro and Opnext.

Oclaro’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the Oclaro board of directors consulted with senior management, outside legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that the Oclaro stockholders approve the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock, all of which it viewed as generally supporting its decision to approve the business combination with Opnext:

•	the complementary nature of Oclaro’s and Opnext’s product lines;

•

the potential opportunity for the two companies to integrate their products to meet a wider set of customer needs and to combine their technological resources to develop new products with increased functionality and bring them to market faster;

•	the potential of the combined company to have a stronger geographic footprint in Japan than Oclaro possessed on a standalone basis prior to the merger;

•

the competitive and market environments in which Oclaro and Opnext operate, and the potential for the merger to enhance the scale of Oclaro’s ability to compete effectively in those environments, particularly given current adverse economic conditions;

•

historical and current information about each of the combining companies and their businesses, prospects, financial performance and condition, operations, technology, management and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the industry;

•	the potential improvement in the share price of Oclaro common stock as a result of the cost savings synergies and improved operating results, thus enhancing stockholders value;

•	the results of the due diligence review of Opnext’s business and operations by Oclaro’s management, legal advisors and financial advisors;

•	the terms and conditions of the merger agreement, including the following related factors:

•

the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type and that a fixed exchange ratio fairly captures the respective ownership interests of the Oclaro and Opnext stockholders in the combined company based on valuations of Oclaro and Opnext at the time of the board’s approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•

the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either Oclaro’s or Opnext’s stock between signing of the merger agreement and consummation of the merger;

•	the nature of the conditions to Opnext’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•

the no-solicitation provisions governing Opnext’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the limited ability of the parties to terminate the merger agreement; and

•	the possible effects of the provisions regarding termination fees and expenses;

•	the likelihood that the merger will be consummated on a timely basis;

•	the likelihood of retaining key Oclaro and Opnext employees to help manage the combined entity; and

•

the opinion of Oclaro’s financial advisor, dated March 26, 2012, to the Oclaro board of directors that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.42 shares of Oclaro common stock to be issued in exchange for each share of Opnext common stock pursuant to the merger agreement was fair to Oclaro from a financial point of view.

The Oclaro board of directors also considered the potential risks of the merger, including the following:

•

the risks, challenges and costs inherent in combining the operations of two major companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Oclaro’s common stock resulting from the merger announcement;

•

the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•

the negative impact or possible reduction of purchase commitments of any delays in purchase commitments after the announcement of the merger as a result of any customers obtaining alternative sources of goods;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	the risk to Oclaro’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by the Oclaro board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Oclaro board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Oclaro board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Oclaro board of directors may have given different weight to different factors. The Oclaro board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Oclaro’s management and Oclaro’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opnext’s Reasons for the Merger

The Opnext board of directors consulted with senior management, outside legal counsel and Opnext’s financial advisor in evaluating the merger. In addition to considering the strategic factors outlined above, the Opnext board considered a number of factors in reaching its conclusion to approve the merger and to recommend that the Opnext stockholders adopt the merger agreement, including, but not limited to:

•	the strategic rationale for the merger and the potential benefits of the contemplated transaction;

•

the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof, and the potential for an alternative combination transaction to the merger based upon the discussions held by Opnext and senior management, with the assistance of Opnext’s financial advisor, with a number of potential strategic partners over a period of several years;

•	management’s assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from a number of alternative strategic combinations;

•

the current and historical market prices of Opnext’s and Oclaro’s common stock, and the current and historical market prices of Opnext’s and Oclaro’s common stock relative to those of other industry participants and general market indices, including the fact that the 0.42 shares of Oclaro common stock for each share of Opnext common stock to be paid as the consideration in the merger represented an implied premium over the implied current and historical exchange ratios over the 30-day, 60-day, and 90-day trading periods ended March 23, 2012 (the last trading day prior to the public announcement of the merger);

•

the current and prospective environment in which Opnext operates, including the competitive environment, reductions in expenditures by Opnext’s customers, the trend toward consolidation in the optical components industry and the corresponding effect on Opnext’s revenues, the importance of scale in the increasingly competitive market environments in which Opnext operates, and the potential for the merger to enhance Opnext’s ability to compete effectively in those environments, and the likely effect of these factors on Opnext’s potential growth, development, productivity, profitability and strategic options;

•

current and historical information concerning Opnext’s and Oclaro’s respective businesses, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•	the potential business, operational and financial synergies that may be realized over time by the combined company following the merger;

•	its knowledge of the business, operations, financial condition and earnings of Oclaro, taking into account the results of the due diligence review of Oclaro;

•	the likelihood that the merger will be completed;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Opnext’s and Oclaro’s common stock;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•

the consideration to be received by Opnext’s stockholders in the merger, including the form of such consideration, which enables Opnext’s stockholders to continue to have a substantial equity interest in the combined company following the merger, as well as the fact that the shares of Oclaro common stock to be received by Opnext’s stockholders will be received in a tax-free exchange and would be registered on Form S-4 and will be freely tradable for Opnext stockholders who are not affiliates of Oclaro.

The Opnext board of directors also identified and considered a number of positive factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•

discussions with Opnext’s management team regarding Opnext’s and Oclaro’s respective businesses, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these objectives; the nature of Opnext’s and Oclaro’s respective businesses and the industry in which Opnext and Oclaro compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led the board of directors to conclude that the merger presented an opportunity for the stockholders of Opnext to realize greater value than the value likely to be realized by stockholders in the event Opnext remained independent;

•

a review of the possible alternatives to a sale of Opnext, including remaining independent and growing the business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the value to the stockholders of Opnext of such alternatives; and the timing and likelihood of actually achieving additional value from these alternatives;

•

the belief by management that the merger would allow for enhanced products and opportunities for Opnext’s partners, clients and customers, and management’s view that the relatively limited overlap between Opnext and Oclaro would minimize the impact of the merger on the customers and employees of Opnext;

•

the value of the consideration to be paid in connection with the merger as analyzed through various valuation methodologies, including among others implied exchange ratio analysis, selected publicly traded companies analysis, selected precedent transactions analysis and contribution analysis;

•

the assessment, based on management’s negotiations and discussions with other parties to alternative potential combination transactions during the course of negotiations with Oclaro, of the relative value of such potential combination transactions and the synergies that may be realized by the business combinations;

•

the opinion of Opnext’s financial advisor, dated March 26, 2012, to Opnext’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock, as more fully described below in the section “— Opinion of Opnext’s Financial Advisor” on page 62;

•

the fact that the merger would be subject to the approval of the stockholders of Opnext and that if an alternative offer affording greater value to Opnext’s stockholders were to be made to the stockholders prior to the completion of the merger, the stockholders could elect not to adopt the merger agreement, and that the board of directors could change its recommendation regarding the merger in certain circumstances, subject to possible payment of the termination fee;

•

the belief that the terms and conditions of the merger agreement, including the parties’ mutual representations, warranties and covenants, deal support provisions, and closing conditions, are reasonable for a transaction of this nature, and

•	the prospects for successful consummation of the transaction are high.

The Opnext board of directors also identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•

the fact that because of the fixed exchange ratio of 0.42 shares of Oclaro common stock for each share of Opnext common stock, if Oclaro’s share price declines prior to the consummation of the merger, the consideration to be received by the stockholders of Opnext would also decline;

•	the inability of Opnext’s stockholders to realize the long-term value of the successful execution of Opnext’s current strategy as an independent company;

•

the risks associated with remaining an independent company, including increased competition, industry consolidation trends, difficulties of achieving scale, the significant and increasing cost of complying with obligations as a publicly traded company, anticipated operating performance and a review of ongoing product development initiatives;

•

the possibility that the merger might not be completed and the potential effects of the public announcement and pendency of the merger on management attention, Opnext’s ability to retain employees, Opnext’s relationship with certain customers, suppliers and strategic partners, and Opnext’s sales, operating results and stock price and Opnext’s ability to attract and retain key management and sales, marketing and technical personnel;

•	the risks of integrating the businesses of the combined companies and management and employee disruption associated with the merger, including the risks that the integration of the two companies’

management and cultures might not be accomplished quickly or smoothly and that despite the efforts of the combined company, key personnel might not remain employed by the combined company;

•

the recent trading values of Opnext’s common stock in the current recessionary environment and in the aftermath of the earthquake and tsunami in Japan and the flooding in Thailand in 2011, relative to trading values of Opnext’s common stock in prior periods;

•

the restrictions the merger agreement imposes on soliciting competing bids and the fact that Opnext may be obligated to pay to Oclaro a $6 million termination fee under specified circumstances and the possibility that this termination fee could discourage a competing proposal to acquire Opnext or reduce the price in an alternative transaction;

•

the restrictions the merger agreement imposes on the operations of Opnext during the period between the signing of the merger agreement and the completion of the merger and the fact that such restrictions could have had an adverse effect on the operations of Opnext during such time;

•	the fact that the merger agreement precludes Opnext from actively soliciting alternative proposals;

•

the fact that certain of the directors and executive officers of Opnext may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Opnext;

•

that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by the stockholders of Opnext;

•	the risk of not realizing all of the anticipated strategic benefits between Oclaro and Opnext and the risk that other anticipated benefits might not be realized;

•	the risk that the merger may not be consummated in a timely manner or that the merger may not be consummated at all;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Oclaro and Opnext and the transaction expenses arising from the merger; and

•	various other applicable risks associated with the combined company and the merger, including the risks described in the section titled “Risk Factors.”

The foregoing information and factors considered by the Opnext board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Opnext board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Opnext board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Opnext board of directors may have given different weight to different factors. The Opnext board of directors conducted an overall review of the factors described above, including discussions with Opnext’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Oclaro’s Financial Advisor

Foros delivered to the Oclaro board of directors an opinion, dated March 26, 2012, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Foros’s opinion, the exchange ratio was fair, from a financial point of view, to Oclaro.

The full text of the Foros written opinion to the Oclaro board of directors, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Foros, is attached as Appendix D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Foros provided its opinion to the Oclaro board of directors for the information and assistance of the Oclaro board of directors (in its capacity as such) in connection with and for purposes of the Oclaro board of directors’ evaluation of the exchange ratio from a financial point of view. Foros’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any other matter.

In connection with rendering its opinion, Foros:

(1)	reviewed certain publicly available business and financial information relating to Oclaro and Opnext that Foros deemed relevant;

(2)	discussed the past and current business, operations, financial condition and prospects of Oclaro and Opnext with members of senior management of Oclaro;

(3)	reviewed certain financial forecasts relating to Opnext prepared by the management of Opnext (the “Opnext Forecasts”), and certain adjustments to the Opnext Forecasts prepared by the management of Oclaro (the “Oclaro-Opnext Forecasts”), and discussed with the management of Oclaro its assessments as to the relative likelihood of achieving the future financial results in the Opnext Forecasts and the Oclaro-Opnext Forecasts;

(4)	reviewed certain internal financial and operating data concerning Oclaro furnished to or discussed with Foros by the management of Oclaro, including certain financial forecasts for Oclaro prepared by the management of Oclaro (the “Oclaro Forecasts”);

(5)	reviewed certain estimates as to the amount and timing of revenue enhancements and cost savings (collectively, the “Synergies/Cost Savings”) anticipated by the management of Oclaro to result from the merger;

(6)	reviewed the potential pro-forma financial impact of the merger on the future financial performance of Oclaro, including the potential effect on Oclaro’s earnings per share as prepared by the management of Oclaro;

(7)	reviewed the trading history for Oclaro common stock and Opnext common stock and a comparison of that trading history with each other and the trading histories of certain other publicly traded companies Foros deemed relevant;

(8)	compared certain financial and stock market information of Oclaro and Opnext with similar publicly available information of certain other companies Foros deemed relevant;

(9)	compared certain financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions Foros deemed relevant;

(10)	reviewed the relative financial contributions of Oclaro and Opnext to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed the merger agreement; and

(12)	performed such other analyses and studies and considered such other factors as Foros deemed appropriate.

In arriving at its opinion, Foros assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it, including without limitation the Opnext Forecasts, Oclaro-Opnext Forecasts, Oclaro Forecasts and Synergies/Cost Savings, and relied upon the assurances of the management of Oclaro that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Opnext Forecasts, Foros assumed, at the Oclaro board of directors’ direction and without independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Opnext as to the future financial performance of Opnext. With respect to the Oclaro-Opnext Forecasts, Foros assumed, at the Oclaro board of directors’ direction and without independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Opnext, including the assessments of the management of Oclaro as to the relative likelihood of achieving the future financial results reflected in the Opnext Forecasts and the Oclaro-Opnext Forecasts, and Foros relied, at the Oclaro board of directors’ direction, on the Oclaro-Opnext Forecasts for purposes of its opinion. With respect to the Oclaro Forecasts, Foros assumed, at the Oclaro board of directors’ direction and without independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Oclaro. With respect to the Synergies/Cost Savings, Foros assumed, at the Oclaro board of directors’ direction and without independent verification, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Oclaro and the other matters covered thereby, and Foros also relied, at the Oclaro board of directors’ direction and without independent verification, on the assessments of the management of Oclaro as to its ability to achieve the Synergies/Cost Savings and Foros was advised by Oclaro, and assumed, at the Oclaro board of directors’ direction and without independent verification, that the Synergies/Cost Savings will be realized in the amounts and at the times projected.

Foros did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Oclaro or Opnext, nor did it make any physical inspection of the properties or assets of Oclaro or Opnext. Foros did not evaluate the solvency or fair value of Oclaro, Opnext or the combined company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Foros assumed, at the Oclaro board of directors’ direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Oclaro or Opnext or the contemplated benefits of the merger. Foros also assumed, at the Oclaro board of directors’ direction, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Foros’s opinion expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified therein), including, without limitation, the form or structure of the merger. Foros’s opinion was limited to the fairness, from a financial point of view, to Oclaro of the exchange ratio provided for in the merger, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, Foros expressed no opinion or view with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, Foros expressed no opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Oclaro or in which Oclaro might engage or as to the underlying business decision of Oclaro to proceed with or effect the merger. Foros did not express any opinion as to what the value of Oclaro common stock actually would be when issued or the prices at which Oclaro common stock would trade at any time, including following announcement or consummation of the merger. In addition, Foros’s opinion was not intended to and does not constitute a recommendation to members of the Oclaro board of directors as to whether they should approve the merger or the merger agreement, and Foros expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, the Oclaro board of directors imposed no other limitations on the investigations made or procedures followed by Foros in rendering its opinion.

Foros’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as they existed and could be evaluated on, and the information made available to Foros as of, the date of its opinion. It should be understood that subsequent developments may affect Foros’s opinion, and Foros does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Foros’s opinion was approved by Foros’s Opinion Committee.

The following represents a summary of the material financial analyses presented by Foros to the Oclaro board of directors in connection with Foros’s opinion. The order of analyses described does not represent relative importance or weight given by Foros to those analyses. The financial analyses summarized below include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Foros’s financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Foros.

Historical Exchange Ratio Review

Foros reviewed the exchange ratios implied by the market prices of the shares of Opnext common stock and Oclaro common stock over selected dates and selected periods and noted the following average implied exchange ratios:

	Exchange Ratio	Implied Opnext Ownership
Current (as of March 23, 2012)	0.24x	30%
Prior 5 trading-day avg.	0.23x	29%
Prior 10 trading-day avg.	0.24x	29%
Prior 1-month avg.	0.24x	29%
Prior 2-month avg.	0.24x	30%
Prior 3-month avg.	0.25x	31%
Prior 6-month avg.	0.29x	33%
Prior 1-year avg.	0.30x	34%
Prior 52-week high	0.43x	43%
Prior 52-week low	0.18x	24%

Selected Publicly Traded Companies Analysis

Foros reviewed and compared certain financial information, ratios and multiples for Opnext and Oclaro to corresponding financial information, ratios and public market multiples for publicly traded companies selected based on involvement in the optical components industry and availability of financial information (the “Selected Companies”). The Selected Companies are as follows:

Selected Companies

•	Avago Technologies Limited

•	JDS Uniphase Corporation

•	Finisar Corporation

•	Oplink Communications, Inc.

•	NeoPhotonics Corporation

•	Emcore Corporation

Foros calculated and compared various financial multiples and ratios based on closing market share prices and other publicly available historical financial data for the Selected Companies, Opnext and Oclaro as of March 23, 2012, the last full trading day prior to the Oclaro board of directors’ approval of the contemplated merger, and selected Wall Street research, FactSet and public filings and, with respect to Opnext and Oclaro, also based on the Oclaro-Opnext Forecasts and the Oclaro Forecasts.

In the analysis of Selected Companies, Foros used non-GAAP operating performance metrics commonly used by Oclaro management in evaluating and reporting core operating performance. Non-GAAP gross profit was calculated in accordance with GAAP, excluding the non-cash compensation related to stock and options granted to employees and directors. Non-GAAP operating income/loss was calculated as operating income/loss in accordance with GAAP, excluding the impact of amortization of intangible assets, restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related expenses. Non-GAAP net income/loss was calculated as net income/loss in accordance with GAAP excluding the impact of restructuring, acquisition and related costs, flood-related expenses, non-cash compensation related to stock and options granted to employees and directors, net foreign currency translation gains/losses, the impact of amortization of intangible assets and certain other one-time charges and credits.

With respect to the Selected Companies, Opnext and Oclaro, Foros calculated and compared:

•	annual percentage growth rate of total revenue from calendar year 2010 to calendar year 2011 and of total revenue from calendar year 2011 to estimated total revenue for calendar year 2012;

•	non-GAAP operating income for calendar year 2011 and estimated non-GAAP operating income for calendar year 2012; and

•	median forecasted long-term growth rate of earnings per share based on FactSet consensus.

The results of these analyses are summarized as follows:

	Revenue Growth CY2010 Actual - CY2011 Actual	Revenue Growth CY2011 Actual - CY2012 Estimated	Non-GAAP Operating Income Margin CY2011 Actual	Non-GAAP Operating Income Margin CY2012 Estimated	EPS Long- Term Growth
Selected Companies
Mean	6%	6%	9%	9%	14%
Median	8%	7%	11%	11%	15%
Opnext(1)	(3%)	5%	(13%)	(9%)	20%
Oclaro(1)	(8%)	8%	(10%)	(5%)	NA

(1)	Based on Wall Street estimates.

With respect to the Selected Companies, Opnext and Oclaro, Foros calculated and compared:

•

enterprise value (“EV”), calculated as the market value of fully diluted common equity plus the book value of debt and preferred shares and minority interest (if any) less cash and short-term investments, as a multiple of estimated revenues and non-GAAP operating income for calendar year 2012;

•

closing market price per share to estimated earnings per share, referred to as “P/E”, ratios for calendar year 2012, and as adjusted to account for positive cash balance and associated interest income;

•	P/E ratio to estimated earnings annual growth rate, referred to as “P/E/G,” ratios for calendar year 2012, and as adjusted to account for positive cash balance and associated interest income; and

•	closing market price per share to tangible book value, calculated as stockholder’s equity minus goodwill and intangible assets.

The results of these analyses are summarized as follows:

	EV/ CY2012 Estimated		P/E		P/E/G
	Revenue	Non-GAAP Operating Income	CY 2012 Estimated	CY 2012 Estimated (Cash Adj.)	CY 2012 Estimated	CY 2012 Estimated (Cash Adj.)	Price/ Tangible Book Value
Selected Companies
Mean	1.41x	12.0x	17.3x	13.6x	1.21x	1.10x	2.82x
Median	1.23x	13.0x	17.2x	13.9x	1.19x	1.08x	1.95x
Opnext(1)	0.18x	N/M	N/M	N/M	N/M	N/M	0.59x
Oclaro (1)	0.45x	N/M	N/M	N/M	N/M	N/M	1.43x

(1)	Based on Wall Street estimates.

No company used in this analysis is identical or directly comparable to Opnext or Oclaro. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Opnext and Oclaro were compared.

Contribution Analysis

Foros reviewed the relative revenue, gross profit, non-GAAP operating income, non-GAAP net income (adjusted for positive net cash balances) and tangible book value contributions of Opnext and Oclaro to the future financial performance of the combined company on a pro forma basis. The purpose of the contribution analyses was to derive implied exchange ratios by determining relative implied contributions, without including synergies, of Opnext and Oclaro to the combined company. Financial data for Opnext and Oclaro were based on the Oclaro-Opnext Forecasts and the Oclaro Forecasts, respectively. Based on the implied relative equity value contributions, Foros calculated the following implied exchange ratios:

	% contribution		Implied Opnext
	Opnext	Oclaro	Equity Ownership	Exchange Ratio
Revenue
Forecast Fiscal Year 2012	43%	57%	45%	0.47x
Forecast Fiscal Year 2013	46%	54%	47%	0.51x
Forecast Fiscal Year 2014	45%	55%	47%	0.50x
Gross Profit
Forecast Fiscal Year 2012	42%	58%	44%	0.45x
Forecast Fiscal Year 2013	41%	59%	44%	0.44x
Forecast Fiscal Year 2014	41%	59%	43%	0.43x
Non-GAAP Operating Income
Forecast Fiscal Year 2013	15%	85%	23%	0.17x
Forecast Fiscal Year 2014	34%	66%	38%	0.35x
Non-GAAP Net Income
Forecast Fiscal Year 2013	12%	88%	21%	0.15x
Forecast Fiscal Year 2014	35%	65%	39%	0.36x
Tangible Book Value
As of December 31, 2011	51%	49%	51%	0.58x

Illustrative Value Accretion of Synergy Cases

Foros reviewed and compared illustrative value accretion to Oclaro’s stockholders from the merger implied by the pro forma synergy cases provided by Oclaro management. The pro forma synergy cases provided by

Oclaro management represent different scenarios for estimated future operating performance based on management’s due diligence, experience and judgment. At the direction of Oclaro management, Foros reviewed three cases furnished to Foros by Oclaro management to be used for financial analysis: (i) a Revenue/Cost Synergy case which included revenue synergies as well as associated costs and cost synergies, (ii) a Cost Synergy case reflecting the same cost synergies, but excluding the revenue synergies included in the Revenue/Cost Synergy case, and (iii) a Conservative Cost Synergy case which reflects only certain of those synergies included in the Cost Synergy case. Based on the Oclaro-Opnext Forecasts, the Oclaro Forecasts, and the pro forma synergy cases, Foros calculated pro forma operating performance scenarios for the combined company after the merger giving effect to the pro forma impact of the potential synergies in each case.

Foros applied to such synergy cases a range of enterprise value / next twelve month non-GAAP operating income multiples, a range of price / next twelve month earnings multiples, and a discounted cash flow methodology based on a range of perpetuity growth rates. The purpose of each analysis was to derive the implied increase in pro forma equity value to Oclaro stockholders upon consummation of the merger after giving effect to the pro forma impact of the potential synergy cases to the equity value of Oclaro stockholders as of March 23, 2012. In each case, the implied value of the pro forma synergies forecasted by Oclaro management was added to the market capitalizations of Oclaro and Opnext as of March 23, 2012, to determine an implied pro forma value for the overall combined company as a result of consummation of the merger and after giving effect to the pro forma impact of such potential synergy cases. The market capitalization of Oclaro as of March 23, 2012 was then compared to the pro forma equity ownership of the combined company that would be held by Oclaro’s stockholders upon consummation of the merger. In the discounted cash flow methodology, the forecasted levered free cash flow was determined by annualizing the last quarter included in the Oclaro management forecasts (i.e. December 31, 2014 quarter-end) and then applying a range of perpetuity growth rates to determine terminal value. For this analysis of levered free cash flows an illustrative 21% discount rate was applied to the combined company.

The results of these analyses are summarized as follows:

	Illustrative % Increase in Value to Oclaro Stockholders Relative to Current Value(1)
	Revenue/Cost Synergy Case	Cost Synergy Case	Conservative Cost Synergy Case
Illustrative EV / Non-GAAP Operating Income Multiples
5.0x	53%	28%	17%
5.5x	61%	34%	21%
6.0x	69%	39%	25%
Illustrative P/E Multiples
10.0x	78%	45%	30%
12.0x	99%	59%	41%
14.0x	120%	74%	53%
Illustrative Synergy Perpetuity Growth Rates
1.0%	41%	19%	10%
2.0%	44%	21%	11%
3.0%	47%	23%	13%

(1)	Current as of March 23, 2012.

Foros also reviewed the fiscal year 2014 estimated per share revenue, operating income and earnings forecasted by Oclaro management for Oclaro as a standalone company relative to that of the combined company after giving effect to the pro forma impact of the potential synergy cases anticipated by the management of Oclaro to result from the merger. Foros then calculated the pro forma equity ownership of the combined company that would be held by Oclaro’s stockholders upon consummation of the merger to compare the change of these operating metrics on a per-share basis from the perspective of Oclaro’s stockholders.

The results of these analyses are summarized as follows:

% difference from Standalone	Revenue / Cost Synergy Case	Cost Synergy Case	Conservative Cost Synergy Case
Oclaro Forecast Fiscal Year 2014
Revenue / Share	3%	1%	1%
Non-GAAP Operating Income / Share	49%	29%	20%
Earnings Per Share	59%	36%	26%

Foros also performed an illustrative analysis of the implied present value of the future price per share of Oclaro common stock as compared to the illustrative future price per share of the combined company on a pro forma basis. For this analysis, Foros used the Oclaro Forecasts and the Oclaro-Opnext Forecasts. Foros first calculated implied present values per share of Oclaro common stock and per share of the combined company on a pro forma basis by applying an illustrative range of estimated cash adjusted P/E multiples to estimated EPS for Oclaro and the combined company for fiscal year ending June 30, 2014. Foros then discounted such implied per share values back 1.25 years from June 30, 2013 using a discount rate of 22.6%, reflecting a blended cost of equity estimate for the combined company based on the market capitalization and estimated cost of equity of each of Oclaro and Opnext as of March 23, 2012.

The results of these analyses are summarized as follows:

Illustrative NTM Cash Adjusted P /E Multiple	Illustrative % Premium Relative to Oclaro Standalone
	Revenue / Cost Synergy Case	Cost Synergy Case	Conservative Cost Synergy Case
10.0x	53%	32%	22%
12.0x	54%	32%	23%
14.0x	55%	33%	23%
16.0x	56%	33%	23%

Discounted Cash Flow Analysis

Foros performed a discounted cash flow analysis of Oclaro and Opnext using the Oclaro Forecasts and the Oclaro-Opnext Forecasts. Foros calculated the net present value of levered free cash flows for Oclaro and Opnext anticipated by Oclaro management to be generated during the fourth quarter ending June 30, 2012 through the first half of fiscal year 2015. These levered free cash flows were discounted to March 31, 2012 using discount rates of 20%-26% in the case of Oclaro and 19%-25% in the case of Opnext, reflecting a range of estimates of each company’s cost of equity capital. Foros then calculated a normalized free cash flow figure in the terminal year by annualizing the last quarter of financial projections (i.e. December 31, 2014 quarter-end) and then applied perpetuity growth rates ranging from 3.0% to 5.0% to the terminal year free cash flow to calculate illustrative terminal values as of December 31, 2015. These illustrative terminal values were then discounted to March 31, 2012 to calculate implied indications of present value using discount rates of 20%-26% in the case of Oclaro and 19%-25% in the case of Opnext, reflecting a range of estimates of each company’s cost of equity capital. Foros then added the implied present values of the indicative levered free cash flows expected to be generated during the fourth quarter ending June 30, 2012 through the first half of fiscal year 2015 to the range of implied present values of the illustrative terminal values to arrive at an implied per share equity reference range for shares of Oclaro common stock and an implied per share equity reference range for shares of Opnext common stock.

Foros then performed a discounted cash flow analysis of the potential synergies anticipated by Oclaro management to result from the merger. Foros calculated the net present value of levered free cash flows that the combined company could generate as a result of such synergies during the fourth quarter of the fiscal year ending June 30, 2012 through the first half of fiscal year 2015. These levered free cash flows were discounted to March 31, 2012 using discount rates of 18%-24%, reflecting a range of estimates for the combined company’s cost of equity capital. Foros then calculated a normalized free cash flow figure in the terminal year and then applied perpetuity growth rates ranging from 1.0% to 3.0% to the terminal year free cash flow to calculate illustrative terminal values as of December 31, 2015. These illustrative terminal values were then discounted to March 31, 2012 to calculate implied indications of present value using discount rates of 18%-24%, reflecting a range of estimates of the combined company’s cost of equity capital. Foros then added the implied present values of the indicative levered free cash flows expected to be generated during the fourth quarter ending June 30, 2012 through the first half of fiscal year 2015 to the range of implied present values of the illustrative terminal values to arrive at implied reference range for the potential synergies.

Foros added the implied equity reference ranges of each of Oclaro and Opnext derived from the discounted cash flow analysis to the implied equity reference ranges of the synergies derived from the discounted cash flow analysis assuming a 21% discount rate for the combined company. Foros then compared the implied pro forma equity reference ranges of the combined company that would be held by Oclaro’s stockholders upon consummation of the merger to the implied equity reference ranges of Oclaro on a standalone basis, in each case derived from the discounted cash flow analysis. The results are as follows:

Illustrative Standalone Perpetuity Growth Rate	Illustrative Synergy Perpetuity Growth Rate	Premium to Oclaro Standalone DCF Value
Revenue / Cost Synergy Case
3%	1%	57%
4%	2%	57%
5%	3%	58%

Cost Synergy Case
3%	1%	36%
4%	2%	36%
5%	3%	36%

Conservative Cost Synergy Case
3%	1%	27%
4%	2%	28%
5%	3%	28%

Selected Transactions Analysis

Foros reviewed publicly available information for the following transactions since 2007 selected based on the involvement of the target companies in the optical components industry.

Announced	Target	Acquirer
03/22/11	Ignis ASA	Finisar Corporation
07/09/08	StrataLight Communications, Inc.	Opnext, Inc.
05/15/08	Optium Corporation	Finisar Corporation
01/07/08	Westover Scientific, Inc., Fibre Optic Division	JDS Uniphase Corporation
05/14/07	Stratos International, Inc.	Emerson Electric Co.
04/23/07	Optical Communication Products, Inc.	Oplink Communications, Inc.
03/26/07	AZNA LLC	Finisar Corporation

With respect to the financial information for the companies involved in the selected transactions, Foros relied on information available in public filings, company press releases, select Wall Street research and publicly available information from FactSet. Foros derived and compared the ratio of the firm value implied by the selected transaction and the merger to revenue for the last twelve months prior to announcement of the transaction. The results of these analyses were as follows:

Enterprise Value / LTM Revenue
Mean	1.9x
Median	1.7x
High	3.4x
Low	0.8x
Implied Opnext	0.4x

No company, business or transaction used in this analysis is identical or directly comparable to Oclaro, Opnext or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Oclaro, Opnext and the merger were compared.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Foros’s opinion. Foros did not form an opinion or recommendation as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Foros considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis it considered. Rather, Foros made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Foros prepared its analyses for purposes of providing its opinion to the Oclaro board of directors as to the fairness from a financial point of view of the exchange ratio. Foros’s analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at any time in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Foros’s analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Oclaro, Opnext or their respective affiliates, Foros or any other person assumes responsibility if future results are materially different from those forecast.

The type and amount of consideration payable in merger was determined through arms’-length negotiations between the Oclaro and Opnext and was approved by the Oclaro board of directors. Foros provided advice to the Oclaro board of directors during these negotiations. Foros did not, however, recommend any specific amount of consideration to Oclaro or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Foros acted as financial advisor to the board of directors of Oclaro in connection with the merger and pursuant to the terms of Oclaro’s engagement letter with Foros, Oclaro agreed to pay Foros an opinion fee of $500,000, payable upon Foros rendering its opinion (or advising Oclaro that Foros would be unable to deliver an opinion), and a transaction fee of up to $2.5 million (less any fees previously paid), contingent upon the completion of the merger. In addition, Oclaro has agreed to reimburse Foros’s expenses and indemnify Foros against certain liabilities arising out of its engagement.

Foros and its affiliates in the past have provided and in the future may provide investment banking and other financial services to Oclaro and have received or in the future may receive compensation for the rendering of these services, including having acted as co-manager on an equity offering by Oclaro on May 6, 2010.

The decision to recommend and enter into the merger agreement was solely that of the Oclaro board of directors. As described above in the section titled “Reasons for the Merger,” Foros’s opinion and analyses were only one of many factors considered by the Oclaro board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Oclaro board of directors with respect to the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Foros in connection with its opinion and is qualified in its entirety by reference to the written opinion of Foros attached as Annex D to this joint proxy statement/prospectus.

Opinion of Opnext’s Financial Advisor

Pursuant to an engagement letter dated June 15, 2011, Opnext requested that Blackstone render to the Opnext board of directors an opinion as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock. At the meeting of the Opnext board of directors on March 26, 2012, Blackstone rendered its oral opinion, subsequently confirmed in writing, to the Opnext board of directors to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on the review undertaken by Blackstone described in Blackstone’s opinion, the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock was fair to the holders of Opnext common stock from a financial point of view.

The full text of the written opinion of Blackstone, dated March 26, 2012, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Blackstone in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus. Opnext encourages its stockholders to read the opinion carefully in its entirety. Blackstone’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock to the holders of Opnext common stock. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone’s opinion was addressed to the Opnext board of directors and does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the merger or any other matter, and should not be relied upon by any stockholder as such. The summary of Blackstone’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this joint proxy statement/prospectus.

In arriving at its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning the business, financial condition, and operations of Opnext and Oclaro that Blackstone believed to be relevant to its inquiry;

•

reviewed certain internal information concerning the business, financial condition, and operations of Opnext and Oclaro prepared and furnished to Blackstone by the management of Opnext and Oclaro, respectively, that Blackstone believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, estimates and forecasts relating to Opnext and Oclaro, prepared and furnished to Blackstone by the management of Opnext and Oclaro, respectively;

•	reviewed Opnext’s and Oclaro’s financial projections for the calendar years 2012, 2013, and 2014, prepared and furnished to Blackstone by the management of Opnext and Oclaro, respectively;

•	reviewed the publicly available audited financial statements of Opnext for the fiscal years ended March 31, 2009, 2010, and 2011;

•	reviewed the publicly available audited financial statements of Oclaro for the fiscal years ended June 30, 2009, 2010, and 2011;

•	reviewed the publicly available unaudited financial statements of Opnext for the quarters ended June 30, September 30, and December 31, 2011;

•	reviewed the publicly available unaudited financial statements of Oclaro for the quarters ended September 30, and December 31, 2011;

•

held discussions with members of the senior management and the board of directors of Opnext, and the senior management of Oclaro, concerning their evaluations of the merger, Opnext’s and Oclaro’s respective businesses, and their respective operating and regulatory environments, financial condition, prospects, and strategic objectives, as well as such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion;

•	reviewed the historical market prices and trading activity for the Opnext common stock, as well as Oclaro’s common stock;

•	compared certain publicly available financial and stock market data for Opnext and Oclaro with similar information for certain other publicly traded companies that Blackstone deemed to be relevant;

•

reviewed the publicly available financial terms of certain other business combinations and the consideration received for and paid in such transactions that Blackstone believed to be generally relevant;

•	performed discounted cash flow analyses for each of Opnext and Oclaro using pro forma financial information prepared, and furnished to us, by the management of Opnext and Oclaro, respectively;

•	reviewed a draft of the merger agreement, dated March 26, 2012, which was the latest draft of the merger agreement provided to Blackstone;

•	reviewed a draft of the form of voting agreements relating to Opnext securities, dated March 22, 2012, which was the latest draft of such voting agreement provided to Blackstone;

•	reviewed the potential pro forma impact of the merger;

•	reviewed the pro forma net synergies projections provided to Blackstone by the respective managements of Opnext and Oclaro; and

•	performed such other financial studies, analyses and investigations, and considered such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, at Opnext’s direction and with Opnext’s consent, Blackstone relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to Blackstone by Opnext and Oclaro or otherwise discussed with or reviewed by or for Blackstone. Except as provided in its opinion, Blackstone assumed, at Opnext’s direction and with Opnext’s consent, that the financial and other projections prepared by Opnext and Oclaro and the assumptions underlying such projections and pro forma information, including the amounts and the timing of all financial and other performance data, had been reasonably prepared in accordance with industry practice and represented Opnext’s and Oclaro’s respective managements’ best estimates and judgments as of the date of their preparation. Blackstone assumed, at Opnext’s direction and with Opnext’s consent, no responsibility for and expressed no opinion as to such analyses or forecasts or the assumptions on which they are based.

Blackstone assumed for purposes of its opinion that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Opnext or Oclaro since the date of the last financial statements made available to Blackstone. Blackstone further relied, at Opnext’s direction and with Opnext’s consent, upon the assurances of the management of Opnext that they are not aware of any facts that would make any such information inaccurate, incomplete or misleading.

In addition, at Opnext’s direction, Blackstone also relied, without assuming responsibility or liability for independent verification, upon the views of the management of Opnext and Oclaro relating to the strategic, financial and operational benefits, and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the merger.

Blackstone was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Blackstone, nor was Blackstone furnished with any such verification and Blackstone does not assume any responsibility or liability for the accuracy or completeness thereof. Blackstone did not conduct a physical inspection of any of the properties or assets of Opnext or Oclaro. Blackstone did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Opnext or Oclaro, nor was Blackstone furnished with any such evaluations or appraisals, nor did Blackstone evaluate the solvency of Opnext or Oclaro under any state or federal laws.

Blackstone also assumed, at Opnext’s direction and with Opnext’s consent, that the final executed form of the merger agreement did not differ in any material respects from the latest drafts provided to Blackstone, and that the consummation of the merger will be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Opnext or Oclaro or the contemplated benefits of the merger. In addition, at Opnext’s direction, Blackstone assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Blackstone is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Opnext and its legal, tax and regulatory advisors with respect to such matters.

Blackstone did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to Opnext or the effect of any other arrangement in which Opnext might engage. Blackstone’s opinion is limited to the fairness, from a financial point of view, to the holders of Opnext common stock of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock, and Blackstone expressed no opinion as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of Opnext or as to the underlying decision by Opnext to engage in the merger. Blackstone’s opinion did not address any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise. Blackstone also expressed no opinion as to the fairness of the amount or nature of the compensation paid to any of Opnext’s officers, directors or employees, or any class of such persons, relative to the compensation to the public stockholders of Opnext.

Blackstone’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. Blackstone did not express any opinion as to the prices or trading ranges at which Opnext common stock or Oclaro common stock will trade at any time, either before or after consummation of the merger. Furthermore, Blackstone did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation in the merger, the ability of the surviving corporation to pay its obligations when they become due, or as to the value of Oclaro common stock at the time it is issued to Opnext’s stockholders.

Blackstone’s opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the merger or other matter, and should not be relied upon by any stockholder as such. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Blackstone’s opinion was approved by a fairness committee in accordance with established procedures.

Summary of Financial Analysis

In accordance with customary investment banking practice, Blackstone employed generally accepted valuation methods in reaching its financial opinion. The following is a summary of the material financial analyses contained in the presentation that was made by Blackstone to the Opnext board of directors on March 26, 2012 and that were utilized by Blackstone in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Blackstone, nor does the order of analyses described represent relative importance or weight given to those analyses by Blackstone. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Blackstone’s financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 22, 2012, and is not necessarily indicative of current or future market conditions.

For purposes of its analyses, Blackstone utilized the Oclaro Forecasts, with certain adjustments that are described in “Certain Projections of Oclaro and Opnext—Certain Projections Reviewed by the Opnext Board” (the “Adjusted Oclaro Forecasts”) and the Oclaro-Opnext Forecasts, with certain adjustments that are described in “Certain Projections of Oclaro and Opnext—Certain Projections Reviewed by the Opext Board” (the “Adjusted Oclaro-Opnext Forecasts”) for the stand-alone analyses performed on Oclaro and Opnext. Blackstone also utilized certain financial projections regarding the future operations of the combined company which were derived from the Adjusted Oclaro Forecasts and the Adjusted Oclaro-Opnext Forecasts (the “Opnext Combined Company Projections”). Blackstone also relied on Opnext’s and Oclaro’s managements’ estimates of the potential strategic, financial and operational benefits expected to result from the merger. Information regarding the net debt and the number of fully-diluted shares of common stock outstanding for Opnext and Oclaro was contained in their respective most recent SEC filings or was provided by their respective managements.

Valuation of Oclaro

Blackstone performed certain analyses to provide the Opnext board of directors with an indication of the value of Oclaro’s common stock. For each of the analyses described below, Blackstone compared the closing share price of Oclaro’s common stock of $4.52 as of March 22, 2012, to the range of share prices implied by such analysis. The market data used by Blackstone for purposes of its analysis of Oclaro is as of March 22, 2012.

Selected Companies Analysis

Blackstone reviewed and compared certain financial information for Oclaro to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment Blackstone determined to be relevant to its analysis:

Selected Companies:

•	EMCORE Corporation

•	Finisar Corp.

•	Oplink Communications Inc.

•	Opnext, Inc.

•	NeoPhotonics Corporation

Blackstone obtained financial metrics and projections for the selected companies from CapitalIQ, Wall Street research, and the selected companies’ public filings. In its analysis, Blackstone derived and compared multiples for Oclaro and the selected companies, calculated as follows:

•

the firm value, calculated as the market value of fully diluted common equity, plus the book value of debt and preferred stock and minority interests, if any, less cash and short term investments, as a multiple of estimated revenue for calendar year 2012, which is referred to below as “2012E FV/Revenue;”

•	the firm value as a multiple of estimated revenue for calendar year 2013, which is referred to below as “2013E FV/Revenue;”

•

the firm value as a multiple of Adjusted EBITDA, defined as estimated earnings before interest, taxes, depreciation and amortization after backing out stock-based compensation expense and restructuring costs, for calendar year 2012, which is referred to below as “2012E FV/Adj. EBITDA.”

•	the firm value as a multiple of Adjusted EBITDA for calendar year 2013, which is referred to below as “2013E FV/Adj. EBITDA.”

This analysis indicated the following*:

Financial Multiple	Low	High	Median**
2012E FV/Revenue	0.17x	1.45x	0.63x
2013E FV/Revenue***	0.15x	1.31x	0.38x
2012E FV/Adj. EBITDA****	5.70x	9.50x	7.60x
2013E FV/Adj. EBITDA*****	3.80x	12.80x	7.60x

*	Low and high multiples include multiples for Oclaro
**	Median excludes Opnext and Oclaro
***	Excludes multiple for Oplink Communications Inc., which was not meaningful due to unavailability of forecasts
****	Includes multiples for Finisar Corp. and Oplink Communications Inc. only, as other multiples were not meaningful due to negative EBITDA or unavailability of forecasts
*****	Excludes multiples for Oplink Communications Inc. and EMCORE Corporation, which were not meaningful due to lack of analyst forecasts

Blackstone then applied the following representative ranges to the respective Oclaro financial metrics, resulting in the following ranges of implied equity value per share of Oclaro common stock:

Financial Multiple	Representative Range	Implied Equity Value per Share
2012E FV/Revenue	0.17x – 0.63x	$2.12 – $6.12
2013E FV/Revenue	0.15x – 0.38x	$2.29 – $4.82
2012E FV/Adj. EBITDA	5.70x – 9.50x	$1.84 – $2.64
2013E FV/Adj. EBITDA	3.80x – 7.60x	$4.75 – $10.40

Blackstone noted that the range of prices for Oclaro common stock implied by this analysis was between $1.84 and $10.40 per share, compared to a closing share price of $4.52 as of March 22, 2012.

Although Blackstone selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Oclaro, no selected company is identical to Oclaro. Accordingly, Blackstone’s comparison of selected companies to Oclaro and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Oclaro.

Illustrative Stand-Alone Discounted Cash Flow Analysis

Blackstone conducted an illustrative discounted cash flow analysis for Oclaro on a standalone basis. A discounted cash flow analysis is designed to estimate an implied equity value per share of a company by calculating the present value of the estimated unlevered future free cash flows as well as the terminal value in order to arrive at the firm value of the company. The company’s equity value is then calculated by subtracting the book value of debt, preferred stock and minority interest, if any, from the firm value and adding cash and short term investments. The equity value is divided by the number of fully-diluted shares of common stock outstanding to arrive at an implied equity value per share of the company.

The discounted cash flow analysis Blackstone conducted on Oclaro was based on the Adjusted Oclaro Forecasts for the fiscal quarters ending June 30, 2012 through December 31, 2014. Blackstone first calculated the unlevered free cash flows (calculated as operating income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization and stock-based compensation (unlevered free cash flows include expected net cash proceeds from Oclaro’s pending transaction with Venture Corporation as described in the Form 8-K filed by Oclaro on March 21, 2012 (the “Venture Transaction”) as well as certain other non-operating cash flows that Oclaro is expected to generate)). Blackstone then calculated an implied range of terminal values for Oclaro by applying a range of perpetuity growth rates from 1.0% to 4.0% to Oclaro’s annualized unlevered free cash flow for the fiscal quarter ending December 31, 2014. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 16.0% to 18.0%, which were derived using an estimated weighted average cost of capital using industry comparables. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Oclaro’s projected cash and total debt balances as of June 30, 2012. For the purposes of this analysis, Blackstone utilized the fully-diluted number of shares of Oclaro common stock as of June 30, 2012 provided by Oclaro management.

Blackstone noted that the range of prices for Oclaro common stock implied by this analysis was between $6.29 and $8.07 per share, compared to a closing share price of $4.52 as of March 22, 2012.

Valuation of Opnext

The exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock implies an approximately 42% pro forma ownership of the combined company by Opnext shareholders.

Implied Value and Implied Premium Paid Per Share

Blackstone calculated the implied per share value of the consideration to be received by the holders of Opnext common stock pursuant to the merger agreement, by multiplying the exchange ratio of 0.42 by the closing sale price of Oclaro common stock as of March 22, 2012 of $4.52, and noted that such implied per share value was $1.90, which is referred to below as the “Implied Transaction Price.”

The Implied Transaction Price of $1.90 represented a premium of approximately 75.8% to the closing sale price of Opnext common stock of $1.08 as of March 22, 2012.

Selected Companies Analysis

Blackstone reviewed and compared certain financial information for Opnext to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment Blackstone determined to be relevant to its analysis:

Selected Companies:

•	EMCORE Corporation

•	Finisar Corp.

•	Oclaro, Inc.

•	Oplink Communications Inc.

•	NeoPhotonics Corporation

Blackstone obtained financial metrics and projections for the selected companies from CapitalIQ, Wall Street research, and the selected companies’ public filings. In its analysis, Blackstone derived and compared multiples for Opnext and the selected companies, calculated as follows:

•	the firm value as a multiple of estimated revenue for calendar year 2012, which is referred to below as “2012E FV/Revenue;”

•	the firm value as a multiple of estimated revenue for calendar year 2013, which is referred to below as “2013E FV/Revenue;”

•	the firm value as a multiple of Adjusted EBITDA for calendar year 2012, which is referred to below as “2012E FV/Adj. EBITDA.”

•	the firm value as a multiple of Adjusted EBITDA for calendar year 2013, which is referred to below as “2013E FV/Adj. EBITDA.”

This analysis indicated the following*:

Financial Multiple	Low	High	Median**
2012E FV/Revenue	0.17x	1.45x	0.63x
2013E FV/Revenue***	0.15x	1.31x	0.38x
2012E FV/Adj. EBITDA****	5.70x	9.50x	7.60x
2013E FV/Adj. EBITDA*****	3.80x	12.80x	7.60x

*	Low and high multiples include multiples for Opnext
**	Median excludes Opnext and Oclaro
***	Excludes multiple for Oplink Communications Inc., which was not meaningful due unavailability of forecasts
****	Includes multiples for Finisar Corp. and Oplink Communications Inc. only, as other multiples were not meaningful due to negative EBITDA or unavailability of forecasts
*****	Excludes multiples for Oplink Communications Inc. and EMCORE Corporation, which were not meaningful due to lack of analyst forecasts

Blackstone then applied the following representative ranges to the respective Opnext financial metrics, resulting in the following ranges of implied equity value per share of Opnext common stock:

Financial Multiple	Representative Range	Implied Equity Value per Share

2012E FV/Revenue	0.17x – 0.63x	$1.13 – $3.04

2013E FV/Revenue	0.15x – 0.38x	$1.21 – $2.42

2012E FV/Adj. EBITDA	5.70x – 9.50x	$0.83 – $1.11

2013E FV/Adj. EBITDA	3.80x – 7.60x	$2.09 – $3.75

Blackstone noted that the range of prices for Opnext common stock implied by this analysis was between $0.83 and $3.75 per share, compared to Implied Transaction Price of $1.90 as of March 22, 2012.

Although Blackstone selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Opnext, no selected company is identical to Opnext. Accordingly, Blackstone’s comparison of selected companies to Opnext and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Opnext.

Selected Precedent Transactions Analysis

Using publicly available information and data from The451, Blackstone reviewed the following transactions involving companies in the optical components manufacturing and communications equipment industries. The transactions considered and the month and year each transaction was announced were as follows:

Acquiror	Target	Date Announced
Eurazeo	3S Photonics SAS	October 2011
NeoPhotonics Corporation	Santur Corporation	September 2011
Francisco Partners	Source Photonics Inc.	October 2010
Ignis ASA	SmartOptics AS	September 2010
Oclaro Inc.	Mintera Corporation	July 2010
Bookham, Inc.	Avanex Corporation	January 2009

In its analysis, Blackstone reviewed the transaction firm value as a multiple of the target company’s latest twelve months revenue, or LTM revenue, immediately preceding announcement of the transaction, which is referred to below as “Transaction Firm Value/LTM Revenue.”

This analysis indicated the following:

Benchmark	High	Low	Mean
Transaction Firm Value/LTM Revenue	1.42x	0.25x	0.79x

Using a reference range of 0.25x to 0.79x multiplied by Opnext’s LTM Revenue, Blackstone determined a range of implied equity values per share for Opnext common stock of $1.25 to $3.05, compared to the Implied Transaction Price of $1.90 as of March 22, 2012.

It should be noted that with the exception of Oclaro, with respect to the Oclaro / Mintera Corp. transaction, no company utilized in the analysis above is identical to Opnext or Oclaro. It should also be noted that no transaction utilized in the analysis above is identical to the merger. In addition, in connection with its review, Blackstone considered the dates on which these transactions were announced and the market conditions existing at such time. Accordingly, Blackstone’s comparison of the selected transactions to the merger and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the companies involved in such transactions and of the merger and were based on Blackstone’s experience working with corporations on various merger and acquisition transactions.

Illustrative Stand-Alone Discounted Cash Flow Analysis

Blackstone conducted an illustrative discounted cash flow analysis for Opnext for the purpose of determining the implied equity value per share for Opnext common stock on a standalone basis using both the Adjusted Oclaro-Opnext Forecasts, which is referred to herein as the “Base Case,” and also using financial forecasts and projections obtained from Wall Street research, which is referred to herein as the Wall Street Research Case, in each case as described below.

Base Case. The Base Case discounted cash flow analysis conducted by Blackstone on Opnext was based on the Adjusted Oclaro-Opnext Forecasts for the fiscal quarters ending June 30, 2012 through December 31, 2014. Blackstone first calculated the unlevered free cash flows (calculated as operating income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization, stock-based compensation and certain other non-operating cash flows that Opnext is expected to generate). Blackstone then calculated an implied range of terminal values for Opnext by applying a range of perpetuity growth rates from 1.0% to 4.0% to Opnext’s annualized unlevered free cash flow for the fiscal quarter ending December 31, 2014. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 16.0% to 18.0%, which were derived using an estimated weighted average cost of capital using industry comparables. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Opnext’s projected cash and total debt balances as of June 30, 2012. For the purposes of this analysis, Blackstone utilized the fully-diluted number of shares of Opnext common stock as of June 30, 2012 provided by Opnext management.

Blackstone noted that the range of prices for Opnext common stock implied by this analysis was between $1.86 and $2.64 per share, compared to the Implied Transaction Price of $1.90 as of March 22, 2012.

Wall Street Research Case. The Wall Street Research Case discounted cash flow analysis was conducted by Blackstone based on financial forecasts that were prepared by equity research analysts that included certain profitability and cash flow metrics on a quarterly basis, and which were available to Blackstone, for the fiscal quarters ending June 30, 2012 through March 31, 2014. Stock based compensation and working capital were not provided in analyst research, and were calculated by Blackstone using certain assumptions as directed and endorsed by Opnext management. Blackstone first calculated the unlevered free cash flows that Opnext is expected to generate. Blackstone then calculated an implied range of terminal values for Opnext by applying a range of perpetuity growth rates from 1.0% to 4.0% to Opnext’s annualized unlevered free cash flow for the fiscal quarter ending March 31, 2014. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 16.0% to 18.0%, which were derived using an estimated weighted average cost of capital using industry comparables. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Opnext’s projected cash and total debt balances per Opnext’s latest filings. For the purposes of this analysis, Blackstone utilized the fully-diluted number of shares of Opnext common stock as of June 30, 2012 provided by Opnext management.

Blackstone noted that the range of prices for Opnext common stock implied by this analysis was between $1.19 and $1.54 per share, compared to the Implied Transaction Price of $1.90 as of March 22, 2012.

Additional Considerations

Historical Trading Price Analysis

Oclaro. To obtain general reference points with respect to the trading price of Oclaro common stock and obtain an indication of the current equity value of the Oclaro common stock offered in the merger, Blackstone reviewed the historical trading price per share of Oclaro common stock for the 52-week period ending on March 22, 2012. Blackstone noted that the lowest and highest intraday sale price per share of Oclaro common stock during the 52-week period ended on March 22, 2012 were $2.68 and $12.02, respectively, compared to a closing share price of $4.52 as of March 22, 2012.

Opnext. Blackstone reviewed the historical trading price per share of Opnext common stock for the 52-week period ending on March 22, 2012. Blackstone noted that the lowest and highest intraday sale price per share of Opnext common stock during the 52-week period ended on March 22, 2012 were $0.78 and $3.05, respectively, compared to the Implied Transaction Price of $1.90

Equity Research Analyst Price Targets

Oclaro. Blackstone reviewed and analyzed selected research analyst price targets that were available to Blackstone for shares of Oclaro common stock prepared and published by the selected equity research analysts covering Oclaro. Blackstone reviewed the most recent price target for Oclaro published by each analyst prior to March 22, 2012. Blackstone noted that the range of undiscounted equity analyst price targets for Oclaro common stock was between $4.00 and $7.80 per share, compared to a closing share price of $4.52 as of March 22, 2012.

Opnext. Blackstone reviewed and analyzed selected research analyst price targets that were available to Blackstone for shares of Opnext common stock prepared and published by the selected equity research analysts covering Opnext. Blackstone noted that only one research analyst published a recent price target for Opnext prior to March 22, 2012. This undiscounted price target for Opnext common stock was $1.55 per share, compared to the Implied Transaction Price of $1.90 as of March 22, 2012.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Opnext common stock and these estimates are subject to uncertainties, including the future financial performance of Opnext and future financial market conditions.

Implied Exchange Ratio Analysis

In order to provide background information and perspective on the relationship between the closing prices of shares of Opnext and Oclaro common stock, Blackstone calculated the historical exchange ratio between Opnext and Oclaro for the period between January 2010 and March 2012, which was derived by dividing Opnext’s share price by Oclaro’s share price throughout this period preceding the transaction.

Blackstone noted that during substantially all of the period between January 2010 and March 2012, the exchange ratio at closing market prices was well below the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock. Blackstone further noted that, during the period between January 2010 and March 2012, the exchange ratio of 0.42 was exceeded on three trading days based on closing sales prices on those days, each of which occurred during August 2011. As of March 22, 2012, the ratio of the closing prices of shares of Opnext and Oclaro common stock was 0.24.

This analysis indicated an implied exchange ratio reference range of 0.10x – 0.43x for the period between January 2010 and March 2012, as compared to the exchange ratio of 0.42 provided for in the merger agreement:

Relative Contribution Analysis

Pre-Synergies. Blackstone compared the implied relative contributions of each of Opnext and Oclaro to the combined company’s revenue, gross margin and Adjusted EBITDA, using estimates of revenue and gross margin and Adjusted EBITDA for each of Opnext and Oclaro on a stand-alone basis utilizing the Adjusted Oclaro-Opnext Forecasts and the Adjusted Oclaro Forecasts for the fiscal years 2012 through 2014. For the purpose of this analysis, the fiscal year for Opnext has been adjusted to end on June 30 in order to conform to Oclaro’s fiscal year end.

The analysis indicated the following:

	Relative Contributions		Opnext Implied Pro Forma Ownership of Combined Company
	Opnext	Oclaro
Revenue
2012E	43.3%	56.7%	42.0%
2013E	45.5%	54.5%	42.0%
2014E	44.9%	55.1%	42.0%

Gross Margin
2012E	42.9%	57.1%	42.0%
2013E	41.0%	59.0%	42.0%
2014E	40.6%	59.4%	42.0%

Adjusted EBITDA
2012E	42.5%	57.5%	42.0%
2013E	35.9%	64.1%	42.0%
2014E	39.7%	60.3%	42.0%

The analysis indicates that on a pre-synergy contribution basis, Opnext’s contribution to the combined entity is between 35.9% and 45.5% based on the various illustrative financial metrics, as compared to the approximately 42% ownership of the combined entity by Opnext’s shareholders implied by the exchange ratio.

Post Synergies. Blackstone compared the implied relative contributions of each of Opnext and Oclaro to the combined company’s revenue, gross margin and Adjusted EBITDA, using estimates of revenue and gross margin and Adjusted EBITDA for each of Opnext and Oclaro on a stand-alone basis utilizing the Adjusted Oclaro-Opnext Forecasts and the Adjusted Oclaro Forecasts for the fiscal years 2012 through 2014. The estimated pre-tax synergies included in the analysis below include “Low-Risk” and “Medium-Risk” synergies as defined and provided by Opnext’s and Oclaro’s management. For the purpose of this analysis, and for illustrative purposes, Blackstone allocated the pre-tax synergies equally between Opnext and Oclaro.

The analysis indicated the following:

	Relative Contributions		Opnext Implied Pro Forma Ownership of Combined Company
	Opnext	Oclaro
Revenue
2012E	43.3%	56.7%	42.0%
2013E	45.6%	54.4%	42.0%
2014E	44.9%	55.1%	42.0%

Gross Margin
2012E	42.9%	57.1%	42.0%
2013E	41.5%	58.5%	42.0%
2014E	41.6%	58.4%	42.0%

Adjusted EBITDA
2012E	42.5%	57.5%	42.0%
2013E	40.3%	59.7%	42.0%
2014E	43.1%	56.9%	42.0%

The analysis indicates that on a post-synergy contribution basis, and based on the illustrative allocation of pre-tax synergies equally between Opnext and Oclaro, Opnext’s contribution to the combined entity is between 40.3% to 45.6% based on the various illustrative financial metrics, as compared to the approximately 42% ownership of the combined entity by Opnext’s shareholders implied by the exchange ratio.

Illustrative Pro Forma Accretion / (Dilution) Analysis

Using the Adjusted Oclaro-Opnext Forecast, the Adjusted Oclaro Forecasts and the Opnext Combined Company Projections, Blackstone reviewed the potential pro forma effect of the merger on the estimated GAAP EPS and the estimated Adjusted GAAP EPS of the combined company for the fiscal years ending June 2013 and June 2014. The pro forma GAAP EPS includes revenue and cost synergies as well as associated restructuring and transaction-related costs expected to result from the merger. The restructuring costs include costs related to achieving the merger-related synergies, as well as costs related to an information technology and systems-related upgrade by the combined company. The pro forma Adjusted GAAP EPS includes revenue and cost synergies expected to result from the merger, but excludes the associated restructuring and transaction-related costs expected to result from the merger.

The analysis assumes fully diluted shares outstanding for the pro forma combined company based on the fully diluted shares outstanding as of June 30, 2012 for Opnext and Oclaro, as provided by the respective management of each company, and the exchange ratio of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock.

Blackstone analyzed and compared the pro forma GAAP EPS and the pro forma Adjusted GAAP EPS of the combined company to the standalone projected GAAP EPS of Oclaro using a range of synergy achievement cases as shown below:

	0% of Synergies Achieved	50% of Synergies Achieved	75% of Synergies Achieved	100% of Synergies Achieved
Pro Forma GAAP EPS Accretion / (Dilution):
2013E	(259.9%)	(164.7%)	(117.0%)	(64.9%)
2014E	54.2%	171.9%	230.8%	289.6%

Pro Forma Adjusted GAAP EPS Accretion / (Dilution):
2013E	(104.9%)	(9.6%)	(38.1%)	(85.7%)
2014E	83.3%	201.0%	259.8%	318.7%

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Blackstone. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Blackstone believes that the foregoing summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Blackstone’s fairness determination. Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion. Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Blackstone based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Blackstone analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

None of the public companies used in the selected comparable companies analysis described above are identical to Opnext, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Opnext and the public trading values of the companies and precedent transactions to which they were compared.

As a part of its investment banking business, Blackstone and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Blackstone was selected as Opnext’s financial advisors with respect to the merger on the basis of Blackstone’s experience and its familiarity with Opnext and the industry in which Opnext operates.

Pursuant to the engagement letter dated June 15, 2011, Opnext has agreed to pay Blackstone a fee for its services in the amount of approximately $3.5 million, substantially all of which is contingent upon completion of the merger. In addition, Opnext agreed to reimburse Blackstone for out-of-pocket expenses and to indemnify Blackstone for certain liabilities arising out of the performance of such services (including the rendering of its opinion). In addition, Blackstone has performed other investment banking and financial advisory services for Opnext in the past for which Blackstone received customary compensation. In the ordinary course of Blackstone and its affiliates’ businesses, Blackstone and its affiliates may actively trade or hold the securities of Opnext or any of the affiliates of Opnext or Oclaro for Blackstone’s or Opnext’s or Oclaro’s account or for others and, accordingly, may at any time hold a long or short position in such securities.

Blackstone’s analyses were prepared solely as part of Blackstone’s analysis of the fairness of the exchange ratio provided for in the merger agreement of 0.42 shares of Oclaro common stock for each outstanding share of Opnext common stock and were provided to Opnext’s board of directors in that connection. The opinion of Blackstone was only one of the factors taken into consideration by Opnext’s board of directors in making its determination to approve the merger agreement and the merger.

Certain Projections of Oclaro and Opnext

The projections summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or GAAP. Neither Oclaro’s nor Opnext’s current, former or any other independent auditors, including those listed as experts below in “Experts,” nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections summarized herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such projections. The independent auditors’ reports incorporated by reference in this joint proxy statement/prospectus relate to historical financial information. They do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the projections were prepared in the context of an estimated market spending environment, are not actual facts and were based on numerous variables and assumptions, and various other matters specific to Oclaro’s and Opnext’s businesses that are inherently uncertain and, in many cases, are beyond the control of Oclaro and Opnext. The projections for both Oclaro and Opnext are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Oclaro’s and Opnext’s control and other operating conditions and risks and uncertainties relating to Oclaro’s and Opnext’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods, or to adopt new strategies in response to changed circumstances) and other factors described under “Risk Factors.” As a result, actual results likely will differ, and may differ materially, from those contained in the projections.

The inclusion of a summary of the projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Oclaro, Opnext or their respective affiliates, officers, directors or other representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of Oclaro, Opnext or their respective affiliates, officers, directors or other representatives can give any stockholder of Oclaro, stockholder of Opnext or other person any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections are shown to be in error. None of Oclaro, Opnext or their respective affiliates, officers, directors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of Oclaro, stockholder of Opnext or other person regarding Oclaro’s or Opnext’s ultimate performance compared to the information contained in the projections or that the projected results will be achieved. The summaries of the projections included below are not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided solely because the projections were considered in connection with the merger.

Oclaro has made no representations to Opnext or any other person, and Opnext has made no representations to Oclaro or any other person, concerning the projections or the assumptions and estimates on which they are based. Opnext and Oclaro urge all stockholders to review Oclaro’s and Opnext’s most recent SEC filings for a description of Oclaro’ and Opnext’s reported financial results. See “Where You Can Find More Information.”

Certain Projections Reviewed by the Oclaro Board

Oclaro’s management prepared, or approved, the Oclaro-Opnext Forecasts, the Oclaro Forecasts and certain financial projections regarding the future operations of the combined company which were derived from the Oclaro-Opnext Forecasts and the Oclaro Forecasts (the “Oclaro Combined Company Projections”) for the periods indicated below. Oclaro’s management provided the Oclaro-Opnext Forecasts, the Oclaro Forecasts and the Oclaro Combined Company Projections to the Oclaro board of directors for use in its evaluation of the merger and to Foros. The Oclaro Forecasts were also provided to Opnext and Blackstone.

The Oclaro Combined Company Projections assumed three different synergy cases. The first case (the “Conservative Cost Synergy Case”) and the second case (the “Cost Synergy Case”) assumed cost synergies of approximately $36 and $46 million, respectively. The third case (the “Revenue/Cost Synergy Case”) further assumed potential revenue synergies for an aggregate synergy assumption of approximately $66 million.

On March 25, 2012, it came to the attention of Foros, who alerted Oclaro, that, due to a computational error made by Oclaro management during the preparation of the Oclaro Combined Company Projections, there might be an approximately $2.4 million overstatement of the cash projection included in the Oclaro-Opnext Forecasts and the Oclaro Combined Company Projections. On March 26, 2012, after materials were distributed to the Oclaro board of directors, but before the board met to evaluate, among other things, the Oclaro Forecasts and the Oclaro-Opnext Forecasts and, therefore, the Oclaro Combined Company Projections as part of the process to approve the merger agreement and before Foros delivered its opinion described above under “Opinion of the Oclaro Board of Directors’ Financial Advisor,” management of Oclaro confirmed to Foros that this overstatement had occurred. The analysis provided above under “Opinion of the Oclaro Board of Directors’ Financial Advisor” is based on the information provided to the Oclaro board on March 26, 2012, without any adjustment for the overstatement.

Following the signing of the merger agreement on March 26, 2012, the Oclaro board of directors was provided with revised projections correcting the overstatement and determined that such overstatement was not material and, therefore, would not have changed its recommendation with respect to the merger. We have indicated by footnote below the changes to the Oclaro-Opnext Forecasts and the Oclaro Combined Company Projections that resulted from the $2.4 million overstatement.

Oclaro Forecasts and Oclaro-Opnext Forecasts

	Oclaro		Opnext
	FY2013	FY2014	FY2013	FY2014
	(in millions, except per share data)
Revenue	$537	$625	$449	$508
Gross Profit	$158	$200	$110	$137
Non-GAAP Operating Income(1)	$28	$57	$5	$29
Non-GAAP Net Income(2)	$24	$51	$3	$27
Non-GAAP EPS(3)	$0.47	$1.00	$0.04	$0.30
Free Cash Flow(4)	$10	$38	$(7)	$21
Cash(5)	$74	$112	$72	$92

Note: Non-GAAP Operating Income, Non-GAAP Net Income and Free Cash Flow are not calculations provided for under GAAP. None of Non-GAAP Operating Income, Non-GAAP Net Income or Free Cash Flow should be considered as an alternative to net income or operating income as an indication of the combined companies’ operating performance or as an alternative to cash flow from operations as a measure of liquidity. None of the foregoing measures is necessarily comparable to similarly titled measures of other companies.

(1)

Non-GAAP Operating Income is defined as operating income/loss in accordance with GAAP, excluding the impact of amortization of intangible assets, restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related income (expenses).
(2)	Non-GAAP Net Income is defined as net income/loss in accordance with GAAP excluding the impact of restructuring, acquisition and related costs, flood-related income (expenses), non-cash compensation related to stock and options granted to employees and directors, net foreign currency translation gains/losses, the impact of amortization of intangible assets and certain other one-time charges and credits.
(3)	In calculating forecasted Non-GAAP EPS in future periods, a share count growth rate assumption was used per Oclaro management.
(4)	Free Cash Flow is calculated as Non-GAAP Operating Income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization. Free Cash Flow does not include expected net cash proceeds from the Venture Transaction, and certain other non-operating cash flows.
(5)	The Oclaro cash balance does not include expected net cash proceeds from the Venture Transaction, the potential sale of its Shenzhen, China facility to a third party (the “Shenzen Transaction”), or residual cash payments in connection with the contractual earnout obligations from Oclaro’s prior acquisition of Mintera (the “Mintera Earnout”). Following correction of the overstatement mentioned above, the Opnext cash balance in FY2013 and FY2014 was $70 million and $90 million, respectively.

Oclaro Combined Company Projections

	Conservative Cost Synergy		Cost Synergy		Revenue/Cost Synergy
	FY2013	FY2014	FY2013	FY2014	FY2013	FY2014
	(in millions, except per share)
Revenue	$986	$1,133	$986	$1,133	$997	$1,150
Gross Profit	$274	$351	$277	$356	$286	$337
Non-GAAP Operating Income(1)	$54	$122	$59	$131	$68	$152
Non-GAAP Net Income(2)	$49	$115	$54	$124	$63	$145
Free Cash Flow(3)	$18	$94	$21	$104	$27	$124
Cash(4)	$132	$217	$136	$230	$142	$257

Note: Non-GAAP Operating Income, Non-GAAP Net Income and Free Cash Flow are not calculations provided for under GAAP. None of Non-GAAP Operating Income, Non-GAAP Net Income or Free Cash Flow should be considered as an alternative to net income or operating income as an indication of the combined companies’ operating performance or as an alternative to cash flow from operations as a measure of liquidity. None of the foregoing measures is necessarily comparable to similarly titled measures of other companies.

(1)	Non-GAAP Operating Income is defined as operating income/loss in accordance with GAAP, excluding the impact of amortization of intangible assets, restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related income (expenses).
(2)	Non-GAAP Net Income is defined as net income/loss in accordance with GAAP excluding the impact of restructuring, acquisition and related costs, flood-related income (expenses), non-cash compensation related to stock and options granted to employees and directors, net foreign currency translation gains/losses, the impact of amortization of intangible assets and certain other one-time charges and credits.
(3)	Free Cash Flow is calculated as Non-GAAP Operating Income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization. Free Cash Flow does not include expected net cash proceeds from the Venture Transaction and certain other non-operating cash flows.
(4)	The Oclaro cash balance does not include expected net cash proceeds from the Venture Transaction, the Shenzen Transaction, or the Mintera Earnout. Following correction of the overstatement mentioned above, cash in FY2013 and FY2014 under the Conservative Cost Synergy Case was $130 million and $215 million, respectively, under the Cost Synergy Case was $133 million and $228 million, respectively, and under the Revenue/Cost Synergy Case was $139 million and $254 million, respectively.

Certain Projections Reviewed by the Opnext Board

Opnext’s management prepared, or approved, certain financial projections, including the Adjusted Oclaro-Opnext Forecasts, the Adjusted Oclaro Forecasts and the Opnext Combined Company Projections for the periods indicated below. For the purposes of comparison, the fiscal year of Opnext was adjusted to end on June 30 in order to conform to Oclaro’s fiscal year end.

Opnext’s management provided forecasted financials to Oclaro’s management; Oclaro’s management made certain adjustments to Opnext’s forecasted financials to conform to certain combined company forecast assumptions. These assumptions were subsequently approved by Opnext’s management to arrive at the Adjusted Oclaro-Opnext Forecasts. Opnext management then provided the Adjusted Oclaro-Opnext Forecasts, the Adjusted Oclaro Forecasts and the Opnext Combined Company Projections to the Opnext board of directors for use in its evaluation of the merger and also to Blackstone. The Adjusted Oclaro-Opnext Forecasts were also provided to Oclaro and Foros.

The Opnext Combined Company Projections shown below assume the achievement of low-risk and medium-risk revenue and cost synergies of approximately $36 million and $66 million for the fiscal years ending June 30, 2013 and June 30, 2014, respectively.

Adjusted Oclaro-Opnext Forecasts and Adjusted Oclaro Forecasts

	Opnext		Oclaro
	FY2013	FY2014	FY2013	FY2014
	(in millions, except per share data)
Revenue	$449	$508	$537	$625
Gross Profit	$110	$137	$158	$200
Adjusted EBITDA(1)	$28	$53	$50	$80
Non-GAAP Operating Income(1)	$5	$29	$28	$57
Non-GAAP Net Income(2)	$3	$27	$24	$51
Non-GAAP EPS(3)	$0.04	$0.30	$0.45	$0.96
Unlevered Free Cash Flow(4)	$0	$21	$47	$43
Cash(5)	$72	$92	$102	$151

Note: Non-GAAP Operating Income, Non-GAAP Net Income and Free Cash Flow are not calculations provided for under GAAP. None of Non-GAAP Operating Income, Non-GAAP Net Income or Free Cash Flow should be considered as an alternative to net income or operating income as an indication of the combined companies’ operating performance or as an alternative to cash flow from operations as a measure of liquidity.. None of the foregoing measures is necessarily comparable to similarly titled measures of other companies.

(1)	Adjusted EBITDA is defined as estimated earnings before interest, taxes depreciation and amortization, excluding the impact of restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related income (expenses). Non-GAAP Operating Income is defined as operating income/loss in accordance with GAAP, excluding the impact of amortization of intangible assets, restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related income (expenses).
(2)	Non-GAAP Net Income is defined as net income/loss in accordance with GAAP excluding the impact of restructuring, acquisition and related costs, flood-related income (expenses), non-cash compensation related to stock and options granted to employees and directors, net foreign currency translation gains/losses, the impact of amortization of intangible assets and certain other one-time charges and credits.
(3)	Non-GAAP EPS is based on fully-diluted shares outstanding and assumes the dilution of options via the treasury stock method and the inclusion of time-based restricted stock units and key employee incentive awards. Fully-diluted shares outstanding for Oclaro also assumes the issuance of Oclaro shares to partially satisfy its obligation related to the Mintera Earnout; the remainder of the Mintera Earnout is assumed to be satisfied in cash.
(4)	Unlevered Free Cash Flow is calculated as operating income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization and stock based compensation expense. Unlevered Free Cash Flow includes expected net cash proceeds from the Venture Transaction as well as certain other non-operating cash flows.
(5)	Oclaro cash includes the cash payment to partially satisfy the Mintera Earnout. Oclaro cash balance also includes expected net cash proceeds from the Venture Transaction as well as expected net cash proceeds from the Shenzen Transaction.

Opnext Combined Company Projections

	Combined Company
	FY2013	FY2014
	(in millions)
Revenue	$997	$1,150
Gross Profit	$286	$377
Adjusted EBITDA(1)	$114	$199
Non-GAAP Operating Income(1)	$68	$152
Non-GAAP Net Income(2)	$63	$145
Unlevered Free Cash Flow(3)	$45	$126
Cash(4)	$170	$296

Note: Non-GAAP Operating Income, Non-GAAP Net Income and Free Cash Flow are not calculations provided for under GAAP. None of Non-GAAP Operating Income, Non-GAAP Net Income or Free Cash Flow should be considered as an alternative to net income or operating income as an indication of the combined companies’ operating performance or as an alternative to cash flow from operations as a measure of liquidity. None of the foregoing measures is necessarily comparable to similarly titled measures of other companies.

(1)	Adjusted EBITDA is defined as estimated earnings before interest, taxes depreciation and amortization, excluding the impact of restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related income (expenses). Non-GAAP Operating Income is defined as operating income/loss in accordance with GAAP, excluding the impact of amortization of intangible assets, restructuring, acquisition and related costs, non-cash compensation related to stock and options granted to employees and directors, certain other one-time charges and credits and excluding any flood related impairment of fixed assets and inventory and related income (expenses).
(2)	Non-GAAP Net Income is defined as net income/loss in accordance with GAAP excluding the impact of restructuring, acquisition and related costs, flood-related income (expenses), non-cash compensation related to stock and options granted to employees and directors, net foreign currency translation gains/losses, the impact of amortization of intangible assets and certain other one-time charges and credits.
(3)	Unlevered Free Cash Flow is calculated as operating income, minus the provision (benefit) for income taxes, capital expenditures and changes in working capital, plus depreciation and amortization and stock based compensation expense. The Combined Company Projections for Unlevered Free Cash Flow also include transaction-related and restructuring costs incurred in relation with the merger transaction, including costs related to an information technology and systems-related upgrade by the combined company. Unlevered Free Cash Flow includes expected net cash proceeds from the Venture Transaction as well as certain other non-operating cash flows.
(4)	Cash includes the cash payment by Oclaro to partially satisfy the Mintera Earnout. Cash also includes expected net cash proceeds from the Venture Transaction as well as expected net cash proceeds from the Shenzen Transaction.

Interests of Oclaro’s Directors in the Merger

None of Oclaro’s executive officers or the members of its board of directors is party to an agreement with Oclaro, or participates in any Oclaro plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger.

Other than continuing membership on the board of directors of Oclaro or continuing in their positions as executive officers of Oclaro after the effective time of the merger as described in further detail below under the heading “Interests of Opnext’s Executive Officers and Directors in the Merger—Board of Directors and Executive Officers of the Combined Company,” the members of the Oclaro board of directors and the executive officers of Oclaro do not have any interests in the merger that are different from, or in addition to, the interests of Oclaro stockholders generally.

Oclaro’s directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of Opnext’s Executive Officers and Directors in the Merger

In considering the recommendation of the Opnext board of directors with respect to adopting the merger agreement, Opnext stockholders should be aware that certain members of the board of directors and executive officers of Opnext have interests in the merger that are different from, or are in addition to, their interests as Opnext stockholders. These interests may create an appearance of a conflict of interest. The Opnext board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger, the merger agreement and the related transactions.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below and under the heading “Opnext Proposal No. 3 — Advisory Vote Regarding Merger-Related Compensation” on page 118. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur. Effective as of December 9, 2010, Gilles Bouchard, Opnext’s former Chief Executive Officer and President, resigned from his offices as Chief Executive Officer and President and as an employee of Opnext. Mr. Bouchard does not have any interests in the merger that are different from, or are in addition to, the interests of Opnext stockholders, except with respect to certain indemnification and directors and officers liability insurance, as described in more detail below under the heading “Indemnification and Insurance” on page 79.

For further information with respect to the compensatory arrangements between Opnext and its executive officers and directors, please also see Opnext’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the SEC on June 8, 2012 under the headings “Compensation Discussion and Analysis and Executive Compensation” and “Director Compensation.”

Board of Directors and Executive Officers of the Combined Company. The merger agreement provides that the Oclaro board of directors following the effective time of the merger will be comprised of four members designated by Opnext (currently expected to be Harry Bosco, David Lee, an individual nominated by Hitach, a large stockholder of Opnext, and one other individual) and the existing six members of the Oclaro board of directors (Alain Couder, Edward Collins, Lori Holland, Marissa Peterson, Greg Dougherty, Joel A. Smith II). To the extent that any of the individuals designated by Opnext become directors of Oclaro, such individuals will be eligible to receive compensation from Oclaro as non-employee directors. It is currently expected that the executive officers of Oclaro following the merger will be the same as the current executive officers of Oclaro, except that, in addition, following the effective time of the merger, Oclaro contemplates that certain employees of Opnext will join Oclaro as executive officers and be compensated as such. As of the date of this joint proxy statement/prospectus it is not known which Opnext employees, if any, will become executive officers of Oclaro and no determinations by Oclaro have been made in this regard. It is expected that any Opnext employees who do become executive officers of Oclaro would be offered compensation and benefits generally consistent with the compensation and benefits provided to Oclaro’s existing executive officers.

Indemnification and Insurance. The merger agreement provides that for a period of six years after the merger, Oclaro will cause Opnext, as the surviving corporation in the merger, to indemnify each current or former director and officer of Opnext, and its subsidiaries and any person who becomes a director or officer prior to the effective time, from liability to the fullest extent that applicable legal requirements permit a company to indemnify its own officers and directors and in compliance with any agreements related to such indemnification that were in effect as of March 26, 2012, including any provision therein relating to advancement of expenses. The merger agreement further provides that for a period of six years after the merger, Oclaro will maintain in place the existing policy of directors and officers liability insurance (or obtain a comparable replacement policy) in favor of Opnext directors and officers covered as of the effective time of the merger under the current policy. Such policy will cover acts or omissions occurring on or before the closing of the merger and provide coverage and amounts no less favorable in the aggregate than in effect on March 26, 2012, except that Oclaro will not be required to incur annual premium expense in excess of 200% of the current annual premium paid by Opnext for such insurance. If the annual premium payable exceeds 200% of the current annual premium paid by Opnext for such insurance, Oclaro is obligated to obtain a policy providing the greatest coverage available at a cost not exceeding 200% of the current annual premium paid by Opnext for such insurance.

Treatment of Opnext Stock Options

The merger agreement provides that at the effective time of the merger each Opnext stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into an option to purchase Oclaro common stock (adjusted to give effect to the exchange ratio) and Oclaro will assume such stock option. Each such option will otherwise remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Opnext stock option as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Stock Options” on page 92.

Pursuant to the terms of the applicable stock option agreement evidencing the Opnext stock options granted to Opnext’s executive officers, if the executive’s employment with Opnext is terminated by Opnext without “cause” or by the executive for “good reason” (each as defined in the stock option agreement), the stock option will thereupon vest with respect to the portion of the stock option that would have otherwise become vested during the twelve (12) month period immediately succeeding the date of such termination of employment had the executive remained employed by Opnext during such period. Notwithstanding the foregoing, the stock option agreement provides that the stock option will become fully vested and exercisable in the event that the executive’s employment is terminated by Opnext without “cause” or by the executive for “good reason” during the twelve (12) month period immediately following a “change in control” (as defined in the Opnext equity plan). In addition, pursuant to the terms of the employment agreements with each of Messrs. Bosco and O’Neill (as described in further detail below), if a “change in control” (as defined in the respective employment agreement) occurs and the executive’s employment is terminated by Opnext without cause or as a result of the executive’s resignation for good reason, in each case, immediately prior to or upon such change in control, or within a specified period following such change in control (two years for Mr. Bosco and one year for Mr. O’Neill), and subject to the executive’s execution and non-revocation of a general release of claims, the stock options will become fully vested and exercisable. The consummation of the merger is expected to constitute a “change in control” for purposes of the employment agreements with each of Messrs. Bosco and O’Neill and the Opnext equity plan.

The following table sets forth, for each of Opnext’s executive officers holding Opnext stock options as of June 7, 2012, the aggregate number of shares of Opnext common stock subject to vested Opnext stock options (the “Vested Stock Options”) and unvested Opnext stock options (the “Unvested Stock Options”) as of such date, and the number of shares of Oclaro common stock subject to the Oclaro stock options into which such Vested Stock Options and Unvested Stock Options will be converted. As of April 16, 2012, none of the directors of Opnext (other than Mr. Bosco) held any Opnext stock options.

	Vested Stock Options		Unvested Stock Options
Name	Opnext Shares	Oclaro Shares	Opnext Shares	Oclaro Shares
Harry L. Bosco	1,275,000	535,500	0	0
Michael C. Chan	320,000	134,400	235,000	98,700
Atsushi (James) Horiuchi	231,666	97,300	155,000	65,100
Takayuki Kanno	287,500	120,750	182,500	76,650
Kei Oki	197,500	82,950	87,500	36,750
Robert J. Nobile	285,000	119,700	205,000	86,100
Justin J. O’Neill	302,500	127,050	147,500	61,950
Richard Zoccolillo	157,500	66,150	122,500	51,450

Treatment of Opnext Restricted Stock and Restricted Stock Units

The merger agreement provides that at the effective time of the merger, each share of Opnext restricted stock and each Opnext restricted stock unit that is outstanding immediately prior to the effective time will be converted into a share of restricted stock or a restricted stock unit, as applicable, reflecting Oclaro common stock (adjusted to give effect to the exchange ratio) and will remain subject to the same terms and conditions of the Opnext equity plan and the applicable restricted stock or restricted stock unit agreement, employment agreement or other agreement evidencing such restricted stock unit or restricted stock as in effect immediately prior to the effective time (including the vesting conditions and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Restricted Stock and Restricted Stock Units” on page 92.

Pursuant to the terms of the applicable restricted stock unit agreement evidencing the Opnext restricted stock units granted to the directors of Opnext, in the event of a “change in control” (as defined in the Opnext equity plan) all restricted stock units, to the extent not previously forfeited, will vest in full immediately prior to the consummation of such change in control. Payment in respect of any restricted stock units that become vested as a result of such change in control will be made in whole shares on or within fifteen (15) days following the earliest to occur of the date of such change in control, the date of the director’s separation from service or the date of the participant’s death. The consummation of the merger is expected to constitute a “change in control” for purposes of the Opnext equity plan.

The following table sets forth, for each of Opnext’s directors holding Opnext restricted stock units as of June 7, 2012, the number and value of restricted stock units that would be subject to accelerated vesting upon the consummation of the merger (assuming for purposes of this table that the merger is consummated on June 7, 2012). As of June 7, 2012, none of the executive officers of Opnext (other than Mr. Bosco) held any Opnext restricted stock units.

	Opnext Restricted Stock Units to be Accelerated Upon Completion of the Merger
Name	Number of Restricted Stock Units	Aggregate Value(1)
Charles J. Abbe	30,435	$50,156.88
Harry L. Bosco	0	$0
Kendall W. Cowan	30,435	$50,156.88
David Lee	30,435	$50,156.88
Ryuichi Otsuki	0	$0
John F. Otto, Jr.	30,435	$50,156.88
Philip F. Otto	30,435	$50,156.88
William L. Smith	30,435	$50,156.88

(1)	The Aggregate Value is calculated by multiplying the number of Opnext restricted stock units set forth in each column by $1.648, which equals the average closing price of our common stock over the first five business days following March 26, 2012.

Treatment of Opnext Stock Appreciation Rights

The merger agreement provides that at the effective time of the merger, each Opnext stock appreciation right that is outstanding and remains unsettled immediately prior to the effective time will be converted into a stock appreciation right with respect to Oclaro common stock (adjusted to give effect to the exchange ratio) and will remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock appreciation right agreement, employment agreement or other agreement evidencing such stock appreciation right as in effect immediately prior to the effective time (including the vesting conditions, form of payment and terms of acceleration). For more information, please see “The Merger Agreement — Opnext Stock Appreciation Rights” on page 93.

The following table sets forth for each of Opnext’s executive officers holding Opnext stock appreciation rights as of June 7, 2012, the aggregate number of shares of Opnext common stock subject to vested Opnext stock appreciation rights (the “Vested Stock Appreciation Rights”) and unvested Opnext stock appreciation rights (the “Unvested Stock Appreciation Rights”) as of such date, and the number of shares of Oclaro common stock subject to the Oclaro stock appreciation rights into which such Vested Stock Appreciation Rights and Unvested Stock Appreciation Rights will be converted. As of June 7, 2012, none of the executive officers, other than Messrs. Kanno and Oki, or directors of Opnext held any Opnext stock appreciation rights.

	Vested Stock Appreciation Rights		Unvested Stock Appreciation Rights
Name	Opnext Shares	Oclaro Shares	Opnext Shares	Oclaro Shares
Takayuki Kanno	16,666	6,999	0	0
Kei Oki	16,666	6,999	0	0

Employment Agreements. Opnext has entered into employment agreements with each of its executive officers, other than Messrs. Kanno and Oki, which provide for severance payments and benefits upon certain terminations of employment. See the section entitled “Opnext Proposal No. 3 — Advisory Vote Regarding Merger-Related Compensation” on page 118 for further information with respect to these agreements.

Bosco Employment Agreement.

Harry L. Bosco serves as Opnext’s President and Chief Executive Officer pursuant to an employment agreement dated January 26, 2011, as amended on January 25, 2012 and March 26, 2012 (the “Bosco Employment Agreement”). In addition, Mr. Bosco serves as Chairman of the Board of Directors of Opnext. Pursuant to the terms of the Bosco Employment Agreement:

•

If Mr. Bosco’s employment is terminated by Opnext without “cause” or as a result of Mr. Bosco’s resignation for “good reason” (each as defined in the Bosco Employment Agreement), and subject to his execution and non-revocation of a general release of claims, he will receive the following severance payments and benefits:

o	A lump-sum cash payment equal to one and one-half (1.5) times the sum of (A) his then current annual base salary and (B) his target annual bonus for Opnext’s fiscal year in which such termination occurs;

o	Full accelerated vesting and immediate exercisability of any outstanding equity-based awards; and

o	Certain health insurance benefits at Opnext’s expense for eighteen (18) months after the date of such termination.

•

If a “change in control” (as defined in the Bosco Employment Agreement) of Opnext occurs and Mr. Bosco’s employment is terminated by Opnext without cause or as a result of Mr. Bosco’s resignation for good reason, in each case, immediately prior to or upon such change in control, or within the two (2) year period following such change in control, and subject to his execution and non-revocation of a general release of claims, he will receive the following severance payments and benefits:

o	A lump-sum cash payment equal to two (2) times the sum of (A) his then current annual base salary and (B) the greater of (x) his target annual bonus for Opnext’s fiscal year in which such termination occurs or (y) the average actual annual bonus awarded to him for the two full fiscal years immediately preceding the year in which such termination occurs;

o	Full accelerated vesting and immediate exercisability of any outstanding equity-based awards; and

o	Certain health insurance benefits at Opnext’s expense for twenty-four (24) months after the date of such termination.

•

If it is determined that any payment or benefit would constitute a parachute payment under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Bosco will exceed the net after-tax benefit received by him if no such reduction was made.

Employment Agreements with Messrs. Chan, Horiuchi and Zoccolillo.

Michael C. Chan serves as President, Opnext Subsystems, Inc. & Executive Vice President, Business Development and Marketing of Opnext, pursuant to an employment agreement dated August 23, 2011; Atsushi (James) Horiuchi serves as Opnext’s Senior Vice President, Global Sales, pursuant to an employment agreement dated August 22, 2011; and Richard Zoccolillo serves as Opnext’s Vice President of Operations and President, Pluggables Business Unit, pursuant to an employment agreement dated August 15, 2011 (each, “an Employment Agreement”). Pursuant to the terms of each of the Employment Agreements:

•

If the executive’s employment is terminated by Opnext without “cause” or as a result of the executive’s resignation for “good reason” (each as defined in the respective Employment Agreement), and subject to his execution and non-revocation of a general release of claims, he will receive a lump-sum cash payment equal to one (1.0) times his then current annual base salary.

•

If a “change in control” (as defined in the respective Employment Agreement) of Opnext occurs and the executive’s employment is terminated by Opnext without cause or as a result of the executive’s resignation for good reason, in each case, immediately prior to or upon such change in control, or within the one (1) year period following such change in control, and subject to his execution and non-revocation of a general release of claims, he will receive a lump-sum cash payment equal to two (2.0) times his then current annual base salary.

Nobile Employment Agreement.

Robert J. Nobile serves as Opnext’s Chief Financial Officer and Senior Vice President, Finance, pursuant to an employment agreement dated August 23, 2011 (the “Nobile Employment Agreement”). Pursuant to the terms of the Nobile Employment Agreement:

•

If Mr. Nobile’s employment is terminated by Opnext without “cause” or as a result of Mr. Nobile’s resignation for “good reason” (each as defined in the Nobile Employment Agreement), and subject to his execution and non-revocation of a general release of claims, he will receive a lump-sum cash payment equal to one (1.0) times his then current annual base salary.

•

If a “change in control” (as defined in the Nobile Employment Agreement) of Opnext occurs and Mr. Nobile’s employment is terminated by Opnext without cause or as a result of Mr. Nobile’s resignation for good reason, in each case, immediately prior to or upon such change in control, or within the one (1) year period following such change in control, and subject to his execution and non-revocation of a general release of claims, he will receive a lump-sum cash payment equal to two (2.0) times his then current annual base salary.

•

Opnext will pay Mr. Nobile a cash bonus equal to $530,000 if he remains employed by Opnext through August 16, 2012 (the “Retention Bonus”). If Mr. Nobile’s employment is terminated for any reason, he will not be entitled to receive any Retention Bonus not previously paid to him, except that if Mr. Nobile’s employment is terminated (i) either by Opnext without cause or as a result of Mr. Nobile’s resignation for good reason, he will receive a lump-sum cash payment equal to any unpaid Retention Bonus, or (ii) due to Mr. Nobile’s death or disability, he will receive a pro-rata portion of the unpaid Retention Bonus.

O’Neill Employment Agreement.

Justin J. O’Neill serves as Opnext’s Senior Vice President, General Counsel and Secretary, pursuant to an employment agreement dated August 23, 2011, as amended on March 26, 2012 (the “O’Neill Employment Agreement”). Pursuant to the terms of the O’Neill Employment Agreement:

•

If Mr. O’Neill’s employment is terminated by Opnext without “cause” or as a result of Mr. O’Neill’s resignation for “good reason” (each as defined in the O’Neill Employment Agreement), and subject to his execution and non-revocation of a general release of claims, he will receive the following severance payments and benefits:

o	A lump-sum cash payment equal to one (1.0) times the sum of (A) his then current annual base salary and (B) his target annual bonus for Opnext’s fiscal year in which such termination occurs;

o	Full accelerated vesting and immediate exercisability of any outstanding equity-based awards; and

o	Certain health insurance benefits at Opnext’s expense for twelve (12) months after the date of such termination.

•

If a “change in control” (as defined in the O’Neill Employment Agreement) of Opnext occurs and Mr. O’Neill’s employment is terminated by Opnext without cause or as a result of Mr. O’Neill’s resignation for good reason, in each case, immediately prior to or upon such change in control, or within the one (1) year period following such change in control, and subject to his execution and non-revocation of a general release of claims, he will receive the following severance payments and benefits:

o	A lump-sum cash payment equal to one and one-half (1.5) times the sum of (A) his then current annual base salary and (B) the greater of (x) his target annual bonus for Opnext’s fiscal year in which such termination occurs or (y) the average actual annual bonus awarded to him for the two full fiscal years immediately preceding the year in which such termination occurs;

o	Full accelerated vesting and immediate exercisability of any outstanding equity-based awards; and

o	Certain health insurance benefits at Opnext’s expense for eighteen (18) months after the date of such termination.

•

If it is determined that any payment or benefit would constitute a parachute payment under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code.

Registration Rights. In connection with the merger, Oclaro has agreed to provide Hitachi, a stockholder of Opnext, with registration rights applicable to the shares of Oclaro common stock that Hitachi receives in the merger that are equivalent in all material respects to the registration rights previously granted to Hitachi by Opnext with respect to Opnext shares of common stock.

Agreements with other members of Opnext’s current management team. It is possible that other members of Opnext’s current management team will enter into agreements with Oclaro or its affiliates after the date of this joint proxy statement/prospectus. Any such agreements would not become effective until the merger is completed.

Employee Benefits. The merger agreement requires Oclaro (or Opnext as the surviving corporation or any subsidiary thereof) to continue to provide certain compensation and benefits for at least a period of one year following the effective time of the merger, as well as take certain actions in respect of employee benefits provided to Opnext’s employees, including its executive officers. For a detailed description of these requirements, please see “The Merger Agreement — Employee Benefits Matters” on page 99.

Material U.S. Federal Income Tax Consequences of the Merger

Scope and Limitations

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Opnext common stock that receive Oclaro common stock in the merger. This discussion is based upon the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as currently in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion does not address (A) U.S. federal taxes other than income taxes, (B) state, local or non-U.S. taxes or (C) tax reporting requirements applicable to the merger. Nor does it address U.S. federal income tax considerations applicable to holders of Opnext common stock that are subject to special treatment under U.S. federal income tax law, including, for example, holders:

•	that are not U.S. Holders;

•

that are dealers, brokers or traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	that are subject to the alternative minimum tax provisions of the Code;

•	that acquired their shares in connection with stock option, warrant or stock purchase plans or in other compensatory transactions;

•	that hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	that are partnerships or other pass-through entities (or investors therein);

•	that do not hold their shares as capital assets;

•	that own 5% or more of Opnext’s common stock;

•	that are affiliates of Opnext; or

•	whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Opnext common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Opnext common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Opnext common stock, and the partners in such partnership, should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences of the merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

HOLDERS OF OPNEXT COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Outside Counsel

It is a condition to the consummation of the merger that outside counsel to Oclaro and outside counsel to Opnext each renders a tax opinion to its client to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection with the filing of this joint proxy statement/prospectus, Oclaro has received an opinion of its outside counsel, Weil, Gotshal & Manges LLP, to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion is, and the foregoing opinions required to be delivered as a condition to consummation of the merger will be, based on factual representations and covenants made by Oclaro, Opnext and merger sub (including those contained in tax representation letters provided by Oclaro, Opnext and merger sub), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions. The tax opinions represent the legal judgment of outside counsel to Oclaro and outside counsel to Opnext and are not binding on the IRS. No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Opnext Common Stock

In the opinion of Weil, Gotshal & Manges LLP, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

•

Except as discussed below under “Cash in Lieu of Fractional Shares of Oclaro Common Stock,” a U.S. Holder will not recognize any gain or loss upon receipt of Oclaro common stock in exchange for its Opnext common stock in connection with the merger.

•

A U.S. Holder will have an aggregate tax basis in the Oclaro common stock received in the merger equal to the U.S. Holder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the U.S. Holder’s tax basis in its shares surrendered in the merger that is allocable to a fractional share of Oclaro common stock. If a U.S. Holder acquired any of its shares of Opnext common stock at different prices or at different times, Treasury Regulations provide guidance on how such U.S. Holder may allocate its tax basis to shares of Oclaro common stock received in the merger. U.S. Holders that hold multiple blocks of Opnext common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of Oclaro common stock received under these Treasury Regulations.

•

The holding period of the Oclaro common stock received by a U.S. Holder in connection with the merger will include the holding period of the Opnext common stock surrendered in connection with the merger.

•

Cash received by a U.S. Holder in lieu of a fractional share of Oclaro common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Oclaro, and such U.S. Holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. Holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. Holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

Backup Withholding. Cash received by a U.S. Holder in lieu of a fractional share of Oclaro common stock may be subject to backup withholding at the applicable rate (currently 28%) if the U.S. Holder fails to provide a valid taxpayer identification number and comply with certain certification procedures, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent that it results in an overpayment of tax, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. OPNEXT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN

REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS.

Anticipated Accounting Treatment

The merger is expected to be accounted for using the acquisition method of accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Oclaro has been treated as the acquirer in the merger for accounting purposes. Under the acquisition method of accounting, as of the date of the completion of the merger, the purchase price is equivalent to the fair value of the consideration transferred and Oclaro will recognize all assets acquired and liabilities assumed at their fair values.

Appraisal Rights

Under Delaware law, holders of Opnext common stock are not entitled to appraisal rights in connection with the merger because the Oclaro common stock and the Opnext common stock are listed on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively. Under Delaware law, holders of Oclaro common stock are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Oclaro and Opnext must file notifications with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”), and observe a mandatory pre-merger waiting period before completing the merger. On April 16, 2012, Oclaro and Opnext filed their respective notifications under the HSR Act. On April 23, 2012, Oclaro and Opnext were notified that the FTC and DOJ granted the parties’ request for early termination of the HSR waiting period, effective as of that date. Accordingly, the condition to the merger relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

While Oclaro and Opnext already have obtained HSR clearance, Oclaro and Opnext cannot assure you that other government agencies, including state attorneys general, or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in a governmental agency or court imposing restrictions or conditions that could have a material adverse effect on the combined company if the merger were completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses, although the absence of any such restriction or condition is a condition to the completion of the merger. Neither Oclaro nor Opnext can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Neither Oclaro nor Opnext is aware of any foreign approvals that are required to complete the merger.

Restrictions on Resales

All shares of Oclaro common stock received by Opnext stockholders in the merger will be freely tradable, except that shares of Oclaro common stock received by persons who become affiliates of Oclaro for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Oclaro generally include individuals or entities that control, are controlled by or are under common control with, Oclaro and may include the officers and directors as well as its principal stockholders.

Legal Proceedings Related to the Merger

Five putative class actions challenging the merger have been filed in the Superior Court of the State of California in and for the County of Alameda: (1) Martin Zilberberg v. Charles J. Abbe, No RG12623460, on March 28, 2012; (2) Eleanor Welty v. Harry L. Bosco, Case No. RG12624240, on April 4, 2012; (3) Todd Wright v. Harry L. Bosco, Case No. RG12624343, on April 5, 2012; (4) Stephen Greenberg v. Charles J. Abbe, No. RG12624444, on April 5, 2012; and (5) Mark Graf v. Opnext, Inc., No. RG12624798, on April 9, 2012 (the “Graf Action”). The five putative class actions in California have been consolidated under Martin Zilberberg v. Charles J. Abbe, No. RG12623460. Two putative class actions challenging the merger have been filed in the Delaware Court of Chancery: Glenn Freedman v. Opnext, Inc., CA No. 7400-VCL, on April 5, 2012; and (2) Berger v. Bosco, No. 7406-VCL, on April 9, 2012. The two Delaware actions have been consolidated under the caption In re Opnext, Inc. Shareholders Litigation, C.A. No. 7400-VCL. The defendants in each case are Opnext, Inc., and the members of Opnext’s Board, Oclaro, Inc. and Tahoe Acquisition Sub, Inc. Each action alleges that the Opnext defendants breached their fiduciary duties to Opnext stockholders by entering into the merger agreement. Each action further alleges that the Oclaro defendants aided and abetted those breaches of fiduciary duties.

On May 14, 2012, the plaintiffs in the consolidated Delaware action and the consolidated California action each filed consolidated, amended class action complaints. Among other relief, the plaintiffs in each case seek an order enjoining the merger, and seeking attorneys’ fees. All of the actions except for the Graf Action seek damages and an accounting. On May 16, 2012, the Delaware Court of Chancery granted the defendants’ motion to proceed in one jurisdiction and stayed the consolidated Delaware action. The plaintiffs have served discovery requests and the defendants have served responses and objections to those requests. No trial date has been set in any of these actions. Each of Opnext and Oclaro intend to file demurrers in the California action, believe that the claims asserted in each of these actions are without merit and intend to defend them vigorously.

Recent Developments

On June 4, 2012, Opnext announced that on May 31, 2012 its board of directors had determined that an unsolicited, non-binding offer to acquire all of the issued and outstanding capital stock of Opnext for $1.40 per share in cash was not superior to the merger. The offer had been received on May 23, 2012 from a technology-focused private equity firm with significant available capital and was subject to the performance of due diligence by the private equity firm.

After careful consideration and consultation with its financial and legal advisors and with the Opnext management, Opnext’s board of directors determined the offer did not constitute a “Company Superior Offer” as such term is defined in the Merger Agreement. Opnext’s board of directors considered that, if the merger had occurred on May 31, 2012, Opnext stockholders would have received a number of shares of Oclaro common stock worth approximately $1.07 for each share of Opnext common stock that such Opnext stockholder owned. However, the determination that the offer did not constitute a “Company Superior Offer” was made in part on the basis of the Opnext board’s determination of the anticipated value of the Oclaro common stock following the merger, taking into account the expected synergistic benefits of the merger to the combined company and the stockholders thereof. For a more complete description of the synergies expected to result from the merger, please see the section entitled “Certain Projections of Oclaro and Opnext” beginning on page 74. The Opnext board also considered that the private equity firm’s non-binding offer was subject to the performance of a due diligence investigation of Opnext for an unspecified period of time. The Opnext board of directors also considered additional reasons for the merger in making its determination, as more fully discussed in the section entitled “Reasons for the Merger” beginning on page 46.

Vote Required; Recommendation of Oclaro Board of Directors and Opnext Board of Directors

The affirmative vote of a majority of the shares voting in person or by proxy at the Oclaro special meeting is required for approval of Oclaro Proposal No. 1. The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will have no effect on the outcome of Oclaro Proposal No. 1.

The affirmative vote of a majority of the shares of Opnext common stock outstanding on the record date for the Opnext special meeting is required for approval of Opnext Proposal No. 1. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Opnext Proposal No. 1 and “broker non-votes” will be counted towards a quorum, but will not be counted for any purpose in determining whether Opnext Proposal No. 1 is approved.

THE OCLARO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCLARO’S STOCKHOLDERS VOTE “FOR” OCLARO PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF OCLARO COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

THE OPNEXT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPNEXT’S STOCKHOLDERS VOTE “FOR” OPNEXT PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and which is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings that each of Oclaro and Opnext makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that at the effective time, Tahoe Acquisition Sub, Inc., or merger sub, a wholly owned subsidiary of Oclaro, will be merged with and into Opnext. Upon the consummation of the merger, Opnext will continue as the surviving corporation and will be a wholly owned subsidiary of Oclaro.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger on a date designated by Oclaro and Opnext within two business days after all the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the approval by stockholders of Oclaro of the issuance of shares of Oclaro common stock pursuant to the merger agreement and of the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock and the adoption of the merger agreement by the stockholders of Opnext. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Oclaro and Opnext and specified in the certificate of merger. Because the consummation of the merger is subject to the satisfaction of other conditions, we cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares

At the effective time of the merger, each share of Opnext common stock will automatically be converted into the right to receive 0.42 of share of Oclaro common stock. This number is referred to in this joint proxy/prospectus as the exchange ratio and is subject to future adjustment for stock splits, reverse stock splits, recapitalizations, reclassifications or other similar changes occurring prior to the consummation of the merger.

No fractional shares of Oclaro common stock will be issued in the merger. Instead, each Opnext stockholder otherwise entitled to a fraction of a share of Oclaro common stock will be entitled to be paid in cash the dollar amount, without interest, determined by multiplying such fraction by the average closing price of Oclaro common stock over a ten-day period ending on the trading day one day prior to the effective time, as specified in the merger agreement.

The merger agreement provides that, prior to the consummation of the merger, Oclaro will select The Bank of New York, Oclaro’s transfer agent or another bank or trust company reasonably satisfactory to Opnext to act as the exchange agent under the merger agreement and will enter into an agreement reasonably acceptable to Opnext with such exchange agent relating the services to be performed by such exchange agent. The merger agreement provides that at or promptly after the effective time of the merger, Oclaro will deposit with the exchange agent stock certificates representing the shares of Oclaro common stock issuable in exchange for shares of Opnext common stock and a sufficient amount of cash to make payments in lieu of fractional shares.

The merger agreement contemplates that, promptly following the effective time of the merger, the exchange agent for the merger will mail to each record holder of Opnext common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the stockholder’s shares of Opnext common stock represented by stock certificates or by book entry method (shares of Opnext common stock represented by the book entry method will be referred as Opnext book entry shares). The merger agreement provides that, upon surrender of an Opnext common stock certificate or Opnext book entry shares for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or Oclaro may reasonably require, the holder of the Opnext stock certificate or Opnext book entry shares will be entitled to receive the following:

•	a certificate representing Oclaro common stock;

•	cash in lieu of any fractional share of Oclaro common stock; and

•

any dividends or other distributions declared or made with respect to Oclaro common stock with a record date after the effective time of the merger and a payment date prior to the date the Opnext stock certificate or Opnext book entry shares was surrendered.

The stock certificate and book entry shares so surrendered will be cancelled.

After the effective time of the merger, all holders of shares of Opnext common stock represented by stock certificates or by book entry shares that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of Opnext. In addition, no transfer of Opnext common stock after the effective time of the merger will be registered on the stock transfer books of Opnext.

If any Opnext stock certificate has been lost, stolen or destroyed, Oclaro may in its reasonable discretion, and as a condition to the issuance of any certificate representing Oclaro common stock in exchange therefor, require the owner of such certificate to deliver an affidavit certifying such certificate has been lost, stolen or destroyed and post a bond in such amount as Oclaro and Opnext may reasonably agree to direct as indemnity against any claim that may be made with respect to that certificate against Oclaro, the surviving corporation or the exchange agent.

From and after the effective time of the merger, until it is surrendered and exchanged, each certificate that previously evidenced Opnext common stock and each Opnext book entry share will be deemed to represent only the right to receive shares of Oclaro common stock and cash in lieu of any fractional share of Oclaro common stock. Oclaro will not pay dividends or other distributions on any shares of Oclaro common stock to be issued in exchange for any unsurrendered Opnext common stock certificate or Opnext book entry share until the Opnext common stock certificate or Opnext book entry share is surrendered as provided in the merger agreement.

Stock certificates and book entry shares should not be surrendered for exchange by Opnext stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to Opnext stockholders promptly following the effective time of the merger. In all cases, the certificates representing shares of Oclaro common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

The merger agreement contemplates that, upon demand by Oclaro, the exchange agent will deliver to Oclaro any certificates representing Oclaro common stock and any funds which have not been disbursed to holders of Opnext stock certificates or Opnext book entry shares as of the first year anniversary of the effective time of the merger. Any holders of Opnext stock certificates or Opnext book entry shares who have not surrendered such certificates or book entry shares in compliance with the above-described procedures may thereafter look only to Oclaro for, and be entitled to receive from Oclaro, certificates representing shares of Oclaro common stock, cash in lieu of fractional shares and any dividends or distributions with respect to such Oclaro common stock.

Opnext Stock Options

The merger agreement provides that, at the effective time of the merger, each Opnext stock option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to purchase Oclaro common stock and Oclaro will assume such stock option in accordance with the terms of the Opnext equity plan and the stock option agreement evidencing that Opnext stock option as in effect immediately prior to the effective time of the merger. Each Opnext stock option assumed by Oclaro may be exercised solely for shares of Oclaro common stock. The number of shares of Oclaro common stock subject to each assumed Opnext stock option will be determined by multiplying the number of shares of Opnext common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio (0.42) and rounding down to the nearest whole number of shares of Oclaro common stock. The per share exercise price for shares of Oclaro common stock under each assumed Opnext stock option will be determined by dividing the per share exercise price for the Opnext common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio (0.42) and rounding up to the nearest whole cent. Except for the foregoing adjustments to the assumed stock options to reflect the application of the exchange ratio, all terms of the assumed stock options, including the term, exercisability, vesting schedule, acceleration and all other provisions, will remain subject to the same terms and conditions set forth in the Opnext equity plan and the applicable stock option agreement, employment agreement or other agreement evidencing such stock options immediately prior to the effective time of the merger, except that the Oclaro board of directors or a committee thereof will succeed to the authority and responsibility of the Opnext board of directors or a committee thereof with respect to such stock options. Certain holders of stock options to purchase Opnext common stock will be entitled to acceleration of vesting of their outstanding Opnext stock options upon a qualifying termination of employment following the consummation of the merger. For more information as it relates to Opnext’s executive officers who hold Opnext stock options, please see “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Interests of Opnext’s Executive Officers and Directors in the Merger.”

Opnext Restricted Stock and Restricted Stock Units

The merger agreement provides that, at the effective time of the merger, each share of Opnext restricted stock and each Opnext restricted stock unit that remains unvested or unissued as of the effective time will convert automatically into a share of restricted stock or a restricted stock unit, as applicable, reflecting Oclaro common stock and will remain subject to the same terms and conditions set forth in the Opnext equity plan and the applicable restricted stock or restricted stock unit agreement, employment agreement or other agreement evidencing such restricted stock unit as in effect immediately prior to the effective time, including the vesting conditions and terms of acceleration. The number of shares of Oclaro common stock subject to each converted share of Opnext restricted stock and each restricted stock unit will be determined by multiplying the number of shares of Opnext common stock subject to such converted share of Opnext restricted stock or Opnext restricted stock unit by the exchange ratio (0.42) and rounding the resulting number down to the nearest whole number of shares of Oclaro common stock. Notwithstanding anything to the contrary in the merger agreement, each share of Opnext restricted stock or Opnext restricted stock unit representing Opnext common stock that is vested as of the effective time of the merger and, pursuant to the terms of the underlying restricted stock award agreement evidencing such Opnext restricted stock or restricted stock unit, would otherwise be paid to the holder in shares of Opnext common stock upon or by reference to a “change in control” (as defined in the restricted stock unit agreement), shall be paid or deemed paid in shares of Opnext common stock immediately prior to the effective time of the merger, and then converted into the right to receive 0.42 of a share of Oclaro common stock for each share Opnext common stock payable in respect thereof. Certain directors of Opnext who hold Opnext restricted stock units will be entitled to acceleration of vesting immediately prior to the consummation of the merger. For more information as it relates to Opnext’s directors and executive officers who hold Opnext restricted stock units, please see “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Interests of Opnext’s Executive Officers and Directors in the Merger.”

Opnext Stock Appreciation Rights

The merger agreement provides that, at the effective time of the merger, each stock appreciation right with respect to Opnext common stock that is outstanding and remains unsettled as of the effective time will convert automatically into a stock appreciation right with respect Oclaro common stock and will remain subject to the same terms and conditions set forth in the Opnext equity plan and the applicable stock appreciation right agreement, employment agreement or other agreement evidencing such stock appreciation right as in effect immediately prior to the effective time, including the vesting conditions, form of payment and terms of acceleration. The number of shares of Oclaro common stock subject to each converted Opnext stock appreciation right will be determined by multiplying the number of shares of Opnext common stock subject to such converted Opnext stock appreciation right by the exchange ratio (0.42) and rounding the resulting number down to the nearest whole number of shares of Oclaro common stock. The per share exercise price for each converted Opnext stock appreciation right will be determined by dividing the exercise price for such Opnext stock appreciation right immediately prior to the effective time of the merger by the exchange ratio (0.42) and rounding up to the nearest whole cent. Certain executive officers of Opnext hold Opnext stock appreciation rights. For more information as it relates to Opnext’s executive officers who hold Opnext stock appreciation rights, please see “Oclaro Proposal No. 1 and Opnext Proposal No. 1 — The Merger — Interests of Opnext’s Executive Officers and Directors in the Merger.”

The merger agreement provides that Oclaro will file a registration statement on Form S-8 (if available for use by Oclaro) within 15 days after the effective time of the merger for the shares of Oclaro common stock issuable upon exercise of the assumed stock options and the converted restricted stock units and upon the settlement of stock appreciation rights.

Representations and Warranties

The merger agreement contains customary representations and warranties that Oclaro and Opnext have made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in the representations and warranties are qualified by information in disclosure schedules that Oclaro and Opnext have exchanged in connection with signing the merger agreement. While Oclaro and Opnext do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified in important respects by the disclosure schedules and since facts may have changed or may change in the future. The disclosure schedules exchanged by Oclaro and Opnext contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. In addition, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Oclaro and Opnext rather than establishing matters as facts. The customary representations and warranties of each of Opnext and Oclaro in the merger agreement relate to following subject matters, among other things:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	ownership of subsidiaries’ capital stock and the absence of certain obligations with respect to the capital stock of any subsidiary;

•	capitalization;

•	documents filed with the SEC;

•	disclosure controls and procedures and internal controls over financial reporting;

•	financial statements and off-balance sheet arrangements;

•	compliance with the rules and regulations of NASDAQ and certain Sarbanes-Oxley requirements with respect to auditors;

•	absence of certain changes and events since December 31, 2011;

•	title to assets and leasehold interests;

•	customers and loans made to employees and other service providers;

•	real and personal property;

•	intellectual property;

•	material contracts;

•	the effect on material contracts of entering into and completing the transactions contemplated by the merger agreement and other matters relating to material contracts;

•	absence of certain liabilities;

•	compliance with applicable laws;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of the business;

•	taxes;

•	employee benefit plans and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	litigation;

•	corporate authorization to enter into and complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

•	the applicability of Opnext’s stockholders’ rights agreement and business combination statues (made only by Opnext);

•	stockholder vote needed to approve the transactions contemplated by the merger agreement;

•

absence of any violation of any applicable legal requirements or the charter documents, or certain other effects, as a result of entering into and completing the transactions contemplated by the merger agreement;

•	brokerage, finder’s or other fees or commissions payable to brokers, finders or financial advisors in connection with the merger;

•	arrangements with a financial advisor and receipt of an opinion from a financial advisor;

•	merger sub (made only by Oclaro);

•	the valid issuance of Oclaro common stock to be issued in the merger (made only by Oclaro);

•	no ownership of Opnext common stock (made only by Oclaro); and

•	the accuracy of the information provided in connection with this joint proxy statement/prospectus.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Opnext. Opnext has agreed that before the effective time of the merger, it will, and it will cause its subsidiaries to, among other things:

•

provide Oclaro and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Oclaro;

•

provide Oclaro and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Opnext and its subsidiaries as reasonably requested by Oclaro;

•

permit Oclaro’s senior officers to meet, upon reasonable notice and during normal business hours, with officers of Opnext responsible for Opnext’s financial statements and internal controls in order to discuss certain matters;

•

provide Oclaro with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Opnext or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•

conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•

promptly notify Oclaro of any claim or legal proceeding against, relating to, involving or otherwise affecting Opnext or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to Opnext’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•

promptly notify Oclaro of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Oclaro’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on Opnext and its subsidiaries;

•	use commercially reasonable efforts to obtain and deliver to Oclaro at or prior to the effective time of the merger the resignation of each director of Opnext and each of its subsidiaries;

•	at the request of Oclaro, take such action so as to cause the termination of any 401(k) plans maintained by Opnext effective no later than the day prior to the effective time of the merger; and

•

promptly notify Oclaro of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Opnext’s internal control over financial reporting identified by Opnext or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies.

Negative Covenants of Opnext. Opnext has agreed that before the effective time of the merger, except as otherwise consented to in writing by Oclaro, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to Oclaro pursuant to the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•

subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•

subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•

amend or waive any of its rights under, or, except as contemplated by the terms of Opnext’s equity plan or the relevant award or employment agreements as in effect as of the date of the merger agreement and described on the Opnext disclosure schedule, accelerate the vesting under, any provision of Opnext’s equity plan or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•

acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•

make any capital expenditures other than (a) those that are provided for in Opnext’s capital expense budget; and (b) if not provided for in Opnext’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in Opnext’s capital expense budget, do not exceed $2,500,000 in the aggregate;

•

other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•

acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Opnext and its subsidiaries (taken as a whole);

•

make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the merger agreement and encumbrances that do not materially impair the operations of Opnext and its subsidiaries;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•

subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees;

•

hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, or promote any employee to vice president or above, except in order to fill a position vacated after March 26, 2012;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; and

•

take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Oclaro. Oclaro has agreed that before the effective time of the merger, it will, among other things:

•

use reasonable best efforts to cause the shares of Oclaro common stock to be issued in the merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the effective time of the merger;

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provide Opnext and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Opnext;

•

provide Opnext and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Oclaro and its subsidiaries as reasonably requested by Opnext;

•

provide Opnext with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Oclaro or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•

conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•

promptly notify Opnext of any claim or legal proceeding against, relating to, involving or otherwise effecting Oclaro or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to Oclaro’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•

promptly notify Opnext of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Opnext’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on Oclaro and its subsidiaries;

•

promptly notify Opnext of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Oclaro’s internal control over financial reporting identified by Oclaro or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies; and

•	cause merger sub to perform its obligations under the merger agreement.

Negative Covenants of Oclaro. Oclaro has agreed that before the effective time of the merger, except as otherwise consented to in writing by Opnext, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to Opnext pursuant to the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•

subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•

subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•

amend or waive any of its rights under, or, except as contemplated by the terms of Oclaro’s equity plans or the relevant award or employment agreements as in effect as of the date of the merger agreement and described on the Oclaro disclosure schedule, accelerate the vesting under, any provision of Oclaro’s equity plans or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•

acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•

make any capital expenditures other than (a) those that are provided for in Oclaro’s capital expense budget; and (b) if not provided for in Oclaro’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in Oclaro’s capital expense budget, do not exceed $2,500,000 in the aggregate;

•

other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•

acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Oclaro and its subsidiaries (taken as a whole);

•

make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the merger agreement and encumbrances that do not materially impair the operations of Oclaro and its subsidiaries;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•

subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•

hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, or promote any employee to vice president or above, except in order to fill a position vacated after March 26, 2012;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; or

•

take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Oclaro and Opnext. Both Oclaro and Opnext have agreed that, among other things:

•

as promptly as practicable after the date of the merger agreement (but in any event within 45 days after the date of the merger agreement), both Oclaro and Opnext will prepare and cause to be filed with the SEC a joint proxy statement/prospectus and Oclaro will prepare and cause to be filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part and will use reasonable best efforts:

•	to cause the registration statement and the join proxy statement/prospectus to comply with all applicable rules and regulations promulgated by the SEC;

•	to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff;

•	to have the registration statement declared effective as promptly as practicable after it is filed with the SEC; and

•	to keep such registration statement effective through the consummation of the merger in order to permit the consummation of the merger;

•

each party will use reasonable best efforts to file, as soon as practicable after March 26, 2012 (and in any event within 15 business days after March 26, 2012), all notices, reports and other documents required to be filed with any governmental body, including all notifications and responses to requests for additional information required under applicable antitrust laws or regulations in connection with the merger and the other transactions contemplated by the merger agreement;

•	each party will use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement;

•	each party will make all filings and give all required notices required to be made or given by such party in connection with the merger and the other transactions contemplated by the merger agreement;

•	each party will use reasonable best efforts to obtain each consent required to be obtained by such party in connection with the merger or the other transactions contemplated by the merger agreement;

•	each party will use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger;

•

each party will take all actions necessary to ensure that, effective as promptly as practicable following the effective time of the merger, the logo of the combined company shall be in a form mutually agreed to by Oclaro and Opnext; and

•

each party will take all actions necessary to ensure that, effective immediately following the effective time of the merger, Oclaro’s board of directors is composed as described in the merger agreement (unless otherwise agreed to by the parties in writing).

Provided, however, that neither Oclaro nor Opnext (or any of their respective subsidiaries) shall have any obligation to do any of the following with respect to itself or any of their respective subsidiaries:

•

to divest or agree to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation or restriction on any of their respective businesses, product lines or assets;

•	to license or otherwise make available to any person, any technology, software or other intellectual property or intellectual property right; or

•	to contest any lawsuit by any governmental body relating to the merger or any of the other transactions contemplated by the merger agreement.

Employee Benefits Matters

The merger agreement provides that for at least a period of one year following the effective time of the merger, Oclaro shall (or shall cause Opnext as the surviving corporation or any subsidiary thereof to) provide each employee of Opnext (or its subsidiaries) who continues employment with Oclaro (or its subsidiaries) (each, a “continuing Opnext employee”) with total compensation and benefits (other than with respect to equity-based compensation) that are at least substantially comparable in the aggregate to the total compensation and benefits provided to similarly situated employees of Oclaro.

The merger agreement provides that, subject to any applicable plan provisions, contractual requirements in effect as of the date of the merger agreement or legal requirements:

•

all continuing Opnext employees will be eligible to participate in each employee benefit plan and each vacation and severance plan maintained by Oclaro, Opnext as the surviving corporation or any subsidiary thereof, to the same extent as similarly situated employees of Oclaro; and

•

for purposes of determining a continuing Opnext employee’s eligibility to participate in such employee benefit, vacation and severance plans (but not for purposes of benefit accrual), the continuing Opnext employee will receive credit under such plans for his or her years of continuous service with Opnext or its subsidiaries prior to the effective time of the merger.

The merger agreement further provides that Oclaro will (or will cause Opnext as the surviving corporation to) recognize all service of the continuing Opnext employees with Opnext or its subsidiaries, for purposes of eligibility, vesting and level of benefits (but not for purposes of benefit accrual under any defined benefit pension plan) in each employee benefit plan and each vacation and severance plan maintained by Oclaro, Opnext as the surviving corporation or any subsidiary thereof, to the same extent such service was taken into account under Opnext’s corresponding benefit plans prior to the effective time of the merger. In addition, the merger agreement provides that Oclaro will (or will cause Opnext as the surviving corporation to):

•

waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements (unless the consent of any insurance carrier would be required) applicable to the continuing Opnext employees and their spouses, domestic partners and eligible dependents under welfare benefit plans maintained by Oclaro, Opnext as the surviving corporation or any subsidiary thereof, in which such continuing Opnext employees and their spouses, domestic partners and eligible dependents may be eligible to participate after the effective time of the merger (other than preexisting condition limitations, exclusions or waiting periods that are in effect with respect to such continuing Opnext employees and their spouses, domestic partners and eligible dependents prior to the effective time); and

•

provide continuing Opnext employees and their spouses, domestic partners and eligible dependents with credit in the plan year during which the effective time of the merger occurs for co-payments, annual out-of-pocket limits and deductibles for expenses incurred prior to the effective time of the merger under any welfare plan maintained by Oclaro, Opnext as the surviving corporation or any subsidiary thereof in which continuing Opnext employees and their spouses, domestic partners and eligible dependents may be eligible to participate after the effective time of the merger (unless the consent of any insurance carrier would be required).

Nothing provided for in the merger agreement shall be construed to create a right in any Opnext employee to employment with Oclaro, the surviving corporation or any other subsidiary of Oclaro or any third-party rights, benefits or remedies of any nature whatsoever. In addition, no Opnext employee or continuing Opnext employee will be deemed to be a third party beneficiary of the merger agreement, except for officers and directors of Opnext to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ liability insurance coverage. Please see “The Merger Agreement — Indemnification and Insurance.”

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, Oclaro will cause the surviving corporation and its subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of Opnext (or any of its subsidiaries) prior to the effective time of the merger (such officers and directors are referred to collectively as the Opnext indemnified D&O) to the fullest extent that applicable legal requirements permit a company to indemnify its own officers and directors and in compliance with applicable indemnification agreements in effect as of the date of the merger agreement, including any provision relating to advancement of expenses.

In addition, the merger agreement provides that for a period of six years after the merger, Oclaro or the surviving corporation will maintain in effect the existing policy of Opnext’s directors’ and officers’ liability insurance (or a comparable replacement policy):

•	covering claims arising from facts or events that occurred at or prior to the effective time of the merger (to the extent that such claims are of the type covered by such policy);

•	covering each Opnext indemnified D&O who is covered as of the effective time by the current insurance policy; and

•	including terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on March 26, 2012.

If the annual premiums payable for such insurance coverage exceed $847,360 (which reflects 200% of the annual premium currently paid by Opnext for its existing policy), Oclaro and the surviving corporation may reduce the amount of coverage to the greatest amount of coverage available for a cost equal to that amount.

Obligations of the Oclaro Board of Directors and Opnext Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders

Each of Opnext and Oclaro has agreed to take all actions necessary to call, give notice of and, as promptly as practicable after the registration statement on Form S-4 (of which this joint proxy statement/prospectus is a part) is deemed effective under the Securities Act, hold meetings of their respective stockholders, in the case of Opnext, for the adoption of the merger agreement, and, in the case of Oclaro, for the approval of the issuance of shares of Oclaro common stock pursuant to the merger agreement (and certain other proposals).

Both Opnext and Oclaro have agreed to include a statement in this joint proxy statement/prospectus to the effect that, in the case of Opnext, the board of directors of Opnext recommends that Opnext’s stockholders adopt the merger agreement at the Opnext special meeting, and, in the case of Oclaro, the board of directors of Oclaro recommends that Oclaro’s stockholders approve the issuance of shares of Oclaro common stock pursuant the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock at the Oclaro special meeting. The merger agreement provides that neither the board of directors of Opnext nor the board of directors of Oclaro may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances.

The merger agreement provides that each of the boards of directors of Opnext and Oclaro is entitled to withdraw or modify its recommendation that its stockholders vote in favor of the transaction (in the case of Opnext, to adopt the merger agreement at the Opnext special meeting, and, in the case of Oclaro, to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock at the Oclaro special meeting), or alternatively that each of Opnext and Oclaro may terminate the merger agreement (and pay a termination fee of $6,000,000 to the other party), in connection with an unsolicited written acquisition proposal for such company if the following requirements are met:

•

such company has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals” on page 102);

•

an unsolicited bona fide written acquisition proposal for such company is made after March 26, 2012 and the board of directors of such company determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this offer is more favorable from a financial point of view to such company’s stockholders than the merger;

•

for a period of five business days after receipt of the new acquisition proposal such company engages in good faith negotiations with the other party to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•

such company’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law.

In addition, the merger agreement provides that each of the boards of directors of Opnext and Oclaro is entitled to withdraw or modify its recommendation that its stockholders vote in favor of the transaction (in the case of Opnext, to adopt the merger agreement at the Opnext special meeting, and, in the case of Oclaro, to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock at the Oclaro special meeting) in other circumstances (unrelated to a competing acquisition proposal) if the following requirements are met:

•

a material development or change in circumstances affecting the business, assets or operations of such company occurs after March 26, 2012 that was neither known to such company, its subsidiaries and their representatives nor reasonably foreseeable by such company and its subsidiaries;

•

such company’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of such material development or change in circumstances, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law;

•	such company satisfies certain notice requirements with respect to the other party;

•

for a period of five business days such company engages in good faith negotiations with the other party to amend the merger agreement in such a manner that obviates the need to withdraw or change the recommendation of such company’s board of directors; and

•

such company’s board of directors again determines in good faith (after having consulted with its outside legal counsel) that in light of such material development or change in circumstances, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law (taking into account any changes to the terms of the merger agreement proposed by the other party as a result of the negotiations referred to above).

The merger agreement provides that, if either company withdraws or modifies the recommendation of its board of directors, such company may be required to pay a fee of $6,000,000 million to the other company under certain circumstances. See the section entitled “The Merger Agreement — Expenses and Termination Fees.”

Unless the merger agreement is terminated beforehand in accordance with the termination provisions of the merger agreement, both Opnext and Oclaro have agreed to submit the adoption of the merger agreement, in the case of Opnext, and the issuance of shares of Oclaro common stock pursuant the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro common stock, in the case of Oclaro, to their stockholders, regardless of any withdrawal or modification of the respective recommendation by the board of directors of Opnext or Oclaro.

Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting Opnext and Oclaro from seeking or entering into an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described in the merger agreement, each of Opnext and Oclaro has agreed that, prior to the earlier of consummation of the merger or the termination of the merger agreement, it will not, directly or indirectly (and that it will (a) cause the subsidiaries and the respective officers, directors and financial advisers of such company and its subsidiaries not to; and (b) use its reasonable best efforts to ensure that the other representatives of such company and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry with respect to such company;

•

furnish any information regarding such company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry with respect to such company;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry with respect to such company;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry with respect to such company; and

•	enter into any letter of intent or contract relating to any acquisition transaction with respect to such company.

Under the merger agreement, an “acquisition inquiry” is defined as an inquiry, indication of interest or request for nonpublic information (other than those made or submitted by Oclaro or Opnext, as the case may be) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is defined as any offer or proposal with respect to Opnext (other than those made or submitted by Oclaro) or Oclaro (other than those submitted by Opnext) relating to any acquisition transaction.

Under the merger agreement, subject to limited exceptions, an “acquisition transaction” with respect to Opnext or Oclaro, as the case may be, is defined as any transaction or series of related transactions (other than the one contemplated by the merger agreement or with respect to Oclaro as previously disclosed to Opnext pursuant to the merger agreement) involving:

•

any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or similar transaction involving such company or one of its material subsidiaries, in which a third party or group acquires more than a 15% interest in the total outstanding voting securities of such company or one of its material subsidiaries, or in which such company or one of its material subsidiaries issues more than 15% of the outstanding voting securities of such company or that significant subsidiary (as described below);

•

any sale, lease, exchange, transfer, license, acquisition or disposition of assets representing 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries; or

•	any liquidation or dissolution of such company or one of its material subsidiaries.

Under the merger agreement, a “significant subsidiary” of Opnext or Oclaro, as the case may be, is defined as any subsidiary that accounts for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries taken as a whole.

Under the merger agreement, Opnext and Oclaro agreed to cease any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry with respect to such company.

Each of Opnext and Oclaro has agreed to advise the other party, within 48 hours after receipt of any acquisition proposal or acquisition inquiry with respect to such company, of the identity of the person making the acquisition proposal or acquisition inquiry and the terms thereof. The merger agreement provides that each party receiving an acquisition proposal or an acquisition inquiry must keep the other party reasonably informed of the status of the acquisition proposal or acquisition inquiry and the status and terms of any material modifications or material proposed modifications thereto.

Each of Opnext and Oclaro has also agreed not to release or waive any provision of any confidentiality, non-solicitation, no-hire, standstill or similar contract under which such company or any of its subsidiaries has any rights and to use commercially reasonable efforts to enforce such contracts at the request of the other party, unless the board of directors of such company determines in good faith (after consultation with outside counsel) that failure to take such action would be a breach of its fiduciary duties to such company’s stockholders under applicable law.

Exception to the Limitation on the Negotiation and Discussion by Opnext or Oclaro of Other Acquisition Proposals

The merger agreement provides that, if, prior to, in the case of Opnext, the adoption of the merger agreement by the Opnext stockholders, and in the case of Oclaro, the approval if the issuance of shares of Oclaro common stock pursuant to the merger agreement by the Oclaro stockholders, Opnext or Oclaro, as the case may be, receives an acquisition proposal from any person with respect to such company, then such company may furnish nonpublic information to, and engage in discussions and negotiations with, the person making the acquisition proposal, as long as:

•

the acquisition proposal is not a result of any material breach of the “no solicitation” obligations of such company (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals” above);

•	such company’s board of directors concludes in good faith (after having consulted with its outside legal counsel) that such acquisition proposal is reasonably likely to lead to a superior offer;

•	such company has given the other party at least one business day’s prior notice of its intention to take such action and the identity of the person who made the acquisition proposal;

•

such company receives an executed confidentiality agreement from the person who made the acquisition proposal with terms at least as favorable to such company in the aggregate as the confidentiality agreement between Opnext and Oclaro (except that no such confidentiality agreement need include a “standstill” provision); and

•

such company provides the other party with any nonpublic information to be furnished to the person who made the acquisition proposal (that has not previously been delivered to the other party) contemporaneously with furnishing such person with such nonpublic information.

For purposes of the merger agreement, the term “superior offer,” with respect to either Oclaro or Opnext, as the case may be, is defined as an unsolicited bona fide written acquisition proposal (except any reference in the definition of “acquisition proposal” to “15%” shall be replaced with “50%”) by a third party that is determined by the board of directors of such company, in its good faith judgment (after consulting with an independent financial advisor and outside legal counsel and after taking into account the likelihood and anticipated timing of the consummation of the transaction contemplated by such offer) to be more favorable from a financial point of view to such company’s stockholders than the transactions contemplated by the merger agreement.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Oclaro and Opnext in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either Oclaro or Opnext, as the case may be, any effect, change, claim, event or circumstance that, considered together with other effects, changes, claims, events and circumstances, has (or would reasonably be expected to have) a material adverse effect on:

•

the business, financial condition, operations or results of operations of the subject company and its subsidiaries taken as a whole; however, for purposes of this provision, no effect, change, claim, event or circumstance resulting from the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on the particular subject company:

•

conditions generally affecting the industries in which the subject company participates or the U.S. or global economy, to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•

general conditions in the financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•	changes in the trading price or trading volume of the subject company’s common stock in and of themselves;

•	changes in GAAP applicable to the subject company and its subsidiaries;

•

the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	any stockholder litigation directly resulting from the execution of the merger agreement or the consummation of the merger;

•	loss of employees, suppliers or customers resulting directly from the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement;

•	the taking of any action expressly required to be taken pursuant to the merger agreement;

•	the taking of any action requested by the other party pursuant to the terms of the merger agreement (to the extent taken in accordance with such request);

•	changes in applicable law after March 26, 2012; or

•	the ability of the subject company to consummate the transactions contemplated under the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Oclaro. The merger agreement provides that the obligations of Oclaro and merger sub to consummate the merger are subject to the satisfaction of each of the following conditions:

•

subject to the Opnext disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by Opnext in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization, authorization to enter into the merger agreement and the stockholder vote requirement, among others;

•

subject to the Opnext disclosure schedule, the accuracy of the remaining representations and warranties made by Opnext in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Opnext;

•

subject to the Opnext disclosure schedule, the performance in all material respects by Opnext of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•

Opnext’s stockholders shall have adopted the merger agreement by the required vote and Oclaro’s stockholders shall have approved the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares by the required vote;

•	Oclaro shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	Opnext’s chief executive officer and chief financial officer shall have delivered to Oclaro a certificate confirming that certain conditions have been duly satisfied;

•

there shall not have occurred and be continuing any event that has a material adverse effect on Opnext which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Opnext;

•	all applicable waiting periods under applicable antitrust laws shall have expired or been terminated;

•

any governmental approvals or other governmental consents required under any applicable antitrust laws or other legal requirements shall have been obtained (except for any governmental authorization or other governmental consent that the failure to obtain would not reasonably be expected to have a material adverse effect on Opnext or Oclaro) and such approvals or consents shall not be subject to any conditions that would reasonably be expected to result in a material adverse effect on Opnext or Oclaro;

•	the shares of Oclaro common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Select Market;

•

there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal; and

•	there shall not be pending, any suit, action or judicial proceedings brought by, or overtly threatened by, a governmental body:

•	challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	seeking to prohibit or limit in any material respect Oclaro’s ability to vote or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•

relating to the merger or the other transactions contemplated by the merger agreement that would reasonably be expected to materially and adversely affect the right or ability of Oclaro, Opnext or any of its subsidiaries to own any material assets or materially limit the operation of the business of Opnext or its subsidiaries;

•	seeking to compel Oclaro, Opnext or any of their respective subsidiaries to dispose of or hold separate any material assets or business as a result of the merger; or

•	seeking to impose (or that would reasonably be expected to result in the imposition of) criminal sanctions or liability on Oclaro, Opnext or any of its subsidiaries.

Conditions to the Obligations of Opnext. The merger agreement provides that the obligation of Opnext to consummate the merger is subject to the satisfaction of each of the following conditions:

•

subject to the Oclaro disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by Oclaro in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization, authorization to enter into the merger agreement and the stockholder vote requirement, among others;

•

subject to the Oclaro disclosure schedule, the accuracy of the remaining representations and warranties made by Oclaro in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Oclaro;

•

subject to the Oclaro disclosure schedule, the performance in all material respects by Oclaro of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•

Opnext’s stockholders shall have adopted the merger agreement by the required vote and Oclaro’s stockholders shall have approved the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro by the required vote;

•	Opnext shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	an executive officer of Oclaro shall have delivered to Opnext a certificate confirming that certain conditions have been duly satisfied;

•

there shall not have occurred and be continuing any event that has a material adverse effect on Oclaro which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Oclaro;

•	the shares of Oclaro common stock to be issued pursuant to the merger agreement shall have been approved for listing on the NASDAQ Global Select Market;

•	all applicable waiting periods under applicable antitrust law shall have expired or been terminated;

•

any governmental approvals or governmental consents required under any applicable antitrust laws or other legal requirements shall have been obtained (except for any governmental authorization or other governmental consent that the failure to obtain would not reasonably be expected to have a material adverse effect on Opnext or Oclaro) and such approvals or consents shall not be subject to any conditions that would reasonably be expected to result in a material adverse effect on Opnext or Oclaro;

•

there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal; and

•	there shall not be pending, any suit, action or judicial proceedings brought by, or overtly threatened by, a governmental body:

•	challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	seeking to prohibit or limit in any material respect Oclaro’s ability to vote or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•

relating to the merger or the other transactions contemplated by the merger agreement that would reasonably be expected to materially and adversely affect the right or ability of Oclaro, Opnext or any of its subsidiaries to own any material assets or materially limit the operation of the business of Opnext or its subsidiaries;

•	seeking to compel Oclaro, Opnext or any of their respective subsidiaries to dispose of or hold separate any material assets or business as a result of the merger; or

•	seeking to impose (or that would reasonably be expected to result in the imposition of) criminal sanctions or liability on Oclaro, Opnext or any of its subsidiaries.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approvals of the stockholders of Oclaro or Opnext have been obtained, the merger agreement may be terminated:

•	by mutual written consent;

•

by either Opnext or Oclaro if the merger shall not have been consummated by December 31, 2012; provided, however, that neither party will be permitted to terminate the merger agreement under this provision of the merger agreement if the failure to consummate the merger by December 31, 2012 is caused by a breach of an obligation to be performed prior to the effective time of the merger by the party seeking to terminate the merger agreement;

•

by either Oclaro or Opnext if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order or taken other final and nonappealable action permanently prohibiting the consummation of the merger;

•

by either Oclaro or Opnext if the Opnext special meeting (including any postponements and adjournments thereof) has been held, a final vote on the adoption of the merger agreement has been taken and Opnext’s stockholders do not approve the adoption of the merger agreement by the required vote;

•

by either Oclaro or Opnext if the Oclaro special meeting (including any postponements and adjournments thereof) has been held, a final vote on the issuance of shares of Oclaro common stock pursuant to the merger agreement and on the amendment to Oclaro’s certificate of incorporation to effect an increase in the number of authorized shares of Oclaro has been taken, and Oclaro’s stockholders do not approve either the issuance of shares of Oclaro common stock pursuant to the merger agreement or the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares by the required vote;

•	by Oclaro if, at any time prior to the adoption of the merger agreement by the Opnext stockholders, any of the following events shall have occurred (which are referred to as Opnext triggering events):

•

Opnext shall have failed to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the adoption of the merger agreement, or Opnext’s board of directors shall have withdrawn or modified its recommendation in a manner adverse to Oclaro;

•	the board of directors of Opnext shall have approved, endorsed or recommended any acquisition proposal with respect to Opnext; or

•	Opnext shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Opnext.

•

by Opnext if, at any time prior to the approval of the issuance of shares of Oclaro common stock pursuant to the merger agreement and the approval of the amendment to Oclaro’s certificate of incorporation to effect an increase in the number of authorized shares of Oclaro, any of the following events shall have occurred (which are referred to as Oclaro triggering events):

•

Oclaro shall have failed to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the approval of the issuance of shares of Oclaro common stock pursuant to the merger agreement and the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro, or Oclaro’s board of directors shall have withdrawn or modified its recommendation in a manner adverse to Opnext;

•	the board of directors of Oclaro shall have approved, endorsed or recommended any acquisition proposal with respect to Oclaro; or

•	Oclaro shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Oclaro.

•

by Oclaro if Opnext’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Opnext’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 105); provided that if any inaccuracy is curable by Opnext before December 31, 2012 and Opnext is continuing to exercise its reasonable best efforts to cure such inaccuracy, Oclaro may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•

by Oclaro if Opnext has breached any of its covenants and obligations in any material respect; provided that if any breach is curable by Opnext before December 31, 2012 and Opnext is continuing to exercise its reasonable best efforts to cure such inaccuracy, Oclaro may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof;

•

by Opnext if Oclaro’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Oclaro’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 105); provided that if any inaccuracy is curable by Oclaro before December 31, 2012 and Oclaro is continuing to exercise its reasonable best efforts to cure such inaccuracy, Opnext may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•

by Opnext if Oclaro has breached any of its covenants and obligations in any material respect; provided that if any breach is curable by Oclaro before December 31, 2012 and Oclaro is continuing to exercise its reasonable best efforts to cure such inaccuracy, Opnext may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof;

•	by Opnext in connection with an unsolicited written acquisition proposal for Opnext if the following requirements are met:

•

Opnext has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals” on page 102);

•

an unsolicited bona fide written acquisition proposal for Opnext is made after March 26, 2012 and the board of directors of Opnext determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to Opnext’s stockholders than the merger;

•

for a period of five business days after receipt of the new acquisition proposal Opnext engages in good faith negotiations with Oclaro to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•

Opnext’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the merger agreement is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of Opnext under applicable law; and

•	by Oclaro in connection with an unsolicited written acquisition proposal for Oclaro if the following requirements are met:

•

Oclaro has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by Opnext and Oclaro of Other Acquisition Proposals” on page 102);

•	an unsolicited bona fide written acquisition proposal for Oclaro is made after March 26, 2012 and the board of directors of Oclaro determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to Oclaro’s stockholders than the merger;

•

for a period of five business days after receipt of the new acquisition proposal Oclaro engages in good faith negotiations with Opnext to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•

Oclaro’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the merger agreement is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of Oclaro under applicable law.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses; provided, however, that Oclaro and Opnext will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (a) the filing, printing and mailing of the registration statement on Form S-4 and this joint proxy statement/prospectus; and (b) the filing by the parties of any notice or other document under any applicable antitrust or competition legal requirement.

The merger agreement provides that Opnext will pay Oclaro a termination fee of $6,000,000 if any of the following events occurs:

•

the merger agreement is terminated by Oclaro under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Opnext triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•

the merger agreement is terminated by Opnext to pursue an unsolicited, bona fide, written acquisition proposal for Opnext that meets certain requirements set forth in the merger agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement on page 108;”

•

(i) the merger agreement is terminated by Opnext or Oclaro under the provision of the merger agreement permitting such termination in the event that the stockholders of Opnext have voted not to adopt the merger agreement, (ii) before such termination an acquisition proposal with respect to Opnext shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Opnext is consummated or Opnext (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Opnext;

•

(i) the merger agreement is terminated by Oclaro under the provision of the merger agreement permitting such termination in the event of Opnext’s breach in any material respect of any of its covenants in the merger agreement that is not cured by Opnext in accordance with the terms of the merger agreement, and the particular covenant that is so breached relates to certain provisions in the merger agreement regarding the solicitation of acquisition proposals and/or acquisition inquiries or the holding of Opnext’s stockholders’ meeting in connection the with merger, (ii) before such termination an acquisition proposal with respect to Opnext shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Opnext is consummated or Opnext (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Opnext.

The merger agreement provides that Oclaro will pay Opnext a termination fee of $6,000,000 if any of the following events occurs:

•

the merger agreement is terminated by Opnext under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Oclaro triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•

the merger agreement is terminated by Oclaro to pursue an unsolicited, bona fide, written acquisition proposal for Oclaro that meets the requirements set forth in the merger agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;”

•

(i) the merger agreement is terminated by Opnext or Oclaro under the provision of the merger agreement permitting such termination in the event that the stockholders of Oclaro have voted not to approve the issuance of the Oclaro common stock pursuant to the merger agreement or the amendment to Oclaro’s certificate of incorporation affecting an increase in the number of authorized shares of Oclaro, (ii) before such termination an acquisition proposal with respect to Oclaro shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction (provided that references in the definition of “acquisition transaction” in to “15%” shall be replaced with “40%”) with respect to Oclaro is consummated or Oclaro (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Oclaro; or

•

(i) the merger agreement is terminated by Opnext under the provision of the merger agreement permitting such termination in the event of Oclaro’s breach in any material respect of any of its covenants in the merger agreement that is not cured by Oclaro in accordance with the terms of the merger agreement, and the particular covenant that is so breached relates to certain provisions in the merger agreement regarding the solicitation of acquisition proposals and/or acquisition inquiries or the holding of Oclaro’s stockholders’ meeting in connection with the issuance of the Oclaro common stock pursuant to the merger agreement or the amendment to Oclaro’s certificate of incorporation affecting an increase in the number of authorized shares of Oclaro, (ii) before such termination an acquisition proposal with respect to Oclaro shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Oclaro is consummated or Oclaro (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction (provided that references in the definition of “acquisition transaction” to “15%” shall be replaced with “40%”) with respect to Oclaro.

The Board of Directors of Oclaro Following the Merger

The merger agreement provides that the parties will take all actions necessary to ensure that effective immediately following the effective time of the merger, the board of directors of Oclaro will consist of the following members, each to hold office from and after the effective time of the merger until the earliest of appointment of his or her respective successor, resignation or proper removal in accordance with Oclaro’s charter documents and applicable legal requirements:

Class I:

•	William L. Smith

•	Edward Collins

•	Lori Holland

Class II:

•	Kendall W. Cowan

•	Marissa Peterson

•	Greg Dougherty

Class III:

•	Harry Bosco

•	David Lee

•	Alain Couder

•	Joel Smith III

VOTING AGREEMENTS

The following descriptions of the voting agreements describes the material terms of the voting agreements. The descriptions of the voting agreements are qualified in their entirety by reference to the forms of voting agreements which are attached as Annex B and Annex C to this joint proxy statement/prospectus and which are incorporated herein by reference. We encourage you to read the entire forms of voting agreements.

Voting Agreements Relating to Opnext Shares

Charles J. Abbe, Harry L. Bosco, Michael C. Chan, Clarity Opnext Holdings II, LLC, Clarity Partners, L.P., Hitachi, Tadayuki Kanno, Robert J. Nobile, Justin J. O’Neill, Philip F. Otto and William L. Smith, each of whom is either an executive officer, a director and/or a stockholder of Opnext, have each entered into a voting agreement with Oclaro dated March 26, 2012. In the voting agreements, each such officer, director and/or stockholder has agreed to vote all shares of Opnext common stock beneficially owned by them as of the record date in favor of the adoption of the merger agreement and against any alternative transaction with respect to Opnext.

Each such officer, director and/or stockholder has also agreed that, before the Opnext special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of Opnext common stock, any options to purchase shares of Opnext common stock or any other Opnext securities owned by them except in certain circumstances. Approximately 35,203,108 shares in the aggregate, or approximately 38.8% of the Opnext common stock outstanding as of May 23, 2012 (excluding shares of Opnext common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or stock appreciation rights), are subject to such voting agreements.

Such voting agreements will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; (b) the effectiveness of the merger; (c) a change in recommendation by the board of directors of Opnext pursuant to Section 5.2(c)(i) of the merger agreement in the context of a superior offer for Opnext; (d) an amendment to the merger agreement decreasing the exchange ratio or otherwise materially and adversely affecting the applicable stockholder who signed the voting agreement.

Voting Agreements Relating to Oclaro Shares

Alain Couder, Greg Dougherty, Jerry Turin, Jim Haynes, Joel Smith, Kate Rundle, Lori Holland, Marissa Peterson and Edward Collins, each of whom is either an officer and/or a director of Oclaro, have each entered into a voting agreement with Opnext dated March 26, 2012. In the voting agreements, each such officer and/or director agreed to vote all shares of Oclaro common stock owned by them as of the record date in favor of the issuance of shares of Oclaro common stock pursuant to the merger agreement and against any alternative transaction with respect to Oclaro.

Each such officer and/or director has also agreed that, before the Oclaro special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of Oclaro common stock, any options to purchase shares of Oclaro common stock or any other Oclaro securities, owned by them except in certain circumstances. Approximately 417,817 shares in the aggregate, or approximately 0.8% of the Oclaro common stock outstanding as of May 23, 2012 (excluding shares of Oclaro common stock issuable upon the exercise or settlement of stock options, restricted stock, restricted stock units or performance stock units), are subject to such voting agreements.

Such voting agreements will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; (b) the effectiveness of the merger; (c) a change in recommendation by the board of directors of Oclaro pursuant to Section 5.3(c)(i) of the merger agreement in the context of a superior offer for Oclaro; (d) an amendment to the merger agreement increasing the exchange ratio or otherwise materially and adversely effecting the applicable stockholder who signed the voting agreement.

OCLARO PROPOSAL NO. 2 — AMENDMENT TO OCLARO’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF OCLARO COMMON STOCK

Overview

The Oclaro board of directors has unanimously approved a proposal to amend its restated certificate of incorporation to increase the authorized shares of Oclaro to 176,000,000 shares, subject to stockholder approval. Oclaro’s board has declared this amendment to be advisable and recommended that this proposal be presented to Oclaro stockholders for approval. The text of the form of proposed amendment to Oclaro’s restated certificate of incorporation to increase the authorized shares of Oclaro to 176,000,000 shares, is attached to this joint proxy statement/prospectus as Annex F.

If the Oclaro stockholders approve this Proposal No. 2 and the Oclaro Proposal No. 1 to approve the issuance of Oclaro common stock pursuant to the merger agreement, Oclaro expects to file a certificate of amendment to the Oclaro restated certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock immediately prior to the proposed merger. Upon filing the certificate of amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares from 91,000,000 to 176,000,000, the first sentence of Article FOURTH of Oclaro’s restated certificate of incorporation will be as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 176,000,000 shares, consisting of: (i) 175,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”); and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

On May 23, 2012, the record date for the Oclaro special meeting, Oclaro had an aggregate of 51,481,012 shares outstanding, approximately 4,500,000 shares of Oclaro common stock were issuable pursuant to outstanding stock options, restricted stock, restricted stock units and performance stock units and approximately 2,566,000 shares of Oclaro common stock were reserved for future issuance pursuant to Oclaro’s equity incentive plans.

The primary reason for this increase in the authorized shares is to effect the merger with Opnext. If Oclaro’s stockholders do not approve Oclaro Proposal No. 1 to approve the issuance of shares of Oclaro common stock pursuant to the merger agreement, then the Oclaro board of directors will, notwithstanding stockholder approval of this proposed amendment, abandon this proposed amendment.

Reasons for the Increase in Authorized Shares

The primary reason for the increase in authorized shares is to effect the merger. At present, Oclaro does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the Oclaro common stock pursuant to the merger agreement. Additionally, approval of an increase in authorized shares of Oclaro common stock is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If Oclaro Proposal No. 2 is not approved by the Oclaro stockholders, and the closing condition to the merger agreement is not waived, Oclaro will be unable to complete the merger.

Although at present, apart from the shares to be issued pursuant to the merger and pursuant to its equity incentive plans, Oclaro has no commitments or agreements to issue additional shares of common stock, it desires to have additional shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. In this regard, in connection with Oclaro’s evaluation of its strategic and financing alternatives, Oclaro may determine to issue additional shares of its common stock at any time following the completion of the merger. In addition, the additional shares may be used for various purposes without further stockholder approval, except as may be required by applicable law, regulations promulgated by government agencies, the rules of the NASDAQ Global Select Market or other market or exchange on which Oclaro common stock is then listed. These purposes may include, among others:

•	raising capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies; and

•	expanding the business or product lines of the combined company through the acquisition of other businesses or products.

The terms of additional shares of common stock will be identical to those of the currently outstanding shares of Oclaro common stock. However, because holders of Oclaro common stock have no preemptive rights to purchase or subscribe for any unissued stock of Oclaro, the issuance of any additional shares of common stock authorized as a result of the increase in the number of authorized shares of common stock will substantially reduce the current stockholders’ percentage of ownership interest in the total outstanding shares of common stock.

Effects of the Increase in Authorized Shares

The proposed increase in the authorized number of shares of common stock could have a number of effects on the stockholders of Oclaro depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Oclaro difficult. For example, additional shares could be issued by Oclaro so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Oclaro. Similarly, the issuance of additional shares to certain persons allied with Oclaro’s management could have the effect of making it more difficult to remove Oclaro’s management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The proposed amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares from 91,000,000 shares to 176,000,000 shares will be effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. Notwithstanding stockholder approval of this proposed amendment, Oclaro’s board of directors may abandon the proposed amendment without any further action by Oclaro stockholders at any time prior to its effectiveness, and will abandon the proposed amendment if Oclaro’s stockholders do not approve Proposal No. 1 to approve the issuance of shares pursuant to the merger. Oclaro expects to file such proposed amendment immediately prior to the proposed merger if Oclaro’s stockholders approve Oclaro Proposal No. 1 and this Proposal No. 2. As previously noted, the proposed amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of common stock is a condition to the consummation of the merger.

Vote Required; Recommendation of Oclaro Board of Directors

The affirmative vote of a majority of Oclaro common stock outstanding on the record date for the Oclaro special meeting is required to approve the proposal to amend Oclaro’s restated certificate of incorporation to increase the authorized shares of Oclaro to 176,000,000 shares.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Oclaro Proposal No. 2.

OCLARO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OCLARO STOCKHOLDERS VOTE “FOR” OCLARO PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO OCLARO’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 176,000,000 SHARES.

OCLARO PROPOSAL NO. 3 — POSSIBLE ADJOURNMENT

OF THE OCLARO SPECIAL MEETING

If Oclaro fails to receive a sufficient number of votes to approve any of Oclaro Proposal Nos. 1 or 2, Oclaro may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any of Oclaro Proposal Nos. 1 or 2. Oclaro currently does not intend to propose adjournment at the Oclaro special meeting if there are sufficient votes to approve each of Oclaro Proposal Nos. 1 and 2.

Vote Required; Recommendation of Oclaro Board of Directors

The affirmative vote of a majority of the shares of Oclaro common stock voting in person or by proxy at the Oclaro special meeting is required for approval of Oclaro Proposal No. 3.

The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will be counted towards a quorum but will have no effect on the outcome of Oclaro Proposal No. 3.

OCLARO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL OCLARO STOCKHOLDERS VOTE “FOR” OCLARO PROPOSAL NO. 3 TO ADJOURN THE OCLARO SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ANY OF OCLARO PROPOSAL NOS. 1 OR 2.

OPNEXT PROPOSAL NO. 2 — POSSIBLE ADJOURNMENT

OF THE OPNEXT SPECIAL MEETING

If Opnext fails to receive a sufficient number of votes to approve Opnext Proposal No. 1, Opnext may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Opnext Proposal No. 1. Opnext currently does not intend to propose adjournment at the Opnext special meeting if there are sufficient votes to approve Opnext Proposal No. 1.

Vote Required; Recommendation of Opnext Board of Directors

The affirmative vote of a majority of the shares of Opnext common stock voting in person or by proxy at the Opnext special meeting is required for approval of Opnext Proposal No. 2.

The failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-votes” will be counted towards a quorum, but will have no effect on the outcome of Opnext Proposal No. 2.

THE OPNEXT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPNEXT’S STOCKHOLDERS VOTE “FOR” OPNEXT PROPOSAL NO. 2 TO ADJOURN THE OPNEXT SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF OPNEXT PROPOSAL NO. 1.

OPNEXT PROPOSAL NO. 3 — ADVISORY VOTE REGARDING MERGER-RELATED COMPENSATION

Merger-Related Compensation. Opnext is required pursuant to Section 14A of the Exchange Act to include in this joint proxy statement/prospectus a non-binding, advisory vote on the compensation payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with Opnext, and Opnext is therefore asking its stockholders to approve the following resolution:

RESOLVED, that the compensation that will or may become payable to the named executive officers of Opnext in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K and as set forth in this proposal titled “Advisory Vote Regarding Merger-Related Compensation” is hereby approved.

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Opnext’s named executive officers that is based on or otherwise relates to the merger (“merger-related compensation”).

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed:

•	a closing date for the merger of June 7, 2012, and

•

A termination of the named executive officer’s employment by Opnext without cause or as a result of the executive’s resignation for good reason immediately following a change in control on June 7, 2012.

	Merger-Related Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Harry L. Bosco	$2,000,000	$0	$34,886	$2,034,886
Michael C. Chan	$734,400	$0	$0	$734,400
Kei Oki	$0	$0	$0	$0
Robert J. Nobile	$1,180,000	$0	$0	$1,180,000
Justin J. O’Neill	$828,750	$0	$24,410	$853,160

(1)	Cash severance is payable in a lump sum upon a termination of the executive officer’s employment by Opnext without cause or for good reason, in each case, immediately prior to or upon a change in control, or within a specified period following such change in control (two years for Mr. Bosco and one year for Messrs. Chan, Nobile and O’Neill), subject to the executive’s execution and non-revocation of a general release of claims. Pursuant to Mr. Bosco’s employment agreement, in such event, Mr. Bosco would be entitled to receive cash severance equal to two (2) times the sum of (A) his then current annual base salary and (B) the greater of (x) his target annual bonus for Opnext’s fiscal year in which such termination occurs or (y) the average actual annual bonus awarded to him for the two full fiscal years immediately preceding the year in which such termination occurs. Pursuant to the employment agreements with each of Messrs. Chan and Nobile, in such event the executive would be entitled to receive cash severance equal to two (2.0) times his then current annual base salary. Pursuant to Mr. O’Neill’s employment agreement, in such event Mr. O’Neill would be entitled to receive cash severance equal to one and one-half (1.5) times the sum of (A) his then current annual base salary and (B) the greater of (x) his target annual bonus for Opnext’s fiscal year in which such termination occurs or (y) the average actual annual bonus awarded to him for the two full fiscal years immediately preceding the year in which such termination occurs. In addition to the foregoing, in the event Mr. Nobile’s employment was terminated either by Opnext without cause or as a result of his resignation for good reason, Mr. Nobile would be entitled pursuant to his employment agreement to receive a cash bonus equal to $530,000 that would otherwise be payable to him on August 16, 2012. The following table quantifies each separate form of compensation included in the aggregate total reported in the column:

Name	Base Salary	Annual Bonus	Retention Bonus
Harry L. Bosco	$1,000,000	$1,000,000	$0
Michael C. Chan	$734,400	$0	$0
Takayuki Kanno	$0	$0	$0
Robert J. Nobile	$650,000	$0	$530,000
Justin J. O’Neill	$487,500	$341,250	$0

(2)	None of the stock options held by the named executive officers will have their vesting accelerated in connection with the merger pursuant to a “single trigger” arrangement (e.g. consummation of the merger only). As discussed above under the heading “Interests of Opnext’s Executive Officers and Directors in the Merger — Treatment of Opnext Stock Options” on page 79, the merger agreement provides that at the effective time of the merger each Opnext stock option that is outstanding and unexercised immediately prior to the effective time, whether or not vested, will be converted into an option to purchase Oclaro common stock (adjusted to give effect to the exchange ratio) and Oclaro will assume such stock option. Each such option will otherwise remain subject to the same terms and conditions of the Opnext equity plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Opnext stock option as in effect immediately prior to the effective time (including the term, exercisability, vesting schedule and terms of acceleration).

All of the stock options held by the named executive officers may have their vesting accelerated in connection with the merger pursuant to certain “double trigger” arrangements (e.g. consummation of the merger and a qualifying termination of employment). Pursuant to the terms of the employment agreements with each of Messrs. Bosco and O’Neill, if a “change in control” (as defined in the respective employment agreement) occurs and the executive’s employment is terminated by Opnext without cause or as a result of the executive’s resignation for good reason, in each case, immediately prior to or upon such change in control, or within a specified period following such change in control (two years for Mr. Bosco and one year for Mr. O’Neill), and subject to the executive’s execution and non-revocation of a general release of claims, the stock options will become fully vested and exercisable. In addition, the stock option agreements evidencing Opnext stock options held by the named executive officers provide that the stock options will become fully vested and exercisable in the event that the executive’s employment is terminated by Opnext without “cause” or by the executive for “good reason” during the twelve (12) month period immediately following a “change in control” (as defined in the Opnext equity plan). The consummation of the merger is expected to constitute a “change in control” for purposes of the employment agreements with each of Messrs. Bosco and O’Neill and the Opnext equity plan. The following table quantifies the value of the unvested Opnext stock options held by the named executive officers (assuming the occurrence of a change in control and qualifying termination of employment on June 7, 2012, and a price per share of our common stock of $1.648, which equals the average closing price of our common stock over the first five business days following March 26, 2012):

Name	Number of Unvested Stock Options	Exercise Price	Value of Unvested Stock Options
Harry L. Bosco	0	—	$0
Michael C. Chan	100,000	$2.23	$0
	60,000	$2.04	$0
	75,000	$2.86	$0
Kei Oki	50,000	$2.23	$0
	37,500	$2.86	$0
Robert J. Nobile	100,000	$2.23	$0
	52,500	$2.04	$0
	52,500	$2.86	$0
Justin J. O’Neill	50,000	$2.23	$0
	45,000	$2.04	$0
	52,500	$2.86	$0

(3)	Amounts represent the aggregate full premium payment that would be required to be paid to or on behalf of the executive to provide continued health insurance coverage for the relevant period of time upon a termination of the executive officer’s employment by Opnext without cause or for good reason, in each case, immediately prior to or upon a change in control, or within a specified period following such change in control (two years for Mr. Bosco and one year for Mr. O’Neill), subject to the executive’s execution and non-revocation of a general release of claims. Pursuant to the employment agreements with each of Messrs. Bosco and O’Neill, in such event the executive would be entitled to receive certain health insurance benefits at Opnext’s expense for 24 months, in the case of Mr. Bosco, or 18 months, in the case of Mr. O’Neill, after the date of such termination of employment.

Narrative Disclosure to Merger-Related Compensation Table

Opnext has entered into employment agreements with each of its named executive officers, other than Mr. Oki, which provide for severance payments and benefits upon certain terminations of employment. For more information relating to these agreements, see above under the heading “Interests of Opnext’s Executive Officers and Directors in the Merger — Employment Agreements” on page 81.

None of the Opnext stock options held by the named executive officers will have their vesting accelerated in connection with the merger pursuant to a “single trigger” arrangement (e.g. consummation of the merger only). All of the stock options held by the named executive officers may have their vesting accelerated in connection with the merger pursuant to certain “double trigger” arrangements (e.g. consummation of the merger and a qualifying termination of employment). For more information relating to the treatment of the Opnext stock options, see above under the heading “Interests of Opnext’s Executive Officers and Directors in the Merger — Treatment of Opnext Stock Options” on page 79.

Vote Required and Board of Directors Recommendation

The vote regarding this proposal on merger-related compensation is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, Opnext’s stockholders may vote to approve the proposal to adopt the merger agreement and vote not to approve the proposal on merger-related compensation and vice versa. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either Opnext or Oclaro. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable upon a consummation of the merger and a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Opnext’s stockholders.

Approval of the merger-related compensation requires the affirmative vote of a majority of the shares of Opnext’s common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum) at the Opnext special meeting.

THE OPNEXT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL AS TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION THAT MAY BECOME PAYABLE TO OPNEXT’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger of a wholly-owned subsidiary of Oclaro with Opnext. The unaudited pro forma condensed combined financial statements have been prepared by Oclaro management for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet gives effect to the proposed merger as if it occurred on March 31, 2012. The Oclaro condensed consolidated balance sheet information was derived from its unaudited March 31, 2012 condensed consolidated balance sheet and the Opnext condensed consolidated balance sheet information was derived from its audited March 31, 2012 consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2012 is presented as if the transaction had been consummated on July 4, 2010 and, due to the different fiscal period ends, combines the historical results of operations of Oclaro for the nine months ended March 31, 2012 and the historical results of operations of Opnext for the three fiscal quarters ended March 31, 2012. This unaudited methodology includes Opnext’s reported fiscal quarters ended September 30, 2011, December 31, 2011 and March 31, 2012.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 2, 2011 is presented as if the transaction had been consummated on July 4, 2010. Oclaro’s audited consolidated statement of operations for the fiscal year ended July 2, 2011 has been combined with Opnext’s unaudited historical results of operations for the four fiscal quarters ended June 30, 2011. This unaudited methodology includes the last three reported quarters of Opnext’s fiscal year ended March 31, 2011 and the first reported quarter of Opnext’s fiscal year ended March 31, 2012.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of Oclaro and Opnext for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•

Separate historical financial statements of Oclaro as of and for the fiscal year ended July 2, 2011 and the related notes included in Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011;

•

Separate historical financial statements of Oclaro as of and for the three and nine months ended March 31, 2012 and the related notes included in Oclaro’s Quarterly Report on Form 10-Q for the period ended March 31, 2012.

•

Separate historical financial statements of Opnext as of and for the fiscal year ended March 31, 2012 and the related notes included in Opnext’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012; and

•

Separate historical interim financial statements of Opnext as of and for the three and six month period ended September 30, 2011 and three and nine months ended December 31, 2011 and the related notes included in Opnext’s Quarterly Report on Form 10-Q for the period ended September 30, 2011 and December 31, 2011 respectively.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. Oclaro has been treated as the acquirer in the merger for accounting purposes. Under the acquisition method of accounting, the purchase price is equivalent to the fair value of the consideration transferred on the date of the completion of the merger, calculated as described in Note 3 to these unaudited pro forma condensed combined financial statements. The purchase accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The impact of ongoing integration activities, and other changes in the fair value of the assets and liabilities of Opnext that occur prior to completion of the merger could cause material differences in the information presented.

Intercompany transactions and balances between Oclaro and Opnext, which comprise the sale of certain products by Oclaro to Opnext, have been eliminated in the unaudited pro forma condensed combined statements of operations. In addition, acquisition related transaction costs and the gain on bargain purchase which are directly attributable to the pending merger, but which are not expected to have a continuing impact on the combined entity’s results, have been eliminated in the unaudited pro forma condensed combined financial statements of operations. Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Oclaro and Opnext operating as a combined company or for liabilities resulting from integration planning, as managements of Oclaro and Opnext are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent quarters related to employees of both companies, the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between companies that would affect amounts in the unaudited pro forma condensed combined financial statements.

OCLARO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2012

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Oclaro	Opnext
	(Thousands, except per share amounts)
Revenues	$281,018	$206,742	$(1,120)	A	$486,640
Cost of revenues	232,422	178,067	(1,862)	A,B	408,627
Amortization of intangible assets	—	4,335	(4,335)	C	—

Gross profit	48,596	24,340	5,077		78,013

Operating expenses:
Research and development	49,736	41,083	(130)	B	90,689
Selling, general and administrative	46,848	40,158	(1,701)	B,D	85,305
Amortization of intangible assets	2,224	713	2,812	C	5,749
Restructuring, acquisition and related costs	3,643	—	(1,020)	D	2,623
Flood-related expense, and (gain) loss on sale of property and equipment	5,905	20,180	—		26,085

Total operating expenses	108,356	102,134	(39)		210,451

Operating loss	(59,760)	(77,794)	5,116		(132,438)
Other income (expense):
Interest income (expense), net	(705)	(619)	—		(1,324)
Other income (expense), net	4,667	375	—		5,042

Total other income (expense)	3,962	(244)	—		3,718

Loss before income taxes	(55,798)	(78,038)	5,116		(128,720)
Income tax provision	6,774	68	—		6,842

Net loss	$(62,572)	$(78,106)	$5,116		$(135,562)

Net loss per share:
Basic and diluted	$(1.25)	$(0.86)			$(1.53)
Shares used in computing net loss per share:
Basic and diluted	50,251	90,321		E	88,493

See accompanying notes to unaudited pro forma condensed combined financial statements.

The pro forma adjustments are explained in Note 5.

OCLARO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JULY 2, 2011

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Oclaro	Opnext
	(Thousands, except per share amounts)
Revenues	$466,505	$371,860	$(4,953)	A	$833,412
Cost of revenues	342,869	290,126	(6,266)	A, B	626,729
Amortization of intangible assets	—	5,780	(5,780)	C	—

Gross profit	123,636	75,954	7,093		206,683

Operating expenses:
Research and development	65,492	59,135	(712)	B	123,915
Selling, general and administrative	62,767	58,433	93	B	121,293
Amortization of intangible assets	2,805	1,368	5,132	C	9,305
Restructuring, acquisition and related costs	4,469	—	—		4,469
Loss on sale of property and equipment	35	464	—		499
Legal settlements	1,678	—	—		1,678
Impairment of goodwill	20,000	—	—		20,000

Total operating expenses	157,246	119,400	4,513		281,159

Operating loss	(33,610)	(43,446)	2,580		(74,476)
Other income (expense):
Interest income (expense), net	(1,995)	(856)	—		(2,851)
Gain on sale of technology assets, net	—	23,514	—		23,514
Other income (expense), net	(9,174)	(787)	—		(9,961)

Total other income (expense)	(11,169)	21,871	—		10,702

Loss before income taxes	(44,779)	(21,575)	2,580		(63,774)
Income tax provision	1,646	244	—		1,890

Net loss	$(46,425)	$(21,819)	$2,580		$(65,664)

Net loss per share:
Basic and diluted	$(0.96)	$(0.24)			$(0.76)
Shares used in computing net loss per share:
Basic and diluted	48,444	89,988		E	86,686

See accompanying notes to unaudited pro forma condensed combined financial statements.

The pro forma adjustments are explained in Note 5.

OCLARO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2012

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Oclaro	Opnext
ASSETS	(Thousands)
Current assets:
Cash and cash equivalents	$50,543	$76,232	$—		$126,775
Restricted cash	595	—	—		595
Accounts receivable, net	61,723	53,844	(700)	F	114,867
Inventories	72,671	98,489	10,768	G	181,928
Prepaid expenses and other current assets	11,717	8,269	—		19,986
Assets held for sale	20,296	—	—		20,296

Total current assets	217,545	236,834	10,068		464,447

Property and equipment, net	59,492	48,282	13,757	H	121,531
Other intangible assets, net	17,453	10,241	17,759	I	45,453
Goodwill	10,904	—	—		10,904
Other non-current assets	12,549	218	21,486	J	34,253

Total assets	$317,943	$295,575	$63,070		$676,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,710	$54,531	$(700)	F	$102,541
Accrued expenses and other liabilities	48,646	24,421	8,500	K	81,567
Short-term debt	25,500	18,101	—		43,601
Capital lease obligations, current	—	14,667	—		14,667

Total current liabilities	122,856	111,720	7,800		242,376

Deferred gain on sale-leaseback	12,098	—	—		12,098
Capital lease obligations, non-current	—	16,497	—		16,497
Other non-current liabilities	6,351	8,130	21,486	J	35,967

Total liabilities	141,305	136,347	29,286		306,938

Stockholders’ equity	176,638	159,228	33,784	L	369,650

Total liabilities and stockholders’ equity	$317,943	$295,575	$63,070		$676,588

See accompanying notes to unaudited pro forma condensed combined financial statements.

The pro forma adjustments are explained in Note 5.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Description of Transaction

On March 26, 2012, Oclaro and Opnext entered into a definitive agreement pursuant to which the two companies will be combined through the merger of a wholly-owned subsidiary of Oclaro with and into Opnext. The transaction is expected to close in Oclaro’s fiscal quarter ending September 29, 2012, subject to approval by the stockholders of both companies and the satisfaction of other customary conditions.

Pursuant to the terms of the merger agreement, at the effective time of the merger, by virtue of the merger and without any action on the part of any stockholder, each share of common stock of Opnext, par value $0.01 per share (“Opnext common stock”), will be converted into the right to receive 0.42 of a share of common stock of Oclaro (the “exchange ratio”), par value $0.01 per share (“Oclaro common stock”). Options to purchase Opnext common stock will be assumed by Oclaro pursuant to the terms of the merger agreement. Stock appreciation rights, restricted stock and restricted stock units with respect to Opnext common stock will be converted into stock appreciation rights, restricted stock and restricted stock units with respect to Oclaro common stock pursuant to the terms described in the merger agreement.

Consummation of the merger is subject to customary conditions, including: (a) the adoption of the merger agreement by the stockholders of Opnext and the approval by the stockholders of Oclaro of the issuance of shares of Oclaro common stock and of a certificate of amendment to Oclaro’s certificate of incorporation in connection with the merger; (b) expiration of the waiting period under U.S. antitrust laws; (c) absence of any applicable restraining order or injunction prohibiting the merger; (d) the effectiveness of a registration statement on Form S-4; (e) the absence of material adverse effect with respect to each of Opnext and Oclaro; (f) the accuracy of the representations and warranties of each party, subject to specified materiality thresholds; (g) performance in all material respects by each party of its obligations under the merger agreement; and (h) the delivery of customary tax opinions from counsel to Opnext and Oclaro. The merger agreement contains certain termination rights for both Opnext and Oclaro in certain circumstances, some of which would require Opnext or Oclaro to pay the other a termination fee of $6,000,000.

2.     Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Oclaro and Opnext. For ease of reference, all pro forma financial statements use Oclaro’s period end dates and Opnext’s reported financial information has been recast accordingly to correspond to period end dates that are close to Oclaro’s period end dates by adding Opnext’s comparable quarterly periods as necessary.

The acquisition method of accounting is based on ASC Topic 805, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Oclaro issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Oclaro issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of Opnext. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price, which will likely result in a purchase price that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, fair value measurements for an asset assume the highest and best use by market participants unrelated to Oclaro in the principal (or the most advantageous) market for the asset or liability. As a result of these standards, Oclaro may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Oclaro’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the period incurred. Oclaro expects to incur total acquisition-related transaction costs of approximately $5.0 million, of which $1.0 million was expensed in the nine months ended March 31, 2012, and Opnext expects to incur total acquisition-related transaction costs of approximately $6.0 million, of which $1.5 million was expensed in the nine months ended March 31, 2012. As discussed in Note 5, the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of March 31, 2012.

3.     Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the merger with Opnext:

(Thousands, except per share amounts)
Opnext common stock outstanding as of May 30, 2012	90,638
Exchange ratio	0.42

Oclaro common stock to be issued	38,068
Oclaro common stock price as of May 30, 2012	$2.51
Fair value of Oclaro shares to be issued	$95,551
Fair value of vested Oclaro equivalent stock awards	1,813

Total estimated purchase price	$97,364

Fair Value of Shares to be Issued: Under the terms of the merger agreement, Opnext stockholders will receive 0.42 shares of Oclaro common stock for each share of Opnext common stock they own. Based on the number of shares of Opnext common stock outstanding as of May 30, 2012, Oclaro expects to issue approximately 38 million common shares in the proposed combination. The fair value of Oclaro equivalent stock was estimated based on a per share price of $2.51, which is the closing market price of Oclaro’s common stock as of May 30, 2012, and giving effect to the exchange ratio of 0.42.

Fair Value Estimate of Stock Awards Assumed: As of March 26, 2012, Opnext had outstanding stock options for the purchase of approximately 10.5 million shares of Opnext common stock, approximately 596,000 restricted stock units and approximately 471,000 stock appreciation rights. In accordance with the merger agreement, 0.42 Oclaro stock options, shares of restricted stock, restricted stock units and stock appreciation rights will be issued for each Opnext stock option, share of restricted stock, restricted stock unit and stock appreciation right assumed, respectively.

The fair values of Opnext vested stock options and stock appreciation rights assumed were determined using a Black-Scholes valuation model with the following assumptions: weighted-average expected life of 2.0 years; weighted-average risk-free interest rate of 0.7%; expected volatility of 84.7% and no dividend yield. The fair values of Opnext vested restricted stock units assumed were determined using their intrinsic value, estimated based on a per share price of $2.51, which is the closing market price of Oclaro’s common stock as of May 30, 2012, and giving effect to the exchange ratio of 0.42.

The fair values of the Opnext unvested stock options, restricted stock units and stock appreciation rights assumed will be recorded as operating expenses on a straight-line basis over the remaining service periods, while the fair values of the Opnext vested stock options, restricted stock units and stock appreciation rights are included in the total purchase price.

Sensitivity of Common Stock Price: The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $2.51 closing price of Oclaro common stock on May 30, 2012 that is assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Oclaro believes that an increase or decrease by as much as 20% in the Oclaro common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Oclaro’s common stock price. A change in the price of Oclaro’s common stock of 20% would increase or decrease the consideration paid as follows, with a corresponding increase or decrease in the goodwill recorded in connection with the merger:

% change in common stock price	-20%	+20%
Stock price	$2.01	$3.01
Change in consideration transferred (in thousands)	$(19,635)	$19,693

4.     Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the fair value of assets to be acquired and the liabilities to be assumed by Oclaro in the merger, reconciled to the estimate of consideration expected to be transferred (in thousands):

Net book value of assets acquired as of March 31, 2012	$159,228
Less: write off of existing Opnext intangible assets	(10,241)

Adjusted net book value of assets acquired as of March 31, 2012	148,987
Adjustments:
Inventories	10,768
Property and equipment	13,757
Identifiable intangible assets	28,000
Transaction costs	(4,500)

Fair value of assets acquired and liabilities assumed	197,012
Gain on bargain purchase	(99,648)

Total estimated purchase price	$97,364

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and initial measurement of intangible assets, property and equipment, inventories and deferred taxes. Oclaro believes this was an appropriate approach based on a review of similar acquisitions, which appeared to indicate that, excluding goodwill or gain on bargain purchase, the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Oclaro will continue to refine its identification and initial measurement of assets to be acquired and the liabilities to be assumed as further information becomes available.

The following is a discussion of the adjustments made to Opnext’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Inventories: As of the effective time of the merger, inventories are required to be measured at fair value. Opnext’s inventory consists of raw materials, work in process and finished goods. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary fair value of inventories have been determined based on currently available information and certain high-level assumptions and may be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Raw materials were valued based on Opnext’s current net book values. Work in process, finished goods and spare parts were valued using the comparative sales method, which estimates the expected sales price of the subject inventory, reduced for all costs expected to be incurred in its completion (for work in process), disposition and a profit on those efforts.

Property and equipment: As of the effective time of the merger, property and equipment are required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of property and equipment have been determined primarily through the use of either the sales comparison method or the depreciated replacement cost method. The sales comparison method is a form of the “market approach” in which the value of the asset is estimated based on the market price of an asset of comparable features such as location and size. The depreciated replacement cost method is a form of the “cost approach” in which the value of the asset is estimated based on the cost to replace the asset with an asset of comparable utility and adjusting for physical deterioration, functional obsolescence and economic obsolescence.

Oclaro does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets to perform a final valuation. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Opnext’s balance sheet, fixed asset register, high-level discussions with company management and certain other high-level assumptions, the fair value of property and equipment were estimated by Oclaro management and were as follows:

	Estimated Average Useful Lives	Estimated Fair Value March 31, 2012
	(Years)	(Thousands)
Property and equipment:
Building improvements	3.0	$2,804
Machinery, electronic and other equipment	3.0	52,394
Computer software	2.0	3,081
Construction in progress	5.0	3,760

		$62,039

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements.

Identified Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with Opnext, Oclaro has initially identified the following significant intangible assets: developed technology, patents, customer relationships, trademarks and in-process research and development.

For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the application of the multi-period excess earnings method, relief-from-royalty method or other acceptable methods noted within ASC Topic 805.

At this time, Oclaro does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of developed technology, patents, customer relationships, trademarks and in-process research and development. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, research and development expenses, sales and marketing expenses, general and administrative expenses, working capital, capital expenditures and contributory asset charges) and the selected discount rate that is reflective of the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, based on a review of similar allocations within the sector and certain other high-level assumptions, the fair value of the customer relationships, technology and other intangibles were initially estimated by Oclaro management to be as follows: developed technology — $13.7 million with a weighted average useful life of 6 years; contract backlog — $1.8 million with a weighted average useful life of 1 year; customer relationships —$7.3 million with a weighted average useful life of 6 years; trademarks and other — $4.8 million with a weighted average useful life of 4 years; and in-process research and development of $0.4 million.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Oclaro has full access to the specifics of Opnext’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, and (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Oclaro only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the merger. For each $1 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense — increase or decrease — of approximately $0.2 million, assuming a weighted-average useful life of 5.3 years.

Deferred taxes: As of the effective time of the merger, Oclaro will provide deferred taxes as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles, inventories and property and equipment. These estimates are based on a preliminary valuation and are subject to further review by Oclaro’s management, which may result in material adjustments at the closing date of the merger—see Note 5, item (J) for details regarding the adjustment to taxes.

Other Assets/Liabilities: Adjustments to Opnext’s remaining assets and liabilities may also be necessary, however at this time Ocalro has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Oclaro believes that the current Opnext book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Oclaro does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations and Unaudited Pro Forma Condensed Combined Balance Sheet

Pro forma adjustments are necessary to reflect the estimated consideration transferred, to adjust amounts related to the net tangible assets of Opnext to a preliminary estimate of their fair values, to eliminate transactions between Oclaro and Opnext and to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible and intangible assets. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

Footnotes to Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended March 31, 2012 and for the Fiscal Year Ended July 2, 2011

(A)	Revenues and Cost of Revenues — To eliminate revenues and cost of revenues related to product sales by Oclaro to Opnext.

(B)	Depreciation — To eliminate the depreciation related to Opnext’s property and equipment based on historical acquisition cost and reflect depreciation based on the preliminary estimated fair values and useful lives of property and equipment to be acquired. For estimated property and equipment values and the estimated associated useful lives, see Note 4.

	Nine Months Ended March 31, 2012	Year Ended July 2, 2011
	(Thousands)
Eliminate Opnext historical depreciation:
Cost of revenues	$(14,203)	$(20,596)
Research and development	(1,992)	(3,195)
Selling, general and administrative	(997)	(942)

	$(17,192)	$(24,733)

Depreciation associated with fair value of property and equipment:
Cost of revenues	$12,881	$17,174
Research and development	1,862	2,483
Selling, general and administrative	776	1,035

	$15,519	$20,692

Pro forma depreciation adjustment:
Cost of revenues	$(1,322)	$(3,422)
Research and development	(130)	(712)
Selling, general and administrative	(221)	93

	$(1,673)	$(4,041)

(C)	Intangible Amortization — To eliminate the historical amortization related to Opnext’s existing intangible assets and reflect amortization of identified intangible assets based on the preliminary estimated fair values and useful lives of identified intangible assets expected to be recorded as a result of the merger. For estimated identified intangible asset values and the estimated associated useful lives, see footnote (I) below.

	Nine Months Ended March 31, 2012	Year Ended July 2, 2011
	(Thousands)
Eliminate Opnext historical amortization:
Cost of revenues	$(4,335)	$(5,780)
Operating expenses	(713)	(1,368)

	$(5,048)	$(7,148)

New identified intangible asset amortization:
Cost of revenues	$—	$—
Operating expenses	3,525	6,500

	$3,525	$6,500

Pro forma amortization adjustment:
Cost of revenues	$(4,335)	$(5,780)
Operating expenses	2,812	5,132

	$(1,523)	$(648)

(D)	To eliminate acquisition related transaction costs of $1.0 million for Oclaro and $1.5 million for Opnext which were incurred in the nine months ended March 31, 2012 and which are directly attributable to the pending merger, but which are not expected to have a continuing impact on the combined entity’s results.

(E)	Loss per Share — The unaudited pro forma condensed combined basic and diluted loss per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio. The historical basic and diluted weighted average shares of Opnext are assumed to be replaced by the shares expected to be issued by Oclaro to effect the merger as follows:

	Nine Months Ended March 31, 2012	Year Ended July 2, 2011
	(Thousands)
Weighted-average shares used in computing net loss per share (basic and diluted)	50,251	48,444
Shares estimated to be issued by Oclaro	38,068	38,068
Shares estimated to be issued by Oclaro for vested Opnext restricted stock units at close	174	174

Pro forma weighted-average shares used in computing net loss per share (basic and diluted)	88,493	86,686

Footnotes to Pro Forma Condensed Combined Balance Sheet as of March 31, 2012

(F)	Accounts Receivable and Accounts Payable — To eliminate accounts receivable and accounts payable balances related to product sales to Opnext by Oclaro and product sales to Oclaro by Opnext.

(G)	Inventory — To record the difference between the historical book value and preliminary estimated fair values of Opnext inventory acquired in the transaction. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the step-up in inventory value is not expected to be recurring.

(H)	Property and Equipment — To record the difference between the historical book value and preliminary estimated fair values of Opnext property and equipment acquired in the transaction.

(I)	Intangible Assets — To record the difference between the historical amounts of Opnext net intangible assets and initial estimated fair values of identified intangible assets acquired. These initial estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the transaction. Accordingly, the estimates related to deferred taxes are also subject to change. Changes in fair value or useful lives of the identified acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of identified intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method. Adjustments reflect the following:

	Estimated Average Useful Lives	Estimated Fair Value March 31, 2012	Net Book Value March 31, 2012	Pro Forma Adjustment
	(Years)	(Thousands)	(Thousands)	(Thousands)
Developed technology	6.0	$13,700	$(10,241)	$3,459
Contract backlog	1.0	1,800	—	1,800
Customer relationships	6.0	7,300	—	7,300
Trademarks and other	4.0	4,800	—	4,800
In-process research and development	Indefinite	400	—	400

		$28,000	$(10,241)	$17,759

(J)	Deferred Tax Assets and Liabilities — To record adjustments to deferred tax balances related to the change in fair values in connection with acquisition accounting and the recording of identified acquired intangible assets:

(Thousands)
Changes in temporary differences:
Establish deferred tax liability for the increase in basis of identified intangible assets	$(11,444)
Establish deferred tax liability for the increase in basis of acquired inventory	(4,406)
Establish deferred tax liability for the increase in basis of acquired property and equipment	(5,636)
Establish deferred tax asset related to pro forma adjustments	21,486

Total net deferred tax assets	$—

(K)	Transaction Costs — To record estimated costs remaining to be incurred related directly to the transaction of approximately $8.5 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the merger. Estimated remaining transaction costs for Oclaro and Opnext were $4.0 million and $4.5 million, respectively.

(L)	Common Stock — To eliminate Opnext’s historical stockholders’ equity, to reflect the fair value of shares of Oclaro common stock expected to be issued upon completion of the merger, to record estimated non-recurring costs for remaining Oclaro acquisition related transaction costs and to record the estimated gain on bargain purchase.

(Thousands)
Eliminate Opnext historical stockholders’ equity	$(159,228)
Fair value of Oclaro shares to be issued	95,551
Fair value of vested Oclaro equivalent stock awards to be issued	1,813
Estimated non-recurring costs for remaining Oclaro acquisition related transaction costs	(4,000)
Gain on bargain purchase	99,648

$33,784

The bargain purchase gain primarily results from the difference between the estimate of consideration to be paid and the preliminary estimate of the fair value of net assets to be acquired and liabilities to be assumed. The consideration for Opnext consists of a fixed number of Oclaro shares for each Opnext Share (0.42 for one), which was agreed upon on March 26, 2012. The closing price of Oclaro and Opnext’s shares of common stock were $4.66 and $1.13, respectively, on March 26, 2012.

As of March 31, 2012, the book value of Opnext’s net assets was $159.2 million. As of March 26, 2012, Opnext had a market value of $102.2 million, based on Opnext’s March 26, 2012 closing per share price of $1.13 multiplied by the 90.4 million shares of Opnext common stock which were issued and outstanding as of that date, or $57.0 million less than the March 31, 2012 book value of net assets.

Subsequently, the consideration to be paid was determined by the trading price of Oclaro shares, multiplied by the agreed upon fixed number of shares Opnext’s shareholders will receive in the merger. On May 30, 2012, the closing price of Oclaro’s shares of common stock was $2.51. This share price, multiplied by the fixed number of shares, results in estimated consideration paid of $97.4 million, less than the preliminary estimate of the fair market value of the net assets acquired and liabilities assumed of $197.0 million as of March 31, 2012.

COMPARATIVE RIGHTS OF OCLARO STOCKHOLDERS AND OPNEXT STOCKHOLDERS

Both Oclaro and Opnext are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. Before the consummation of the merger, the rights of holders of Opnext common stock are also governed by the amended and restated certificate of incorporation of Opnext and the bylaws of Opnext, as amended. After the consummation of the merger, Opnext stockholders will become stockholders of Oclaro, and their rights will be governed by the DGCL, the restated certificate of incorporation of Oclaro, and the amended and restated bylaws of Oclaro, as amended.

The following is a summary of the material differences between the rights of Opnext stockholders and the rights of Oclaro stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Opnext and Oclaro stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Oclaro and Opnext that we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Oclaro and being a stockholder of Opnext. Oclaro and Opnext have filed their respective documents referred to herein with the SEC and will send copies of these documents to you upon your request. See “Where You Can Find More Information.”

	Opnext	Oclaro

Authorized Capital Stock	Opnext’s amended and restated certificate of incorporation authorizes the issuance of 165,000,000 shares, consisting of two classes: 15,000,000 shares of preferred stock, $0.01 par value per share, and 150,000,000 shares of preferred stock, $0.01 par value per share.	Oclaro’s restated certificate of incorporation authorizes the issuance of 91,000,000 shares, consisting of two classes: 90,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

Number of Directors	Opnext’s bylaws provide that the board of directors shall initially consist of 5 members, and thereafter shall consist of not fewer than 5 nor more than 15 directors, with the exact number established by the board of directors from time to time.	Oclaro’s bylaws provide that the number of directors shall be established by the board of directors.

Cumulative Voting	Opnext’s amended and restated certificate of incorporation does not provide for cumulative voting, and as a result, holders of Opnext common stock have no cumulative voting rights in connection with the election of directors.	Oclaro’s restated certificate of incorporation does not provide for cumulative voting, and as a result, holders of Oclaro common stock have no cumulative voting rights in connection with the election of directors.

	Opnext	Oclaro

Classification of Board of Directors	Opnext has a classified board. Opnext’s amended and restated certificate of incorporation provides that the board is divided into three classes, as nearly equal in number as possible, with board members serving three-year terms.	Oclaro has a classified board. Oclaro’s bylaws provide that the board is divided into three classes, with board members serving three-year terms. Oclaro’s bylaws further provide that the allocation of directors among classes shall be determined by resolution of the board.

Removal of Directors	Opnext’s amended and restated certificate of incorporation provides that directors may be removed from office only for cause and only by the affirmative vote of at least the majority of the total voting power of all outstanding securities of Opnext then entitled to vote in the election of directors.	Oclaro’s restated certificate of incorporation provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast at an election of directors.

Vacancies on the Board of Directors	Opnext’s amended and restated certificate of incorporation provides that any vacancy or newly created directorship shall be filled only by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. A director elected to fill a vacancy shall hold office until the next election of the class for which for which such director shall have been elected.	Oclaro’s restated certificate of incorporation provides that any vacancy or newly created directorship shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the board, or a sole remaining director. A director elected to fill a vacancy shall hold office until the next election of the class for which for which such director shall have been elected.

Stockholder Action by Written Consent	Opnext’s amended and restated certificate of incorporation specifies that no action shall be taken by the stockholders by written consent.	Oclaro’s restated certificate of incorporation specifies that no action shall be taken by the stockholders by written consent.

	Opnext	Oclaro

Amendment to Certificate of Incorporation	Opnext’s amended and restated certificate of incorporation may be amended in any manner otherwise permitted by law, with the exception that amendments to Articles FIVE (relating to the amendment of bylaws), SIX (relating to the term, number, and election and removal of directors), NINE (relating to stockholders’ meetings and stockholders’ action by written consent), and ELEVEN (relating to the corporation’s powers, including the corporation’s rights under this provision to amend the certificate of incorporation) require the affirmative vote of at least 66 2/3% of the capital stock entitled to vote generally in an election of directors. In addition, any amendment or repeal of Article EIGHT (relating to the corporation’s obligation to indemnify directors and officers) shall not apply to or have any effect on the liability of any director for or with respect to acts or omissions of such director occurring prior to such amendment or repeal.	Oclaro’s restated certificate of incorporation may be amended in any manner otherwise permitted by law, with the exception that amendment to Article NINTH (relating to the composition of the board, stockholder nominations for the election of directors and proposals for other business), Article TENTH (relating to stockholder action by written consent), and Article ELEVENTH(relating to special meetings of the stockholders) require the affirmative vote of the holders of 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors. In addition, any amendment or repeal of Article SEVENTH (relating to personal liability of directors for monetary damages) shall not apply to or have any effect on the liability of any director for or with respect to acts or omissions of such director occurring prior to such amendment or repeal.

Amendment to Bylaws	Opnext’s bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of capital stock of Opnext entitled to vote generally in an election of directors, voting at an annual or special stockholder meeting duly called upon proper notice. Opnext’s amended and restated certificate of incorporation and bylaws also permit the board to adopt, amend or repeal the bylaws.	Oclaro’s bylaws may be amended by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors. Oclaro’s restated certificate of incorporation and bylaws also permit the board to adopt, amend or repeal the bylaws.

Special meetings of Stockholders	Opnext’s bylaws provide that special meetings of the stockholders may be called at any time by (i) the board of directors, (ii) the chairman of board, or (iii) the chief executive officer.	Oclaro’s bylaws provide that special meetings of the stockholders may be called, for any purpose, by (i) the board of directors, (ii) the chairman of the board, or (iii) the chief executive officer or president.

	Opnext	Oclaro

Notice of Stockholder Meetings

Opnext’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.

Opnext’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the

Oclaro’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.

Oclaro’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Oclaro’s secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that if the date of the annual meeting has been advanced by more than 30 days or delayed by more than 70 days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting was made by Opnext.

In the case of an election of directors at a special meeting of the stockholders, a stockholder’s notice must be received not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (a) the 90th day prior to such special meeting and (b) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed to be elected at such meeting.

stockholders, the stockholder must give timely written notice to Oclaro’s secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that if the date of the annual meeting has been advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurs first.

In the case of an election of directors at a special meeting of the stockholders, a stockholder’s notice must be received not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (a) the 90th day prior to such special meeting and (b) the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of thereof was made, whichever occurs first.

	Opnext	Oclaro

Delivery and Notice Requirements of Stockholder Nominations and Proposals	The stockholder’s notice to the secretary shall set forth as to the stockholder giving notice and as to the beneficial owner, if any, on whose behalf the nomination is being made: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for nominees in a director election contest, or is otherwise required,	The stockholder’s notice to the secretary shall set forth as to the stockholder giving notice and as to the beneficial owner, if any, on whose behalf the nomination or proposal is being made: (i) such stockholder’s name and address, as they appear on the corporation’s books; (ii) the class and number of shares of stock of the corporation which are owned, beneficially and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

With respect to any other business that the stockholder proposes to present before the meeting, (i) a brief description of the business desired to be presented, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a of record, by such stockholder; (iii) a description of all arrangements or understandings between(a) such stockholder and each proposed nominee and any other person(s) (including their names) pursuant to which the nomination(s) are to be made by such stockholder, and (b) such stockholder and any other person(s) (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder in such business; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to either nominate the person(s) named in its notice or bring such business before the meeting; and (v) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee or adopt the proposal, and/or(b) otherwise solicit proxies from stockholders in support of such nomination or proposal. In the case of director nominations, the Oclaro stockholder’s written notice must also set forth as to each proposed nominee: (i) such person’s name, age, business address and, if known, residence address, (ii)

	Opnext	Oclaro

representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

such person’s principal occupation or employment, (iii) the class and number of shares of stock of the corporation which are beneficially owned by such person, and (iv) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934.

In addition, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. In the case of a stockholder proposal, the Oclaro stockholder’s written notice must also set forth: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment) and (iii) reasons for conducting such business at the annual meeting. In addition, the proposed business must constitute a proper matter under Delaware law for stockholder action.

Proxy	Opnext’s bylaws provide that every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy, which may be in the form of any means of electronic transmission, signed by the person and filed with the corporation’s secretary. No proxy shall be voted or acted upon after three years from its date of execution, unless the proxy provides for a longer period.	Oclaro’s bylaws provide that every stockholder entitled to vote at a meeting of stockholders may do so in person or may authorize another person(s) to act for such stockholder by delivering a proxy to the corporation’s secretary, executed in a manner permitted by Delaware law. No proxy shall be voted after three years from its date of its execution unless the proxy expressly provides for a longer period.

	Opnext	Oclaro

Preemptive Rights	Opnext’s amended and restated certificate of incorporation does not grant any preemptive rights.	Oclaro’s restated certificate of incorporation does not grant any preemptive rights. Oclaro’s bylaws are silent as to preemptive rights.

Dividends	Opnext’s amended and restated certificate of incorporation provides that if and when dividends are declared or paid, common stockholders shall be entitled to participate in such	Oclaro’s restated certificate of incorporation provides that the board may declare and pay dividends on the corporation’s common stock from funds lawfully available therefor, subject

	dividends ratably on a per share basis.	to any preferential dividend or other rights of any then outstanding preferred stock.

Limitation of Personal Liability of Directors	Opnext’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL (as amended), no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties.	Oclaro’s restated certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Indemnification of Officers and Directors

Opnext’s amended and restated certificate of incorporation provides that the corporation shall indemnify each director and officer in each and every situation where, under Section 145 of the DGCL, the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the board of directors, indemnify any other person who may be indemnified pursuant to Section 145 of the DGCL to the extent the board deems advisable.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the

Oclaro’s restated certificate of incorporation provides that the corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another business entity, or by reason of any action alleged to have been taken or omitted in such capacity,

Opnext	Oclaro

corporation or other entity against any expense or loss, whether or not the corporation would have the power to indemnify such person under the DGCL.

against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with that proceeding, provided such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in such manner or in good faith.

In any action or suit by or in the right of the corporation, the corporation shall indemnify such person against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such proceeding, if such person acted in the manner described above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless, and only to the extent that, the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware shall deem proper.

	Opnext	Oclaro

Oclaro will be entitled to participate in and/or assume the defense of a person who has notified the corporation of an action, suit, proceeding or investigation for which indemnity will or could be sought. If Oclaro does not assume the defense, it shall pay any expenses (including attorneys’ fees) incurred by on behalf of such person in defending an action, suit, proceeding or investigation or any appeal therefrom in advance of the final disposition of such matter; provided however that such advance payment of expenses shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced in the event that it shall ultimately be determined that such person is not entitled to be indemnified.

Stockholder Rights Plan	Opnext has a shareholder rights plan that was designed to protect Opnext’s net operating losses. The plan is designed to deter share accumulations that are made without prior approval from the Opnext board of directors that would trigger an “ownership change”, as the term is defined in Section 382 of the Code. Here, the board of directors of Opnext has approved the merger with Oclaro prior to any share accumulation by Oclaro, thus the shareholder rights plan will not be triggered and will terminate in the event that the merger is consummated.	Oclaro does not have any stockholder rights plan or “poison pill” in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto.

Dissenters’ Rights	Appraisal rights are not available to Opnext stockholders with respect to the merger.	Appraisal rights are not available to Oclaro stockholders with respect to the merger.

	Opnext	Oclaro

Certain Business Combination Restrictions	Under Delaware law a corporation can elect not to be governed by Section 203 of the Delaware General Corporation Law. Opnext has not made this election and therefore is governed by Section 203 of the Delaware General Corporation Law, however Oclaro has represented in the merger agreement that it is not an interested stockholder of Opnext and the board of directors of Opnext has approved the merger in which Oclaro would become an interested stockholder of Opnext.

Under Delaware law a corporation can elect not to be governed by Section 203 of the Delaware General Corporation Law, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers.

Oclaro has made this election and therefore is not governed by Section 203 of the Delaware General Corporation Law.

Vote on Business Combinations	Neither the Opnext restated certificate of incorporation nor its bylaws contain any provisions relating to business combinations.	Neither the Oclaro restated certificate of incorporation nor its bylaws contain any provisions relating to business combinations.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, Redwood Shores, California, will pass upon the validity of the Oclaro common stock offered by this joint proxy statement/prospectus. The material U.S. federal income tax consequences of the merger will be passed upon for Oclaro by Weil, Gotshal & Manges LLP and for Opnext by Latham & Watkins LLP.

EXPERTS

Oclaro

The consolidated financial statements of Oclaro, Inc. appearing in Oclaro, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011 and the effectiveness of Oclaro, Inc.’s internal control over financial reporting as of July 2, 2011, have been audited by Grant Thornton LLP, an independent public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Opnext

The consolidated financial statements of Opnext, Inc. appearing in Opnext, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and the effectiveness of Opnext, Inc.’s internal control over financial reporting as of March 31, 2012, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

As permitted by the Securities Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as householding.

Each of Oclaro and Opnext will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Investor Relations, (408) 383-1400 or to Opnext, Inc. c/o Investor Relations, 46429 Landing Parkway, Fremont California 94538, (510) 580-8828.

WHERE YOU CAN FIND MORE INFORMATION

Oclaro and Opnext each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Oclaro and Opnext, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Oclaro’s or Opnext’s website for more information about Oclaro or Opnext, respectively. Oclaro’s website is www.oclaro.com. Opnext’s website is www.opnext.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Oclaro has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the issuance of shares of Oclaro’s common stock to Opnext shareholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Oclaro and Opnext common stock. The rules and regulations of the SEC allow Oclaro and Opnext to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Oclaro and Opnext to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Oclaro has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K, unless otherwise specified in the applicable disclosure under such Items). These documents contain important information about Oclaro, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended July 2, 2011 filed on September 9, 2011, as amended by the Form 10-K/A filed on January 1, 2012.

•	Definitive Proxy Statement on Schedule 14A filed on September 9, 2011.

•

Amendment No. 1 to Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2011 and Amendment No. 1 to Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011, both of which were filed on April 27, 2012, and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 10, 2012.

•

Current Reports on Form 8-K filed on July 8, 2011, July 11, 2011, July 28, 2011, October 27, 2011, November 9, 2011, November 15, 2011, January 5, 2012, January 26, 2012, January 30, 2012, March 21, 2012, March 26, 2012, April 25, 2012, April 26, 2012, April 27, 2012, May 23, 2012 (as amended on May 24, 2012) and June 5, 2012.

In addition, Oclaro incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Oclaro will provide you with copies of these documents, without charge, upon written or oral request to:

Oclaro,	Inc.
2560	Junction Avenue
San	Jose, California 95134
(408)	383-1400
Attn:	Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Opnext has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Opnext, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed on June 8, 2012.

•	Current Reports on Form 8-K filed on April 2, 2012, April 26, 2012, May 15, 2012 and June 4, 2012.

•

The description of Opnext common stock contained in the Opnext registration statement on Form 8-A, filed on February 12, 2007 and the description of the Opnext rights agreement filed on June 22, 2009, as amended by the Form 8-A/A filed on March 22, 2010.

In addition, Opnext incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Opnext special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Opnext will provide you with copies of these documents, without charge, upon written or oral request to:

Opnext,	Inc.
46429	Landing Parkway
Fremont,	California 94538
(510)	580-8828
Attention:	Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June     , 2012. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Oclaro stockholders or Opnext shareholders nor the issuance by Oclaro of shares of common stock pursuant to the merger will create any implication to the contrary.

Oclaro, the Oclaro logos and all other Oclaro product and service names are registered trademarks or trademarks of Oclaro, Inc. in the United States and in other select countries. Opnext, the Opnext logos and all other Opnext product and service names are registered trademarks or trademarks of Opnext, Inc. in the United States and in other select countries. “(R)” and “TM” indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

OCLARO, INC.,

a Delaware corporation;

TAHOE ACQUISITION SUB, INC.,

a Delaware corporation; and

OPNEXT, INC.,

a Delaware corporation

Dated as of March 26, 2012

i

2.22 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes	23

2.23 Vote Required	23

2.24 Non-Contravention; Consents	23

2.25 Opinion of Financial Advisor	24

2.26 Financial Advisor	24

2.27 Company Rights Agreement	24

2.28 Disclosure	24

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25

3.1 Subsidiaries; Due Organization; Etc.	25

3.2 Certificate of Incorporation and Bylaws	25

3.3 Capitalization, Etc.	26

3.4 SEC Filings; Financial Statements	27

3.5 Absence of Changes. Between December 31, 2011 and the date of this Agreement:	29

3.6 Title to Assets	30

3.7 Loans; Customers	30

3.8 Equipment; Real Property; Leasehold	31

3.9 Intellectual Property	31

3.10 Contracts	33

3.11 Liabilities	35

3.12 Compliance with Legal Requirements	35

3.13 Certain Business Practices	36

3.14 Governmental Authorizations; Grants	36

3.15 Tax Matters	36

3.16 Employee and Labor Matters; Benefit Plans	38

3.17 Environmental Matters	40

3.18 Insurance	41

3.19 Transactions with Affiliates	41

3.20 Legal Proceedings; Orders	41

3.21 Authority; Binding Nature of Agreement	41

3.22 Vote Required	42

3.23 Non-Contravention; Consents	42

3.24 Opinion of Financial Advisor	43

3.25 Financial Advisor	43

3.26 Merger Sub	43

3.27 Valid Issuance	43

3.28 No Ownership of Company Common Stock	43

3.29 Disclosure	43

SECTION 4. CERTAIN COVENANTS OF THE PARTIES	44

4.1 Access and Investigation	44

4.2 Operation of the Business of the Opnext Corporations	44

4.3 Operation of the Business of the Oclaro Corporations	47

4.4 No Solicitation	50

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES	52

5.1 Registration Statement; Joint Proxy Statement/Prospectus	52

5.2 Company Stockholders’ Meeting.	52

5.3 Parent Stockholders’ Meeting	54

5.4 Company Options; Company RSUs; and Company SARs	56

5.5 Employee Benefits	58

5.6 Indemnification of Officers and Directors	59

5.7 Regulatory Approvals and Related Matters	60

5.8 Disclosure	61

5.9 Tax Matters	61

5.10 Obligations of Merger Sub	62

5.11 Listing.	62

5.12 Resignation of Directors	62

5.13 Board of Directors of the Combined Company	62

5.14 Section 16 Matters	62

5.15 Internal Controls	63

5.16 Logo of the Combined Corporation	63

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	63

6.1 Accuracy of Representations	63

6.2 Performance of Covenants	63

6.3 Effectiveness of Registration Statement	63

6.4 Stockholder Approval	64

6.5 Documents	64

6.6 No Company Material Adverse Effect	64

6.7 Governmental Approvals	64

6.8 Listing	64

6.9 No Restraints	64

6.10 No Governmental Litigation	64

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	65

7.1 Accuracy of Representations	65

7.2 Performance of Covenants	65

7.3 Effectiveness of Registration Statement	65

7.4 Stockholder Approval	65

7.5 Documents	66

7.6 No Parent Material Adverse Effect	66

7.7 Governmental Approvals	66

7.8 Listing	66

7.9 No Restraints	66

7.10 No Governmental Litigation	66

SECTION 8. TERMINATION	67

8.1 Termination	67

8.2 Effect of Termination	68

8.3 Expenses; Termination Fees	68

SECTION 9. MISCELLANEOUS PROVISIONS	69

9.1 Amendment	69

9.2 Waiver	70

9.3 No Survival of Representations and Warranties	70

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	70

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies	70

9.6 Disclosure Schedules	71

9.7 Attorneys’ Fees	71

9.8 Assignability; No Third Party Rights	71

9.9 Notices	71

9.10 Severability	72

9.11 Construction	72

EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	-	Form of Bylaws of Surviving Corporation
Exhibit D	-	Form of Parent and Merger Sub Tax Representation Letter
Exhibit E	-	Form of Company Tax Representation Letter

SCHEDULES

Schedule 5.13	-	Structure of Parent Board Immediately Following the Effective Time

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of March 26, 2012, by and among: OCLARO, INC., a Delaware corporation (“Parent”); TAHOE ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and OPNEXT, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

D. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

E. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the Northern California offices of outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in

Annex A-1

such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth in Exhibit B.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in Exhibit C.

(c) The directors and officer of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding and no consideration shall be paid or payable in respect thereof;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock that is outstanding immediately prior to the Effective Time (together with any associated Rights) shall be converted into the right to receive 0.42 of a share of Parent Common Stock (such number as may be adjusted in accordance with Section 1.5(b), the “Exchange Ratio”); and

(iv) each share of the Common Stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, including any shares of Company Restricted Stock, then: (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture and other terms conditions as applied to such shares of Company Common Stock immediately prior to the Effective Time, including vesting conditions; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

Annex A-2

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Parent Common Stock on the NASDAQ Global Select Market for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the date the Merger becomes effective.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive shares of Parent Common Stock as contemplated by Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select The Bank of New York, Parent’s transfer agent or another bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock

Annex A-3

Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5, cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c); and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock as contemplated by Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.7(c)). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Company reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Book Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

Annex A-4

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC at any time on or after January 1, 2010 and prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections; (b) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 2 to which it is reasonably apparent that such exception or disclosure would relate); and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Opnext Corporations is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) Each of the Opnext Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws of the Company, including all amendments thereto; and (b) the certificate of incorporation, bylaws, memorandum of association, articles of association or equivalent governing documents of each Significant Subsidiary of any of the Opnext Corporations, along with, for the Company’s Subsidiary in Japan, the current commercial registry. The Company has delivered or Made Available to Parent accurate and complete copies of: (i) the charters of all committees of the Company Board; and (ii) any code of conduct, investment policy, whistleblower policy, board rules, disclosure committee policy or similar policy adopted by any of the Opnext Corporations or by the board of directors, or any committee of the board of directors, of any of the Opnext Corporations.

Annex A-5

2.3 Capitalization, Etc.

(a) As of March 23, 2012, the authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 90,405,097 shares have been issued and are outstanding; and (ii) 15,000,000 shares of Company Preferred Stock (1,000,000 of which have been designated as Series A Junior Participating Preferred Stock), of which no shares have been issued or are outstanding. The Company holds 1,299,248 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Opnext Corporations (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b)(i) None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except that the Company Restricted Stock is subject to forfeiture or a right of repurchase in favor of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) except as set forth in Part 2.3(b)(iii) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock or any securities of any Significant Subsidiary of any of the Opnext Corporations. None of the Opnext Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) As of March 23, 2012, 1,000,000 shares of Company Preferred Stock, designated as Series A Junior Participating Preferred Stock, are reserved for future issuance upon exercise of the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of June 18, 2009, between the Company and American Stock Transfer & Trust Company, LLC (the “Company Rights Agreement”).

(d) As of March 23, 2012: (i) 10,494,768 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 596,024 shares of Company Common Stock are reserved for future issuance pursuant to Company RSUs; (iii) 470,610 shares of Company Common Stock are reserved for future settlement of Company SARS; and (iv) 15,264,369 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plan.

(e) Part 2.3(e) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award and the location of his/her residence; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; (viii) if such Company Equity Award is a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (ix) if such Company Equity Award is in the form of Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (x) if such Company Equity Award is a Company SAR, whether such Company SAR is to be settled in cash or in shares of Company Common Stock. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all Company Equity Award agreements evidencing such Company Equity Awards. The exercise price per

Annex A-6

share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the equity plan pursuant to which such Company Option was granted. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP and, to the Knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(f) Except as set forth in Sections 2.3(a), 2.3(c) or 2.3(d) or in Part 2.3(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Opnext Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Opnext Corporations; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Opnext Corporations; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Opnext Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All outstanding shares of Company Common Stock, and all options and other securities of the Opnext Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company (except with respect to those Company Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 2.3(h) of the Company Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4 SEC Filings; Financial Statements.

(a) The Company has delivered or Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2010, including all amendments thereto (collectively, the “Company SEC Documents”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company

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SEC Document. The certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Opnext Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has delivered or Made Available to Parent accurate and complete copies of all reports to the audit committee of the Company’s board of directors regarding the Company’s disclosure controls and procedures. As of the date of this Agreement, the Company is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Market, and has not since January 1, 2010 received any written (or, to the Knowledge of the Company, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Opnext Corporations are required by GAAP to be included in the consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of the Company, all non-audit services performed by the Company’s auditors for the Opnext Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Opnext Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance

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regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Opnext Corporations that could have a material effect on the financial statements. The Company has delivered or Made Available to Parent accurate and complete copies of all reports to the audit committee of the Company’s board of directors regarding the Company’s internal accounting controls. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2011, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of March 31, 2011. To the Knowledge of the Company, since March 31, 2011 until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Opnext Corporations; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has delivered or Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Opnext Corporations since January 1, 2009. None of the Opnext Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

2.5 Absence of Changes. Between December 31, 2011 and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Opnext Corporations (whether or not covered by insurance);

(c) none of the Opnext Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options, vesting of Company Restricted Stock and Company RSUs or settlement of Company SARs or repurchase of Company Restricted Stock in connection with termination of employment of the previous holder of such Company Restricted Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Opnext Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options, upon the vesting or settlement of outstanding Company RSUs and upon the settlement in Company Common Stock of Company SARs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options, Company RSUs and Company SARs identified in Part 2.3(e) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or, except as contemplated by the terms of the Company Equity Plans, Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 2.5(e) of the Company Disclosure Schedule, permitted the acceleration of vesting under: (i) any

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provision of the Company Equity Plan; (ii) any provision of any Contract evidencing any outstanding Company Equity Award; or (iii) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Opnext Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Opnext Corporations have not made any capital expenditures that in the aggregate exceed $15,000,000;

(h) except in accordance with GAAP, none of the Opnext Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(i) none of the Opnext Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than in the ordinary course of business;

(j) except as set forth in Part 2.5(j) of the Company Disclosure Schedule, none of the Opnext Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Opnext Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Opnext Corporations has made any material Tax election;

(m) none of the Opnext Corporations has commenced or settled any material Legal Proceeding, and there has been no judgment in favor of a plaintiff in any material Legal Proceeding in which an Opnext Corporation is a defendant;

(n) none of the Opnext Corporations has taken any material action outside the ordinary course of business; and

(o) none of the Opnext Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

2.6 Title to Assets. The Opnext Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Opnext Corporations as being owned by the Opnext Corporations. All of said assets are owned by the Opnext Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Opnext Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Opnext Corporations are the lessees of, and

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hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Opnext Corporations as being leased to the Opnext Corporations, and the Opnext Corporations enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.7 Loans; Customers.

(a) Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Opnext Corporations to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business. To the Knowledge of the Company, as of the date of this Agreement, neither the Sumitomo Trust Bank nor any of its affiliates has provided notice or otherwise indicated that Sumitomo Trust Bank does not intend to renew its outstanding loan to the Company.

(b) Part 2.7(b) of the Company Disclosure Schedule accurately identifies the Opnext Corporations’ top 20 customers in each of the fiscal years ended in March 31, 2010 and March 31, 2011 based on the revenues received by the Opnext Corporations in such years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. The Company has not received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise, other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Opnext Corporations.

2.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the Opnext Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Opnext Corporations in the manner in which such businesses are currently being conducted.

(b) No Opnext Corporation owns any real property.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Opnext Corporations leases real property from any other Person for annual rent payments in excess of $100,000. (All real property leased to the Opnext Corporations pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Opnext Corporations, is referred to as the “Opnext Leased Real Property.”) To the Knowledge of the Company, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Opnext Leased Real Property. Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Opnext Corporation) a right of use or occupancy of any of the Opnext Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Opnext Leased Real Property other than an Opnext Corporation. Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Opnext Leased Real Property which has not been fully remedied and withdrawn.

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2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Opnext Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed would reasonably be expected to have or result in a Company Material Adverse Effect, are licensed to any Opnext Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has delivered or Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Opnext Corporation at any time since January 1, 2008: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to any Opnext Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Opnext Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) Except as set forth in Part 2.9(c) of the Company Disclosure Schedule: (i) the Opnext Corporations exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Opnext Corporation in connection with the sale or license of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, no Person other than the Opnext Corporations has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Opnext Corporation in connection with the sale or license of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Opnext Corporations in the Company Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body, other than registrations, filings and applications with respect to Registered IP that the Company has allowed to lapse in its reasonable business judgment;

(ii) to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iii) except as set forth in Part 2.9(a) or 2.9(c)(iii)of the Company Disclosure Schedule, neither Hitachi, Ltd. nor any of its Affiliates has any claim, right (whether or not currently exercisable) or interest to or in any Company IP that is material to any of the Opnext Corporations;

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(iv) except as set forth in Part 2.9(c)(iv) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Company IP;

(v) each Opnext Corporation has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Opnext Corporations, or purported to be held by any of the Opnext Corporations, as a trade secret; and

(vi) to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Opnext Corporations as currently conducted.

(d) All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e) Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, since January 1, 2007: (i) none of the Opnext Corporations has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Opnext Corporations (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software; and (ii) none of the Opnext Corporations has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

(g) To the Knowledge of the Company, none of the Opnext Corporations and none of the Company Products or Company Product Software has: (i) since January 1, 2007, infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2007, has been pending or, to the Knowledge of the Company, threatened against any Opnext Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Opnext Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply

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in any material respect with any applicable warranty or other contractual commitment made by any Opnext Corporation relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j) To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract as of the date hereof. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i) any Contract: (A) constituting a Company Employee Agreement that provides aggregate compensation and benefits in excess of $250,000; (B) pursuant to which any of the Opnext Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate, except for severance, termination or similar payments required by applicable Legal Requirements or in an amount less than $50,000; (C) pursuant to which any of the Opnext Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Opnext Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Opnext Corporations;

(ii) any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative;

(iv) any Contract (other than any purchase order entered into in the ordinary course of business) with sole-source or single-source suppliers to any Opnext Corporation of products or services that are material to any Opnext Corporation;

(v) any Contract with Hitachi, Ltd. or any of its Affiliates;

(vi) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

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(vii) any Contract imposing any restriction on the right or ability of any Opnext Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Opnext Corporations as currently conducted or as currently proposed by the Opnext Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any Opnext Corporation with respect to and/or use of any Company Product;

(viii) any Contract relating to any currency hedging;

(ix) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of Contracts previously delivered or Made Available by the Company to Parent;

(x) any Contract requiring that any of the Opnext Corporations give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xi) any Contract relating to the lease or sublease of Opnext Leased Real Property;

(xii) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ended March 31, 2011; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ending March 31, 2012; (C) involved the performance of services having a value in excess of $750,000 in the fiscal year ended March 31, 2011; or (D) requires by its terms the performance of services having a value in excess of $750,000 in the fiscal year ending March 31, 2012;

(xiii) any Contract requiring that any Opnext Corporation: (A) give more than 180 days’ notice prior to discontinuing any Company Product; (B) continue to deliver any Company Product and/or spare parts for any Company Product more than 180 days following any notice of discontinuance of such Company Product or spare part; (C) continue to deliver any Company Product and/or spare parts for any Company Product more than five years following the termination or expiration of the Contract; and (D) continue to deliver warranty service or out-of-warranty service more than three years following the termination or expiration of the Contract; and

(xiv) any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

Except to the extent filed (in unredacted form) as an exhibit to a Company SEC Document prior to the date of this Agreement, the Company has delivered or Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(c) (i) None of the Opnext Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Company Material Contract; and (iv) since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any Company Material Contract.

(d) Except as set forth in Part 2.10(d) of the Company Disclosure Schedule or contemplated by the Contracts listed in Part 2.10(a)(v) of the Company Disclosure Schedule, from January 1, 2010 through December 31, 2010 and from January 1, 2011 through December 31, 2011, no Opnext Corporation has entered into any transaction with, made any payments to or provided any products or services to (or received any payment, products or services from) Hitachi, Ltd. or any of its Affiliates.

2.11 Liabilities. None of the Opnext Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured that would be required by GAAP to be reflected on the consolidated balance sheet of the Opnext Corporations or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Opnext Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Opnext Corporations pursuant to the express terms of Company Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. Each of the Opnext Corporations is, and has at all times since January 1, 2010 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws (as defined in Section 2.17(f)) and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2010 until the date hereof, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13 Certain Business Practices. None of the Opnext Corporations, and (to the Knowledge of the Company) no Representative of any of the Opnext Corporations with respect to any matter relating to any of the Opnext Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended; or (c) made any other unlawful payment.

2.14 Governmental Authorizations; Grants.

(a) The Opnext Corporations hold all material Governmental Authorizations necessary to enable the Opnext Corporations to conduct their respective businesses in the manner in which such businesses

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are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Opnext Corporation is, and at all times since January 1, 2010 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Opnext Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Opnext Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

2.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Opnext Corporations with any Governmental Body (the “Opnext Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Opnext Corporation Returns to be due have been timely paid.

(b) The Company Unaudited Balance Sheet accrues all material liabilities for Taxes with respect to all periods through the date of the Company Unaudited Balance Sheet in accordance with GAAP, and none of the Opnext Corporations has incurred any material liabilities for Taxes since the date of the Company Unaudited Balance Sheet other than in the operation of the business of the Opnext Corporations in the ordinary course.

(c) No Opnext Corporation and no Opnext Corporation Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Opnext Corporation since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes. No extension or waiver of the limitation period applicable to any material Opnext Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Opnext Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Opnext Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Opnext Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Opnext Corporations and with respect to which reserves for payment have been established on the Company Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Opnext Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the Opnext Corporations has been, and none of the Opnext Corporations will be, required to include any material adjustment in taxable income for

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any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an Opnext Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Opnext Corporation is a party (other than contracts solely among the Opnext Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes). None of the Opnext Corporations is liable for Taxes of any other Person (other than another Opnext Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements not primarily related to Taxes) or is a party to any Contract providing for payments by an Opnext Corporation with respect to any amount of Taxes of any other Person (other than contracts solely among the Opnext Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes).

(g) No Opnext Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years. No Opnext Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Opnext Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Opnext Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i) The Company has delivered or Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Opnext Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other material Tax Returns of the Opnext Corporations filed since December 31, 2007.

(j) No Opnext Corporation has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(k) The Company is not aware of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Opnext Corporations’ employees is terminable by the applicable Opnext Corporation at will.

(b) None of the Opnext Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Opnext Corporations. Since January 1, 2010, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or, to the Knowledge of the Company, any threat thereof, affecting any of the Opnext Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or

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any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c) The Company has delivered or Made Available to Parent an accurate and complete list, by country and as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Opnext Corporation. None of the Opnext Corporations intends, and none of the Opnext Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(d) The Company has delivered or Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Opnext Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Company Pension Plans required to have been approved by any Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and no event has occurred to the Knowledge of the Company since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under a statutory or administrative exemption, has occurred with respect to any Company Employee Plan. There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Opnext Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the

Annex A-19

Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Company Employee Plan. Each of the Opnext Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan. No Company Employee Agreement or Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code could reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Opnext Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Opnext Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Opnext Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Company Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Opnext Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(g) None of the Opnext Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Opnext Corporations or any Company Affiliate), or reflects or represents any liability of any of the Opnext Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Opnext Corporations or any Company Affiliate, none of the Opnext Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(h) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(i) Except as set forth in Part 2.16(i) of the Company Disclosure Schedule, each of the Opnext Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body

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respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Opnext Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since July 1, 2010, none of the Opnext Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Opnext Corporations.

2.17 Environmental Matters.

(a) Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Opnext Corporations is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.17(e)), which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of the Company: (i) all Opnext Leased Real Property and any other property that is or was leased to or controlled or used by any of the Opnext Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(f)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Opnext Corporations; (ii) none of the Opnext Leased Real Property or any other property that is or was leased to or controlled or used by any of the Opnext Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Opnext Leased Real Property or any other property that is or was leased to or controlled or used by any of the Opnext Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(f)).

(c) To the Knowledge of the Company, no Opnext Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the United States Environmental Protection Agency’s “National Priorities List” or any similar state list of hazardous waste sites; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

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(d) None of the Opnext Corporations has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Opnext Corporations or any other Person relating to Materials of Environmental Concern.

(e) To the Knowledge of the Company, no current or past property owned, leased or used in connection with any of the business activities of Opnext Japan, Inc. has been designated as an area (shiteikuiki) which is contaminated by a “specified hazardous substance” (tokutei yuugai busshitsu) as defined under the Law Concerning Countermeasures against Soil Contamination (Law No. 53 of 2002, as amended) in accordance with said law. Further, no notice has been made in accordance with said law to the effect that an investigation shall be carried out on the soil condition of the real property, past real property or property used by Opnext Japan, Inc. in the conduct of any of its business activities to determine if it has been contaminated by a “specified hazardous substance” (tokutei yuugai busshitsu).

(f) For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Opnext Corporations is in full force and effect. Since January 1, 2010, none of the Opnext Corporations has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Opnext Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Opnext Corporations, or any business of any of the Opnext Corporations, any of the assets owned, leased or

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used by any of the Opnext Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Opnext Corporations, or any of the assets owned or used by any of the Opnext Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Opnext Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Opnext Corporations.

2.21 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23), to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes. The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or to the consummation of the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.23 Vote Required. The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.24 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Opnext Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Opnext Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Opnext Corporations, or any of the assets owned or used by any of the Opnext Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any

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Governmental Authorization that is held by any of the Opnext Corporations or that otherwise relates to the business of any of the Opnext Corporations or to any of the assets owned or used by any of the Opnext Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Opnext Corporations (except for the Company Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Opnext Corporations taken as a whole); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Opnext Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Market and the NASDAQ Global Select Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Opnext Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25 Opinion of Financial Advisor. The Company Board has received the opinion of The Blackstone Group L.P. (“Blackstone”), financial advisor to the Company, dated March 26, 2012 and subject to the various assumptions and qualifications set forth therein, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will furnish, for informational purposes only, an accurate and complete copy of said opinion to Parent after receipt thereof by the Company.

2.26 Financial Advisor. Except for Blackstone, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Opnext Corporations. The Company has furnished to Parent accurate and complete copies of all agreements related to the engagement of Blackstone under which any Opnext Corporation has or may have any right or obligation.

2.27 Company Rights Agreement. The Company Rights Agreement does not apply to the Contemplated Transactions and will terminate by its terms upon the occurrence of the Closing.

2.28 Disclosure. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a

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material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Opnext Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each statement contained in this Section 3 is subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Parent with the SEC at any time on or after January 1, 2010 but prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections; (b) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Section 3 to which it is reasonably apparent that such exception or disclosure would relate); and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Oclaro Corporations is a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) Each of the Oclaro Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. Parent has Made Available to the Company accurate and complete copies of: (a) the certificate of incorporation and bylaws of Parent, including all amendments thereto; and (b) the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each Significant Subsidiary of any of the Oclaro Corporations. Parent has delivered or Made Available to the Company accurate and complete copies of: (i) the charters of all committees of the Parent Board; and (ii) any code of conduct, investment policy, whistleblower policy, board rules, disclosure committee policy or similar policy adopted by any of the Oclaro Corporations or by the board of directors, or any committee of the board of directors, of any of the Oclaro Corporations.

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3.3 Capitalization, Etc.

(a) As of March 23, 2012, the authorized capital stock of Parent consists of: (i) 90,000,000 shares of Parent Common Stock, of which 51,482,419 shares have been issued and are outstanding; and (ii) 1,000,000 shares of Parent Preferred Stock, of which no shares have been issued or are outstanding. Parent holds zero shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Oclaro Corporations (other than Parent) holds any shares of Parent Common Stock or any rights to acquire shares of Parent Common Stock.

(b) (i) None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, except that the Parent Restricted Stock is subject to a right of repurchase in favor of Parent; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; and (iii) except as set forth in Part 3.3(b)(iii) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock or any securities of any Significant Subsidiary of any of the Oclaro Corporations. None of the Oclaro Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c) As of March 23, 2012: (i) 3,472,433 shares of Parent Common Stock are subject to issuance pursuant to Parent Options; (ii) 1,700,000 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent ESPP; (iii) 175,411 shares of Parent Common Stock are reserved for future issuance pursuant to Parent RSUs; (iv) 200,000 shares of Parent Common Stock are reserved for future issuances pursuant to Parent PSUs; and (v) 2,588,464 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plans.

(d) Part 3.3(d) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award and the location of his/her residence; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU or a Parent PSU, the dates on which shares of Parent Common Stock are scheduled to be delivered, if different from the applicable vesting schedule. Parent has Made Available to the Company accurate and complete copies of all equity plans pursuant to which any outstanding Parent Equity Awards were granted by Parent, and the forms of all Parent Equity Award agreements evidencing such Parent Equity Awards. The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted. All grants of Parent Equity Awards were recorded on Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(e) Except as set forth in Sections 3.3(a), 3.3(c) and 3.3(d), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable)

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to acquire any shares of the capital stock or other securities of any of the Oclaro Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Oclaro Corporations; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Oclaro Corporations; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Oclaro Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All outstanding shares of Parent Common Stock, and all options and other securities of the Oclaro Corporations, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights. All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent (except with respect to those Parent Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary, in each case as disclosed in Part 3.3(g) of the Parent Disclosure Schedule), free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered or Made Available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since July 1, 2010, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in Sections 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material

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information concerning the Oclaro Corporations required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent has delivered or Made Available to the Company accurate and complete copies of all reports to the audit committee of Parent’s board of directors regarding Parent’s disclosure controls and procedures. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing requirements of the NASDAQ Global Select Market, and has not since January 1, 2010 received any written (or, to the Knowledge of Parent, written or verbal) notice asserting any non-compliance with the listing requirements of the NASDAQ Global Select Market.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Oclaro Corporations are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in Parent SEC Documents.

(d) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Oclaro Corporations that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e) Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Oclaro Corporations; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Oclaro Corporations that could have a material effect on the financial statements. Parent has delivered or Made Available to the Company accurate and complete copies of all reports to the audit committee of Parent’s board of directors regarding Parent’s internal accounting controls. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended July 1, 2011, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of July 1, 2011. To the Knowledge of Parent, since July 1, 2011 until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency

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or material weakness in the design or operation of internal control over financial reporting utilized by the Oclaro Corporations; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f) Part 3.4(f) of the Parent Disclosure Schedule lists, and Parent has delivered or Made Available to the Company accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Oclaro Corporations since January 1, 2009. None of the Oclaro Corporations has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

3.5 Absence of Changes. Between December 31, 2011 and the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Oclaro Corporations (whether or not covered by insurance);

(c) none of the Oclaro Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options or vesting of Parent Restricted Stock and Parent RSUs or repurchase of Parent Restricted Stock in connection with termination of employment of the previous holder of such Parent Common Stock that were made in the ordinary course of business and consistent with past practices);

(d) none of the Oclaro Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options, upon the vesting of outstanding Parent RSUs and Parent PSUs and pursuant to the Parent ESPP in the ordinary course of business); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options, Parent RSUs and Parent PSUs identified in Part 3.3(d) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) Parent has not amended or waived any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 3.5(e) of the Parent Disclosure Schedule, permitted the acceleration of vesting under: (i) any provision of any of Parent Equity Plans; (ii) any provision of any Contract evidencing any outstanding Parent Option; (iii) any restricted stock or restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of Parent, and none of the Oclaro Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Oclaro Corporations have not made any capital expenditures that in the aggregate exceed $15,000,000;

(h) except in accordance with GAAP, none of the Oclaro Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

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(i) none of the Oclaro Corporations has: (i) lent any money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel and business expense advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money, other than in the ordinary course of business;

(j) none of the Oclaro Corporations has: (i) adopted, established or entered into any Parent Employee Plan or Parent Employee Agreement; (ii) caused or permitted any Parent Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(k) none of the Oclaro Corporations has changed any of its methods of accounting or accounting practices in any material respect except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Oclaro Corporations has made any material Tax election;

(m) none of the Oclaro Corporations has commenced or settled any material Legal Proceeding, and there has been no judgment in favor of a plaintiff in any material Legal Proceeding in which an Oclaro Corporation is a defendant;

(n) none of the Oclaro Corporations has taken any material action outside the ordinary course of business; and

(o) none of the Oclaro Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above.

3.6 Title to Assets. The Oclaro Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Oclaro Corporations as being owned by the Oclaro Corporations. All of said assets are owned by the Oclaro Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor liens (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar liens) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Oclaro Corporations; (iii) liens described in Part 3.6 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”). The Oclaro Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Oclaro Corporations as being leased to the Oclaro Corporations, and the Oclaro Corporations enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

3.7 Loans; Customers.

(a) Part 3.7(a) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Oclaro Corporations to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

(b) Part 3.7(b) of the Parent Disclosure Schedule accurately identifies Oclaro Corporations’ top 20 customers in each of the fiscal years ended in July 3, 2010 and July 1, 2011 based on the revenues received by Oclaro Corporations in such years, and provides an accurate and complete breakdown of the revenues received from each such customer in each of such fiscal years. Parent has not received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise,

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other than ordinary course negotiations) indicating that any customer or other Person identified or required to be identified in Part 3.7(b) of the Parent Disclosure Schedule may cease dealing with or materially reduce its orders from any of the Oclaro Corporations.

3.8 Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to and necessary for the operation of the Oclaro Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Oclaro Corporations in the manner in which such businesses are currently being conducted.

(b) Except as set forth in Part 3.8(b) of the Parent Disclosure Schedule, no Oclaro Corporation owns any real property.

(c) Part 3.8(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Oclaro Corporations leases real property from any other Person for annual rent payments in excess of $100,000. (All real property leased to the Oclaro Corporations pursuant to the real property leases identified or required to be identified in Part 3.8(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Oclaro Corporations, is referred to as the “Oclaro Leased Real Property.”) To the Knowledge of Parent, there is no existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Oclaro Leased Real Property. Part 3.8(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Oclaro Corporation) a right of use or occupancy of any of the Oclaro Leased Real Property for annual rent payments in excess of $100,000. Except as set forth in the leases or subleases identified in Part 3.8(c) of the Parent Disclosure Schedule, there is no Person in possession of any Oclaro Leased Real Property other than an Oclaro Corporation. Since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Oclaro Leased Real Property which has not been fully remedied and withdrawn.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Parent Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Oclaro Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise)(the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and

(ii) in Part 3.9(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights, which if not possessed, would reasonably be expected to have or result in a Parent Material Adverse Effect, are licensed to any Oclaro Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) Parent has delivered or Made Available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used by any Oclaro Corporation at any

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time since January 1, 2008: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Oclaro Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Oclaro Corporation of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c) Except as set forth in Part 3.9(c) of the Parent Disclosure Schedule: (i) the Oclaro Corporations exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Oclaro Corporation in connection with the sale or license of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, no Person other than the Oclaro Corporations has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in Part 2.9(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Oclaro Corporation in connection with the sale or license of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Oclaro Corporations in the Parent Registered IP have been executed, delivered and filed in a timely manner with the appropriate Governmental Body, other than registrations, filings and applications with respect to Registered IP that Parent has allowed to lapse in its reasonable business judgment;

(ii) to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(iii) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Parent IP that is owned or purported to be owned by Parent;

(iv) each Oclaro Corporation has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Oclaro Corporations, or purported to be held by any of the Oclaro Corporations, as a trade secret; and

(v) to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Oclaro Corporations as currently conducted.

(d) All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e) Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

(f) Except as set forth in part 3.9(f) of the Parent Disclosure Schedule, since January 1, 2007: (i) none of the Oclaro Corporations has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Oclaro Corporations, the Parent Products or the Parent Product Software (it being understood that, for

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purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person); and (ii) none of the Oclaro Corporations has sent or otherwise delivered to any other Person any written notice, letter, or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g) To the Knowledge of Parent, none of the Oclaro Corporations and none of the Parent Products or Parent Product Software has: (i) since January 1, 2007, infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2007, has been pending or, to the Knowledge of Parent, threatened against any Oclaro Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Oclaro Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Oclaro Corporation relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j) To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software on, the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.10 Contracts.

(a) Part 3.10(a) of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a Parent Material Contract as of the date hereof. For purposes of this Agreement, each of the following Parent Contracts shall be deemed to constitute a “Parent Material Contract”:

(i) any Contract: (A) constituting a Parent Employee Agreement that provides aggregate compensation and benefits in excess of $250,000; (B) pursuant to which any of the Oclaro Corporations is or may become obligated to make any severance, termination or similar payment to any Parent Associate or any spouse, heir or Representative of any Parent Associate except for severance, termination or similar payments required by applicable Legal Requirements or in an

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amount less than $50,000; (C) pursuant to which any of the Oclaro Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Parent Associate; or (D) pursuant to which any of the Oclaro Corporations is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Oclaro Corporations;

(ii) any Contract identified or required to be identified in Part 3.9 of the Parent Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative;

(iv) any Contract (other than any purchase order entered into in the ordinary course of business) with sole-source or single-source suppliers to any Oclaro Corporation of products or services that are material to any Oclaro Corporation;

(v) any Contract that provides for: (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Parent Associate;

(vi) any Contract imposing any restriction on the right or ability of any Oclaro Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect: (x) the conduct of the business of the Oclaro Corporations as currently conducted or as currently proposed by the Oclaro Corporations to be conducted; or (y) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works by any Oclaro Corporation with respect to and/or use of any Parent Product;

(vii) any Contract relating to any currency hedging;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of Contracts previously delivered or Made Available by the Parent to the Company;

(ix) any Contract requiring that any of the Oclaro Corporations give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(x) any Contract relating to the lease or sublease of Oclaro Leased Real Property;

(xi) any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ended July 1, 2011; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,500,000 in the fiscal year ending July 1, 2012; (C) involved the performance of services having a value in excess of $750,000 in the fiscal year ended July 1, 2011; or (D) requires by its terms the performance of services having a value in excess of $750,000 in the fiscal year ending July 1, 2012;

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(xii) Any Contract requiring that any Oclaro Corporation: (A) give more than 180 days notice prior to discontinuing any Parent Product; (B) continue to deliver any Parent Product and/or spare parts for any Parent Product more than 180 days following any notice of discontinuance of such Parent Product or spare part; (C) continue to deliver any Parent Product and/or spare parts for any Parent Product more than five years following the termination or expiration of the Contract; and (D) continue to deliver warranty service or out-of-warranty service more than three years following the termination or expiration of the Contract; and

(xiii) any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

Except to the extent filed (in unredacted form) as an exhibit to a Parent SEC Document prior to the date of this Agreement, Parent has delivered or Made Available to the Company an accurate and complete copy of each Parent Contract that constitutes a Parent Material Contract.

(b) Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) (i) None of the Oclaro Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Parent Contract; (ii) to the Knowledge of Parent, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Parent Contract; (iii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (B) give any Person the right to declare a default in any material respect under any Parent Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (D) give any Person the right to accelerate the maturity or performance of any Parent Contract that constitutes a Parent Material Contract; (E) result in the disclosure, release or delivery of any Parent Source Code; or (F) give any Person the right to cancel, terminate or modify any Parent Contract that constitutes a Parent Material Contract; and (iv) since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

3.11 Liabilities. None of the Oclaro Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured that would be required by GAAP to be reflected on the consolidated balance sheet of the Oclaro Corporations or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent Unaudited Balance Sheet; (b) liabilities that have been incurred by the Oclaro Corporations since the date of the Parent Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Oclaro Corporations pursuant to the express terms of Parent Contracts; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 3.11 of the Parent Disclosure Schedule.

3.12 Compliance with Legal Requirements. Each of the Oclaro Corporations is, and has at all times since January 1, 2010 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes. Since January 1, 2010 until the date hereof, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

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3.13 Certain Business Practices. None of the Oclaro Corporations, and (to the Knowledge of Parent) no Representative of any of the Oclaro Corporations with respect to any matter relating to any of the Oclaro Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended; or (c) made any other unlawful payment.

3.14 Governmental Authorizations; Grants.

(a) The Oclaro Corporations hold all material Governmental Authorizations necessary to enable the Oclaro Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Oclaro Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Part 3.14(b) of the Parent Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Oclaro Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Oclaro Corporations is in compliance in all material respects with all material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Parent Disclosure Schedule.

3.15 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the respective Oclaro Corporations with any Governmental Body (the “Oclaro Corporation Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Oclaro Corporation Returns to be due have been timely paid.

(b) The Parent Unaudited Balance Sheet accrues all material liabilities for Taxes with respect to all periods through the date of the Parent Unaudited Balance Sheet in accordance with GAAP, and none of the Oclaro Corporations has incurred any material liabilities for Taxes since the date of the Parent Unaudited Balance Sheet other than in the operation of the business of the Oclaro Corporations in the ordinary course.

(c) No Oclaro Corporation and no Oclaro Corporation Return is currently under (or since January 1, 2010 has been under) an audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Oclaro Corporation since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes. No extension or waiver of the limitation period applicable to any material Oclaro Corporation Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Oclaro Corporation.

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(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Oclaro Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Oclaro Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Oclaro Corporations and with respect to which reserves for payment have been established on the Parent Unaudited Balance Sheet in accordance with GAAP). There are no liens for material Taxes upon any of the assets of any of the Oclaro Corporations except liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP. None of the Oclaro Corporations has been, and none of the Oclaro Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where an Oclaro Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which any Oclaro Corporation is a party (other than contracts solely among the Oclaro Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes). None of the Oclaro Corporations is liable for Taxes of any other Person (other than another Oclaro Corporation), or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements not primarily related to Taxes) or is a party to any Contract providing for payments by an Oclaro Corporation with respect to any amount of Taxes of any other Person (other than contracts solely among the Oclaro Corporations or contracts entered into in the ordinary course of business that do not primarily relate to Taxes).

(g) No Oclaro Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years. No Oclaro Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Oclaro Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Oclaro Corporation may be subject, other than the affiliated group of which Parent is the common parent.

(i) Parent has delivered or Made Available to the Company accurate and complete copies of all federal and state income Tax Returns of the Oclaro Corporations for all Tax years that remain open or are otherwise subject to audit (other than years that remain open solely because of the carry forward of net operating losses or other Tax attributes), and all other material Tax Returns of the Oclaro Corporations filed since December 31, 2007.

(j) No Oclaro Corporation has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(k) Parent is not aware of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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3.16 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.16(a) of the Parent Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Oclaro Corporations’ employees is terminable by the applicable Oclaro Corporation at will.

(b) None of the Oclaro Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Oclaro Corporations. Since January 1, 2010, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or, to the Knowledge of Parent, any threat thereof, affecting any of the Oclaro Corporations or any of their employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c) Parent has delivered or Made Available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Oclaro Corporation. None of the Oclaro Corporations intends, and none of the Oclaro Corporations has committed, to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(d) Parent has delivered or Made Available to the Company accurate and complete copies of: (i) all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Parent Employee Plan; (iii) if the Parent Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Parent Employee Plan; (v) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (vi) all discrimination tests required under the Code for each Parent Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (vii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e) Each of the Oclaro Corporations and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. All Parent Pension Plans required to have been approved by any Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of Parent, has revocation

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been threatened) and no event has occurred to the Knowledge of Parent since the date of the most recent approval or application therefor relating to any such Parent Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Parent Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 of ERISA, and not otherwise exempt under a statutory or administrative exemption, has occurred with respect to any Parent Employee Plan. There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan. None of the Oclaro Corporations, and no Parent Affiliate, has ever incurred: (i) any material penalty or Tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Parent Employee Plan. Each of the Oclaro Corporations and Parent Affiliates has made all contributions and other payments required by and due under the terms of each Parent Employee Plan. No Parent Employee Agreement or Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code could reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code.

(f) None of the Oclaro Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Parent Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Oclaro Corporations, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Parent Pension Plan in which stock of any of the Oclaro Corporations or any Parent Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Parent Foreign Plan, the liability of each insurer for any Parent Foreign Plan funded through insurance, or the book reserve established for any Parent Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Parent Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Parent Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no liabilities of the Oclaro Corporations with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements of Parent in accordance with GAAP.

(g) None of the Oclaro Corporations, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Parent Employee Plan provides (except at no cost to the Oclaro Corporations or any Parent Affiliate), or reflects or represents any liability of any of the Oclaro Corporations or any Parent Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Oclaro Corporations or any Parent Affiliate, none of the Oclaro Corporations nor any Parent Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Parent Associate (either individually or to Parent Associates as a group) or any other Person that such Parent Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

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(h) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(i) Except as set forth in Part 3.16(i) of the Parent Disclosure Schedule, each of the Oclaro Corporations and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(j) There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made or will be made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Oclaro Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(k) Since July 1, 2010, none of the Oclaro Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Oclaro Corporations.

3.17 Environmental Matters.

(a) Since January 1, 2007, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, or other Person, that alleges that any of the Oclaro Corporations is not or might not be in compliance in any material respect with any Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b) To the Knowledge of Parent: (i) all Oclaro Leased Real Property and any other property that is or was leased to or controlled or used by any of the Oclaro Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Oclaro Corporations; (ii) none of the Oclaro Leased Real Property or any other property that is or was leased to or controlled or used by any of the Oclaro Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Oclaro Leased Real Property or any other property that is or was leased to or controlled or used by any of the Oclaro Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

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(c) To the Knowledge of Parent, no Oclaro Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the United States Environmental Protection Agency’s “National Priorities List” or any similar state list of hazardous waste sites; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d) None of the Oclaro Corporations has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Oclaro Corporations or any other Person relating to Materials of Environmental Concern.

3.18 Insurance. Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Oclaro Corporations is in full force and effect. Since January 1, 2010, none of the Oclaro Corporations has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Oclaro Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate.

3.19 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of Parent’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

3.20 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Oclaro Corporations, or any business of the Oclaro Corporations, any of the assets owned, leased or used by any of the Oclaro Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b) There is no Order to which any of the Oclaro Corporations, or any of the assets owned or used by any of the Oclaro Corporations, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Oclaro Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Oclaro Corporations.

3.21 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and, subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.22), the Required Amendment Vote (as defined in Section 3.22) and the Required Merger Sub Stockholder Vote (as defined in Section 3.22), to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent; (b) unanimously authorized and approved Parent’s Certificate of Amendment (as defined in Section 3.22); and (c) unanimously recommended the approval of the issuance of Parent Common Stock pursuant to this Agreement and the approval of Parent’s Certificate of Amendment by the holders of Parent Common Stock and directed that the issuance of such shares and Parent’s Certificate of Amendment be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding

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obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22 Vote Required. The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers (the “Required Parent Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock (the “Required Amendment Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to adopt an amendment to Parent’s certificate of incorporation to effect an increase in the number of authorized shares of Parent (the “Parent’s Certificate of Amendment”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement.

3.23 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the listing requirements of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Oclaro Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Oclaro Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Oclaro Corporations, or any of the assets owned or used by any of the Oclaro Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Oclaro Corporations or that otherwise relates to the business of any of the Oclaro Corporations or to any of the assets owned or used by any of the Oclaro Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Oclaro Corporations (except for Parent Permitted Encumbrances or minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Oclaro Corporations taken as a whole); or

(f) result in the disclosure or delivery to any escrowholder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Oclaro Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement and the listing requirements of the NASDAQ Global Select Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Oclaro Corporations was, is or will be required to make any filing with or

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give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.24 Opinion of Financial Advisor. The Parent Board has received the opinion of Foros Securities LLC (“Parent’s Financial Advisor”), financial advisor to Parent, to the effect that as of March 26, 2012 and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall furnish, for informational purposes only, an accurate and complete copy of said opinion to the Company after receipt thereof by Parent.

3.25 Financial Advisor. Except for Parent’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company accurate and complete copies of all agreements related to the engagement of Parent’s Financial Advisor under which any Oclaro Corporation has or may have any right or obligations.

3.26 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.27 Valid Issuance. The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon the settlement in Parent Common Stock of assumed and converted Company SARs and upon vesting of assumed and converted Company RSUs, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.28 No Ownership of Company Common Stock. As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or Company Preferred Stock, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any Company Common Stock, except pursuant to this Agreement. To the Knowledge of Parent, neither Parent nor Merger Sub is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

3.29 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof) or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than any Oclaro Corporation for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

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Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Opnext Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Opnext Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Opnext Corporations or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2 Operation of the Business of the Opnext Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Opnext Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Opnext Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Opnext Corporations and that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Opnext Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Opnext Corporations to the extent consistent with past practices; (B) pursuant to the Company’s right to repurchase Company Restricted Stock held by an employee of the Company upon

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termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options, vesting of Company Restricted Stock and Company RSUs or settlement of Company SARs;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options, upon the settlement in Company Common Stock of Company SARs or upon the vesting or settlement of Company RSUs, in each case outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices grant Company Options and Company RSUs (and issue shares of Company Restricted Stock) to any newly hired employee of an Opnext Corporation under the Company Equity Plan commensurate with his or her position with such Opnext Corporation; provided, however, that (aa) the Company shall not grant Company Options or Company RSUs (or issue shares of Company Restricted Stock) with respect to more than 100,000 shares of Company Common Stock in the aggregate; (bb) any such Company Options shall have an exercise price equal to the fair market value of the Company Common Stock covered by such Company Options determined as of the time of the grant of such options; (cc) such Company Options, Company RSUs and shares of Company Restricted Stock shall not contain any “single-trigger change in control,” “double-trigger change in control” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (dd) shall be granted or issued pursuant to the Company’s standard agreement and shall contain the Company’s standard vesting schedule; and (ee) shall not be “non-plan” options;

(iii) amend, waive any of its rights under or, except as contemplated by the terms of the Company Equity Plans, Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.2(b)(iii) of the Company Disclosure Schedule, accelerate the vesting under, any provision of the Company Equity Plan or any provision of any agreement evidencing any outstanding Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Opnext Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Opnext Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $2,500,000 in the aggregate);

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(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Opnext Corporations (taken as a whole));

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Opnext Corporations (taken as a whole);

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Opnext Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Opnext Corporations of not more than $1,000,000 in the aggregate;

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(xvii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “ (xvii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 Operation of the Business of the Oclaro Corporations.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Oclaro Corporations conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Oclaro Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, relating to, involving or otherwise affecting any of the Oclaro Corporations and that relates to any of the Contemplated Transactions.

(b) Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Oclaro Corporations does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Oclaro Corporations to the extent consistent with past practices; (B) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options, vesting of Parent Restricted Stock and Parent RSUs or settlement of Parent SARs;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) Parent may issue shares of Parent Common Stock: (aa) upon the valid exercise of Parent Options or upon the vesting or settlement of any Parent RSUs and Parent PSUs, in each case outstanding as of the date of this Agreement; and (bb) pursuant to the Parent ESPP; and (2) Parent may, in the ordinary course of business and consistent with past practices grant Parent Options, Parent RSUs and

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Parent PSUs (and issue shares of Restricted Parent Stock) to any newly hired employee of an Oclaro Corporation under the Parent Equity Plans commensurate with his or her position with such Oclaro Corporation; provided, however, that (aa) Parent shall not grant Parent Options, Parent RSUs and Parent PSUs (or issue shares of Parent Restricted Stock) with respect to more than 100,000 shares of Parent Common Stock in the aggregate; (bb) any Parent Options shall have an exercise price equal to the fair market value of the Parent Common Stock covered by such Parent Options determined as of the time of the grant of such options; (cc) such Parent Options, Parent RSUs, Parent PSUs or shares of Parent Restricted Stock shall not contain any “single-trigger change in control,” “double-trigger change in control” or other vesting acceleration provisions and shall not otherwise be subject to acceleration (in whole or in part) as a result of the Merger, any of the other Contemplated Transactions or any other similar transaction (whether alone or in combination with any termination of employment or other event); (dd) shall be granted or issued pursuant to Parent’s standard agreement and shall contain Parent’s standard vesting schedule; and (ee) shall not be “non-plan” options;

(iii) amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in Part 4.3(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award, or otherwise modify any of the terms of any outstanding Parent Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) (A) except in the ordinary course of business and consistent with past practices, acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Oclaro Corporations may make any capital expenditure that: (A) is provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Oclaro Corporations since the date of this Agreement but not provided for in Parent’s capital expense budget delivered or Made Available to the Company prior to the date of this Agreement, does not exceed $2,500,000 in the aggregate);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Oclaro Corporations (taken as a whole));

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Oclaro Corporations (taken as a whole);

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(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Oclaro Corporations of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Unaudited Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Oclaro Corporations of not more than $1,000,000 in the aggregate;

(xvii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.3(b).

(c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

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4.4 No Solicitation.

(a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors and financial advisers of the Opnext Corporations to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Opnext Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation;

(ii) furnish any information regarding any of the Opnext Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Opnext Corporation or Acquisition Inquiry with respect to an Opnext Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to an Opnext Corporation;

provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing nonpublic information regarding the Opnext Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(a); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the Company (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) the Company contemporaneously furnishes any such nonpublic information provided to such Person to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, directors and financial advisers of the Oclaro Corporations to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Oclaro Corporations do not, directly or indirectly

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation;

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(ii) furnish any information regarding any of the Oclaro Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to an Oclaro Corporation or Acquisition Inquiry with respect to an Oclaro Corporation or any Person or group becoming an “interested stockholder” under Section 203 of the DGCL; or

(v) enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to an Oclaro Corporation;

provided, however, that prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing nonpublic information regarding the Oclaro Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to Parent by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to Parent (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) Parent contemporaneously furnishes any nonpublic information provided to such Person to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c) Each of Parent and the Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal with respect to an Oclaro Corporation or an Opnext Corporation, as the case may be, or Acquisition Inquiry with respect to an Oclaro Corporation or an Opnext Corporation, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d) Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the

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other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable Legal Requirements.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement (but in any event within 45 days following the date of this Agreement), Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Section 8, the Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company’s Stockholders’ Meeting without the prior written consent of Parent. The Company in consultation with Parent shall set a record date for Persons entitled to notice of, and to vote at, the Company’s Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent. The Company Stockholders’ Meeting shall be held (on a date selected by the

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Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company after consultation with Parent may adjourn or postpone the Company’s Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to the Company’s stockholders; (B) if as of the time for which the Company Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company’s Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement.

(b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s stockholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(b) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation or, alternatively, solely with respect to clause “(i)” of this Section 5.2(c), may terminate this Agreement in accordance with the provisions of Section 8.1(j) and pay Parent the Company Termination Fee in accordance with Section 8.3(b):

(i) if: (A) the Company has not materially breached its obligations under Section 4.4(a) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(j), in either case at any time within five business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Acquisition Proposal is a Company Superior Offer; (E) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure

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to make a Company Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(j), would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.2(c), a material development or change in circumstances that affects the business, assets or operations of any Opnext Corporation occurs or arises after the date of this Agreement that was neither known to any Opnext Corporation nor reasonably foreseeable to any Opnext Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as a “Company Intervening Event”); (B) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (C) at least five business days prior to effecting a Company Change in Recommendation, the Company provides Parent with a written notice specifying the facts underlying the Company Board’s determination that a Company Intervening Event has occurred and the rationale and basis for such Company Change in Recommendation; (D) during such five-business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect, or cause the Company to effect, a Company Change in Recommendation as a result of such Company Intervening Event; and (E) the Company Board determines in good faith, after having consulted with its outside legal counsel and after the conclusion of such five business day period, that, in light of such Company Intervening Event, the failure to make a Company Change in Recommendation would be a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(D)” or otherwise).

(d) Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Company’s Common Stock at the Company Stockholders’ Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(e) Nothing contained in this Section 5.2 shall prohibit the Company from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of the Company that is required by applicable Legal Requirements; provided, however, that any disclosure other than: (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Company Board Recommendation, shall, in each case, be deemed to be a Company Change in Recommendation.

5.3 Parent Stockholders’ Meeting.

(a) Subject to the earlier termination of this Agreement in accordance with Section 8, Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to approve the issuance of shares of Parent Common Stock in the Merger (the “Parent Stockholders’ Meeting”); and (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Parent Proposals), shall not submit any other proposal to such holders in connection with the Parent Stockholders’ Meeting without the prior written consent of the Company. Parent in consultation with the Company shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and shall not change such record date

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without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held on the date that (or, to the extent that Parent and the Company agree, as promptly as practicable after) this Agreement shall have been adopted by the Company’s stockholders at the Company Stockholders’ Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent after consultation with the Company may adjourn or postpone the Parent Stockholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to Parent’s stockholders; (B) if as of the time for which the Parent Stockholders’ Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of Parent Common Stock in the Merger.

(b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve: (A) the issuance of shares of Parent Common Stock in the Merger; and (B) Parent’s Certificate of Amendment at the Parent Stockholders’ Meeting (the recommendation of the Parent Board that Parent’s stockholders vote to approve: (A) the issuance of Parent Common Stock in the Merger; and (B) Parent’s Certificate of Amendment being collectively referred to as the “Parent Board Recommendation”); (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company; (iii) neither the Parent Board nor any committee thereof shall: (A) fail to reaffirm the Parent Board Recommendation, or fail to publicly state that the Merger and this Agreement and Parent’s Certificate of Amendment are in the best interest of Parent’s stockholders, within ten business days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii)” and “(iii)” being referred to as a “Parent Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board may effect, or cause Parent to effect, as the case may be, a Parent Change in Recommendation or, alternatively, solely with respect to clause “(i)” of this Section 5.3(c), may terminate this Agreement in accordance with the provisions of Section 8.1(k) and pay the Company the Parent Termination Fee in accordance with Section 8.3(b):

(i) if: (A) Parent has not materially breached its obligations under Section 4.4(b) in connection with the Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Parent and is not withdrawn; (C) the Parent Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Parent Superior Offer; (D) the Parent Board does not effect, or cause Parent to effect, a Parent Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(k), in either case at any time within five business days after the Company receives written notice from Parent confirming that the Parent Board has determined that such Acquisition Proposal is a Parent Superior Offer; (E) during such five business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that the offer that was determined to constitute a Parent Superior Offer no longer constitutes a Parent Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Parent

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Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Superior Offer, the failure to make a Parent Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(k), would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; or

(ii) if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 5.3(c), a material development or change in circumstances that affects the business, assets or operations of any Oclaro Corporation occurs or arises after the date of this Agreement that was neither known to any Oclaro Corporation nor reasonably foreseeable to any Oclaro Corporation as of the date of this Agreement (such material development or change in circumstances being referred to as an “Parent Intervening Event”); (B) the Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements; (C) at least five business days prior to effecting a Parent Change in Recommendation, Parent provides the Company with a written notice specifying the facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred and the rationale and basis for such Parent Change in Recommendation; (D) during such five-business day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect, or cause Parent to effect, a Parent Change in Recommendation as a result of such Parent Intervening Event; and (E) the Parent Board determines in good faith, after having consulted with its outside legal counsel and after the conclusion of such five business day period, that, in light of such Parent Intervening Event, the failure to make a Parent Change in Recommendation would be a breach of the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Legal Requirements (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(D)” or otherwise).

(d) Notwithstanding any Parent Change in Recommendation, unless earlier terminated in accordance with Section 8.1, this Agreement shall be submitted to the holders of Parent Common Stock at the Parent Stockholders’ Meeting for the purpose of voting on the approval of the issuance of shares of Parent Common Stock in the Merger and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.

(e) Nothing contained in this Section 5.3 shall prohibit Parent from: (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to stockholders of Parent that is required by applicable Legal Requirements; provided, however, that any disclosure other than (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Parent Board Recommendation, shall, in each case, be deemed to be a Parent Change in Recommendation.

5.4 Company Options; Company RSUs; and Company SARs.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect immediately prior to the Effective Time) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted

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into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) except as provided in the foregoing clauses “(A),” “(B)” and “(C),” any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule, terms of acceleration and all other provisions of such Company Option shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Company Option immediately prior to the Effective Time; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b) Effective as of the Effective Time, each Company RSU with respect to which shares of Company Common Stock remain unvested or unissued as of the Effective Time shall be converted automatically into a restricted stock unit reflecting Parent Common Stock and shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable restricted stock unit agreement, employment agreement or other agreement evidencing such Company RSU immediately prior to the Effective Time, including the vesting conditions and terms of acceleration, except that the number of shares of Parent Common Stock subject to each such converted Company RSU shall be determined by multiplying the number of shares of Company Common Stock subject to such Company RSU by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary contained in this Section 5.4(b) or elsewhere in this Agreement, each Company RSU that is vested as of the Effective Time and, pursuant to the terms of the applicable restricted stock unit agreement evidencing such Company RSU, would otherwise be paid to the holder in shares of Company Common Stock upon or by reference to a Change in Control (as defined in such restricted stock unit agreement), shall be paid or deemed paid in shares of Company Common Stock immediately prior to the Effective Time, and the holder thereof shall thereupon be entitled to receive the consideration set forth in Section 1.5(a)(iii) with respect to each such share of Company Common Stock on the terms and conditions set forth therein.

(c) Effective as of the Effective Time, each Company SAR that is outstanding and that remains unsettled as of the Effective Time shall be converted automatically into a stock appreciation right with respect to Parent Common Stock and shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock appreciation right agreement, employment agreement or other agreement evidencing such Company SAR immediately prior to the Effective Time, including the vesting conditions, form of payment and terms of acceleration, except that: (i) the number of shares of Parent Common Stock subject to each such converted Company SAR (and, if applicable, payable upon settlement thereof) shall be determined by multiplying the number of shares of Company Common Stock subject to (and, if applicable, payable upon settlement of) such Company SAR by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for each Company SAR assumed by Parent shall be determined by dividing the per share exercise price of such Company SAR, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

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(d) Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a), the Company RSUs converted in accordance with Section 5.4(b) and the Company SARs converted accordance with Section 5.4(c).

(e) At the Effective Time, Parent may (if Parent determines that it desires to do so) assume the Company Equity Plan. If Parent elects to assume the Company Equity Plan, then, under the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Plan.

(f) Prior to the Effective Time, the Company shall take such action as it determines to be necessary (under the Company Equity Plan and otherwise) to effectuate the provisions of this Section 5.4.

5.5 Employee Benefits.

(a) For a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any Subsidiary thereof) to, provide each Continuing Employee total compensation and employee benefits (other than with respect to equity-based compensation) that are at least substantially comparable in the aggregate to the total compensation and employee benefits provided to similarly situated employees of Parent.

(b) Parent shall, or shall cause the Surviving Corporation to, provide that, subject to any applicable plan provisions or contractual requirements as in effect on the date of this Agreement or Legal Requirements: (i) all Continuing Employees shall be eligible to participate in each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or the Surviving Corporation (or any Subsidiary thereof) to the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Opnext Corporations prior to the Effective Time.

(c) With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or the Surviving Corporation (or any Subsidiary thereof) (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary of the Company, as the case may be, for purposes of eligibility, vesting and level of benefits, but not for purposes of benefit accrual under any defined benefit pension plan, in any such Parent Benefit Plan to the same extent as such service was taken into account under a corresponding Company Employee Plan as of the Effective Time. In addition, Parent shall or shall cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements (provided that such preexisting condition limitations, exclusions or waiting periods can legally be waived by Parent or

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the Surviving Corporation without the consent of any insurance carrier) applicable to the Continuing Employees and their spouses, domestic partners and eligible dependents under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees and their spouses, domestic partners and eligible dependents may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and their spouses, domestic partners and eligible dependents and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide Continuing Employees and their spouses, domestic partners and eligible dependents with credit for the plan year in which the Effective Time occurs for any co-payments, annual out-of-pocket limits and deductibles for expenses incurred prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees and their spouses, domestic partners and eligible dependents may be eligible to participate after the Effective Time (provided that such credits can legally be provided by Parent or the Surviving Corporation without the consent of any insurance carrier).

(d) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create: (i) a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; or (ii) with any Company Associate any third-party rights, benefits or remedies of any nature whatsoever. Except for Indemnified Parties (as defined in Section 5.6) to the extent of their respective rights pursuant to Section 5.6, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. No provision of this Section 5.5 shall modify or amend any other agreement, plan, program or document unless this Agreement expressly states that the provision “amends” that other agreement, plan, program or document.

(e) If requested by Parent in writing at least ten days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

(f) Prior to the Effective Time, the Company shall not, and shall ensure that its Subsidiaries and the respective Representatives of the Opnext Corporations do not, make any communications with any employees of the Opnext Corporations regarding post-Closing employment matters, including post-Closing employee benefits and compensation, which are inconsistent with the terms of this Agreement, without the prior approval of Parent, which approval shall not be unreasonably withheld.

5.6 Indemnification of Officers and Directors.

(a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the Opnext Corporations prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

(b) For a period of six years following the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time to the extent that such claims are of the type covered by the D&O Policy (including for acts or omissions occurring in connection with this

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Agreement and the consummation of the Contemplated Transactions to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy, in any case on terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company (which annual premium is set forth on Part 5.6(b) of the Company Disclosure Schedule) for such insurance (such 200% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 5.6(b), Parent may purchase a six-year “tail” prepaid policy on the D&O Policy on terms with respect to coverage and amounts no less favorable in the aggregate than the D&O Policy, and in the event that Parent shall purchase such a “tail” policy, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.6(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations under this Section 5.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of this Section 5.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 5.6(b) (and their heirs and representatives)) under this Section 5.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.6.

5.7 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement (and in any event no later than 15 business days after the date hereof), all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent shall use reasonable best efforts to

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respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to Section 5.7(c), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(c), each party to this Agreement: (i) shall make all filings and give all notices required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(c) Notwithstanding anything to the contrary contained in this Section 5.7, none of Parent, Merger Sub or the Company (or any of their respective Subsidiaries) shall have any obligation under this Agreement or in connection with the Contemplated Transactions: (i) to divest or agree to divest (or cause any of their respective Subsidiaries to divest or agree to divest) any of their respective businesses, product lines or assets, or to take or agree to take (or cause any of their respective Subsidiaries to take or agree to take) any other action or agree (or cause any of their respective Subsidiaries to agree) to any limitation or restriction on any of their respective businesses, product lines or assets; (ii) to license or otherwise make available (or cause any of their respective Subsidiaries to license or otherwise make available) to any Person, any technology, software or other Intellectual Property or Intellectual Property Right; or (iii) to contest any lawsuit by any Governmental Body relating to the Merger or any of the other Contemplated Transactions.

5.8 Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall consult with Parent and consider the views and comments of Parent before any of the Opnext Corporations or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules and regulations of the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Opnext Corporation or any Company Change in Recommendation; and (iv) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Oclaro Corporation or any Parent Change in Recommendation.

5.9 Tax Matters.

(a) On the effective date of the Form S-4 Registration Statement and the Closing Date, the Company, Parent and Merger Sub shall execute and deliver to outside legal counsel to Parent and to outside legal counsel to the Company tax representation letters substantially in the form of Exhibits D and E (allowing for such amendments to the representations as such counsel deems necessary). Parent

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shall use commercially reasonable efforts to cause outside counsel to Parent to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.5, and the Company shall use commercially reasonable efforts to cause outside counsel to the Company to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 7.5. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9. Each tax representation letter shall be dated on the date of the applicable tax opinion and shall not have been withdrawn or modified in any material respect.

(b) The Company, Parent and Merger Sub shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to their respective Knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.11 Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon the vesting or settlement of assumed and converted Company RSUs and upon the settlement in Parent Common Stock of assumed and converted Company SARs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.

5.12 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of each of the Opnext Corporations, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of an Opnext Corporation).

5.13 Board of Directors of the Combined Company. The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the Parent Board shall consist of the members listed on Schedule 5.13 (unless otherwise agreed between the parties in writing prior to the Effective Time), each to be in the class identified on Schedule 5.13 and to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

5.14 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options, restricted stock units or

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stock appreciation rights, as the case may be, with respect shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.15 Internal Controls. If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.16 Logo of the Combined Corporation. The parties shall take all actions necessary to ensure that effective as promptly as practicable following the Effective Time the logo of Parent shall be in a form mutually agreed to by Parent and the Company.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Company Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

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6.4 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote;

(b) The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote; and

(c) Parent’s Certificate of Amendment shall have been duly adopted by the Required Amendment Vote.

6.5 Documents. Parent and Merger Sub shall have received the following documents, each of which shall be in full force and effect:

(a) a legal opinion of outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to Parent may rely upon the tax representation letters referred to in Section 5.9; and (ii) the condition set forth in this Section 6.5(a) shall not be waivable after receipt of the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in 6.1, 6.2, 6.4(a), 6.6, and 6.10 have been duly satisfied.

6.6 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent of a Governmental Body required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent of a Governmental Body under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect), and no such Governmental Authorization or other Consent of a Governmental Body so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

6.8 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon vesting of assumed and converted Company RSUs and upon the settlement in Parent Common Stock of assumed and converted Company SARs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10 No Governmental Litigation. There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of

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the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of any of the Oclaro Corporations or any of the Opnext Corporations to own any material asset or materially limit the operation of the business of any of the Opnext Corporations; (d) seeking to compel any of the Opnext Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material asset or business as a result of the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Opnext Corporations,

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the Parent Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

7.4 Stockholder Approval.

(a) This Agreement shall have been duly adopted by the Required Company Stockholder Vote;

(b) The issuance of shares of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote; and

(c) Parent’s Certificate of Amendment shall have been duly adopted by the Required Amendment Vote.

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7.5 Documents. The Company shall have received the following documents:

(a) a legal opinion of outside counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to the Company may rely upon the tax representation letters referred to in Section 5.9; and (ii) the condition set forth in this Section 7.5(a) shall not be waivable after receipt of the approval and adoption of this Agreement by the Required Company Stockholder Vote unless further stockholder approval is obtained with appropriate disclosure); and

(b) a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4(b), 7.6 and 7.10 have been duly satisfied.

7.6 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7 Governmental Approvals.

(a) Any waiting period applicable to the consummation of the Merger under any applicable Antitrust Law (including the HSR Act) shall have expired or been terminated.

(b) Any Governmental Authorization or other Consent of a Governmental Body required to be obtained with respect to the Merger under any applicable Antitrust Law or other Legal Requirement shall have been obtained and shall remain in full force and effect (other than any such Governmental Authorization or Consent of a Governmental Body under other Legal Requirements, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect), and no such Governmental Authorization or other Consent of a Governmental Body so obtained shall require, contain or contemplate any term, limitation, condition or restriction that has or would reasonably be expected to have or result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.8 Listing. The shares of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, upon vesting of assumed and converted Company RSUs and upon the settlement in Parent Common Stock of assumed and converted Company SARs, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10 No Governmental Litigation. There shall not be pending any suit, action or judicial proceeding brought by, or overtly threatened any suit, action or judicial proceeding by, a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) relating to the Merger or the other Contemplated Transactions and that would reasonably be expected to materially and adversely affect the right or ability of any of the Oclaro Corporations or any of the Opnext Corporations to own any material asset or materially limit the operation of the business of any of the Opnext Corporations; (d) seeking to compel any of the Opnext Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material asset or business as a result of

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the Merger or any of the other Contemplated Transactions; or (e) relating to the Merger or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Opnext Corporations.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2012 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger and on Parent’s Certificate of Amendment; and (ii) either the issuance of shares of Parent Common Stock in the Merger or Parent’s Certificate of Amendment shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote or the Required Amendment Vote, as the case may be;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the issuance of shares of Parent Common Stock in the Merger by the Required Parent Stockholder Vote and the approval of Parent’s Certificate of Amendment by the Required Amendment Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s

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representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(i) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach;

(j) by the Company pursuant to Section 5.2(c); or

(k) by Parent pursuant to Section 5.3(c).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional breach of this Agreement or fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party hereto or such party’s stockholders (notwithstanding anything to the contrary in Section 9.8), which shall be deemed in such event to be damages of such party in a claim brought directly by such party).

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of any notice or other document under any applicable antitrust or competition Legal Requirement.

(b) If this Agreement is terminated: (i)(A) by Parent pursuant to Section 8.1(f) or (B) by the Company pursuant to Section 8.1(j); or (ii) by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(h)(ii) in respect of a breach of the covenants and obligations of the Company set forth in Section 4.4(a) or Section 5.2(a), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to

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an Opnext Corporation shall have been disclosed, announced, commenced, submitted or made and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Opnext Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Opnext Corporation is entered into by an Opnext Corporation, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $6,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Opnext Corporation of the definitive agreement. “Acquisition Transaction” for purposes of clause “(B)” of clause “(ii)” of this Section 8.3(b) shall have the meaning assigned thereto in Exhibit A except that references in the definition to “15%” shall be replaced by “40%.”

(c) If this Agreement is terminated: (i)(A) by the Company pursuant to Section 8.1(g) or (B) by Parent pursuant to Section 8.1(k); or (ii) by Parent or the Company pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(i)(ii) in respect of a breach of the covenants and obligations of Parent set forth in Section 4.4(b) or Section 5.3(a), and in the case of clause “(ii)” of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to an Oclaro Corporation shall have been publicly disclosed or announced, and shall not have been withdrawn; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to an Oclaro Corporation is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to an Oclaro Corporation is entered into by an Oclaro Corporation, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $6,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause “(i)(A)” of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause “(i)(B)” of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause “(ii)” of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by an Oclaro Corporation of the definitive agreement. “Acquisition Transaction” for purposes of clause “(B)” of clause “(ii)” of this Section 8.3(c) shall have the meaning assigned thereto in Exhibit A except that references in the definition to “15%” shall be replaced by “40%.”

(d) If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal

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Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Select Market requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing

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or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.6 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Pacific Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Pacific Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Oclaro

2584 Junction Ave

San Jose, CA 95134

Attention: Chief Executive Officer and General Counsel

Facsimile: (408) 904-4913

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

E. Palo Alto, CA 94304

Attention: Keith Flaum, Esq.

Facsimile: (650) 462-4144

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if to the Company:

Opnext, Inc.

46429 Landing Parkway

Fremont, CA 94538

Attn: General Counsel

Fax: (510) 580-8829

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attention: David Allinson, Esq. and Paul Kukish, Esq.

Facsimile: 212-751-4864

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g) For purposes of disclosures required by Section 2 and Section 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OCLARO, INC.

By:	/s/ Alain Couder
Name:	Alain Couder
Title:	Chief Executive Officer

TAHOE ACQUISITION SUB, INC.

By:	/s/ Jerry Turin
Name:	Jerry Turin
Title:	Chief Financial Officer

OPNEXT, INC.

By:	/s/ Harry L. Bosco
Name:	Harry L. Bosco
Title:	President and Chief Executive Officer

Merger Agreement Signature Page

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Significant Subsidiaries.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Opnext Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Opnext Corporations or any Company Affiliate; provided, however, that for the purposes of Section 2.10(a)(vi) of the Agreement and the definition of Company Foreign Plan set forth in this Exhibit A, “Company Associate” shall mean only any current officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Opnext Corporations or any Company Affiliate.

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Company Board. “Company Board” shall mean the Company’s board of directors.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Opnext Corporations is a party; (b) by which any of the Opnext Corporations is bound or under which any of the Opnext Corporations has any express obligation; or (c) under which any of the Opnext Corporations has any express right.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.3(a) (the first sentence only), 2.3(d), 2.3(f), 2.21, 2.22, 2.23, 2.25, 2.26 and 2.27.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the Opnext Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Opnext Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Opnext Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan. “Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to an Opnext Corporation) or Contract (including any Company Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Opnext Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Opnext Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award. “Company Equity Award” shall mean any Company Option, share of Company Restricted Stock, Company RSU or Company SAR.

Company Equity Plan. “Company Equity Plan” shall mean Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan, as amended.

Company Foreign Plan. “Company Foreign Plan” shall mean any: (a) plan, program, policy, practice (of the type that might result in monetary implications to an Opnext Corporation) or Contract providing compensation or benefits to any Company Associate that is mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

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Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Opnext Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of the Opnext Corporations taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Opnext Corporations, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Opnext Corporations, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the NASDAQ Global Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi)” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii),” or “(ix)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of the Company (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

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Company Product. “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Opnext Corporation; or (b) currently under development by or for any Opnext Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Opnext Corporation or licensed to an Opnext Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company Restricted Stock. “Company Restricted Stock” shall mean each share of Company Common Stock that is subject to forfeiture or a right of repurchase by the Company.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company SAR. “Company SAR” shall mean an outstanding stock appreciation right with respect to shares of Company Common Stock, whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Opnext Corporations or otherwise used by any of the Opnext Corporations, including the Company Product Software.

Company Superior Offer. “Company Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (except that references in the definition thereof to “15%” shall be replaced by “50%”) in respect of the Company (whether through a tender offer, merger or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions.

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company-shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or shall have effected a Company Change in Recommendation; (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of July 29, 2009, as amended on August 12, 2011, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements and the Parent Stockholder Voting Agreements.

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Continuing Employee. “Continuing Employee” shall mean each employee of the Opnext Corporations who continues employment with Parent, the Surviving Corporation (or any Subsidiary thereof) after the Effective Time.

Contract. “Contract” shall mean any written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names,

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product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Knowledge. “Knowledge” of a party shall mean the actual knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): Harry Bosco, Michael Chan, Atsushi (James) Horiuchi, Tadayuki Kanno, Robert Nobile, Kei Oki, Justin O’Neill and Richard Zoccolillo; and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): Julie Stephenson, Alain Couder, Jerry Turin, Kate Rundle, Jim Haynes, Terry Unter, Kathy Zwickert, Gary Williams, Yves LeMaitre and Robert Quinn.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market or the NASDAQ Global Select Market), and the provisions of the current organizational documents and internal rules of the applicable Entity.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to such information, document or other material Made Available by the Company: (i) such information, document or material was made available by the Company for review by Parent or Parent’s Representatives at least two days prior to the execution of the Agreement in the virtual data room maintained by the Company with RR Donnelley Venue in connection with the Contemplated Transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement; and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available by Parent for review by the Company or the Company’s Representatives at least two days prior to the execution of the Agreement in the virtual data room maintained by Parent with Merrill Datasite in connection with the Contemplated Transactions; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.

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Oclaro Corporations. “Oclaro Corporations” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

Opnext Corporations. “Opnext Corporations” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Oclaro Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Oclaro Corporations or any Parent Affiliate; provided, however, that for the purposes of Section 3.10(a)(v) of the Agreement and the definition of Parent Foreign Plan set forth in this Exhibit A, “Parent Associate” shall mean only any current officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Oclaro Corporations or any Parent Affiliate.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the Oclaro Corporations is a party; (b) by which any of the Oclaro Corporations or any asset of any of the Oclaro Corporations is bound or under which any of the Oclaro Corporations has any express obligation; or (c) under which any of the Oclaro Corporations has any express right.

Parent Designated Representations. “Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.3(a) (the first sentence only), 3.3(c), 3.3(e), 3.21, 3.22, 3.24 and 3.25.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Employee. “Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Oclaro Corporations.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Oclaro Corporations; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Oclaro Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to an Oclaro Corporation) or Contract (including any Parent Foreign Plan) providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Oclaro Corporations for the benefit

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of any Parent Employee; or (b) with respect to which any of the Oclaro Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

Parent Equity Award. “Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or Parent PSU.

Parent Equity Plans. “Parent Equity Plans” shall mean: (a) Parent’s Amended and Restated 2004 Stock Incentive Plan; (b) the Bookham 1998 Equity Incentive Plan; (c) the Avanex Corporation 1998 Stock Plan; and (d) the Avanex 1999 Director Option Plan.

Parent ESPP. “Parent ESPP” shall mean Parent’s 2011 Employee Stock Purchase Plan.

Parent Foreign Plan. “Parent Foreign Plan” shall mean any: (a) plan, program, policy, practice (of the type that might result in monetary implications to an Oclaro Corporation), Contract or other arrangement of any Oclaro Corporation mandated by a Governmental Body outside the United States; (b) Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Parent Employee Plan that covers or has covered any Parent Associate whose services are or have been performed primarily outside the United States.

Parent IP. “Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Oclaro Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Oclaro Corporations, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Oclaro Corporations, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock, or the suspension of trading in or delisting of Parent’s securities on the Nasdaq Global Select Market (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii),” “(viii)” or “(ix)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume, or suspension or delisting, of Parent Common Stock may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii),” “(viii)” or “(ix)” or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a stockholder of Parent (in his, her or its capacity as a stockholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this

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Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

Parent Pension Plan. “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

Parent Product. “Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Oclaro Corporation; or (b) currently under development by or for any Oclaro Corporation (whether or not in collaboration with another Person).

Parent Product Software. “Parent Product Software” shall mean any software (regardless of whether such software is owned by an Oclaro Corporation or licensed to an Oclaro Corporation by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

Parent Proposal. “Parent Proposal” shall mean each of the following proposals: (a) a possible reverse stock split to the extent that the Parent Board desires to consider effecting a reverse stock split, including any amendment to Parent’s Certificate of Incorporation to effect such split; and (b) an increase in the authorized number of shares of Parent Common Stock, including any amendment to Parent’s Certificate of Incorporation to effect such increase.

Parent PSU. “Parent PSU” shall mean each performance stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Restricted Stock. “Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

Parent RSU. “Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Parent Source Code. “Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Oclaro Corporations or otherwise used by any of the Oclaro Corporations, including the Parent Product Software.

Parent Superior Offer. “Parent Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (except that references in the definition thereof to “15%” shall be replaced by “50%) with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good

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faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s stockholders than the Contemplated Transactions.

Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or shall have effected a Parent Change in Recommendation; (b) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

Parent Unaudited Balance Sheet. “Parent Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2011 included in Parent’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

Parent Warrant. “Parent Warrant” shall mean each warrant to purchase shares of Parent Common Stock (or exercisable for cash).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Subsidiary. “Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other

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document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

SCHEDULE 5.13

Class I:

•	An Opnext, Inc. designee from among its current directors, which designee must be reasonably acceptable to Oclaro, Inc.

•	Edward Collins

•	Lori Holland

Class II:

•	Hitachi nominated individual

•	Marissa Peterson

•	Greg Dougherty

Class III:

•	Harry Bosco

•	David Lee

•	Alain Couder

•	Joel Smith III

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Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of March 26, 2012, by and between OPNEXT, INC., a Delaware corporation (the “Company”), and                      (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Oclaro, Inc., a Delaware corporation (“Parent”).

B. Parent, Tahoe Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the respective meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive 0.42 shares of Parent Common Stock.

D. Stockholder is entering into this Voting Agreement in order to induce the Company to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

“Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated pursuant to Section 8 thereof; (ii) the date upon which the Merger becomes effective; (iii) the date that any amendment to or waiver of Parent’s rights under the Merger Agreement is effected without Stockholder’s consent that: (A) increases the Exchange Ratio or otherwise increases the value to be delivered to any stockholder of the Company upon conversion of securities of the Company in the Merger; or (B) adversely affects Stockholder in any material respect or in any manner that does not apply in the same fashion to other stockholders of Parent; or (iv) the date that Parent effects a Parent Change in Recommendation, solely if such Parent Change in Recommendation is made pursuant to Section 5.3(c)(i) of the Merger Agreement.

Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

“Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants, restricted stock units, performance stock units and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Parent (including all additional shares of Company Common Stock and all additional options, warrants, restricted stock units, performance stock units and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership prior to the Expiration Date.

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A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company.

TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

Restriction on Transfer of Subject Securities. Subject to Section 2.3, prior to the Expiration Date, Stockholder shall not, directly or indirectly, cause any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Parent Equity Awards held by Stockholder prior to the Expiration Date.

Restriction on Transfer of Voting Rights. Prior to the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted that is inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; (c) if Stockholder is a corporation, to any wholly-owned subsidiary or any other affiliate of Stockholder; provided, however, that a transfer referred to in clause “(a)” or clause “(b)” or clause “(c)” of this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Voting Agreement; or (d) pursuant to any Rule 10b5-1 plan in effect as of the date of this Voting Agreement.

VOTING OF SHARES

Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Parent called with respect to any of the following matters, however called, and in any written action by consent of stockholders of Parent with respect to any of the following matters, unless otherwise directed in writing by the Company, Stockholder shall vote or shall cause to be voted any issued and outstanding shares of Parent Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent:

in favor of the issuance of shares of Parent Common Stock pursuant to the Merger Agreement;

in favor of the adoption of Parent’s Certificate of Amendment; and

against any Acquisition Proposal or any Acquisition Transaction with respect to an Oclaro Corporation.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” or clause “(c)” of the preceding sentence.

PROXY.

If Stockholder fails to comply with the provisions of Section 3.1, Stockholder agrees that such failure shall result, without any further action by such Stockholder and effective as of the date of any such failure, in the appointment of the Company and each of its executive officers, from and after the date of determination of such failure until the Expiration Date, as Stockholder’s attorney, agent and proxy, with full

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power of substitution, to vote and otherwise act with respect to all of the Subject Securities, at any meeting of the stockholders of the Parent called with respect to the matters specified in Section 3.1 hereof, however called, and in any action by consent of the stockholders of Parent with respect to any such matters, solely on the matters specified in Section 3.1 hereof. This power of attorney and proxy is irrevocable and coupled with an interest. Stockholder hereby revokes any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Section 3.1.

Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to the Company as follows:

Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and to perform Stockholder’s obligations hereunder. This Voting Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by the Company, constitutes legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

No Conflicts or Consents.

The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not, require any Consent of any Person.

Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants, restricted stock units, performance stock units and other rights to acquire shares of Parent Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant, restricted stock unit, performance stock unit or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, warrants, restricted stock units, performance stock units and other rights set forth on the signature page hereof.

Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement.

Annex B-3

MISCELLANEOUS

Stockholder Information. Stockholder hereby agrees to permit Parent, the Company and Merger Sub to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus Stockholder’s identity and ownership of shares of Parent Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

Notices. Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Company:

Opnext, Inc.

46429 Landing Parkway

Fremont, CA 94538

Attn: General Counsel

Fax: (510) 580-8829

Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Entire Agreement. This Voting Agreement and any other documents delivered by the parties to each other in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Stockholder.

Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and

Annex B-4

any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Attorneys’ Fees. If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Non-Exclusivity. The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or the Company, as the case may be, is to receive notice in accordance with Section 5.4.

Counterparts; Exchanges by Facsimile or Other Electronic Delivery. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but both such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

Waiver. Subject to the remainder of this Section 5.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting

Annex B-5

Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Voting Agreement, or any power, right, privilege or remedy of the Company under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of the Company under the Merger Agreement, or any of the rights or remedies of the Company or any of the obligations of Stockholder under any agreement between Stockholder and the Company or any certificate or instrument executed by Stockholder in favor of the Company; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of Stockholder under this Voting Agreement.

Other Capacities. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder or any of its directors, officers, employees or other representatives or affiliates from acting in Stockholder’s or such person’s capacity as a director or officer of Parent (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent).

Termination. Unless earlier terminated, this Voting Agreement shall terminate upon the Expiration Date, and thereupon shall be null and void and of no effect.

Construction.

For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

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Annex B-6

IN WITNESS WHEREOF, the Company and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

OPNEXT, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Annex B-7

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of March 26, 2012, by and between OCLARO, INC., a Delaware corporation (“Parent”), and                      (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Opnext, Inc., a Delaware corporation (the “Company”).

B. Parent, Tahoe Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the respective meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive 0.42 shares of Parent Common Stock.

D. Stockholder is entering into this Voting Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated pursuant to Section 8 thereof; (ii) the date upon which the Merger becomes effective; (iii) the date that any amendment to or waiver of the Company’s rights under the Merger Agreement is effected without Stockholder’s consent that: (A) decreases the Exchange Ratio or otherwise decreases the value to be delivered to Stockholder upon conversion of the Subject Securities in the Merger, or extends the End Date; or (B) adversely affects Stockholder in any material respect or in any manner that does not apply in the same fashion to other stockholders of the Company; or (iv) the date that the Company effects a Company Change in Recommendation, solely if such Company Change in Recommendation is made pursuant to Section 5.2(c)(i) of the Merger Agreement.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants, restricted stock units, stock appreciation rights and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and

Annex C-1

(ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants, restricted stock units, stock appreciation rights and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership prior to the Expiration Date.

(d) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, prior to the Expiration Date, Stockholder shall not, directly or indirectly, cause any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Company Options held by Stockholder prior to the Expiration Date.

2.2 Restriction on Transfer of Voting Rights. Prior to the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted that is inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; (c) if Stockholder is a corporation, to any wholly-owned subsidiary or any other affiliate of Stockholder; provided, however, that a transfer referred to in clause “(a)” or clause “(b)” or clause “(c)” of this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement; or (d) pursuant to any Rule 10b5-1 plan in effect as of the date of this Voting Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company called with respect to any of the following matters, however called, and in any written action by consent of stockholders of the Company with respect to any of the following matters, unless otherwise directed in writing by Parent, Stockholder shall vote or shall cause to be voted any issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent:

(a) in favor of the adoption of the Merger Agreement; and

(b) against any Acquisition Proposal or any Acquisition Transaction with respect to an Opnext Corporation.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

3.2 PROXY.

(a) If Stockholder fails to comply with the provisions of Section 3.1, Stockholder agrees that such failure shall result, without any further action by such Stockholder and effective as of the date of any such

Annex C-2

failure, in the appointment of Parent and each of its executive officers, from and after the date of determination of such failure until the Expiration Date, as Stockholder’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of the Subject Securities, at any meeting of the stockholders of the Company called with respect to the matters specified in Section 3.1 hereof, however called, and in any action by consent of the stockholders of the Company with respect to any such matters, solely on the matters specified in Section 3.1 hereof. This power of attorney and proxy is irrevocable and coupled with an interest. Stockholder hereby revokes any and all previous proxies granted that may conflict or be inconsistent with the matters set forth in Section 3.1.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and to perform Stockholder’s obligations hereunder. This Voting Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Parent, constitutes legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected that would in any way restrict, limit, or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not, require any Consent of any Person.

4.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants, restricted stock units, stock appreciation rights and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant, restricted stock unit, stock appreciation right or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants, restricted stock units, stock appreciation rights and other rights set forth on the signature page hereof.

Annex C-3

4.4 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement.

SECTION 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, the Company and Merger Sub to publish and disclose in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

5.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

5.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

5.4 Notices. Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Oclaro

2584 Junction Ave

San Jose, CA 95134

Attention: Chief Executive Officer and General Counsel

Facsimile: (408) 904-4913

5.5 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Voting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.6 Entire Agreement. This Voting Agreement and any other documents delivered by the parties to each other in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

Annex C-4

5.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.10 Attorneys’ Fees. If any Legal Proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.11 Non-Exclusivity. The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.12 Governing Law; Jurisdiction; Waiver of Jury Trial. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 5.5.

5.13 Counterparts; Exchanges by Facsimile or Other Electronic Delivery. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but both such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

5.14 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

Annex C-5

5.15 Waiver. Subject to the remainder of this Section 5.16, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

5.17 Other Capacities. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder or any of its directors, officers, employees or other representatives or affiliates from acting in Stockholder’s or such person’s capacity as a director or officer of the Company (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

5.18 Termination. Unless earlier terminated, this Voting Agreement shall terminate upon the Expiration Date, and thereupon shall be null and void and of no effect.

5.19 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

Annex C-6

IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

OCLARO, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Annex C-7

Annex D

March 26, 2012

The Board of Directors

Oclaro, Inc.

2560 Junction Avenue

San Jose, CA 95134

Members of the Board of Directors:

We understand that Oclaro, Inc. (“Oclaro”) proposes to enter into an Agreement and Plan of Merger and Reorganization, dated as of March 26, 2012 (the “Merger Agreement”), among Oclaro, Tahoe Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Oclaro (“Merger Sub”), and Opnext, Inc., a Delaware corporation (“Opnext”), pursuant to which, among other things, Merger Sub will merge with and into Opnext (the “Merger”) and each outstanding share of common stock, par value $0.01 per share, of Opnext (“Opnext Common Stock”) will be converted into the right to receive 0.42 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Oclaro (“Oclaro Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Oclaro of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Oclaro and Opnext that we deemed relevant;

(2)	discussed the past and current business, operations, financial condition and prospects of Oclaro and Opnext with members of senior management of Oclaro;

(3)	reviewed certain financial forecasts relating to Opnext prepared by the management of Opnext (the “Opnext Forecasts”), and certain adjustments to the Opnext Forecasts prepared by the management of Oclaro (as adjusted, the “Oclaro-Opnext Forecasts”), and discussed with the management of Oclaro its assessments as to the relative likelihood of achieving the future financial results in the Opnext Forecasts and the Oclaro-Opnext Forecasts;

(4)	reviewed certain internal financial and operating data concerning Oclaro furnished to or discussed with us by the management of Oclaro, including certain financial forecasts for Oclaro prepared by the management of Oclaro (the “Oclaro Forecasts”);

(5)	reviewed certain estimates as to the amount and timing of revenue enhancements and cost savings (collectively, the “Synergies/Cost Savings”) anticipated by the management of Oclaro to result from the Merger;

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Oclaro, including the potential effect on Oclaro’s earnings per share as prepared by the management of Oclaro;

(7)	reviewed the trading history for Oclaro Common Stock and Opnext Common Stock and a comparison of that trading history with each other and the trading histories of certain other publicly traded companies we deemed relevant;

Annex D-1

(8)	compared certain financial and stock market information of Oclaro and Opnext with similar publicly available information of certain other companies we deemed relevant;

(9)	compared certain financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions we deemed relevant;

(10)	reviewed the relative financial contributions of Oclaro and Opnext to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed the Merger Agreement; and

(12)	performed such other analyses and studies and considered such other factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us, including without limitation the Opnext Forecasts, Oclaro-Opnext Forecasts, Oclaro Forecasts and Synergies/Cost Savings, and have relied upon the assurances of the management of Oclaro that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Opnext Forecasts, we have assumed, at your direction and without independent verification, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Opnext as to the future financial performance of Opnext. With respect to the Oclaro-Opnext Forecasts, we have assumed, at your direction and without independent verification, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Opnext, including the assessments of the management of Oclaro as to the relative likelihood of achieving the future financial results reflected in the Opnext Forecasts and the Oclaro-Opnext Forecasts, and we have relied, at your direction, on the Oclaro-Opnext Forecasts for purposes of our opinion. With respect to the Oclaro Forecasts, we have assumed, at your direction and without independent verification, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Oclaro. With respect to the Synergies/Cost Savings, we have assumed, at your direction and without independent verification, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Oclaro as to the future financial performance of Oclaro and the other matters covered thereby, and we have also relied, at your direction and without independent verification, on the assessments of the management of Oclaro as to its ability to achieve the Synergies/Cost Savings and have been advised by Oclaro, and have assumed, at your direction and without independent verification, that the Synergies/Cost Savings will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Oclaro or Opnext, nor have we made any physical inspection of the properties or assets of Oclaro or Opnext. We have not evaluated the solvency or fair value of Oclaro, Opnext or the combined companies under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at your direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Oclaro or Opnext or the contemplated benefits of the Merger. We also have assumed, at your direction, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, to Oclaro of the Exchange Ratio provided for in

Annex D-2

the Merger, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Oclaro or in which Oclaro might engage or as to the underlying business decision of Oclaro to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Oclaro Common Stock actually will be when issued or the prices at which Oclaro Common Stock will trade at any time, including following announcement or consummation of the Merger.

This opinion is not intended to be and does not constitute a recommendation to members of the Board of Directors as to whether they should approve the Merger or the Merger Agreement, and we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of Oclaro in connection with the Merger and will receive fees for our services, a portion of which is payable in connection with our conducting an analysis for purposes of determining whether we can render an opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Oclaro has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates in the past have provided and in the future may provide investment banking and other financial services to Oclaro and have received or in the future may receive compensation for the rendering of these services, including having acted as co-manager on an equity offering by Oclaro on May 6, 2010.

It is understood that this letter is for the benefit and use of the Board of Directors of Oclaro (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion, may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to stockholders of Oclaro in connection with the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Oclaro.

Very truly yours,

/s/ FOROS SECURITIES LLC

Annex D-3

Annex E

Blackstone Advisory Partners L.P.

March 26, 2012

Board of Directors

Opnext, Inc.

46429 Landing Parkway

Fremont, CA 94538

Members of the Board:

We understand that Opnext, Inc. (“Opnext” or the “Company”), Oclaro, Inc. (“Acquiror”), and Tahoe Acquisition Sub, Inc., a wholly-owned subsidiary of Acquiror (“Merger Sub”) plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the acquisition of Opnext by Acquiror (the “Merger”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Opnext, Opnext will be the surviving corporation in the Merger and each issued and outstanding share of common stock, par value $.01 per share, of Opnext (“Company Common Stock”), other than those shares of Company Common Stock which are not being converted into the right to receive the merger consideration under the Merger Agreement, will be converted into the right to receive 0.42 shares of common stock of Acquiror (the “Exchange Ratio”). The terms and conditions of the Merger are fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, as investment bankers, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition, and operations of Opnext and Acquiror that we believe to be relevant to our inquiry;

•

Reviewed certain internal information concerning the business, financial condition, and operations of Opnext and Acquiror prepared and furnished to us by the management of Opnext and Acquiror, respectively, that we believe to be relevant to our inquiry;

•	Reviewed certain internal financial analyses, estimates and forecasts relating to Opnext and Acquiror, prepared and furnished to us by the management of Opnext and Acquiror, respectively;

•	Reviewed Opnext’s and Acquiror’s financial projections for the calendar years 2012, 2013, and 2014 prepared and furnished to us by the management of Opnext and Acquiror, respectively;

Blackstone Advisory Services L.P.

345 Park Avenue

New York, NY 10154

212 583 5000

Annex E-1

•	Reviewed the publicly available audited financial statements of Opnext for the fiscal years ended March 31, 2009, 2010, and 2011;

•	Reviewed the publicly available audited financial statements of Acquiror for the fiscal years ended June 30, 2009, 2010, and 2011;

•	Reviewed the publicly available unaudited financial statements of Opnext for the quarters ended June 30, September 30, and December 31, 2011;

•	Reviewed the publicly available unaudited financial statements of Acquiror for the quarters ended September 30, and December 31, 2011;

•

Held discussions with members of the senior management and the Board of Directors of Opnext, and the senior management of Acquiror, concerning their evaluations of the Merger, Opnext and Acquiror’s respective businesses, and their respective operating and regulatory environments, financial condition, prospects, and strategic objectives, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion;

•	Reviewed the historical market prices and trading activity for Company Common Stock, as well as Acquiror’s common stock;

•	Compared certain publicly available financial and stock market data for Opnext and Acquiror with similar information for certain other publicly traded companies that we deemed to be relevant;

•	Reviewed the publicly available financial terms of certain other business combinations and the consideration received for and paid in such transactions that we believe to be generally relevant;

•	Performed discounted cash flow analyses for each of Opnext and Acquiror using pro forma financial information prepared, and furnished to us, by the management of Opnext and Acquiror, respectively;

•	Reviewed a draft of the Merger Agreement, dated March 26, 2012, which is the latest draft of the Merger Agreement provided to us;

•	Reviewed a draft of the Voting Agreement, dated March 22, 2012, which is the latest draft of the Voting Agreement provided to us;

•	Reviewed the potential pro forma impact of the Merger;

•	Reviewed the pro forma net synergies projections provided to us by the respective management of Opnext and Acquiror; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, at your direction and with your consent, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by Opnext and Acquiror or otherwise discussed with or reviewed by or for us. Except as provided herein, we have assumed, at your direction and with your consent, that the financial and other projections prepared by Opnext and Acquiror and the assumptions underlying such projections and pro forma information, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent their respective managements’ best estimates and judgments as of the date of their preparation. We assume, at your direction and with your consent, no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based.

We have assumed for purposes of this opinion that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Opnext or Acquiror since the date of the last financial

Annex E-2

statements made available to us. We have further relied, at your direction and with your consent, upon the assurances of the management of Opnext that they are not aware of any facts that would make any such information inaccurate, incomplete or misleading.

In addition, at your direction, we have also relied, without assuming responsibility or liability for independent verification, upon the views of the management of Opnext and Acquiror relating to the strategic, financial and operational benefits, and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the Merger.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of Opnext or Acquiror. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Opnext or Acquiror, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of Opnext or Acquiror under any state or federal laws.

We also have assumed, at your direction and with your consent, that the final executed form of the Merger Agreement will not differ in any material respects from the latest drafts provided to us, and the consummation of the Merger will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third-party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Opnext or Acquiror or the contemplated benefits of the Merger. In addition, at your direction, we have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of Opnext and its legal, tax and regulatory advisors with respect to such matters.

We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to Opnext or the effect of any other arrangement in which Opnext might engage. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio, and we express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Opnext or as to the underlying decision by Opnext to engage in the Merger. Our opinion does not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. We also express no opinion as to the fairness of the amount or nature of the compensation paid to any of Opnext’s officers, directors or employees, or any class of such persons, relative to the compensation to the public stockholders of Opnext. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which Company Common Stock or Acquiror’s common stock will trade at any time, either before or after consummation of the Merger. Furthermore, we are not expressing any opinion as to the impact of the Merger on the solvency or viability of the surviving corporation in the Merger, the ability of the surviving corporation to pay its obligations when they become due, or as to the value of Acquiror’s common stock at the time it is issued to Opnext’s stockholders.

This opinion does not constitute a recommendation to any stockholder as to how such holder should vote with respect to the Merger or any other matter, and should not be relied upon by any stockholder as such. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee in accordance with established procedures.

This opinion is provided to the Board of Directors of Opnext in connection with and for the purposes of its evaluation of the Merger only and is not a recommendation as to any action the Board of Directors should take with respect to the Merger or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or

Annex E-3

excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or Opnext, without prior written consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to, any disclosure documents Opnext is required to file with the Securities and Exchange Commission in connection with the Merger. Any summary or description of this opinion in such documents shall require our prior written approval, which shall not be unreasonably withheld.

We have acted as financial advisor to Opnext with respect to the Merger and will receive a fee from Opnext for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Opnext has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion). In addition, we have performed other investment banking and financial advisory services for Opnext in the past for which we have received customary compensation. In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of Opnext or any of the affiliates of Opnext or Acquiror for our or their own account or for others and, accordingly, may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.
Blackstone Advisory Partners L.P.

Annex E-4

Annex F

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF OCLARO, INC.

Oclaro, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Oclaro, Inc.

SECOND: The date on which the Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was June 29, 2004.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first paragraph of Article Fourth is hereby deleted in its entirety and replaced as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 176,000,000 shares, consisting of: (i) 175,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”); and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Oclaro, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and Chairman of the Board and attested by its Corporate Secretary this              day of             , 2012.

OCLARO, INC.

By:
Alain Couder
Chief Executive Officer and Chairman of the Board

ATTEST:

Kate Rundle Corporate Secretary

Annex F-1

Annex G

FORM OF PROXY CARD (OCLARO)

OCLARO, INC.

SPECIAL MEETING OF STOCKHOLDERS

July 17, 2012

The undersigned hereby appoints Alain Couder, Jerry Turin and Kate Rundle, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side all shares of common stock of Oclaro, Inc. that the undersigned is entitled to vote at the special meeting of stockholders to be held at 10:00 a.m., local time on July 17, 2012, at the Company’s principal executive officers, 2560 Junction Avenue, San Jose, California, 95134, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 23, 2012 as the Record Date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THE OCLARO, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	Approval of the issuance of shares of Oclaro common stock to Opnext stockholders pursuant to the merger.

For	Against	Abstain
☐	☐	☐

2.	Approval of the amendment to Oclaro’s restated certificate of incorporation to increase the number of authorized shares of Oclaro to 176,000,000.

For	Against	Abstain
☐	☐	☐

3.	The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal Nos. 1 and 2.

For	Against	Abstain
☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	DATE

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business matters as may properly come before the meeting.

Annex G-1

Please sign exactly as your name appears on this proxy
card. If shares are held jointly, each holder should sign.
When signing as attorney, executor, administrator,
corporation, trustee or guardian, please give full title as
such. If a corporation, please sign in full corporate name
by other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: ____________________, 2012

Printed Name of Stockholder: ______________________

Signature____________________________

Annex G-2

Annex H

FORM OF PROXY CARD (OPNEXT)

OPNEXT, INC.

SPECIAL MEETING OF STOCKHOLDERS

July 17, 2012

The undersigned hereby appoints Justin O’Neill and Ryan Hochgesang, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side all shares of common stock of Oclaro, Inc. that the undersigned is entitled to vote at the special meeting of stockholders to be held at 10:00 a.m., local time on July 17, 2012, at the offices of Clarity Partners LP, 100 North Crescent Drive, Beverly Hills, 90210 or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 23, 2012 as the Record Date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THE OPNEXT, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.	Approval of the (i) the merger of Tahoe Acquisition Sub, Inc., a wholly-owned subsidiary of Oclaro, Inc., with and into Opnext, Inc. and (ii) the Agreement and Plan of Merger and Reorganization by and among Oclaro, Inc., Tahoe Acquisition Sub, Inc. and Opnext, Inc., and the principal terms thereof.

For	Against	Abstain
☐	☐	☐

2.	The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1.

For	Against	Abstain
☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of Opnext’s named executive officers that is based on or otherwise relates to the merger.

For	Against	Abstain
☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	DATE

Annex H-1

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business matters as may properly come before the meeting.

Please sign exactly as your name appears on this proxy
card. If shares are held jointly, each holder should sign.
When signing as attorney, executor, administrator,
corporation, trustee or guardian, please give full title as
such. If a corporation, please sign in full corporate name
by other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: ____________________, 2012

Printed Name of Stockholder: ______________________

Signature____________________________

Annex H-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article SEVENTH and Article EIGHTH, of the Registrant’s Restated Certificate of Incorporation, Section 145 of the Delaware General Corporation Law and indemnification agreements entered into by the Registrant with its directors and officers provide for the indemnification or limitation of liability of officers, directors, employees and agents under certain circumstances.

Article SEVENTH of the Registrant’s Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Article EIGHTH of the Registrant’s Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action or suit by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification shall be made upon a determination by the Registrant that indemnification is proper because the applicable standard of conduct for indemnification has been met. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

Article EIGHTH of the Registrant’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant has entered into indemnification agreements with each of its directors to give such directors additional contractual assurances regarding the indemnification provisions set forth in the Registrant’s certificate of incorporation and to provide additional procedural protections.

The Registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules

Exhibits

Exhibit Number	Description of Exhibit

2.1+	Agreement and Plan of Merger and Reorganization, dated as of March 26, 2012, among Oclaro, Inc., Tahoe Acquisition Sub, Inc. and Opnext, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1*	Amended and Restated Bylaws of Oclaro, Inc., including Amendments No. 1 and No. 2 thereto (formerly Bookham, Inc.) (previously filed as Exhibit 3.1 to Oclaro’s Registration Statement on Form S-8 dated May 5, 2009 and incorporated herein by reference).

3.2*	Amendment No. 3 to Amended and Restated By-Laws of Oclaro, Inc. (previously filed as Exhibit 3.1 to Oclaro’s Current Report on Form 8-K filed on July 28, 2011 and incorporated herein by reference).

3.3*	Restated Certificate of Incorporation of Oclaro, Inc., as amended.

3.4*	Certificate of Amendment to Restated Certificate of Incorporation of Oclaro, Inc. (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

5.1*	Opinion of Weil, Gotshal & Manges LLP as to the validity of the shares of Oclaro, Inc. common stock.

8.1*	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.

10.1	Form of Voting Agreement, dated March 26, 2012, by and among Oclaro, Inc. and certain executive officers and directors of Opnext, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

10.2	Form of Voting Agreement, dated March 26, 2012, by and among Opnext, Inc. and certain executive officers and directors of Oclaro, Inc. (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

Exhibit Number	Description of Exhibit

21.1*	List of Oclaro, Inc. subsidiaries.

23.1*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 hereto).

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm, with respect to Oclaro, Inc.

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to Opnext, Inc.

24.1	Powers of Attorney (included in the signature page to the original filing of this Registration Statement).

99.1	Form of Oclaro Proxy (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.2	Form of Opnext Proxy (included as Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.3	Consent of Foros Securities LLC.

99.4	Consent of Blackstone Advisory Partners L.P.

99.5*	Consent of Harry L. Bosco, to be named as a director of the combined company.

99.6*	Consent of David Lee, to be named as a director of the combined company.

99.7*	Consent of Kendall W. Cowan, to be named as a director of the combined company.

99.8*	Consent of William L. Smith, to be named as a director of the combined company.

*	Previously filed.

+	Schedules and certain exhibits to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Oclaro hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each filing of the Registrant’s annual report pursuant to Section 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(6) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registrations statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 13, 2012.

OCLARO, INC.

By:	/s/ Alain Couder
Alain Couder Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alain Couder Alain Couder	Chief Executive Officer and Chairman of the Board (Principal Executive Officer )	June 13, 2012

* Jerry Turin	Chief Financial Officer (Principal Financial and Accounting Officer)

* Edward B. Collins	Director

* Greg Dougherty	Director

* Lori Holland	Director

* Marissa Peterson	Director

* Joel Smith III	Director

*By:	/s/ Alain Couder Alain Couder	Attorney-in-fact	June 13, 2012

Exhibit Number	Description of Exhibit

2.1+	Agreement and Plan of Merger and Reorganization, dated as of March 26, 2012, among Oclaro, Inc., Tahoe Acquisition Sub, Inc. and Opnext, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1*	Amended and Restated Bylaws of Oclaro, Inc., including Amendments No. 1 and No. 2 thereto (formerly Bookham, Inc.) (previously filed as Exhibit 3.1 to Oclaro’s Registration Statement on Form S-8 dated May 5, 2009 and incorporated herein by reference).

3.2*	Amendment No. 3 to Amended and Restated By-Laws of Oclaro, Inc. (previously filed as Exhibit 3.1 to Oclaro’s Current Report on Form 8-K filed on July 28, 2011 and incorporated herein by reference).

3.3*	Restated Certificate of Incorporation of Oclaro, Inc., as amended.

3.4*	Certificate of Amendment to Restated Certificate of Incorporation of Oclaro, Inc. (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

5.1*	Opinion of Weil, Gotshal & Manges LLP as to the validity of the shares of Oclaro, Inc. common stock.

8.1*	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.

10.1	Form of Voting Agreement, dated March 26, 2012, by and among Oclaro, Inc. and certain executive officers and directors of Opnext, Inc. (included as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

10.2	Form of Voting Agreement, dated March 26, 2012, by and among Opnext, Inc. and certain executive officers and directors of Oclaro, Inc. (included as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

21.1*	List of Oclaro, Inc. subsidiaries.

23.1*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 hereto).

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm, with respect to Oclaro, Inc.

23.4	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to Opnext, Inc.

24.1	Powers of Attorney (included in the signature page to the original filing of this Registration Statement).

99.1	Form of Oclaro Proxy (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.2	Form of Opnext Proxy (included as Annex H to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.3	Consent of Foros Securities LLC.

99.4	Consent of Blackstone Advisory Partners L.P.

99.5*	Consent of Harry L. Bosco, to be named as a director of the combined company.

99.6*	Consent of David Lee, to be named as a director of the combined company.

99.7*	Consent of Kendall W. Cowan, to be named as a director of the combined company.

99.8*	Consent of William L. Smith, to be named as a director of the combined company.

*	Previously filed.

+	Schedules and certain exhibits to the Agreement and Plan of Merger and Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Oclaro hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.